As filed with the Securities and Exchange Commission on January __, 2001
                  Registration No. 333-_____________
-----------------------------------------------------------------------
                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                         --------------------
                               FORM S-4
                     REGISTRATION STATEMENT UNDER
                      THE SECURITIES ACT OF 1933
                         --------------------
                     CAPITAL CITY BANK GROUP, INC.
        (Exact Name of Registrant as Specified in its Charter)

          Florida                           6022                   59-2273542
-------------------------------  ----------------------------  -----------------
(State or Other Jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)   Classification Code Number) Identification No.)

                        217 North Monroe Street
                      Tallahassee, Florida 32301
                            (850) 671-0300

  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                          J. Kimbrough Davis
                       Executive Vice President
                     Capital City Bank Group, Inc.
                        217 North Monroe Street
                      Tallahassee, Florida 32301
                            (850) 671-0300

  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              Copies to:

                         --------------------
Robert B. Lamm                            Walter G. Moeling, IV
Gunster, Yoakley & Stewart, P.A.          Powell, Goldstein, Frazer & Murphy LLP
777 South Flagler Drive, Suite 500 East   191 Peachtree Street, N.E., Suite 1600
West Palm Beach, Florida 33401            Atlanta, Georgia 30303
Telephone: (561) 655-0731                 Telephone: (404) 572-6600
                         --------------------

     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
|_| _____________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
_____________________


                          ----------------

                    CALCULATION OF REGISTRATION FEE

                                                            Proposed Maximum      Proposed Maximum        Amount of
Title of Each Class of Securities to be    Amount to be     Offering Price Per   Aggregate Offering      Registration
            Registered                     Registered(1)          Share               Price(2)              Fee(2)
---------------------------------------    --------------   ------------------   -------------------     ------------
Common stock, par value $.01 per share     701,000 shares        N/A                $12,853,473            $3,213

(1) This Registration Statement covers the maximum number of shares of the common stock of the Registrant which is expected to be issued in connection with the merger.

(2) Pursuant to Rule 457(f), the proposed maximum aggregate offering price and the amount of the registration fee were computed based on the aggregate book value of the common stock of First Bankshares of West
Point, Inc. being exchanged in the merger. On October 31, 2000, the book value of First Bankshares common stock was $84.53 per share and First Bankshares had 192,481 shares of common stock issued and outstanding. In addition, the proposed maximum aggregate offering price and the amount of the registration fee were reduced in accordance with Rule 457(f) due to the cash component of the merger consideration, which is fixed at $17.7543 in cash per share of First Bankshares common stock.

                         --------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                 FIRST BANKSHARES OF WEST POINT, INC.
                    3rd Avenue and West 10th Street
                       West Point, Georgia 31833

To the shareowners of                                  ____________, 2001
First Bankshares of West Point, Inc.

     I am pleased to invite you to attend a Special Meeting of the shareowners of First Bankshares of West Point, Inc. to be held at the Riverside Country Club, 2001 Country Club Road, Lanett, Alabama, on ____________________________, 2001, at 10:00 a.m., EST.

     At the Special Meeting, you will be asked to approve the Agreement and Plan of Merger between First Bankshares and Capital City Bank Group, Inc., whereby First Bankshares will merge with Capital City. When the merger is completed, each outstanding share of First Bankshares common stock (except for shares held by First Bankshares, Capital City or their subsidiaries, and shares held by shareowners of First Bankshares who exercise their dissenters' rights) will be exchanged for 3.6419 shares of Capital City common stock and $17.7543 in cash. Capital City will pay First Bankshares shareowners cash instead of issuing any fractional shares in the merger.

     Your Board believes that the merger will have many benefits. We believe that the combined company will have greater financial strength and greater opportunity and flexibility to expand and diversify. Your Board of Directors unanimously approved the Agreement and Plan of Merger and recommends that you approve it. The merger is subject to certain conditions, including approval of the Agreement and Plan of Merger by the affirmative vote of holders of a majority of the outstanding common stock of First Bankshares represented, in person or by proxy, at the Special Meeting, and approval of the merger by various regulatory agencies.

     This Proxy Statement/Prospectus provides detailed information about the merger. We urge you to read this entire document carefully, including the risk factors considered by Capital City's and First Bankshares' Boards of Directors beginning on page 18. You can also get information about Capital City from the SEC. Capital City's common stock is traded on the Nasdaq National Market under the symbol "CCBG."

     Whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and promptly return the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. The merger is a significant step for First Bankshares and your vote on this matter is of great importance.

     On behalf of the Board of Directors, I strongly urge you to vote FOR approval of the Agreement and Plan of Merger by marking the enclosed proxy card "FOR" item one.

     We look forward to seeing you at the Special Meeting.

Sincerely,


Scott A. Huguley
Chairman of the Board

-----------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities regulatory body has approved or disapproved of the securities to be issued under this Proxy Statement/Prospectus or determined if this Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities offered hereby are not savings accounts or deposit accounts or other obligations of any bank or savings association and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund, or any other government agency.
-----------------------------------------------------------------------

     This Proxy Statement/Prospectus is dated ______________, 2001, and was first mailed to shareowners on _______________, 2001.



        PROPOSED MERGER OF FIRST BANKSHARES OF WEST POINT, INC.
                  WITH CAPITAL CITY BANK GROUP, INC.

               NOTICE OF SPECIAL MEETING OF SHAREOWNERS
                 TO BE HELD ____________________, 2001

     A special meeting of the shareowners (the "Special Meeting") of First Bankshares of West Point, Inc. will be held at the Riverside Country Club, located at 2001 Country Club Road, Lanett, Alabama, on _________________, 2001, at 10:00 a.m., EST, for the following purposes:

      * To vote on an Agreement and Plan of Merger, pursuant to which, among other matters, First Bankshares of West Point, Inc., a Georgia corporation, will merge with and into Capital City Bank Group, Inc., a Florida corporation.

      * To transact any other business that properly comes before the special meeting, or any adjournments or postponements of the Special Meeting.

      In connection with the merger, each share of First Bankshares common stock outstanding at the effective time of the merger will be exchanged for 3.6419 shares of Capital City common stock and $17.7543 in cash, as more fully described in the accompanying Proxy Statement/Prospectus. A copy of the Agreement and Plan of Merger is attached to the Proxy Statement/Prospectus as Appendix A.

     The Board of Directors of First Bankshares is not aware of any other business to be presented to a vote at the special meeting.

     Only shareowners of record at the close of business on ________________, 2001, will be entitled to notice of and to vote at the special meeting or any adjournments. Approval of the Agreement and Plan of Merger requires the affirmative vote of a majority of the issued and outstanding shares of First Bankshares common stock on that record date represented, in person or by proxy, at the Special Meeting.

     The Board of Directors of First Bankshares unanimously recommends that shareowners vote FOR approval of the Agreement and Plan of Merger.

                                   BY ORDER OF THE BOARD OF DIRECTORS


                                   Scott A. Huguley
                                   Chairman of the Board
West Point, Georgia
_______________, 2001

-----------------------------------------------------------------------
Whether or not you plan to attend the special meeting, please complete, date, and sign the enclosed form of proxy and promptly return it in the enclosed postage paid return envelope in order to ensure that your shares will be represented at the special meeting.

Title 14, Chapter 2, Article 13 of the Georgia Business Corporation Code provides that each First Bankshares shareowner may dissent from the Agreement and Plan of Merger and demand payment of the fair value of his or her shares in cash if the merger is consummated. The right of any shareowner to receive such payment is contingent upon strict compliance with the provisions of Title 14, Chapter 2, Article 13 of the Georgia Code. We have included for your review the full text of Title 14, Chapter 2, Article 13 of the Georgia Code in Appendix D to
the accompanying Proxy Statement/Prospectus.   See "DESCRIPTION OF THE
MERGER--Dissenters' Rights" in the accompanying Proxy Statement/Prospectus, page 37.
-----------------------------------------------------------------------

                      TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION ABOUT CAPITAL CITY                 1
A WARNING ABOUT FORWARD-LOOKING STATEMENTS                             2
QUESTIONS AND ANSWERS ABOUT THE MEETING                                4
SUMMARY                                                                5
 The Companies                                                         5
 The Merger                                                            6
 Our Reasons for the Merger                                            6
 Recommendation to First Bankshares Shareowners                        8
 Fairness Opinion                                                      8
 First Bankshares Special Shareowner Meeting                           8
 Record Date for Special Shareowner Meeting                            8
 Vote Required                                                         8
 What First Bankshares Shareowners will Receive                        9
 Regulatory Approvals                                                  9
 Conditions to the Merger                                              9
 Interests of Officers and Directors in the Merger that are Different
 from Yours                                                           10
 Important Federal Income Tax Consequences of the Merger              11
 Accounting Treatment of the Merger                                   11
 Stock Option Agreement                                               11
 Certain Differences in Shareowners' Rights                           12
 Comparative Market Prices of Common Stock                            12
 Listing of Capital City Common Stock                                 12
 Risk Factors                                                         12
 Recent Developments in Capital City's Business                       13
 Historical and Pro Forma Comparative Per Share Data                  14
 Selected Financial Data                                              15
RISK FACTORS                                                          18
 There are Restrictions on Capital City's Ability to Pay Dividends    19
MEETING OF FIRST BANKSHARES SHAREOWNERS                               20
 Date, Place, Time, and Purpose                                       20
 Record Date, Voting Rights, Required Vote, and Revocability of
 Proxies                                                              20
DESCRIPTION OF THE MERGER                                             22
 General                                                              22
 Background of And Reasons for the Merger                             23
 First Bankshares' Reasons for the Merger and Recommendation of
 Directors                                                            24
 Fairness Opinion Of First Bankshares' Financial Adviser              25
 Capital City's Reasons For The Merger                                29
 Effective Time of the Merger                                         30
 Distribution of Capital City Stock Certificates                      31
 Conditions to Consummation of the Merger                             32
 Foster Loan                                                          34
 Regulatory Approvals                                                 34
 Waiver, Amendment, and Termination                                   35
 Dissenters' Rights                                                   37
 Conduct of Business Pending the Merger                               40
 Management and Operations after the Merger; Interests of Certain
 Persons in the Merger                                                44
 Stock Option Agreement                                               46
 Certain Federal Income Tax Consequences                              48
 Accounting Treatment                                                 50
 Expenses and Fees                                                    51
 Resales of Capital City Common Stock                                 51
DESCRIPTION OF CAPITAL CITY CAPITAL STOCK                             53
EFFECT OF THE MERGER ON RIGHTS OF SHAREOWNERS                         53
 Anti-Takeover Provisions Generally                                   53
 Authorized Capital Stock                                             54
 Amendment Of Articles Of Incorporation And Bylaws                    56
 Classified Board Of Directors And Absence Of Cumulative Voting       57
 Director Removal And Vacancies                                       58
 Indemnification                                                      58
 Special Meetings Of Shareowners                                      61
 Ability Of Directors To Consider Interests Other Than Shareowners'
 Interests                                                            62
 Actions By Shareowners Without A Meeting                             63
 Shareowner Nominations                                               63
 Shareowner Votes Required For Certain Actions                        63
 Dissenters' Rights Of Appraisal                                      66
 Shareowners' Rights To Examine Books And Records                     67
 Dividends                                                            67
COMPARATIVE MARKET PRICES AND DIVIDENDS                               67
 Price Range of Common Stock                                          67
 Stock Purchase Program                                               69
 Comparative Dividends                                                69
BUSINESS OF FIRST BANKSHARES                                          72
 General                                                              72
 Management Stock Ownership                                           72
 Beneficial Owner                                                     72
 Voting Securities and Principal Shareowners of First Bankshares 73 Management's Discussion and Analysis of Financial Condition and
 Results of Operations                                                73
BUSINESS OF CAPITAL CITY                                             107
 General                                                             107
 Banking Services                                                    107
 Data Processing Services                                            108
 Trust Services                                                      108
 Brokerage Services                                                  108
 Directors and Executive Officers                                    109
FINANCIAL INFORMATION                                                111
 Pro Forma Consolidated Statements of Income                         111
 Pro Forma Consolidated Statements of Income                         112
 Pro Forma Consolidated Balance Sheet                                114
 CAPITAL CITY BANK GROUP, INC. & FIRST BANKSHARES OF WEST POINT, INC.
 MARKET VALUE OF SECURITIES AS OF SEPTEMBER 30, 2000                 117
 First Bankshares of West Point, Inc. and Subsidiaries               119
 Supplemental Financial Information                                  119
SHAREOWNER PROPOSALS                                                 123
EXPERTS                                                              123
LEGAL MATTERS                                                        123
OTHER MATTERS                                                        123

Appendix A - AGREEMENT AND PLAN OF MEGER BY AND BETWEEN CAPITAL CITY
             BANK GROUP, INC. AND FIRST BANKSHARES OF WEST POINT,
             INC., DATED AS OF SEPTEMBER 25, 2000                    A-1
Appendix B - BANK PLAN OF MERGER                                     B-1
Appendix C - STOCK OPTION AGREEMENT                                  C-1
Appendix D - DISSENTERS' RIGHTS                                      D-1
Appendix E - FAIRNESS OPINION OF BROWN, BURKE CAPITAL PARTNERS, INC. E-1
Appendix F - CAPITAL CITY 1999 FORM 10-K                             F-1


        WHERE YOU CAN FIND MORE INFORMATION ABOUT CAPITAL CITY

     Capital City files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials Capital City files with the SEC at the SEC's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a Web site that contains reports, proxy and information statements and other information about Capital City. The address of the SEC Web site is http://www.sec.gov.

     Capital City filed a Registration Statement on Form S-4 to register with the SEC the shares that Capital City will issue to First Bankshares shareowners in the merger. This Proxy Statement/Prospectus is a part of the Registration Statement but does not include all of the information contained in the Registration Statement. For further information about Capital City and the securities offered in this Proxy Statement/Prospectus, you should review the Registration Statement at the SEC's Public Reference Room or on its Web site.

     The SEC allows Capital City to "incorporate by reference" information into the Proxy Statement/Prospectus, which means that Capital City can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Proxy Statement/Prospectus, except when superseded by information contained in this Proxy Statement/Prospectus or in later filed documents incorporated by reference in this Proxy Statement/Prospectus.

     This Proxy Statement/Prospectus incorporates by reference the documents listed below that Capital City previously filed with the SEC. These documents contain important information about Capital City and its finances. Some filings have been amended by later filings, which are also listed.

   *    Annual Report on Form 10-K for the fiscal year ended December 31,
        1999; and

   *    Quarterly Report on Form 10-Q for the quarter ended September 30,
        2000.

   Capital City also incorporates by reference additional documents that it may file with the SEC between the date of this Proxy Statement/Prospectus and the completion of the merger or the termination of the Agreement and Plan of Merger. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     We are providing you with a copy of Capital City's Annual Report to Shareowners for the fiscal year ended December 31, 1999 and a copy of Capital City's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. These documents provide more information about Capital City and its finances.

     You may obtain other documents incorporated by reference in this Proxy Statement/Prospectus by requesting them from:

                    J. Kimbrough Davis
                    Executive Vice President and Chief Financial Officer Capital City Bank Group, Inc.
                    217 North Monroe Street
                    Tallahassee, Florida 32301
                    Telephone: (850) 671-0300

     In order to ensure timely delivery of the documents, you should request them no later than __________, 2001.


                              PLEASE NOTE

     Neither Capital City nor First Bankshares has authorized anyone to give any information or make any statement about the merger or either companies that differ from, or adds to, the information in the Proxy Statement/Prospectus or in other documents filed with the SEC. Therefore, if anyone gives you different or additional information, you should not rely on it.

     If you reside in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this Proxy Statement/Prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Proxy Statement/Prospectus does not extend to you.

     The information contained in this Proxy Statement/Prospectus speaks only as of its date unless the information specifically indicates that another date applies.

     Information in this Proxy Statement/Prospectus about Capital City has been supplied by Capital City, and information about First
Bankshares has been supplied by First Bankshares.

              A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this Proxy Statement/Prospectus (and in other documents filed with the SEC) that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of Capital City's and First Bankshares' managements and on information currently available to members of management. These forward-looking statements include information about possible or assumed future results of operations or the performance of Capital City after the merger. Many possible events or factors could cause results or performance to differ materially from those expressed in our forward-looking statements.

     You should consider the following possible events or factors when you vote on the merger:

     * the restructuring costs are higher than we expect or the operating costs after the merger are greater than expected;

     *    we lose more deposits, customers, or business than we expect;

     *    competition in the banking industry increases significantly;

     * the cost savings from the merger are less than we expect, or we are unable to raise those cost savings as soon as we expect;

     * technological changes and systems integration are harder to make or more expensive than we expect;

     *    changes in the interest rate environment reduce margins;


     *    legislative or regulatory changes adversely affect our business;

     * we have more trouble obtaining regulatory approvals for the merger than we expect.

     See also "RISK FACTORS" in this Proxy Statement/Prospectus, on page 18.


                QUESTIONS AND ANSWERS ABOUT THE MEETING


Q(1):     WHAT AM I BEING ASKED TO       Example:  If you own 1,000
     APPROVE?                            shares of First Bankshares
                                         common stock, upon completion
A:   You are being asked to approve      of the merger, you will
     the Agreement and Plan of           receive 3,641 shares of
     Merger providing for the            Capital City common stock and
     merger of First Bankshares          a check for $17,754.30 plus
     into Capital City.                  the amount due you for a
                                         fraction share discussed
Q(2):     WHY IS FIRST BANKSHARES        above.
     MERGING WITH CAPITAL CITY?
                                    Q(4):     WHAT HAPPENS AS THE
A:   The merger will enable First        MARKET PRICE OF CAPITAL CITY
     Bankshares shareowners to hold      COMMON STOCK FLUCTUATES?
     stock in a larger and more
     diversified entity whose       A:   The exchange ratio is not
     shares are more widely held         based on the market price of
     and more actively traded.           Capital City common stock and
     Capital City's common stock is      is not expected to change.
     traded on the Nasdaq stock          Since the market value of
     market under the symbol             Capital City common stock will
     "CCBG."  The merger will also       fluctuate before and after the
     enable First Bankshares to          closing date of the merger,
     better serve our customers          the value of the stock you
     with more products and              will receive in the merger
     services.  Based upon these         will fluctuate as well and
     and other factors, we believe       could decrease.
     that the merger is in the best
     interest of the First          Q(5):     WHEN DO YOU EXPECT THE
     Bankshares shareowners.  We         MERGER TO BE COMPLETED?
     provide the background and
     reasons for the merger,        A:   We expect to complete the
     starting on page 23.                merger on or before the end of
                                         the first quarter of 2001.
Q(3):     AS A FIRST BANKSHARES          The merger must be approved by
     SHAREOWNER, WHAT WILL I             the First Bankshares
     RECEIVE IN THE MERGER?              shareowners and by certain
                                         regulatory agencies, including
A:   Capital City will pay you a         the Federal Reserve Board, the
     combination of 3.6419 shares        Florida Department of Banking
     of Capital City common stock        and Finance and the Georgia
     and $17.7543 in cash for each       Department of Banking and
     share of First Bankshares           Finance.  Additional approvals
     common stock you own.               by or notices to other Georgia
     However, Capital City will not      and Florida state authorities
     issue any fractional shares.        may be necessary.
     Instead, Capital City will pay
     you cash for any fraction of a Q(6):     WHAT ARE THE TAX
     Capital City share based upon       CONSEQUENCES OF THE MERGER TO
     the average closing price of        ME?
     Capital City common stock for
     the 10 trading days            A:   We expect that for U.S.
     immediately prior to the            federal income tax purposes,
     merger.                             your exchange of First

Bankshares common stock for              your proxy will be voted in
     Capital City common stock in        favor of the proposal to
     the merger generally will not       approve the merger.  If you do
     cause you to recognize any          not sign and send in your
     gain or loss.  You will,            proxy or attend and vote in
     however, have to recognize          favor of the merger at the
     gain in connection with any         Special Meeting, your failure
     cash received in the merger.        to vote will not count as a
     In addition, shareowners who        vote either for or against the
     exercise dissenters' rights         merger.  The meeting is
     may recognize gain or loss in       scheduled for _______, 2001.
     the exchange of their shares        You are invited to the meeting
     for cash.                           to vote your shares in person
                                         rather than signing and
     We provide a more detailed          mailing your proxy card.  If
     review of the U.S. federal          you do sign your card, you can
     income tax consequences of the      take back your proxy up to and
     merger at page 48 of this           including the time of the vote
     Proxy Statement/Prospectus.         at the meeting and either
                                         change your vote or attend the
Q(7):     AS A FIRST BANKSHARES          meeting and vote in person.
     SHAREOWNER, DO I HAVE TO            We provide more detailed
     ACCEPT CAPITAL CITY COMMON          instructions about voting
     STOCK IN EXCHANGE FOR MY            starting on page 20.
     SHARES IF THE MERGER IS
     APPROVED?                      Q(9):     SHOULD I SEND IN MY STOCK
                                         CERTIFICATES NOW?
A:   No.  If you are a First
     Bankshares shareowner and you  A:   No.  After the merger is
     follow the procedures               completed, you will be sent
     prescribed by Georgia law, you      written instructions
     may dissent from the merger         explaining how to exchange
     and receive the fair value of       your First Bankshares common
     your stock.  If you follow          stock certificates for Capital
     those procedures, you won't         City common stock certificates
     receive Capital City common         and the cash portion of the
     stock.  Instead, the fair           consideration.
     value of your First Bankshares
     stock, determined in the       Q(10):    WHO CAN HELP ANSWER MY
     manner prescribed by Georgia        QUESTIONS?
     law, will be paid to you in
     cash.                          A:   If you want additional copies
                                         of this document, or if you
Q(8):     WHAT SHOULD I DO NOW?          want to ask any questions
                                         about the merger, you should
A:   Just indicate on your proxy         contact:
     card how you want to vote,
     sign it and mail it in the          Scott A. Huguley
     enclosed envelope as soon as        First Bankshares of West Point, Inc.
     possible, so that your shares       3rd Avenue and West 10th Street
     will be represented at your         West Point, Georgia 31833
     meeting.  If you sign and send      (706) 645-2944
     in your proxy and do not
     indicate how you want to vote,


                             SUMMARY

     This summary highlights selected information contained elsewhere in this Proxy Statement/Prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should read the entire Proxy Statement/Prospectus and its appendices carefully before you decide to vote. We have included page references in this summary to direct you to other places in this Proxy Statement/Prospectus where you can find a more complete description of the topics we have summarized.

The Companies
(See Page 72 for First Bankshares, Page 107 for Capital City)

First Bankshares of West Point, Inc.
3rd Avenue and West 10th Street
West Point, Georgia 31833
(706) 645-2944

     First Bankshares is a Georgia bank holding company headquartered in West Point, Georgia. First Bankshares is the sole shareowner of First National Bank of West Point, which has its main banking office in West Point, Georgia, and two (2) branches in Valley, Alabama. First National is a community-based financial institution that offers a broad range of banking and banking-related products and services, including deposit accounts, retail and commercial banking services, small business lending and residential and commercial real estate lending. As of September 30, 2000, First Bankshares had total consolidated assets of approximately $156.5 million, total consolidated deposits of approximately $114.4 million, and total consolidated shareowners' equity of approximately $15.6 million.

Capital City Bank Group, Inc.
217 North Monroe Street
Tallahassee, Florida 32301
(850) 671-0300

     Capital City is a $1.5 billion financial services company headquartered in Tallahassee, Florida providing traditional deposit and credit services, asset management, trust, mortgage banking, credit cards, data processing, securities brokerage services, and electronic home and business banking products. Founded in 1895, Capital City has 47 banking offices, 51 ATMs, and 9 Bank 'N Shop locations in 19 Florida and Georgia counties.

The Merger
(See Page 22)

     The Agreement and Plan of Merger, provides for Capital City's acquisition of First Bankshares by the merger of First Bankshares with and into Capital City. A copy of the Agreement and Plan of Merger is included as Appendix A to this Proxy Statement/Prospectus. We encourage you to read the Agreement and Plan of Merger because it is the legal document that governs the merger.

Our Reasons for the Merger
(See Page 23)

     The First Bankshares Board of Directors believes that the merger is in the best interest of First Bankshares and its shareowners. The First Bankshares Board of Directors has unanimously approved the Agreement and Plan of Merger. In deciding to approve the Agreement and Plan of Merger, the First Bankshares Board of Directors considered a number of factors, including:

  *    the value of the consideration to be received by First
       Bankshares shareowners relative to the book value and earnings per share of First Bankshares common stock;

  * certain information concerning the financial condition, results of operations and business prospects of Capital City;

  * the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the proposed transaction with Capital City;

  * the alternatives to the merger, including remaining an independent institution;

  * the competitive and regulatory environment for financial institutions generally;

  * the fact that the merger will enable First Bankshares shareowners to exchange their shares of First Bankshares common stock, in a partially tax-free transaction, for cash and shares of common stock of a larger company, the stock of which is more widely held and more liquid than that of First Bankshares; and

  * the opinion of Brown, Burke Capital Partners, Inc. that the considerations to be received by First Bankshares shareowners as a result of the merger is fair from a financial point of view. The Capital City Board of Directors believes that the merger is in the best interests of Capital City and its shareowners.

       The Capital City Board of Directors has unanimously approved the Agreement and Plan of Merger. In deciding to approve the Agreement and Plan of Merger, the Capital City Board of Directors considered a number of factors, including:

     * a review, based in part on a presentation by Capital City's management, of

            - the business, operations, earnings, and financial condition, including the capital levels and asset quality, of First Bankshares on an historical, prospective, and pro forma bases and in comparison to other financial institutions in the area,

            - the demographic, economic, and financial characteristics of the markets in which First Bankshares operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective bases, and

            - the results of Capital City's due diligence review of First Bankshares; and

     * the likelihood of regulators approving the merger without undue conditions or delay;

     * the compatibility and the community bank orientation of both Capital City and its subsidiaries and First Bankshares and its subsidiaries; and

     * a variety of factors affecting and relating to the overall strategic focus of Capital City.

     The Boards of Directors of First Bankshares and Capital City believe that the merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of First Bankshares and Capital City will provide the combined company with greater ability to compete in the changing and competitive financial services industry.

Recommendation to First Bankshares Shareowners
(See Page 24)

     The First Bankshares Board believes that the merger of First Bankshares with and into Capital City is in the best interests of First Bankshares and First Bankshares' shareowners. The First Bankshares Board unanimously recommends that you vote FOR the merger.

Fairness Opinion
(See Page 25)

     In deciding to approve the merger, we have considered an opinion from our financial adviser, Brown, Burke Capital Partners, Inc., that the price to be paid to First Bankshares shareowners is fair, from a financial point of view. The full text of this opinion is attached to this Proxy Statement/Prospectus as Appendix E. We encourage you to read this opinion.

First Bankshares Special Shareowner Meeting
(See Page 20)

     The Special Meeting will be held at Riverside Country Club, located at 2001 Country Club Road, Lanett, Alabama, on _______________, _________________________, 2001, at 10:00 a.m.,
EST. The First Bankshares Board of Directors is soliciting proxies for use at the Special Meeting. At the Special Meeting, the First Bankshares Board of Directors will ask the First Bankshares shareowners to vote on a proposal to approve the Agreement and Plan of Merger.

Record Date for Special Shareowner Meeting
(See Page 20)

     You may vote at the Special Meeting if you owned shares of First Bankshares common stock of record as of the close of business on _______________, _______________________, 2001. You
will have one vote for each share of First Bankshares common stock you owned as of that date. You may revoke your proxy at any time prior to the vote at the Special Meeting.

Vote Required
(See Page 20)

     Shareowners holding a majority of the outstanding shares of First Bankshares common stock entitled to vote at the Special
Meeting must be present in person or by proxy at the Special
Meeting.

     In order to approve the merger, shareowners holding a majority of the outstanding shares of First Bankshares common stock represented in person or by proxy at the Special Meeting must approve the Agreement and Plan of Merger. At the Record Date, all directors and executive officers of First Bankshares as a group (10 persons) could vote approximately 32,491 shares of First Bankshares common stock, constituting approximately 16.88% of the total number of shares of First Bankshares common stock outstanding at that date. The First Bankshares directors and executive officers have committed to vote their shares of First Bankshares common stock in favor of the merger.

What First Bankshares Shareowners will Receive
(See Page 31)

     Under the Agreement and Plan of Merger, Capital City will pay First Bankshares shareowners 3.6419 shares of Capital City common stock and $17.7543 in cash for each share of First Bankshares common stock that they own. First Bankshares shareowners will not receive fractional shares of Capital City common stock. Instead, they will receive a payment for any fractional shares based on the market value of Capital City common stock. The payment will be determined by multiplying the fractional share by the average closing price of one share of Capital City common stock on the Nasdaq National Market during the 10 trading days before the merger is completed.

     Once the merger is complete, Capital City's transfer agent will mail you materials and instructions for exchanging your First Bankshares stock certificates for Capital City stock certificates and the cash portion of the consideration. You should not send in your First Bankshares stock certificates until you receive the transmittal materials and instructions from Capital City's transfer agent.

Regulatory Approvals
(See Page 35)

     We cannot complete the merger until we receive the approval of the Federal Reserve Bank of Atlanta, the Georgia Department of Banking and Finance and the Florida Department of Banking and Finance. Capital City and First Bankshares have filed applications with the Federal Reserve, the Georgia Department and
the Florida Department seeking approval of the merger.   The
approvals of the bank regulators may impose conditions or restrictions that, in the opinion of Capital City and/or First Bankshares, would have a material adverse effect on the economic or business benefits of the merger. In that event, Capital City and First Bankshares may terminate the Agreement and Plan of Merger by mutual consent.

Conditions to the Merger
(See Page 32)

     The completion of the merger depends upon Capital City and First Bankshares satisfying a number of conditions, including:

     * the holders of a majority of First Bankshares common stock entitled to vote at the Special Meeting must be represented in person or by proxy at the Special Meeting;

     *    the holders of a majority of the outstanding First
          Bankshares common stock represented in person or by proxy at the Special Meeting must approve the Agreement and Plan of Merger;

     * Capital City and First Bankshares must receive all required regulatory approvals and any waiting periods required by law must have passed; and

     * Capital City and First Bankshares must receive a legal opinion confirming the tax-free nature of the merger.
          Termination of the Agreement and Plan of Merger (See Page 35)

     Either Capital City or First Bankshares may terminate the
Agreement and Plan of Merger without completing the merger if, among other things, any of the following occurs:

     *    the merger is not completed by March 31, 2001;

     * the holders of a majority of First Bankshares common stock do not approve the Agreement and Plan of Merger; or

     * the other party breaches or materially fails to comply with any of its representations or warranties or obligations under the Agreement and Plan of Merger.

Dissenters' Rights (See Page 37 and Appendix D)

     Each holder of First Bankshares common stock who perfects his or her rights is entitled to the rights and remedies of a dissenting shareowner under Title 14, Chapter 2, Article 13 of the Georgia Business Corporation Code, subject to compliance with the procedures set forth in this Appraisal Statute. A dissenting shareowner who has perfected his dissenter's rights is entitled to receive an amount in cash equal to the "fair value" of his holder's shares. A copy of Appraisal Statute is set forth in Appendix D to this Proxy Statement/Prospectus and a summary is included under "DESCRIPTION OF THE MERGER--Dissenters' Rights." To perfect dissenters' rights, a shareowner must comply with the provisions of the Appraisal Statute which require, among other things, that the shareowner deliver to First Bankshares, prior to the vote at the Special Meeting, written notice of his intention to demand payment for his shares if the merger is effectuated and that such shareowner not vote his shares in favor of the Agreement and Plan of Merger. Any First Bankshares shareowner who returns a signed proxy but fails either to provide instructions as to the manner in which his shares are to be voted, or to revoke such proxy, will be deemed to have voted in favor of the Agreement and Plan of Merger and thus will not be entitled to assert dissenters' rights.

Interests of Officers and Directors in the Merger that are Different from Yours
(See Page 44)

     Certain members of First Bankshares' management and Board of Directors have interests in the merger that are in addition to their interests as shareowners of First Bankshares.

     The Agreement and Plan of Merger contains provisions for the indemnification of First Bankshares directors and officers by Capital City, and provisions for the officers and employees of First Bankshares to receive certain employee benefits that Capital City already provides to its officers and employees.

     The Capital City and First Bankshares Boards of Directors were aware of these interests and took them into account in approving the Agreement and Plan of Merger.

Important Federal Income Tax Consequences of the Merger
(See Page 48)

     We expect that Capital City, First Bankshares and their shareowners will not recognize any gain or loss for U.S. federal income tax purposes from the merger, except for the cash portion of the consideration paid to First Bankshares shareowners for their First Bankshares common stock and where First Bankshares shareowners receive cash instead of fractional shares. Both parties have received a legal opinion that this will be the case. This legal opinion is filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. However, the opinion does not bind the Internal Revenue Service, which could take a different view. In addition, this tax treatment will not apply to any First Bankshares shareowner who receives cash for his shares due to the exercise of dissenters' rights. Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment also may depend upon facts that are unique to your specific situation. Accordingly, you should consult your own tax adviser for a full understanding of the tax consequences of the merger.

Accounting Treatment of the Merger
(See Page 19)

     The merger will be accounted for as a "purchase," as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of First Bankshares as of the effective time of the merger will be recorded at their respective fair values and added to those of Capital City. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements of Capital City issued after the merger would reflect such fair values and would not be restated retroactively to reflect the historical financial position or results of operations of First Bankshares.

Stock Option Agreement
(See Page 46)

     Execution of the Stock Option Agreement, dated as of September 25, 2000, by and between Capital City and First Bankshares was a condition to Capital City's merger proposal. Pursuant to the Stock Option Agreement, First Bankshares granted Capital City an option (the "Option") to purchase up to 38,304 shares of First Bankshares common stock, representing approximately 19.9% of the issued and outstanding shares of First Bankshares common stock without giving effect to the shares issuable upon exercise of the Option, at an exercise price of $80.42, subject to the terms and conditions set forth in the Stock Option Agreement. The Option may only be exercised upon the occurrence of certain events (none of which have occurred). The Stock Option Agreement is attached as Appendix C to this Joint Proxy Statement/ Prospectus. See also "DESCRIPTION OF THE MERGER- -Stock Option Agreement," on page 46.

     The Stock Option Agreement is intended to increase the likelihood that the merger will be consummated in accordance with the terms of the Agreement and Plan of Merger. The Stock Option Agreement may have the effect of discouraging persons who might now or prior to the effective time of the merger be interested in acquiring all or a significant interest in First Bankshares from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for First Bankshares common stock than the price per share implicit in the exchange ratio in the Agreement and Plan of Merger.

Certain Differences in Shareowners' Rights
(See Page 53)

     When the merger is consummated, First Bankshares shareowners, whose rights are governed by First Bankshares' Articles of Incorporation and Bylaws and by the Georgia Code, will automatically become Capital City shareowners, and their rights as Capital City shareowners will be determined by Capital City's Articles of Incorporation and Bylaws and by the Florida Business Corporations Act. The rights of Capital City shareowners differ from the rights of First Bankshares shareowners in certain important respects. For example, Capital City's governing documents contain certain anti-takeover provisions.

Comparative Market Prices of Common Stock
(See Page 67)

     Capital City common stock is traded on the Nasdaq National Market under the symbol "CCBG." First Bankshares common stock is not traded in any established market. On September 25, 2000, the last day prior to public announcement of the merger, the last reported sale price per share of Capital City common stock on the Nasdaq National Market was $19.25. The resulting equivalent pro forma price per share of First Bankshares common stock (based on the combined total of the 3.6419 exchange ratio and $17.7543 in cash, without factoring in any withholdings) was $87.861.

     To the knowledge of First Bankshares, the most recent trade of First Bankshares common stock prior to September 25, 2000, the last day prior to public announcement of the merger between Capital City and First Bankshares, was on April 18, 2000, which was a sale of 220 shares for a purchase price of $85.00 per share. To the knowledge of First Bankshares, there have been no trades since the announcement of the merger. There can be no assurance as to what the market price of the Capital City common stock will be if and when the merger is consummated.

Listing of Capital City Common Stock
(See Page 53)

     Capital City will list the shares of Capital City common stock to be issued in connection with the merger on the Nasdaq
National Market.

Risk Factors
(See Page 18)

     In determining whether to approve the Agreement and Plan of Merger, you should consider the various risks associated with an investment in Capital City common stock. These risks include the following:

     *    Capital City may have difficulties integrating First
          National's operations into Capital City's operations;

     * The market value of the Capital City common stock you will receive in the merger will fluctuate;

     *    There is a limited market for shares of Capital City common stock;

     * Capital City is subject to statutory and regulatory restrictions on its ability to pay dividends;

     * Capital City and its subsidiaries must comply with extensive governmental regulations;

     *    The financial institution industry is very competitive;

     * Before the merger, Capital City's management controlled about 39.47% of Capital City common stock; and

     * Capital City's Articles of Incorporation and Bylaws contain provisions that will make it difficult for another company to obtain control of Capital City.

Recent Developments in Capital City's Business

     On October 5, 2000, Capital City announced that its wholly-owned affiliate, Capital City Bank, had signed a definitive agreement to purchase six Georgia offices from First Union National Bank. The offices serve the communities of Macon (4 offices) and Waynesboro (2 offices). Under the terms of the agreement, Capital City will purchase the office facilities and assume approximately $109 million in deposits and $23 million in consumer loans. Subject to regulatory approval, the transaction is scheduled to close during the first quarter of 2001, subsequent to the merger.

Historical and Pro Forma Comparative Per Share Data

                                                 Nine Months    Twelve Months
                                                    Ended           Ended
                                                 September 30,    December 31,
                                                     2000            1999
NET INCOME:
  Capital City
    Basic                                            $1.32          $1.50
    Diluted                                          $1.32          $1.50

  First Bankshares
    Basic                                             $.57          $5.70
    Diluted                                           $.57          $5.70

  Pro Forma (Capital City and First Bankshares)
    Basic                                            $1.22          $1.47
    Diluted                                          $1.22          $1.47

  First Bankshares equivalent pro forma (1)
    Basic                                            $4.44          $5.35
    Diluted                                          $4.44          $5.35

CASH DIVIDENDS PER SHARE
    Capital City                                   $0.3975        $0.5525
    First Bankshares                                  1.30           3.15
    Pro Forma (Capital City and First Bankshares)    .4276          .5727
    First Bankshares equivalent pro forma (1)         1.56           2.09

BOOK VALUE PER DILUTED COMMON SHARE
  Capital City                                      $14.08         $12.97
  First Bankshares                                   81.29          82.98
  Pro Forma (Capital City and First Bankshares)      14.37          13.38
  First Bankshares equivalent pro forma (1)          52.34          48.73

 (1) The equivalent pro forma per share data for First Bankshares was computed by multiplying pro forma information by an exchange ratio of 3.642.


Selected Financial Data

     The following tables present for Capital City and for First Bankshares, selected consolidated financial data for the nine-month periods ended September 30, 1999 and 2000, and for the five-year period ended December 31, 1999. The information is based on the consolidated financial statements contained in reports
Capital City filed with the SEC, including its September 30, 2000 Quarterly Report on Form 10-Q. All of these documents are incorporated by reference in this Proxy Statement/Prospectus.
See "WHERE YOU CAN FIND MORE INFORMATION," on page 1.

     You should read the following tables in conjunction with the consolidated financial statements of Capital City and First
Bankshares described above with the notes to them.

     Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the respective managements of Capital City and First Bankshares, all adjustments (which include only normal recurring adjustments) necessary to arrive at a fair statement of interim results of operations of Capital City and First Bankshares, respectively, have been included. With respect to Capital City and First Bankshares, results for the nine-month period ended September 30, 2000 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

First Bankshares of West Point, Inc. and Subsidiaries
                                    At or for the nine                              At or for the year
                                months ended September 30,                           ended December 31,
                                --------------------------  --------------------------------------------------------------------
                                     2000         1999          1999          1998          1997          1996          1995
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
Interest Income                 $  7,881,774  $  7,017,950  $  9,498,850  $  9,786,279  $ 10,378,946  $  9,937,568  $  9,939,946
Net Interest Income                4,305,074     3,962,119     5,326,109     5,015,996     5,455,066     4,977,412     5,147,282
Provision for Loan Losses          1,580,000             0       100,000        10,000       120,000       120,000       120,000
Net Income                           109,746       980,134     1,098,038       747,109        23,134     1,232,866     1,752,023

Per Common Share:
   Basic and Diluted Net Income $       0.57  $       5.09  $       5.70  $       3.87  $       0.12  $       6.38  $       9.02
   Cash Dividends Declared              1.30          1.30          3.15          3.15          3.15          3.15          3.15
   Book Value                          81.29         85.36         82.98         82.05         81.00         73.61         73.61

Based on Net Income
   Return on Average Assets            0.10%         0.95%         0.78%         0.53%         0.02%         0.88%         1.32%
   Return on Average Equity            1.05%         9.24%         6.79%         4.70%         0.15%         8.82%        13.24%
   Dividend Payout Ratio             228.00%        25.53%        55.22%        81.40%      2628.78%        49.33%        34.73%

Averages for the Period:
   Loans, Net                   $ 75,783,465  $ 74,846,428  $ 75,740,161  $ 74,431,532  $ 68,904,905  $ 56,319,880  $ 56,249,982
   Earning Assets                133,140,871   126,374,202   129,458,438   129,068,215   129,372,121   132,152,705   124,099,721
   Assets                        145,238,200   137,305,122   141,157,892   140,060,307   137,727,256   140,456,695   132,324,129
   Deposits                      104,524,818    98,312,797    98,304,617    96,817,333    94,182,998    84,932,174    78,143,997
   Other Borrowings               25,350,286    25,440,989    25,429,587    25,520,572    25,611,801    25,700,099    25,237,190
   Stockholders' Equity           13,961,712    14,139,675    16,182,483    15,891,204    15,739,690    13,978,046    13,228,431

Period-End Balances:
   Loans, Net                   $ 73,702,441  $ 77,036,478  $ 75,039,222  $ 71,555,428  $ 75,545,472  $ 64,091,869  $ 52,096,760
   Earning Assets                125,341,248   125,334,529   139,612,893   117,557,337   131,555,607   132,430,022   127,853,091
   Assets                        156,544,893   138,197,717   152,375,840   130,130,473   146,826,830   142,711,805   137,591,421
   Deposits                      114,410,446    93,642,299   109,569,639    87,411,159    94,699,596    90,482,604    81,447,315
   Other Borrowings               25,317,059    25,407,647    25,385,000    25,475,588    25,566,176    25,656,765    25,747,353
   Stockholders' Equity           15,645,821    16,429,715    15,971,607    15,841,295    15,638,084    14,210,383    13,745,708


Capital City Bank Group, Inc. and Subsidiaries
                                     At or for the nine                            At or for the year
                                months ended September 30,                         ended December 31,
                                -------------------------   -----------------------------------------------------------------
(Dollars in Thousands,              2000          1999          1999          1998          1997         1996         1995
Except Per Share Data)          -----------   -----------   -----------   -----------   -----------   ----------   ----------
Interest Income                 $    80,618   $    74,319   $    99,685   $    89,010   $    84,981   $   74,406   $   62,117
Net Interest Income                  47,332        43,243        58,438        53,762        52,293       45,846       38,763
Provision for Loan Losses             2,295         1,930         2,440         2,439         2,328        1,863          556
Net Income                           13,501        10,933        15,252        15,294        14,401       13,219       11,181

Per Common Share:
   Basic Net Income             $      1.32   $      1.07   $      1.50   $      1.51   $      1.44   $     1.33   $     1.13
   Diluted Net Income                  1.32          1.07          1.50          1.50          1.43         1.33         1.13
   Cash Dividends Declared            .3975          0.42          0.55          0.45          0.37         0.34         0.29
   Book Value                         14.08         12.78         12.97         12.69         11.54        10.39         9.42

Based on Net Income:
   Return of Average Assets           1.24%         1.01%         1.06%         1.30%         1.30%        1.31%        1.31%
   Return of Average Equity          13.11%        11.08%        11.64%        12.37%        13.10%       13.52%       12.72%
   Dividend Payout Ratio             30.11%        39.96%        32.86%        28.20%        26.10%       25.45%       25.38%

Averages for the Period
   Loans, Net                   $   984,813   $   873,920   $   884,323   $   824,197   $   770,416   $  631,437   $  493,654
   Earning Assets                 1,300,143     1,294,805     1,291,262     1,065,677     1,000,466      908,137      764,259
   Assets                         1,450,114     1,443,143     1,444,069     1,180,785     1,108,088    1,012,480      855,894
   Deposits                       1,201,550     1,238,215     1,237,405       985,119       924,891      856,540      735,966
   Long-Term Debt                    13,612        18,255        17,274        18,041        19,412       10,895           71
   Shareowners' Equity              137,582       130,762       131,058       123,647       109,948       97,738       87,878

Period-End Balances:
   Loans, Net                   $ 1,060,369   $   899,960   $   928,486   $   844,217   $   775,451   $  745,126   $  510,168
   Earning Assets                 1,346,624     1,290,630     1,263,296     1,288,439       998,401      996,827      799,243
   Assets                         1,492,136     1,437,083     1,430,520     1,443,675     1,116,651    1,123,221      905,856
   Deposits                       1,229,960     1,223,338     1,202,658     1,253,553       922,841      952,744      778,161
   Long-Term Debt                    11,408        14,448        14,258        18,746        18,106       18,847        1,982
   Shareowners' Equity              143,692       130,293       132,216       128,862       115,807      103,009       93,058
   Equity to Assets Ratio             9.63%         9.07%         9.24%         8.93%        10.37%        9.17%       10.27%

Other Data:
   Basic Average Shares
     Outstanding                $10,194,294   $10,173,490   $10,174,945   $10,146,393   $10,031,116   $9,908,762   $9,869,267
   Shareowners of Record              1,308         1,373         1,362         1,334         1,234        1,045          973
   Banking Locations                     47            48            48            46            39           38           32
   Full-Time Equivalent Associates      673           678           678           677           637          617          544

                          RISK FACTORS

     In deciding whether to approve the Agreement and Plan of Merger, you should consider the various risks associated with an investment in Capital City common stock, including, but not limited to the following:

Capital City May Have Difficulties Integrating First National's
Operations Into Capital City's Operations

     The merger involves the integration of two companies that have previously operated independently of each other. Successful integration of First National's operations will depend primarily on Capital City's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. We may not be able to integrate our operations without encountering difficulties including, without limitation:

     *    the loss of key employees and customers;

     * possible inconsistencies in standards, control procedures and policies; and

     * unexpected problems with costs, operations, personnel, technology or credit.

     Further, although we anticipate cost savings as a result of the merger to be meaningful, we may be unable to fully realize any of the potential cost savings expected. Finally, any costs savings that are realized may be offset by losses in revenues or other changes to earnings.

You Will Not Know the Market Value of the Capital City Common
Stock You Will Receive in the Merger Until We Complete the Merger

     The precise value of the merger consideration to be paid to First Bankshares stockholders will not be known at the time of the Special Meeting. The Agreement and Plan of Merger provides that each share of First Bankshares common stock will be exchanged for 3.6419 shares of Capital City common stock and $17.7543 in cash. The value of Capital City's common stock will fluctuate prior to the Effective Time of the merger and may be either higher or lower than on the date of the Agreement and Plan of Merger or the date of the Special Meeting.

There is a Limited Market for Shares of Capital City Common Stock

     While Capital City common stock is listed and traded on the Nasdaq National Market, there has been limited trading activity in Capital City common stock. The average daily trading volume of Capital City common stock over the three-month period ending September 30, 2000 was approximately 2,632 shares, and on some days there has been no trading in shares of Capital City common stock. Capital City does not anticipate that the merger will cause any significant improvements in the trading of Capital City common stock.

There are Restrictions on Capital City's Ability to Pay Dividends

     Capital City must comply with Florida corporate law and rules and regulations of bank regulators before it may pay any dividends. The Board of Directors of Capital City must authorize Capital City to pay any dividends and Capital City must have sufficient funds to pay dividends. Capital City's only sources of income are dividends and other payments that Capital City Bank, First National Bank of Grady County, and any other
subsidiaries of Capital City make to Capital City.   Certain
statutes and regulations restrict the ability of Capital City's subsidiaries to pay dividends to Capital City.

Capital City is Subject to Extensive Governmental Regulation

     Capital City and its subsidiaries are subject to extensive governmental regulation. Capital City, as a bank holding company, is regulated primarily by the Federal Reserve. Capital City Bank is a commercial bank chartered by the State of Florida and regulated by the FDIC and the Florida Department of Banking and Finance. Grady is a national bank regulated by the Office of the Comptroller of the Currency. The federal and state bank regulators of these entities have the ability, should the situation require, to place significant regulatory and operational restrictions upon Capital City and its subsidiaries. Any such restrictions imposed by federal and state bank regulators could affect the profitability of Capital City and its subsidiaries.

The Financial Institution Industry is Very Competitive

     Capital City and its subsidiaries compete directly with financial institutions that are well established and have significantly greater resources and lending limits than Capital City and its subsidiaries. As a result of those greater resources, the large financial institutions may be able to provide a broader range of services to their customers than Capital City and may be able to afford newer and more sophisticated technology than Capital City. The long-term success of Capital City will be dependent on the ability of Capital City's subsidiaries to compete successfully with other financial institutions in their service areas.

Management of Capital City Holds a Large Portion of Capital City
Common Stock

     The directors and executive officers of Capital City beneficially own about 4,052,637 shares of Capital City common stock, or 39.47%, of the total outstanding shares of Capital City. As a result, Capital City's management has significant control of Capital City.

Capital City's Articles of Incorporation and Bylaws May Prevent
Takeover by Another Company

     Capital City's Articles of Incorporation permit the Board of Directors of Capital City to issue preferred stock without shareowner action. The ability to issue preferred stock could discourage a company from attempting to obtain control of Capital City by means of a tender offer, merger, proxy contest or otherwise. Additionally, Capital City's Articles of Incorporation and Bylaws divide the Board of Directors of Capital City into three classes, as nearly equal in size as possible, with staggered three-year terms. One class is elected each year. The classification of the Board of Directors could make it more difficult for a company to acquire control of Capital City. Capital City is also subject to certain provisions of the Florida Business Corporations Act and the Capital City Articles of Incorporation which relate to business combinations with interested shareowners.

             MEETING OF FIRST BANKSHARES SHAREOWNERS

Date, Place, Time, and Purpose

     The First Bankshares Board of Directors is sending you this Proxy Statement/Prospectus in connection with the solicitation by the First Bankshares Board of Directors of proxies for use at the Special Meeting. At the Special Meeting, the First Bankshares Board of Directors will ask you to vote on a proposal to approve the Agreement and Plan of Merger. First Bankshares will pay the costs associated with the solicitation of proxies for the Special Meeting. The Special Meeting will be held at the Riverside Country Club, located at 2001 Country Club Road, Lanett, Alabama, on __________________, __________________, 2001, at 10:00 a.m.,
EST.

Record Date, Voting Rights, Required Vote, and Revocability of
Proxies

     First Bankshares has set the close of business on __________________, __________________, 2001, as the Record Date
for determining the holders of First Bankshares common stock entitled to notice of and to vote at the Special Meeting. Only holders of First Bankshares common stock of record on the books of First Bankshares at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 192,481 shares of First Bankshares common stock entitled to vote at the Special Meeting. The executive officers and directors of First Bankshares have committed to vote their shares in favor of the merger. Capital City holds no shares of First Bankshares common stock.

     You are entitled to one vote for each share of First Bankshares common stock you own on the Record Date. Shareowners holding a majority of the outstanding shares of First Bankshares common stock entitled to vote at the Special Meeting must be present, in person or by proxy, at the Special Meeting. In order to approve the merger, shareowners holding a majority of the issued and outstanding shares of First Bankshares common stock represented, in person or by proxy, at the Special Meeting must approve the Agreement and Plan of Merger. Consequently, abstentions and broker non-votes, as well as instructions to withhold authority to vote, will have the same effect as a vote "against" the Agreement and Plan of Merger.

     Persons named as proxies will vote shares of First Bankshares common stock in accordance with the instructions on the proxies if such proxies are properly executed, received in time, and not revoked. If the proxy does not contain instructions on how to vote, persons named as proxies will vote for approval of the Agreement and Plan of Merger. If any other matters properly come before the Special Meeting, the persons named as proxies will vote upon such matters according to their judgment. If necessary, such persons may vote in favor of a proposal to adjourn the Special Meeting in order to permit further solicitation of proxies in the event there are not sufficient votes to approve the Agreement and Plan of Merger at the time of the Special Meeting. However, no proxy that is voted against the approval of the Agreement and Plan of Merger will be voted in favor of an adjournment of the Special Meeting in order to permit further solicitation of proxies.

-----------------------------------------------------------------
   Failure either to vote by proxy or in person at the Special Meeting will not be counted as a vote cast for nor as a vote cast against approval of the Agreement and Plan of Merger and the transactions contemplated therein.
-----------------------------------------------------------------
     A First Bankshares shareowner who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by:

     * giving written notice of revocation to the Secretary of First Bankshares;

     * properly submitting to First Bankshares a duly executed proxy bearing a later date; or

     *    attending the Special Meeting and voting in person.

  All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: First Bankshares of West Point, Inc., 3rd Avenue and West 10th Street, West Point, Georgia 31833, Attention: A. Drew Ferguson, III, President.

     At the Record Date, all directors and executive officers of First Bankshares as a group (10 persons) were entitled to vote approximately 32,491 shares of First Bankshares common stock, constituting approximately 16.88% of the total number of shares of First Bankshares common stock outstanding at that date. The First Bankshares directors and executive officers have committed to vote their shares of First Bankshares common stock in favor of the Agreement and Plan of Merger. See "BUSINESS OF FIRST BANKSHARES - Management Stock Ownership," on page 72.



                    DESCRIPTION OF THE MERGER

     The following information describes certain aspects of the merger. However, the Agreement and Plan of Merger is attached as Appendix A to this Proxy Statement/Prospectus, and you are urged to read the Agreement and Plan of Merger carefully.

General

     Upon consummation of the merger, First Bankshares will merge with and into Capital City. Capital City will survive the merger and the separate existence of First Bankshares will cease. Subsequent to the merger, First National will merge with and into Capital City Bank in accordance with the provisions of and with the effect provided in Section 658.41 of the Florida Statutes on terms of the Bank Plan of Merger attached as Appendix B to this Proxy Statement/Prospectus. At the effective time of the merger, each share of First Bankshares common stock then issued and outstanding will be converted into and exchanged for the right to receive 3.6419 shares of Capital City common stock and $17.7543 in cash. Shares held by First Bankshares, Capital City, or their subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, will not be converted to Capital City common stock. Shares held by First Bankshares shareowners who perfect their dissenters' rights will not be converted to Capital City common stock.

     Capital City will not adjust the exchange ratio based on changes in the market value of Capital City common stock before the effective time of the merger. The market value of the Capital City common stock that shareowners of First Bankshares will receive may therefore vary significantly between the date of this Proxy Statement/Prospectus and the effective time of the merger. Further, because Capital City and First Bankshares must satisfy various conditions, including receipt of necessary regulatory approvals, the merger may not be consummated until a substantial period of time following the Special Meeting. During the time between the date of the Special Meeting and the effective time of the merger, shareowners of First Bankshares who do not properly perfect their dissenters' rights, or who do not sell their shares of First Bankshares common stock, will be subject to the risk of a decline in the market value of Capital City common stock.

     Capital City will not issue fractional shares. Instead of issuing any fractional share to which any First Bankshares shareowner would otherwise be entitled upon consummation of the merger, Capital City will pay such shareowner cash equal to the fractional part of a share of Capital City common stock multiplied by the average market value of one share of Capital City common stock (i.e., the average of the last sale price of Capital City common stock on the Nasdaq National Market as reported by The Wall Street Journal or, if not so reported, any other authoritative source selected by Capital City) during each of the 10 trading days preceding the effective time of the merger.

     At the Record Date, First Bankshares had 192,481 shares of common stock issued and outstanding. Based on the number of shares of First Bankshares common stock outstanding on the Record Date and the exchange ratio of 3.6419, Capital City anticipates that it will issue approximately 701,000 shares of Capital City common stock to holders of First Bankshares common stock once the merger is complete. Accordingly, Capital City would then have issued and outstanding approximately 10,892,848 shares of Capital City common stock based on the number of shares of Capital City common stock issued and outstanding on the Record Date.
Following the merger, and assuming no exercise of dissenters' rights, the current shareowners of First Bankshares will beneficially own approximately 6.4% of the outstanding Capital City common stock.

Background of And Reasons for the Merger

     In the summer of 1999, First Bankshares embarked upon a detailed strategic planning process to determine the best course of conduct for the company in the future. The strategic planning process examined ways to provide increased liquidity, earnings, and return on equity to shareowners. As a result of this process, the Board of Directors decided that it was in the best interests of the shareowners to look at the possibility of merger.

     In December 1999, the Board of Directors engaged Brown, Burke Capital Partners, Inc. to assist First Bankshares in identifying suitable partners. Brown Burke identified potential candidates which could provide liquidity, enhanced earnings growth, and outstanding service to the communities in which First Bankshares operates. Four of those institutions expressed interest and three conducted due diligence. First Bankshares received offers from two of these. Based on the aggregate price offered, as well as other factors identified by the Board of Directors, in July 2000, First Bankshares entered into negotiations with Capital City.

     The Board of Directors of First Bankshares met on
September 25, 2000, to discuss the Agreement and Plan of Merger and the merger. After review of the matters before the Board of Directors, the Board of Directors of First Bankshares unanimously approved the Agreement and Plan of Merger and authorized the President and Chief Executive Officer of First Bankshares to take the appropriate actions necessary to execute the Agreement and Plan of Merger.

     The Board of Directors of Capital City met on September 20, 2000, to discuss the Agreement and Plan of Merger. After review of the matters before the Directors of Capital City, the Board of Directors of Capital City unanimously approved the Agreement and Plan of Merger and authorized the President and Chief Executive Officer of Capital City to take the appropriate actions necessary to execute the Agreement and Plan of Merger in substantially the form approved by the Board.

     On September 25, 2000, Capital City and First Bankshares executed the Agreement and Plan of Merger. Capital City and First Bankshares each conducted a due diligence review of the material financial, operating and legal information relating to the other party.

First Bankshares' Reasons for the Merger and Recommendation of
Directors

     First Bankshares' Board of Directors, with the assistance of outside advisers, evaluated the financial and market considerations bearing on the decision to recommend the merger to the shareowners of First Bankshares. In reaching its conclusion that the Agreement and Plan of Merger is in the best interests of First Bankshares and its shareowners, the First Bankshares Board of Directors considered the following factors:

    *    the value of the consideration to be received by First
         Bankshares shareowners relative to the book value and earnings per share of First Bankshares common stock;

    * certain information concerning the financial condition, results of operations and business prospects of Capital City;

    * the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Capital City;

    * the alternatives to the merger, including remaining an independent institution;

    * the competitive and regulatory environment for financial institutions generally;

    * the fact that the merger will enable First Bankshares shareowners to exchange their shares of First Bankshares common stock, in a partially tax-free transaction, for cash and shares of common stock of a larger company, the stock of which is more widely held and more liquid than that of First Bankshares; and

    * the opinion of Brown, Burke Capital Partners, Inc. that the considerations to be received by First Bankshares shareowners as a result of the merger is fair from a financial point of view.

     While each member of First Bankshares' Board of Directors considered the foregoing and other factors, the First Bankshares Board of Directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. First Bankshares' Board of Directors collectively made its determination with respect to the merger based on the unanimous conclusion reached by its members, in light of the factors that each of them considered as appropriate, that the merger is in the best interests of First Bankshares' shareowners.

     The terms of the merger, including the exchange ratio, were the result of arm's-length negotiations between representatives of First Bankshares and representatives of Capital City. Based upon its consideration of the foregoing factors, the Board of Directors of First Bankshares approved the Agreement and Plan of Merger and the merger as being in the best interests of First Bankshares and its shareowners.

     First Bankshares' Board of Directors unanimously recommends that First Bankshares shareowners vote "FOR" approval of the Agreement and Plan of Merger.

Fairness Opinion Of First Bankshares' Financial Adviser

     First Bankshares has retained Brown, Burke Capital Partners, Inc. to act as its financial advisor in connection with the merger. Representatives of Brown, Burke participated in numerous meetings of the First Bankshares Board including the meeting held on September 25, 2000. At that meeting, subject to the Agreement and Plan of Merger, Brown, Burke rendered its oral opinion to the effect that, as of such date, conversion of each share of First Bankshares common stock into the right to receive 3.6419 shares of Capital City common stock and $17.7543 in cash (the "Exchange Ratio"), and the additional terms to be provided by the Agreement and Plan of Merger (the "Per Share Purchase Price and Terms") were fair to the shareowners of First Bankshares from a financial point of view. Brown, Burke has also rendered a written opinion to the First Bankshares Board that, on the date of this Proxy Statement/Prospectus, based on the information set forth therein, the Per Share Purchase Price and Terms were fair, from a financial point of view, to the First Bankshares shareowners.

     The full text of Brown, Burke's written opinion is attached as Appendix E to this Proxy Statement/Prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix E. First Bankshares shareowners are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Brown, Burke in connection therewith.

     Brown, Burke's opinion is directed to the First Bankshares Board only and is directed only to the Per Share Purchase Price and Terms and does not constitute a recommendation to any First Bankshares shareowner regarding how such shareowner should vote at the special meeting.

     In arriving at its written opinion, Brown, Burke, among other things: (i) analyzed certain audited and unaudited financial statements and other information of First Bankshares and Capital City; (ii) reviewed and discussed with appropriate management personnel of First Bankshares and Capital City the past and current business activities and financial results and the business and financial outlook of First Bankshares and Capital City; (iii) reviewed the historical price and trading activity of the common stock of Capital City; (iv) compared certain financial and stock market data relating to Capital City with similar data of other publicly held banking institutions considered to be potential alternative affiliation candidates to Capital City for First Bankshares; (v) performed an analysis comparing the pro forma consequences of the merger to First Bankshares shareowners with respect to earnings per share, book value per share and dividends per share represented by the Capital City common stock they will receive in the merger to those same measures represented by the First Bankshares common stock they currently hold; (vi) reviewed the prices paid in certain comparable acquisition transactions of community banking institutions and the multiples of earnings and book value and the level of deposit base premium received by the selling institutions; (vii) reviewed the Agreement and Plan of Merger and certain related documents; (viii) considered the financial implications of certain other strategic alternatives available to First Bankshares; and (ix) performed such other analyses as Brown, Burke deemed appropriate.

     In conducting its analysis and arriving at its opinion, Brown, Burke assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purposes of the opinion. Brown, Burke also relied upon the management of First Bankshares with respect to the reasonableness and achievability of the financial forecast (and the assumptions and bases underlying such forecast) provided to it. First Bankshares instructed Brown, Burke that, for the purposes of its opinion, Brown, Burke should assume that such forecast will be realized in the amounts and in the time periods currently estimated by the management of First Bankshares.
Brown, Burke also assumed, with First Bankshares' consent, that the aggregate allowances for loan losses for each of First Bankshares and Capital City are adequate to cover such losses. Brown, Burke is not an expert in the evaluation of allowances for loan losses and has not reviewed any individual credit files. Brown, Burke did not make, nor was it furnished with, independent valuations or appraisals of the assets or liabilities of either First Bankshares or Capital City or any of their subsidiaries. Brown, Burke did not, and was not asked to, express any opinion about what the value of Capital City common stock actually will be when issued to the holders of First Bankshares common stock pursuant to the merger or the price at which Capital City common stock will trade subsequent to the merger.

     No limitations were imposed by First Bankshares or the First Bankshares Board on the scope of Brown, Burke's investigation or the procedures to be followed by Brown, Burke in rendering its opinion. As part of its procedures, Brown, Burke solicited regional bank holding companies for their indications of acquisition interest in First Bankshares. The opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Brown, Burke as of, the date of its analysis.

     In arriving at the fairness, from a financial point of view, of the consideration to be received by the shareowners of First Bankshares, Brown, Burke developed an opinion of the value of First Bankshares common stock should the institution remain independent and analyzed such value in light of the premium represented by the Per Share Purchase Price and Terms. In connection with rendering its opinion to the First Bankshares Board, Brown, Burke also reviewed a variety of generally recognized valuation methodologies and merger analyses and performed those which it believed were most appropriate for developing its opinion of fairness, from a financial point of view.

     The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its fairness opinion, Brown, Burke did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevancy of each analysis and factor. None of the analyses performed by Brown, Burke were assigned a greater significance by Brown, Burke than any other. Accordingly, Brown, Burke believes that its analyses must be considered as a whole and that a review of selected portions of such analyses and the factors considered therein, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion and any conclusions reached therein. In its analyses, Brown, Burke made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond First Bankshares' and Capital City's control. Any estimates contained in Brown, Burke's analyses are not necessarily indicative of actual values or predictive of future results or values that may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. In addition, as described above, Brown, Burke's opinion and presentation to the First Bankshares Board was one of many factors taken into consideration by the First Bankshares Board in making its determination to approve the Agreement and Plan of Merger.

     The following is a brief summary of analyses performed by Brown, Burke in connection with its oral opinion delivered to the First Bankshares Board on September 25, 2000:

     Summary of Proposal. Brown, Burke reviewed the terms of the proposed transaction as reflected in the Agreement and Plan of Merger, including the calculation of the Exchange Ratio. Brown, Burke stated that based upon the recent price of Capital City common stock of $19.50, an Exchange Ratio of 3.6419 shares of Capital City common stock per share of First Bankshares common stock as well as $17.7543 in cash per First Bankshares common stock would provide First Bankshares shareowners a per share value of $88.77 (the "Per Share Purchase Price") or a total transaction value of $17.1 million.

     Based on Capital City's stock price as of December 26, 2000 of $23.50, the per share purchase price was $103.34 for a total transaction value of $19.9 million ("Most Recent Valuation").

     Indicated Value of First Bankshares as an Independent Bank. Brown, Burke undertook an analysis addressing the range of potential values which would be implied if First Bankshares were to remain an independent bank. Brown, Burke computed this range of values based on price/forecasted 2000 earnings and price/book multiples using 90% of the average for southeastern banks with assets greater than $1 billion and a discounted cash flow analysis, relying on projections extrapolated from First Bankshares' 2000 budget and its historical performance. In this analysis methodology, Brown, Burke assumed shareowners received, in addition to the projected dividend stream, a terminal valuation at December 31, 2002, based upon a 1.52 times multiple of December 31, 2002, stated book value and a 9.9 times multiple of earnings for such year. These amounts were discounted at rates ranging from 12% to 16%. After applying a 15% illiquidity discount, the mean valuation of First Bankshares as an independent entity using the price/forecasted 2000 earnings multiple, the price/book multiple and the discounted cash flow analysis was $14.9 million. Brown, Burke noted that the transaction value of $17.1 million represented a 14.81% premium to the independent valuation. Additionally, the Most Recent Valuation of $19.9 million represents a 33.56% premium to the independent valuation.

     Per Share Merger Consequences Analysis. Based upon the Exchange Ratio and using the earnings estimates for First Bankshares prepared by First Bankshares management and earnings estimates for Capital City prepared by independent securities analysts, Brown, Burke compared the estimated 2000 and 2001 fully diluted earnings per share of First Bankshares common stock on a stand-alone basis to the equivalent pro forma earnings per share of Capital City common stock which would be received in the Merger. Brown, Burke concluded that the Merger would result in an earnings increase of 5.0% in 2000 and an increase of 6.9% in 2001 for First Bankshares shareowners in the combined company.

     Brown, Burke also analyzed the impact of the Merger on the amount of fully diluted book value represented by a share of First Bankshares common stock. Brown, Burke assumed consummation of the merger as of December 31, 2000 and utilized the above described earnings estimates for First Bankshares and Capital City. Brown, Burke concluded that the merger would result in a decrease of 21.6% in fully diluted book value on an equivalent per share basis for First Bankshares shareowners projected as of December 31, 2000. A contributor to the decrease in pro forma book value is First Bankshares' capitalization. The average equity/assets for southeastern banks with assets less than $1 billion is 8.76% versus First Bankshares' capital ratio of 10.60%.

     Finally, Brown, Burke compared the amount of dividends expected to be paid on a share of First Bankshares common stock before the merger to the level expected to be paid on a pro forma basis reflecting the merger. Brown, Burke concluded that the merger would result in a decrease of 24.6% in 2000 in dividends per share for First Bankshares common shareowners. As a private company, First Bankshares maintained a dividend payout ratio above most publicly traded banks which is a contributor to the pro forma dividend decline.

     Analysis of Selected Other Bank Mergers Involving Southeastern Community Banks. Brown, Burke reviewed forty-four mergers involving community banks and bank holding companies announced since January 1, 2000, in which the seller had equity/assets greater than 10% and assets less than $500 million. Brown, Burke noted in particular the prices paid in these mergers as a multiple of earnings and book values and the transaction premiums paid in excess of tangible book value as a percentage of core deposits. Brown, Burke also reviewed other data in connection with each of these mergers, including the amount of total assets and the capital level of the acquired institutions and the return on equity and the return on assets of the acquired institutions. Brown, Burke then compared this data to that of First Bankshares and to the value to be received by First Bankshares shareowners in the merger.

     This comparison yielded a range of transaction values as multiples of latest twelve-months earnings per share of a low of
13.6 times and a high of 55.8 times and a median value of 18.9 times. The First Bankshares multiple of trailing earnings was
32.1 times. The calculations yielded a range of transaction values as multiples of book value per share of a low of 1.14 times to a high of 2.72 times and a median value of 1.78 times. The First Bankshares multiple of June 30, 2000 book value was
1.10 times. Finally, the calculations yielded a range of deposit base premiums paid from a low of (1.3%) to a high of 27.3%, with a median value of 13.9%. The equivalent premium on First Bankshares deposits represented by the Per Share Purchase Price and Terms was 2.2%. The Most Recent Valuation results in the following multiples: (a) multiple to trailing earnings of 37.3 times, (b) multiple of book value of 1.29 times, and (c) premium on deposits of 5.0%.

     No company or transaction used in the above analyses as a comparison is identical to First Bankshares, Capital City, or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in Brown, Burke and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company data.

     In connection with its opinion dated the date of this Proxy Statement/Prospectus, Brown, Burke confirmed the appropriateness of its reliance on the analyses used to render its September 25, 2000, oral opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

     Brown, Burke is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for estate, tax, corporate and other purposes. First Bankshares has paid Brown, Burke a fee of $50,000 in connection with its engagement. An additional fee, excluding $35,000 received upon execution of the Agreement and Plan of Merger, of 0.9% of the aggregate market value of the consideration received by the First Bankshares shareowners will be paid to Brown, Burke upon consummation of the merger. Based on an assumed market price and value of a share of Capital City common stock at the Effective Time of the merger of $23.50 (the closing price of Capital City common stock on December 26, 2000), this additional fee would be approximately $144,000. No compensation payable to Brown, Burke is contingent on the conclusions reached in the opinion of Brown, Burke. First Bankshares has also agreed to reimburse Brown, Burke for reasonable out-of-pocket-expenses and to indemnify Brown, Burke and certain related persons against certain liabilities relating to or arising out of its engagement.

Capital City's Reasons For The Merger

          The Capital City Board of Directors believes that the merger is in the best interests of Capital City and its shareowners. The Capital City Board of Directors has unanimously approved the Agreement and Plan of Merger. In deciding to approve the Agreement and Plan of Merger, the Capital City Board of Directors considered a number of factors, including:

     * a review, based in part on a presentation by Capital City's management, of

             - the business, operations, earnings, and financial
               condition, including the capital levels and asset quality, of First Bankshares on an historical, prospective, and pro forma bases and in comparison to other financial institutions in the area,

             - the demographic, economic, and financial
               characteristics of the markets in which First Bankshares operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective bases, and

             - the results of Capital City's due diligence review
               of First Bankshares; and

     * the likelihood of regulators approving the merger without undue conditions or delay;

     * the compatibility and the community bank orientation of both Capital City and its subsidiaries and First Bankshares and its subsidiaries; and

     * a variety of factors affecting and in relating to the overall strategic focus of Capital City.

     While Capital City's Board of Directors considered the foregoing and other factors, the Board of Directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Capital City's Board of Directors collectively made its determination with respect to the merger based on the unanimous conclusion reached by its members, in light of the factors that each of them considers as appropriate, that the merger is in the best interests of Capital City's shareowners.

     The terms of the merger, including the exchange ratio, were the result of arm's-length negotiations between representatives of Capital City and representatives of First Bankshares. Based upon its consideration of the foregoing factors, the Board of Directors of Capital City approved the Agreement and Plan of Merger and the merger as being in the best interests of Capital City and its shareowners.

Effective Time of the Merger

     The effective time of the merger will occur on the date and at the time that the Articles of Merger are approved by the Secretary of State of Georgia or the Secretary of State of Florida, whichever is later. Unless First Bankshares and Capital City otherwise agree in writing, and subject to the conditions to the obligations of Capital City and First Bankshares to effect the merger, the parties will use their reasonable efforts to cause the effective time of the merger to occur within 60 days after the last to occur of:

    * the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger, and

    * the date on which the shareowners of First Bankshares approve the Agreement and Plan of Merger.

    Capital City and First Bankshares cannot assure that they can obtain the necessary shareowner and regulatory approvals or that they can or will satisfy the other conditions to the merger. Capital City and First Bankshares anticipate that they will satisfy all conditions to consummation of the merger so that the merger can be completed during the first quarter of 2001. However, delays in the consummation of the merger could occur.

     The Board of Directors of either Capital City or First Bankshares may terminate the Agreement and Plan of Merger if the merger is not consummated by March 31, 2001, unless the failure to consummate the merger by that date is the result of a breach of the Agreement and Plan of Merger by the party seeking termination. See "-- Conditions to Consummation of the Merger," on page 32 and "-- Waiver, Amendment, and Termination," on page 35.

Distribution of Capital City Stock Certificates

     Promptly after the effective time of the merger, Capital City's exchange agent will mail to each holder of record of First Bankshares common stock appropriate transmittal materials and instructions for the exchange of First Bankshares stock certificates for Capital City stock certificates and the cash portion of the consideration.

     Holders of First Bankshares common stock should NOT send in their First Bankshares stock certificates until they receive the transmittal materials and instructions.

     After Capital City's exchange agent receives your First Bankshares stock certificates and properly completed transmittal materials, the Exchange Agent will issue and mail to you a certificate representing the number of shares of Capital City common stock to which you are entitled. The Exchange Agent will also send First Bankshares shareowners a check for the amount to be paid, without interest for the cash portion of the consideration, for any fractional shares and for all undelivered dividends or distributions in respect of such shares.

     After the effective time of the merger, to the extent permitted by law, holders of First Bankshares common stock of record as of the effective time of the merger will be entitled to vote at any meeting of Capital City shareowners the number of whole shares of Capital City common stock they will receive in the merger, regardless of whether such shareowners have surrendered their First Bankshares stock certificates. Whenever Capital City declares a dividend or other distribution on Capital City common stock, the record date for which is at or after the effective time of the merger, the declaration will include dividends or other distributions on all shares issuable pursuant to the Agreement and Plan of Merger. However, Capital City will not pay any dividend or other distribution payable after the effective time of the merger with respect to Capital City common stock to the holder of any unsurrendered First Bankshares stock certificate until the holder duly surrenders such First Bankshares stock certificate. In no event will the holder of any surrendered First Bankshares stock certificate(s) be entitled to receive interest on any cash to be issued to such holder, except to the extent required in connection with dissenters' rights. In no event will Capital City or the Exchange Agent be liable to any holder of First Bankshares common stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

     After the effective time of the merger, no transfers of shares of First Bankshares common stock on First Bankshares' stock transfer books will be recognized. If First Bankshares stock certificates are presented for transfer after the effective time of the merger, they will be canceled and exchanged for shares of Capital City common stock and a check for the amount due in lieu of a fractional share, if any.

     After the effective time of the merger, holders of First Bankshares stock certificates will have no rights with respect to the shares of First Bankshares common stock other than the right to surrender such First Bankshares stock certificates and receive in exchange the shares of Capital City common stock to which such holders are entitled. After the effective time of the merger, holders of First Bankshares stock certificates who have complied with the provisions of the Appraisal Statute Title, which sets forth the right to dissent, may be entitled to receive in cash the fair value of such shareowner's shares of First Bankshares common stock determined immediately prior to the merger, excluding any appreciation or depreciation in anticipation of the merger. Failure to comply with the procedures prescribed by applicable law will result in the loss of dissenters' rights.
See Appendix D to this Proxy Statement/Prospectus.

Conditions to Consummation of the Merger

     Consummation of the merger is subject to various conditions, including:

     * the approval of the Agreement and Plan of Merger by the holders of a majority of the outstanding First Bankshares common stock represented in person or by proxy at the Special Meeting;

     * the receipt of all regulatory approvals required for consummation of the merger (see "-- Regulatory Approvals," on page 34);

     * receipt of all consents required for consummation of the merger or for the preventing of any default under any contract or permit which consent, if not obtained, is reasonably likely to have, individually or in the aggregate, a material adverse effect;

     * the absence of any law or order, whether temporary, preliminary or permanent, or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting, restricting, or making illegal the consummation of the transactions contemplated by the Agreement and Plan of Merger;

     *    the Registration  Statement of which this Proxy
          Statement/Prospectus forms a part being declared effective by the SEC and the receipt of all necessary SEC and state approvals relating to the issuance or trading of the shares of Capital City common stock issuable pursuant to the Agreement and Plan of Merger;

     * the approval of the Capital City common stock issuable pursuant to the Agreement and Plan of Merger for listing on the Nasdaq National Market;

     *    the receipt of a written opinion of Gunster, Yoakley &
          Stewart, P.A. as to the tax aspects of the merger, including that the merger will constitute a reorganization within the meaning of
          Section 368(a) of the Internal Revenue Code;

     * the accuracy, in all material respects, as of the date of the Agreement and Plan of Merger and as of the effective time of the merger, of the representations and warranties of First Bankshares and Capital City as set forth in the Agreement and Plan of Merger;

     * the performance of all agreements and the compliance with all covenants of First Bankshares and Capital City as set forth in the Agreement and Plan of Merger;

     * the receipt by Capital City and First Bankshares of certain required written opinions of counsel;

     * the receipt by Capital City of agreements from each person First Bankshares reasonably believes may be deemed an affiliate of First Bankshares with respect to certain matters;

     * First Bankshares must have, immediately prior to the date the merger becomes effective, a consolidated minimum net worth equal to $15,500,000, provided that "net worth" shall not be reduced by fees, costs and expenses (a) incurred or paid at the request of Capital City, except for adjustments requested by Capital City for purposes of complying with generally accepted accounting principles, or (b) incurred and paid by First Bankshares in connection with the execution and performance of the Agreement and Plan of Merger, not to exceed $400,000;

     * the delivery to Capital City by each First Bankshares director of a Director's Agreement;

     * the receipt by Capital City of letters from each of the directors and executive officers of First Bankshares releasing any claims they may have against First Bankshares;

     * the performance of all agreements and the compliance with all covenants of First Bankshares and Capital City as set forth in the Agreement and Plan of Merger;

     * the receipt by Capital City of certain employment agreements; and

     * the delivery to Capital City by First Bankshares of any required clearance certificate or similar document required by any state taxing authority in order to relieve Capital City of any obligation to withhold any portion of the consideration under the Agreement and Plan of Merger.

     Capital City and First Bankshares cannot assure you when or if all of the conditions to the merger can or will be satisfied. In the event the merger is not completed by March 31, 2001, the Agreement and Plan of Merger may be terminated and the merger abandoned by either First Bankshares or Capital City, unless the failure to consummate the merger by that date is the result of a breach of the Agreement and Plan of Merger by the party seeking termination. See "-- Waiver, Amendment, and Termination," on page 35.

Foster Loan

     In connection with two USDA Rural Development Authority (the "USDA") loan guarantees, the Agreement and Plan of Merger provides for the establishment of an escrow to withhold a portion of the cash consideration payable in the merger unless, among other conditions, the USDA makes significant guarantee payments to First National and First Peoples Bank prior to the closing date. The USDA loan guarantees originated from a loan to the Foster Lumber Company in the principal amount of $5,000,000. First National and First Peoples Bank each participated in this loan. Due to certain hardships, the Foster Lumber Company eventually defaulted on these loan obligations. In December 2000, the USDA paid $1,482,763.03 to First National and $741,381.52 to First Peoples Bank in partial satisfaction of the USDA loan guarantees. These payments along with the satisfaction of the other relevant conditions were sufficient to avoid having to establish an escrow related to the USDA loan guarantees. See
Section 3.6 of the Agreement and Plan of Merger, which attached as Appendix A.

Regulatory Approvals

     Capital City and First Bankshares cannot complete the merger until they receive regulatory approvals from the Federal Reserve, the Georgia Department of Banking and Finance and the Florida Department of Banking and Finance. These regulators will evaluate financial, managerial and competitive criteria, as well as the supervisory history of the parties and the public benefits of the merger. Capital City and First Bankshares have filed all required regulatory applications relating to the merger. Capital City and First Bankshares cannot assure when or whether they will receive the required regulatory approvals. Additionally, the parties cannot assure that the regulatory approvals will impose no conditions or restrictions that in the judgment of their Boards of Directors would so adversely impact the economic or business benefits of the merger that, had such conditions or restrictions been known, the parties would not have entered into the Agreement and Plan of Merger.

     Capital City and First Bankshares are not aware of any other material governmental approvals or actions that are required for consummation of the merger.

Waiver, Amendment, and Termination

     To the extent permitted by applicable law, First Bankshares and Capital City may amend the Agreement and Plan of Merger by written agreement at any time, whether before or after approval of the Agreement and Plan of Merger by the First Bankshares
shareowners.   After the First Bankshares shareowners approve the
Agreement and Plan of Merger, no amendment shall be made to the Agreement and Plan of Merger which reduces or modifies the consideration to be received by the holders of First Bankshares common stock without further approval of such shareowners. In addition, the provisions of the Agreement and Plan of Merger relating to the manner or basis in which shares of First Bankshares common stock will be exchanged for shares of Capital City common stock shall not be amended after the First Bankshares shareowners approve the Agreement and Plan of Merger in a manner adverse to the holders of Capital City common stock without any requisite approval of Capital City shareowners entitled to vote thereon. In addition, prior to or at the effective time of the merger, either First Bankshares or Capital City, or both, acting through their respective Boards of Directors, chief executive officers or other authorized officers, may waive any default in the performance of any term of the Agreement and Plan of Merger by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement and Plan of Merger, and may waive any of the conditions precedent to the obligations of such party under the Agreement and Plan of Merger, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless signed by a duly authorized officer of First Bankshares or Capital City, as the case may be.

     The Agreement and Plan of Merger may be terminated at any time prior to the effective time of the merger:

    *    by the mutual agreement of Capital City and First Bankshares;

    *    by Capital City or First Bankshares:

          - in the event of any material breach of any representation or warranty of the other party contained in the Agreement and Plan of Merger which cannot be or has not been cured within 30 days after written notice to the breaching party and which breach is reasonably likely, in the opinion of the non-breaching party, to have, individually or in the aggregate, a material adverse effect on the breaching party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Agreement and Plan of Merger),

          - in the event of a material breach by the other party of any covenant or agreement contained in the Agreement and Plan of Merger which cannot be or has not been cured within 30 days after written notice to the breaching party of such breach (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Agreement and Plan of Merger),

          - if any approval of any regulatory authority required for consummation of the merger has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal,

          - if the shareowners of First Bankshares fail to approve the Agreement and Plan of Merger at the Special Meeting, if the merger is not consummated by March 31, 2001, provided that the failure to consummate is not due to a breach by the party electing to terminate, or

          - in the event that any of the conditions precedent to the obligations of such party to consummate the merger cannot be satisfied or fulfilled by March 31, 2001, provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Agreement and Plan of Merger; and

    * by Capital City, in the event that the Board of Directors of First Bankshares does not reaffirm its approval of the Agreement and Plan of Merger (excluding any other acquisition proposal from a third party), or shall have resolved not to reaffirm the merger, or shall have affirmed, recommended or authorized entering into any acquisition proposal or other transaction involving a merger, share exchange or transfer of substantially all of the assets of First Bankshares.

     In addition to any other payments required by the Agreement and Plan of Merger, in the event that the Agreement and Plan of Merger is terminated as a result of First Bankshares or the holders of at least a majority of the shares of First Bankshares common stock entering into an agreement with respect to the merger of First Bankshares with a party other than Capital City or the acquisition of a majority of the outstanding shares of First Bankshares common stock by any party other than Capital City, or is terminated in anticipation of any such agreement or acquisition, then, in either event, First Bankshares shall immediately pay Capital City, by wire transfer, $350,000 in full satisfaction of Capital City's losses and damages resulting from such termination.

     If Capital City and/or First Bankshares terminate the merger as described in this section, the Agreement and Plan of Merger will become void and have no effect, except that certain provisions of the Agreement and Plan of Merger will survive, including those relating to the obligations to maintain the confidentiality of certain information. In addition, termination of the Agreement and Plan of Merger will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

Dissenters' Rights

     If the merger is consummated, any shareowner of First Bankshares who properly dissents from the merger may be entitled to receive in cash the fair value of such shareowner's First Bankshares common stock, determined immediately prior to the merger, excluding any appreciation or depreciation in anticipation of the merger. Failure to comply with the procedures prescribed by applicable law will result in the loss of dissenters' rights.

     Any shareowner of First Bankshares entitled to vote on the Agreement and Plan of Merger has the right to receive payment of the fair value of his shares of First Bankshares common stock upon compliance with the applicable provisions of the Georgia Business Corporation Code (the "Georgia Code"). A record shareowner may assert dissenters' rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareowner and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under Section 14-2-1303 of the Georgia Code are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareowners. Any First Bankshares shareowner intending to enforce the right to dissent:

     * may not vote in favor of the Agreement and Plan of Merger, and

     * must file a written notice of intent to demand payment for his shares if the merger becomes effective (the "Objection Notice").

     A First Bankshares shareowner should send the Objection Notice to: First Bankshares of West Point, Inc., 3rd Avenue and West 10th Street, West Point, Georgia 31833 (telephone: (706) 645-
2944), Attention: Scott A. Huguley, Chairman of the Board, before the vote on the proposal to approve the Agreement and Plan of Merger is taken at the Special Meeting. The Objection Notice must state that the shareowner intends to demand payment for his shares of First Bankshares common stock if the merger is effected. A vote against the Agreement and Plan of Merger, in and of itself, will not constitute an Objection Notice satisfying the requirements of the Georgia Code.

     If the Agreement and Plan of Merger is approved by First Bankshares' shareowners at the Special Meeting, each shareowner who has properly filed an Objection Notice and who has not voted in favor of the Agreement and Plan of Merger will be notified by First Bankshares of such approval within ten days of the Special Meeting ("Dissenters' Notice"). The Dissenters' Notice shall contain the following information:

     * where the payment demand must be sent and where and when the Certificates representing the First Bankshares common stock must be deposited;

     * the extent to which the transfer of uncertificated shares will be restricted after the payment demand is received;

     * the date by which the corporation must receive the payment demand (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered); and

     *     a copy of Title 14, Chapter 2, Article 13 of the Georgia
           Code (relating to dissenters' rights) (the "Appraisal Statute").

Following the receipt of the Dissenters' Notice, any shareowner electing to dissent must demand payment of the fair value of the shares and deposit the certificates representing his First Bankshares common stock in accordance with the terms of, and by the date set out in, the Dissenters' Notice. Such shareowner will retain all other rights of a shareowner until those rights are canceled or modified by the consummation of the merger. A record shareowner who does not demand payment or deposit his certificates where required, each by the date set out in the Dissenters' Notice, is not entitled to payment for such holder's shares under the Appraisal Statute.

     Except as described below, within ten days after the later of the effective time, or the date of receipt of a payment demand, First Bankshares must, by written notice, offer to each shareowner who has properly filed a payment demand, and who has deposited his First Bankshares certificates representing First Bankshares common stock, to pay an amount First Bankshares estimates to be a fair value for the shareowner's shares, plus accrued interest from the effective time. Such offer of payment must be accompanied by:

     *     certain of First Bankshares' recent financial statements;

     * a statement of First Bankshares' estimate of the fair value of the shares involved;

     *     an explanation of how the interest was calculated;

     *     a statement of the dissenter's right to demand payment under
           Section 14-2-1327 of the Georgia Code; and

     *     a copy of the Appraisal Statute.

     Any shareowner who accepts such offer by written notice to First Bankshares within 30 days after the offer, or who is deemed to have accepted such offer due to his failure to respond to such offer within 30 days, shall receive payment for his shares within 60 days after such offer to pay or consummation of the merger, whichever is later. If the merger is not consummated within 60 days following the date set for demanding payment and depositing share certificates, First Bankshares must return the deposited certificates and release the transfer restrictions imposed on uncertified shares. If First Bankshares then consummates the merger, it must send a new Dissenters' Notice and repeat the payment demand procedure.

     In the event that First Bankshares fails to make any payment offer within ten days after the later of the date the proposed corporate action is taken or the date of receipt of a payment demand, First Bankshares must provide certain information to the shareowner (the financial statements and other information required to accompany First Bankshares' payment offer) within ten days after receipt of a written demand from such dissenting shareowner for such information. Additionally, such dissenting shareowner may, at any time within the three years following the consummation of the merger, notify First Bankshares of his own estimate of the fair value of his shares and the interest due thereon, and demand payment of such amounts, if:

     * a dissenting shareowner is dissatisfied with an offer for payment made by First Bankshares within the time period set forth above, or

     * First Bankshares, having failed to effect the merger, does not return the deposited First Bankshares certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     A dissenting shareowner waives the right to demand payment under section 14-2-1327 of the Georgia Code unless he notifies First Bankshares of his demand in writing within 30 days after First Bankshares makes or offers payment for such holder's shares.

     If such a demand for payment from any dissenting shareowner remains unsettled, within 60 days following the receipt by First Bankshares of such demand for payment, First Bankshares must institute proceedings in the superior court of the county where First Bankshares' registered office is located (the "Court") requesting a nonjury equitable determination of the fair value of such dissenting shareowner's shares and the accrued interest owed to such dissenting shareowner. If First Bankshares fails to file such action within the 60-day period, First Bankshares must pay each dissenting shareowner whose demand remains unsettled the amount demanded by such dissenting shareowner. First Bankshares is required to make all dissenting shareowners whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each such dissenting shareowner. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. Each dissenting shareowner made a party to the proceeding will be entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

     The Court will determine and assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser, but excluding fees and expenses of counsel and experts) against First Bankshares, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareowners if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable:

     * against First Bankshares, if First Bankshares did not substantially comply with the requirements of the corporation as set out in the Appraisal Statute;

     * against either First Bankshares or the dissenting shareowner(s), if the Court finds that either party's actions were arbitrary, vexatious or otherwise not in good faith; or

     * if the Court finds that the services of attorneys for any dissenting shareowner were of substantial benefit to other dissenting shareowners similarly situated, and that the fees for those services should not be assessed against First Bankshares, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareowners who were benefited.

     No action by any dissenting shareowner to enforce dissenters' rights may be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by First Bankshares in compliance with the Dissenters' Notice and payment offer requirements of Sections 14-2-1320 and 14-2-1322 of the Georgia Code.

     The foregoing summary of the applicable provisions of the Appraisal Statute is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are included as Appendix D to this Proxy Statement/Prospectus. The provisions of the statutes are technical and complex. It is suggested that any First Bankshares shareowner who desires to exercise the right to object to the Agreement and Plan of Merger consult counsel. Failure to comply with the provisions of the statute may defeat a shareowner's right to dissent. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to First Bankshares shareowners, except as indicated above or as otherwise required by law.

     Any dissenting First Bankshares shareowner who perfects the right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "-- Certain Federal Income Tax Consequences," on page 48.

Conduct of Business Pending the Merger

     Capital City and First Bankshares have agreed in the Agreement and Plan of Merger that unless the other party gives prior written consent, and except as otherwise expressly contemplated in the Agreement and Plan of Merger, each of Capital
City and First Bankshares will, and will cause its respective subsidiaries to:

     * operate its business only in the usual, regular, and ordinary course;

     * preserve intact its business organization and assets and maintain its rights and franchises; and

     *     take no action which would:

         - adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement and Plan of Merger without the imposition of certain conditions or restrictions referred to in the Agreement and Plan of Merger, or

         - adversely affect the ability of any party to perform its covenants and agreements under the Agreement and Plan of Merger.

     In addition, First Bankshares has agreed that, from the date of the Agreement and Plan of Merger until the earlier of the effective time of the merger or the termination of the Agreement and Plan of Merger, unless Capital City has given prior written consent, and except as otherwise expressly contemplated by the Agreement and Plan of Merger, First Bankshares will not do or agree or commit to do, or permit any of its subsidiaries to do or agree or commit to do, any of the following:

     * amend its Articles of Incorporation, Bylaws or other governing instruments;

     * incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of First Bankshares or its subsidiaries consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, renewals of advances from the Federal Home Loan Bank which advances are outstanding on the date of the Agreement and Plan of Merger, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any asset of First Bankshares of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date of the Agreement and Plan of Merger that were previously disclosed to Capital City by First Bankshares);

     * repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of First Bankshares or, except as consistent with past practice, declare or pay any dividend or make any other distribution in respect of First Bankshares' capital stock, except that First Bankshares shall be allowed to pay to its shareowners First Bankshares' regular dividend of $1.85 per share of First Bankshares common stock for the second half of 2000. However, if the merger is consummated prior to the record date for Capital City's fourth quarter 2000 dividend, the First Bankshares dividend payable to each First Bankshares shareowner shall be reduced by the Capital City fourth quarter 2000 dividend payable to each First Bankshares shareowner;

     * except for the Agreement and Plan of Merger, or as previously disclosed to Capital City by First Bankshares, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of First Bankshares common stock, or any stock appreciation rights, or any option, warrant, or other equity right;

     * adjust, split, combine or reclassify any capital stock of First Bankshares or issue or authorize the issuance of any other securities in respect of or in substitution for shares of First Bankshares common stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of First Bankshares or any asset having a book value in excess of $50,000 (other than in the ordinary course of business for reasonable and adequate consideration);

     * except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of one year or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfer, or purchase of any assets, in any entity other than a wholly owned First Bankshares subsidiary, or otherwise acquire direct or indirect control over any entity, other than in connection with:

           - foreclosures in the ordinary course of business,

           - acquisitions of control by a depository institution subsidiary in its fiduciary capacity, or

           - the creation of new wholly owned subsidiaries organized to conduct or continue activities otherwise permitted by the Agreement and Plan of Merger;

     *     any of the following:

           - make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit:

             (1) with respect to properties or businesses outside of Lee and Chambers Counties, Alabama, and Troup and Harris Counties, Georgia, or to borrowers whose principal residence is outside such counties unless such loans or extensions of credit are to existing borrowers of First National that are borrowers on the date of the Agreement and Plan of Merger,

             (2)  that are unsecured in excess of $100,000, or

             (3)  that are secured in excess of $250,000.

           - purchase or sell (except for sales of single-family residential first mortgage loans in the ordinary course of First Bankshares' business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein, or

           - renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to Capital City Bank;

             First Bankshares may, however, without the prior notice to or written consent of Capital City, renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed one year and at rates not less than market rates for comparable credits and transactions and without any release of any collateral except as First Bankshares is presently obligated under existing written agreements kept as part of First Bankshares' official records.
             If First Bankshares makes, extends, renews, renegotiates, compromises or settles any loans or extensions of credit or releases any collateral therefor that are subject to the prior disclosure to Capital City hereunder and Capital City has objected thereto, the exchange ratio shall be proportionally reduced by an amount equal to all outstanding principal of, and all accrued but unpaid interest and other charges on, the loan(s) as of the effective time.

     * grant any increase in compensation or benefits to the employees or officers of First Bankshares, except in accordance with past practice previously disclosed to Capital City by First Bankshares or as required by law, pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Agreement and Plan of Merger and previously disclosed to Capital City by First Bankshares; enter into or amend any severance agreements with officers of First Bankshares; grant any increase in fees or other increases in compensation or other benefits to directors of First Bankshares except in accordance with past practice previously disclosed to Capital City by First Bankshares; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other equity rights;

     * enter into or amend any employment contract between First Bankshares and any person (unless such amendment is required by law) that First Bankshares does not have the unconditional right to terminate without liability (other than liability for services already rendered) at any time on or after the effective time of the merger;

     * adopt any new employee benefit plan of First Bankshares or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of First Bankshares other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practice;

     * make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles;

     * commence any litigation other than in accordance with past practice, or settle any litigation involving any liability of First Bankshares for material money damages or restrictions upon the operations of First Bankshares; or

     * except in the ordinary course of business, enter into, modify, amend or terminate any material contract calling for payments exceeding $50,000 or waive, release, compromise or assign any material rights or claims.

     The Agreement and Plan of Merger also provides that from the date of the Agreement and Plan of Merger until the earlier of the effective time of the merger or the termination of the Agreement and Plan of Merger, unless First Bankshares has given prior written consent, and except as otherwise expressly contemplated by the Agreement and Plan of Merger, Capital City will not amend the Articles of Incorporation or Bylaws of Capital City in any manner adverse to the holders of First Bankshares common stock.

Management and Operations after the Merger; Interests of Certain
Persons in the Merger

     Following the merger, First National will be merged with and into Capital City Bank. Certain members of First Bankshares' management and the First Bankshares Board of Directors have interests in the merger in addition to their interests as shareowners of First Bankshares generally. These include, among other things, provisions in the Agreement and Plan of Merger relating to indemnification of directors and officers and eligibility for certain Capital City employee benefits.

     Indemnification and Advancement of Expenses. With respect to all claims brought during the period of four years after the effective time of the merger, the Agreement and Plan of Merger provides that Capital City will indemnify, defend and hold harmless the present and former directors, officers and employees of the First Bankshares entities against all liabilities arising out of actions or omissions arising out of the Indemnified Party's service as a director, officer or employee of First Bankshares or, at First Bankshares' request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the effective time of the merger (including the transactions contemplated by the Agreement and Plan of Merger) to the fullest extent permitted under Florida law. Without limiting the foregoing, in any case in which approval by Capital City is required to effectuate any indemnification, Capital City shall direct, at the election of the indemnified party, that the determination of any such approval will be made by independent counsel mutually agreed upon between Capital City and the indemnified party.

     Capital City shall, to the extent available (and First Bankshares shall cooperate prior to the effective time of the merger in these efforts), maintain in effect for a period of two years after the effective time of the merger First Bankshares' existing directors' and officers' liability insurance policy provided that Capital City may substitute therefor:

     * policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous, or

     * with the consent of First Bankshares given prior to the effective time of the merger, any other policy with respect to claims arising from facts or events that occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance;

provided that Capital City will not be obligated to make aggregate premium payments for such two-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to First Bankshares' directors and officers, 150% of the annual premium payments on First Bankshares' current policy in effect as of the date of the Agreement and Plan of Merger.

     Other Matters Relating to Employee Benefit Plans. The Agreement and Plan of Merger also provides that, following the effective time of the merger, Capital City will provide generally to officers and employees of the First Bankshares entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Capital City common stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Capital City entities to their similarly situated officers and employees. Capital City, however, will provide generally to officers and employees of First Bankshares entities benefits in accordance with the policies of Capital City.
Capital City will waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents covered by First Bankshares plans as of the effective time of the merger of the First Bankshares entities will become eligible by virtue of the preceding sentence, to the extent:

     * the pre-existing condition was covered under the corresponding plan maintained by the First Bankshares entity, and

     * the individual affected by the pre-existing condition was covered by the First Bankshares entity's corresponding plan on the date which immediately precedes the effective time.

   For purposes of participation, vesting and (except in the case of Capital City retirement plans) benefit accrual under Capital City's employee benefit plans, the service of the employees of the First Bankshares entities prior to the effective time of the merger will be treated as service with a Capital City entity participating in such employee benefits plans. Capital City and its subsidiaries will honor in accordance with their terms all employment, consulting and other compensation contracts disclosed by First Bankshares to Capital City between any First Bankshares entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the effective time of the merger under the First Bankshares benefit plans.

     Subject to compliance with applicable laws and the absence of any material adverse effects upon Capital City or any First Bankshares benefit plans and/or Capital City benefit plans, Capital City intends to merge the First Bankshares 401(k) Plan with the Capital City 401(k) Plan.

     Employment Agreements. A. Drew Ferguson, III, Scott A. Huguley, Gerald B. Andrews, Jr., and Karen Meadows will each enter into an employment agreement with Capital City or Capital City Bank which will be effective as of the effective time of the merger. These employment agreements will contain standard provisions for terminating any existing employment arrangements between these individuals and any of the First Bankshares entities.

Stock Option Agreement

     Execution of the Stock Option Agreement, dated as of September 25, 2000, by and between Capital City and First Bankshares was a condition to Capital City's merger proposal. Pursuant to the Stock Option Agreement, First Bankshares granted Capital City an option (the "Option") to purchase up to 38,304 shares of First Bankshares common stock, representing approximately 19.9% of the issued and outstanding shares of First Bankshares common stock without giving effect to the shares issuable upon exercise of the Option, at an exercise price of $80.42, subject to the terms and conditions set forth in the Stock Option Agreement. The Option may only be exercised upon the occurrence of certain events (none of which have occurred). The Stock Option Agreement is attached as Appendix C to this Joint Proxy Statement/ Prospectus.

     The Stock Option Agreement is intended to increase the likelihood that the merger will be consummated in accordance with the terms of the Agreement and Plan of Merger. The Stock Option Agreement may have the effect of discouraging persons who might now or prior to the effective time of the merger be interested in acquiring all or a significant interest in First Bankshares from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for First Bankshares common stock than the price per share implicit in the exchange ratio in the Agreement and Plan of Merger. The acquisition of First Bankshares (other than pursuant to the Agreement and Plan of Merger) could cause the Option to become exercisable. The existence of the Option could significantly increase the cost to a potential acquiror of acquiring First Bankshares compared to its cost had the Stock Option Agreement and the Agreement and Plan of Merger not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire First Bankshares than it might otherwise have proposed to pay. First Bankshares and Capital City believe that the exercise or repurchase of the Option is likely to prohibit any other acquiror of First Bankshares from accounting for an acquisition thereof using the "pooling-of-interests" accounting method for a period of two years. Accordingly, the existence of the Stock Option Agreement may deter significantly or completely preclude an acquisition of First Bankshares by certain other financial services organizations.

     Under the terms of the Stock Option Agreement, the exercise price is $80.42 per share and payable in cash. The number of shares of First Bankshares common stock issuable under the Stock Option Agreement, and the exercise price, are subject to adjustment in the event of certain changes in First Bankshares' capitalization.

     Subject to certain limitations, the option is exercisable, in whole or in part, at any time or from time to time after the occurrence of both an Extension Event (as defined in the Stock Option Agreement) and a Purchase Event (as defined in the Stock Option Agreement) prior to the occurrence of an Exercise Termination Event (as defined in the Stock Option Agreement), provided that Capital City has sent written notice of such exercise within 90 days following such Purchase Event. Extension Events and Purchase Events are events which primarily involve attempts by (i) First Bankshares to merge, consolidate or otherwise sell substantially all of its common stock or assets to an entity other than Capital City, or (ii) another entity to acquire 20% or more of the voting power of First Bankshares or any of its subsidiaries.

     The Stock Option Agreement also contains a provision allowing Capital City to require First Bankshares upon the occurrence of a Repurchase Event (as defined below) to repurchase the Option as well as all shares of First Bankshares common stock previously purchased pursuant to the Stock Option Agreement, at such prices as are set forth in the Stock Option Agreement. The Stock Option Agreement also provides First Bankshares the right after the termination of the Option to repurchase First Bankshares common stock acquired pursuant to the Stock Option Agreement, subject to certain conditions and limitations.

     A Repurchase Event will deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving First Bankshares or any purchase, lease or other acquisition of all or a substantial portion of the assets of First Bankshares, other than any such transaction which would not constitute an Acquisition Transaction (as defined in the Stock Option Agreement) or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of First Bankshares common stock, provided that no such event shall constitute a Repurchase Event unless an Extension Event shall have occurred prior to an Exercise Termination Event.

     Except to the extent that Capital City has previously exercised its rights to require repurchase of the Option or shares purchased pursuant to the Option, during the six-month period commencing after the first occurrence of an Exercise Termination Event, First Bankshares may repurchase from Capital City at a price set forth in the Stock Option Agreement all (but not less than all, subject to certain conditions set forth in the Stock Option Agreement) of the First Bankshares common stock acquired by Capital City pursuant to the Stock Option Agreement and with respect to which Capital City has beneficial ownership at the time of such repurchase. The repurchase price takes into account such factors as interest on the price paid for the shares of First Bankshares common stock repurchased and Capital City's out-of-pocket expenses incurred in connection with the transactions contemplated by the Agreement and Plan of Merger.

     Neither First Bankshares nor Capital City may assign any of its rights and obligations under the Stock Option Agreement or the Option to any other person without the express written consent of the other party, except that if a Purchase Event occurs prior to an Exercise Termination Event, Capital City, subject to the terms of the Stock Option Agreement, may sell, assign, transfer or otherwise dispose of the Option or all or any of the shares of First Bankshares common stock acquired by it pursuant to the Option if it gives First Bankshares written notice of the proposed transaction setting forth the terms of the proposed transaction. This notice will be deemed an offer to purchase such Option by Capital City to First Bankshares, which may be accepted within 10 business days of the receipt of such notice, on the same terms and conditions and at the same price at which Capital City is proposing to transfer the Option or such shares to a third party. In the event of the failure or refusal of the Company to purchase the Option or all the shares covered by notice or if any governmental entity disapproves First Bankshares' proposed purchase of the Option or such shares, Capital City may, within 60 days from the date of notice, sell all, but not less than all, of the Option or such shares to such third party at no less than the price specified in the prior notice and on terms no more favorable to the purchaser than those set forth in the notice. The restrictions on the sale of the Option or any of the shares of First Bankshares common stock acquired pursuant to the Option do not apply to (i) any disposition as a result of which such proposed transferee would beneficially own not more than 2% of the voting power of First
Bankshares, (ii) any   disposition of First Bankshares common
stock by a person to whom First Bankshares has sold shares of First Bankshares common stock issued upon exercise of the Option or (iii) any sale by means of a public offering registered under the Securities Act of 1933, as amended.

Certain Federal Income Tax Consequences

     This section summarizes the material anticipated federal income tax consequences of the merger. This summary is based on the federal income tax laws now in effect. It does not take into account possible changes in these laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial decisions or administrative rulings, some of which may have retroactive effect. This summary does not purport to address all aspects of the possible federal income tax consequences of the merger and is not intended as tax advice to any person. This summary does not address the federal income tax consequences of the merger to shareowners in light of their particular circumstances or status (for example, as foreign persons, tax-exempt entities, dealers in securities, and insurance companies, among others), nor does this summary address any consequences of the merger under any state, local, estate, or foreign tax laws. You are urged to consult your own tax advisers as to the specific tax consequences of the merger to you, including tax return reporting requirements, the application and effect of federal, foreign, state, local, and other tax laws, and the implications of any proposed changes in the tax laws.

     The parties to the merger have not required, and will not request, a federal income tax ruling from the Internal Revenue Service ("IRS") as to the tax consequences of the merger. Instead, Gunster, Yoakley & Stewart, P.A., counsel to Capital City, will render an opinion to Capital City and First Bankshares concerning the material federal income tax consequences of the proposed merger under federal income tax law. It is such firm's opinion, based upon the assumption that the merger is consummated in accordance with the Agreement and Plan of Merger and the representations made by the management of Capital City and First Bankshares, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

     Assuming the merger qualifies as a reorganization pursuant to Section 368(a) of the Code, the shareowners of First
Bankshares will have the following federal income tax consequences:

     * First Bankshares shareowners will recognize gain (but not loss) from the exchange, but not in excess of the cash received; the computation of gain and loss is made on a share by share basis;

     * the basis of the Capital City common stock received by the First Bankshares shareowners in the merger will, in each instance, be the same as the basis of the First Bankshares common stock surrendered in exchange therefor, (i) decreased by the cash received from such stock and (ii) increased by the gain recognized in the merger exchange;

     * the holding period of the Capital City common stock received by the First Bankshares shareowners will, in each instance, include the period during which the First Bankshares common stock surrendered in exchange therefor was held, provided that the First Bankshares common stock was held as a capital asset on the date of the exchange;

     * the payment of cash to First Bankshares shareowners in lieu of fractional shares of Capital City common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Capital City; it is anticipated that any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share constitutes a capital asset in the hands of the exchanging shareowner; and

     * where, pursuant to the exercise of dissenters' rights, a shareowner receives cash in exchange for First Bankshares common stock, the former First Bankshares shareowner will be subject to federal income tax as a result of such transaction. It is anticipated that the cash will be treated as having been received as a redemption in exchange for such holder's First Bankshares common stock.

     Each First Bankshares shareowner who receives Capital City common stock in the merger will be required to attach a statement to such shareowner's federal income tax return for the year of the merger which describes the facts of the merger, including the shareowner's basis in the First Bankshares common stock exchanged, and the number of shares of Capital City common stock received in exchange for First Bankshares common stock. Each shareowner should also keep as part of such shareowner's permanent records information necessary to establish such shareowner's basis in, and holding period for, the Capital City common stock received in the merger.

     If the merger fails to qualify as a tax-free reorganization for any reason, the principal federal income tax consequences, under currently applicable law, would be as follows:

     * gain or loss would be recognized by the holders of First Bankshares common stock upon the exchange of such shares in the merger for shares of Capital City common stock, the amount of such gain or loss will be equal to the difference between the fair market value of the shares of Capital City common stock received in the merger, plus the cash portion of the consideration and any cash in lieu of fractional shares, and such shareowner's basis in the First Bankshares common stock surrendered in the merger;

     * the tax basis of the Capital City common stock to be received by the holders of First Bankshares common stock in the merger would be the fair market value of such shares of Capital City common stock at the effective time of the merger;

     * the holding period of such shares of Capital City common stock to be received by First Bankshares shareowners pursuant to the merger would begin the day after the effective time of the merger; and

     * First Bankshares will be deemed to have sold all of its assets to Capital City in a taxable exchange as a result of the merger. As a result, First Bankshares would recognize gain or loss equal to the difference between the sum of the fair market value of the Capital City common stock issued to the First Bankshares shareowners in the merger plus the liabilities of First Bankshares assumed by Capital City (or to which First Bankshares' assets are taken subject) at the time of the merger and First Bankshares' basis in its assets. First Bankshares would be liable for (and Capital City would assume as a result of the merger) any tax due with respect to any net gain recognized as a result of the deemed sale of assets by First Bankshares.

     If the condition of receiving the tax opinion is waived by First Bankshares, First Bankshares will resolicit its shareowners prior to proceeding with the merger.

Accounting Treatment

     The merger will be accounted for as a "purchase," as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of First Bankshares as of the effective time of the merger will be recorded at their respective fair values and added to those of Capital City. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements of Capital City issued after the merger would reflect such fair values and would not be restated retroactively to reflect the historical financial position or results of operations of First Bankshares.

     There are certain conditions on the exchange of First
Bankshares common stock for Capital City common stock by affiliates of First Bankshares, and there are certain restrictions on the transferability of the Capital City common stock received by those affiliates. See "-- Resales of Capital
City Common Stock," on page 51.

Expenses and Fees

     The Agreement and Plan of Merger provides that each of the parties will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the Agreement and Plan of Merger, including filing, registration and application fees, printing fees, and fees and expenses of financial or other consultants, investment bankers, accountants, and counsel.

     In the event that First Bankshares terminates the Agreement and Plan of Merger by entering into a definitive agreement with respect to the sale of First Bankshares to any person or entity who or which has made a proposal to acquire First Bankshares, First Bankshares will pay Capital City $350,000 for losses and damages of Capital City incurred in connection with the merger.

Resales of Capital City Common Stock

     The Capital City common stock issued to shareowners of First Bankshares in connection with the merger will be registered under the Securities Act and will be freely transferable by those shareowners of First Bankshares and Capital City not considered to be "Affiliates" of First Bankshares or Capital City. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with First Bankshares or Capital City (generally, directors, executive officers and 10% shareowners).

     Rules 144 and 145 under the Securities Act of 1933, as amended (the "Securities Act") restrict the sale of Capital City common stock received in the merger by Affiliates and certain of their family members and related interests. Generally speaking, during the one-year period following the effective time of the merger, Affiliates of First Bankshares or Capital City may resell publicly the Capital City common stock received by them in the merger within certain limitations as to the amount of Capital City common stock sold in any three-month period and as to the manner of sale. After this one-year period, Affiliates of First Bankshares who are not Affiliates of Capital City may resell their shares without restriction. The ability of Affiliates to resell shares of Capital City common stock received in the merger under Rule 144 or 145 as summarized in this Proxy Statement/Prospectus generally will be subject to Capital City's having satisfied its reporting requirements under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") for specified periods prior to the time of sale. Affiliates also would be permitted to resell Capital City common stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement/Prospectus does not cover any resales of Capital City common stock received by persons who may be deemed to be Affiliates of First Bankshares or Capital City.

     First Bankshares has agreed to cause each person First Bankshares reasonably believes to be an Affiliate of First Bankshares to sign and deliver to Capital City an agreement providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any Capital City common stock obtained as a result of the merger except in compliance with the Securities Act and the rules and regulations of the SEC. The certificates representing Capital City common stock issued to Affiliates in the merger may bear a legend summarizing these restrictions. See "-- Conditions to Consummation of the Merger," on page 32.

     The receipt of the First Bankshares Affiliate Agreements by
Capital City is a condition to Capital City's obligations to consummate the merger.



            DESCRIPTION OF CAPITAL CITY CAPITAL STOCK

     Capital City is authorized to issue 90,000,000 shares of Capital City common stock ($.01 par value per share), of which 10,191,848 shares were issued and outstanding as of the Record Date. Capital City is also authorized to issue 3,000,000 shares of Capital City preferred stock ($.01 par value per share), none of which is issued and outstanding.

     Holders of Capital City common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Capital City to pay dividends is affected by the ability of its subsidiary depository institution to pay dividends. The approval of the Florida Department of Banking and Finance is required if the total of all dividends declared by Capital City's subsidiary bank, Capital City Bank, in any calendar year exceeds Capital
City Bank's net profits (as defined in the Florida Statutes) for that year combined with its retained net profits for the preceding two calendar years. In 2001, Capital City Bank may declare dividends without regulatory approval of $17.2 million plus an additional amount equal to the net profits of Capital
City Bank for 2001 up to the date of any such dividend declaration. See "BUSINESS - Supervision and Regulation - The Bank - Dividends" and "NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- Note 14 - Dividend Restrictions" in Capital City's 1999 Form 10-K attached hereto as Appendix F.

     For a further description of Capital City capital stock, See
"EFFECT OF THE MERGER ON RIGHTS OF SHAREOWNERS - Authorized
Capital Stock," on page 55.



          EFFECT OF THE MERGER ON RIGHTS OF SHAREOWNERS

     In the merger, shareowners of First Bankshares will exchange their shares of First Bankshares for shares of Capital City. First Bankshares is a registered bank holding company headquartered in West Point, Georgia and is governed by Georgia law and First Bankshares' Articles of Incorporation and Bylaws. Capital City is a registered bank holding company headquartered in Tallahassee, Florida and is governed by Florida law and Capital City's Articles of Incorporation and Bylaws. There are significant differences between the rights of First Bankshares shareowners and Capital City shareowners. The following is a summary of the principal differences between the current rights of First Bankshares shareowners and those of Capital City's shareowners.

     The following summary is not intended to be complete and is qualified in its entirety by reference to the Georgia Code and the Florida Act, as well as the Articles of Incorporation and Bylaws of First Bankshares and Capital City.

Anti-Takeover Provisions Generally

     Capital City's Articles of Incorporation and Bylaws contain certain provisions designed to assist the Capital City Board of Directors in playing a role if any group or person attempts to acquire control of Capital City so that the Capital City Board of Directors can protect the interests of Capital City and its shareowners under the circumstances. These provisions may help the Capital City Board of Directors determine that a sale of control is in the best interests of Capital City's shareowners, or enhance the Capital City Board of Directors' ability to maximize the value to be received by the shareowners upon a sale of control of Capital City. In addition, at September 30, 2000, William G. Smith, Jr., President and Chief Executive Officer of Capital City, and his brother, Robert Hill Smith, Vice President of Capital City, together beneficially owned approximately 34.96% of Capital City's outstanding common stock. Such ownership could also have the effect of deterring takeover proposals.

     Although Capital City's management believes that these provisions are beneficial to Capital City's shareowners, they also may tend to discourage some takeover bids. As a result, Capital City's shareowners may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, Capital City may be able to avoid those expenditures of time and money.

     These provisions also may discourage open market purchases by a company that may desire to acquire Capital City. Those purchases may increase the market price of Capital City common stock temporarily, and enable shareowners to sell their shares at a price higher than that they might otherwise obtain. In addition, these provisions may decrease the market price of Capital City common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also may make it more difficult and time consuming for a potential acquiror to obtain control of Capital City through replacing the Board of Directors and management. Furthermore, the provisions may make it more difficult for Capital City's shareowners to replace the Board of Directors or management, even if a majority of the shareowners believe that replacing the Board of Directors or management is in the best interests of Capital City. Because of these factors, these provisions may tend to perpetuate the incumbent Board of Directors and management. For more information about these provisions, see "--Authorized
Capital Stock," on page 54, "-- Amendment of Articles of Incorporation and Bylaws," on page 56, "-- Classified Board of Directors and Absence of Cumulative Voting," on page 57, "-- Director Removal and Vacancies," on page 58, "--
Indemnification," on page 58, "-- Ability of Directors to
Consider Interests Other than Shareowner Interests" on page 62, "-
- Actions by Shareowners Without a Meeting," on page 63, "-- Shareowner Nominations," on page 63.

Authorized Capital Stock

     Capital City. Capital City's Articles of Incorporation authorize the issuance of up to (1) 90,000,000 shares of Capital City $.01 par value common stock, of which 10,191,848 shares were issued and outstanding as of the Record Date, and (2) 3,000,000 shares of $.01 par value preferred stock, of which no shares are issued. Capital City's Board of Directors may authorize the issuance of additional shares of Capital City common stock without further action by Capital City's shareowners, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Capital City's capital stock may be listed. Capital City's shareowners do not have the preemptive right to purchase or subscribe to any unissued authorized shares of Capital City common stock or any option or warrant for the purchase thereof.

     Capital City's Board of Directors may issue, without any further action by the shareowners, shares of Capital City preferred stock, in one or more classes or series, with such voting, conversion, dividend, redemption and liquidation rights as the Board may specify. In establishing and issuing shares of Capital City preferred stock, Capital City's Board of Directors may designate that Capital City preferred stock will vote as a separate class on any or all matters, thus diluting the voting power of the Capital City common stock. The existence of this ability could render more difficult or discourage an attempt to gain control of Capital City by means of a tender offer, merger, proxy contest or otherwise. The Board also may designate that Capital City preferred stock will have dividend rights that are cumulative and that receive preferential treatment compared to Capital City common stock, and that Capital City preferred stock will have liquidation rights with priority over Capital City common stock in the event of Capital City's liquidation. The Board also may designate whether or not Capital City preferred stock shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such preferred shares, and the terms and provisions relative to the operation thereof.

     Subject to the payment of cash in lieu of fractional shares and payments made to dissenting shareowners, Capital City will issue an estimated 701,000 shares of Capital City common stock in the merger. Based on the number of shares of Capital City common stock outstanding on the record date, it is anticipated that, following the consummation of the merger, a total of approximately 10,892,848 shares of Capital City common stock will be outstanding.

     The authority to issue additional shares of Capital City common stock provides Capital City with the flexibility necessary to meet its future needs without the delay resulting from seeking shareowner approval. The authorized but unissued shares of Capital City common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Capital City. In addition, the sale of a substantial number of shares of Capital City common stock to persons who have an understanding with Capital City concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Capital City common stock (or the right to receive Capital City common stock) to Capital City shareowners, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Capital City.

     First Bankshares. First Bankshares is currently authorized to issue 1,000,000 shares of First Bankshares $1.25 par value common stock, of which 192,481 are outstanding as of the record date. First Bankshares has no other classes of authorized capital stock. First Bankshares shareowners do not have the preemptive right to purchase or subscribe to any unissued authorized shares of First Bankshares common stock.

Amendment Of Articles Of Incorporation And Bylaws

     Capital City. Capital City's Articles of Incorporation provide that the affirmative vote of the holders of at least two-thirds of all the issued and outstanding voting shares of capital stock is required to amend them. However, if such amendment has received the prior approval by an affirmative vote of a majority of "Disinterested Directors," as defined therein, then the affirmative vote of the holders of a majority of all the shares of capital stock of Capital City issued and outstanding and entitled to vote, or such greater percentage approval as is required by Florida law, is sufficient to amend the articles. A "Disinterested Director" is defined in Section 607.0901(1)(h), Florida Statutes, as:

     * any member of the Board of Directors who was a member of the Board of Directors before the later of January 1, 1987, or the date on which an interested shareowner became an interested shareowner; and

     * any member of the Board of Directors who was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board.

     Subject to certain restrictions set forth below, either the Board of Directors or the shareowners of Capital City may amend
Capital City's Bylaws by majority vote. The Board of Directors may amend the Bylaws and adopt new Bylaws provided that:

     * the Board of Directors may not alter, amend or repeal any bylaw adopted by shareowners if the shareowners specifically provide that such bylaw is not subject to amendment or repeal by the Board; and

     * in the case of any shareowner action, two-thirds of the shareowners, acting only by voting at a special meeting, is required to amend any bylaw provision pertaining to:

          -  meetings of shareowners,

          -  directors,

          -  indemnification of directors, officers and employees, and

          -  amendments.

     First Bankshares. The First Bankshares Articles of Incorporation contain no provision governing their amendment and thus the Georgia Code dictates the requirements for such an amendment. The Georgia Code provides that other than in the case of certain routine amendments which may be made by a corporation's Board of Directors without shareowner action (such as changing the corporate name), and other amendments which the Georgia Code specifically allows without shareowner action, the corporation's Board of Directors must recommend any amendment of the Articles of Incorporation to the shareowners (unless the Board elects to make no such recommendation because of a conflict of interest or other special circumstances and communicates the reasons for its election to the shareowners) and the affirmative vote of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment (unless the Georgia Code, the Articles of Incorporation, or the Board of Directors require a greater vote or a vote by voting groups) is required to amend a corporation's Articles of Incorporation.

     The First Bankshares Bylaws may be amended by the affirmative vote of a majority of all shares entitled to elect directors or, alternatively, the Board of Directors by the affirmative vote of a majority of all directors then holding office, is required to amend them; provided, however, that, if such action is to be taken at a meeting of the shareowners, notice of the general nature of the proposed change in the Bylaws shall be given in the notice of meeting. Any Bylaw adopted by the Board of Directors may be altered, amended or repealed, and new Bylaws adopted, by the shareowners. Any bylaw adopted by the shareowners may be altered, amended or repealed by the Board of Directors unless the shareowners prescribe that the bylaw may not be altered, amended or repealed by the Board of Directors.

Classified Board Of Directors And Absence Of Cumulative Voting

     Capital City. Capital City's Articles of Incorporation provide that Capital City's Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The term of the Class I directors terminates on the date of the 2001 annual meeting of shareowners, the term of the Class II directors terminates on the date of the 2002 annual meeting of shareowners and the term of the Class III directors terminates on the date of the 2003 annual meeting of shareowners. At each annual meeting of shareowners, successors to the class of directors whose term expires at that annual meeting are to be elected for a three year term. The effect of Capital City having a classified Board of Directors is that only approximately one-third of the members of the Board is elected each year, which effectively requires two annual meetings for Capital City's shareowners to change a majority of the members of the Board of Directors. The purpose of dividing Capital City's Board of Directors into classes is to facilitate continuity and stability of leadership of Capital City by ensuring that experienced personnel familiar with Capital City will be represented on Capital City's Board of Directors at all times, and to permit Capital City's management to plan for the future for a reasonable time. However, by potentially delaying the time within which an acquiror could obtain working control of the Board of Directors, this provision may discourage some potential mergers, tender offers, or takeover attempts.

     Pursuant to the Capital City Bylaws, each shareowner is entitled to one vote for each share of Capital City common stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a shareowner has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The shareowner has the right to distribute all of his or her votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate. Directors are elected by a plurality of the total votes cast by the shares entitled to vote in the election. With cumulative voting, it may be possible for minority shareowners to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Capital City common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Capital City common stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting thus could make it more difficult for a shareowner who acquires less than a majority of the shares of Capital City common stock to obtain representation on Capital City's Board of Directors.

     First Bankshares.  First Bankshares' Articles of
Incorporation do not provide for a classified Board of Directors.
Thus, all First Bankshares directors are elected annually. In addition, pursuant to First Bankshares' Bylaws, First Bankshares shareowners do not have cumulative voting rights.

Director Removal And Vacancies

     Capital City. Capital City's Articles of Incorporation provide that:

     * a director may be removed by the shareowners upon the affirmative vote of the holders of two-thirds of the voting power of all shares of capital stock entitled to vote generally in the election of directors; and

     * subject to the rights of the holders of any series of preferred stock, then outstanding vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors.

     The purpose of this provision is to prevent a majority shareowner from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareowner. Accordingly, the provision may have the effect of impeding efforts to gain control of the Board of Directors by anyone who obtains a controlling interest in Capital City common stock. The term of a director appointed to fill a vacancy shall coincide with the term of the class of which such director shall have been elected.

     First Bankshares. First Bankshares' Bylaws provide that at any shareowners meeting with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors.

     First Bankshares' Bylaws also provide that if any vacancy shall occur among the directors by reason of death, resignation, incapacity to serve, increase in the number of directors, or otherwise, the remaining directors shall continue to act, and such vacancies may be filled by the shareowners of First Bankshares in accordance with the Bylaws.

Indemnification

     Capital City. The Florida Act provides that a director, officer, employee or other agent of a Florida corporation:

     * shall be indemnified by the corporation for all expenses of such litigation actually and reasonably incurred when he or she is successful on the merits on any legal proceeding;

     * may be indemnified by the corporation for liability incurred in connection with such legal proceedings (other than a derivative suit), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner reasonably believed to be in the best interest of the corporation (and in the case of a criminal preceding, he or she had no reasonable cause to believe that such conduct was unlawful); and

     * may be indemnified by the corporation for expenses of a derivative suit (a suit by a shareowner alleging a breach by a director or officer of a duty owed to the corporation) and amounts paid in settlement not to exceed, in the judgment of the Board of Directors, the estimated costs and expenses of litigating the proceeding to conclusion, even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation and the shareowners. If he or she is adjudged liable in the performance of his or her duties to the corporation, indemnification may be made in accordance with this paragraph unless and only to the extent that a court determines that in view of all of the circumstances, he or she is fairly and reasonably entitled to indemnification for expenses to the extent permitted by such court.

     The indemnification described in the second and third bullet-points above will be made only upon a determination by:

     *    a majority of a quorum of disinterested directors;

     * if a quorum of disinterested directors is not obtainable, or even if obtainable, by majority vote of a committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two or more directors who are not at the time parties to the proceeding;

     *    independent legal counsel in a written opinion;

     * the shareowners (excluding the shares owned by the person seeking indemnification); or

     * the court in which the proceeding is or was pending, if indemnification is proper under the circumstances because the applicable standard of conduct has been met.

     The Board of Directors may authorize the advancement of litigation expenses to a director or officer upon receipt of an undertaking by the director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified for them.

     The Florida Act's statutory scheme of indemnification is not exclusive and allows expanded indemnification by bylaw, agreement, vote of shareowners or disinterested directors, or otherwise if the Articles of Incorporation are amended to permit expanded indemnification. Notwithstanding the expansion of indemnification rights, the Florida Act does not permit indemnification for:

     * acts or omissions that involve a violation of the criminal law, unless the director, officer employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

     * any transaction from which a director, officer or agent derived an improper personal benefit;

     * willful misconduct that shows a conscious disregard for the best interest of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareowner; or

     *    approving an improper distribution to shareowners.

     Capital City's Bylaws provide for the mandatory indemnification of any of its officers and directors for costs and expenses actually and reasonably incurred in connection with a legal proceeding, including amounts paid in settlement of such a proceeding, to the fullest extent permitted by the Florida Act, and requires advancement of such costs and other expenses during pending proceedings. The Board of Directors has discretionary ability to provide indemnification with respect to other persons, such as agents and employees.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Capital City pursuant to the foregoing provisions, Capital City has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     First Bankshares. First Bankshares' Bylaws provide that a director, officer, employee or other agent of First Bankshares shall be indemnified by the corporation for:

     * expenses of litigation actually and reasonably incurred when he or she is successful on the merits on any legal proceeding;

     *    liability incurred in connection with legal proceedings
          (other than a derivative suit), even if he or she is not successful on the merits, if he or she acted in a manner reasonably believed to be in the best interests of First Bankshares (and in the case of a criminal preceding, if he or she had no reasonable cause to believe that such conduct was unlawful); and

     * expenses of a derivative suit (a suit by a shareowner alleging a breach by a director or officer of a duty owed to the corporation) and amounts paid in settlement, even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of First Bankshares, provided, however, that no indemnification may be made in accordance with this clause if he or she is adjudged liable for negligence or misconduct in the performance of his or her duties to First Bankshares unless and only to the extent that a court determines that in view of all of the circumstances, he or she is fairly and reasonably entitled to indemnification for expenses to the extent permitted by such court.

     The indemnification described in the second and third bullet points above shall be made only upon a determination by:

     *    a majority of a quorum of disinterested directors; or

     * if a quorum of disinterested directors is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion.

     The Board of Directors may authorize the advancement of litigation expenses to a director or officer upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she is not entitled to be indemnified for them.

     First Bankshares' bylaw provisions providing for indemnification are not exclusive and allows expanded indemnification.

Special Meetings Of Shareowners

     Capital City. Capital City's Bylaws provide that special meetings of the shareowners shall be held:

     * when directed by the Board of Directors through a resolution adopted by a majority of the total number of directors (whether or not any vacancies of previously authorized directorships exist at the time the Board is presented with such resolution); or

     * when requested in writing and upon appropriate notice by the holders of not less than 50% of all the shares entitled to vote on any issue at the meeting.

     As a result, this provision, taken together with the restriction on the removal of directors, would prevent a substantial shareowner who held less than 50% of Capital City's common stock from compelling shareowner consideration of any proposal (such as a proposal for a merger) over the opposition of Capital City's Board of Directors by calling a special meeting of shareowners at which such shareowner could replace the entire Board of Directors with nominees who were in favor of such proposal.

     First Bankshares. First Bankshares' Bylaws provide that special meetings of the shareowners may be called at any time by the president, by a majority of the incumbent Board of Directors, or by the holders of not less than 25% of the outstanding First Bankshares voting shares.

Ability Of Directors To Consider Interests Other Than
Shareowners' Interests

     Capital City. Capital City's Articles of Incorporation expressly require the Board of Directors to consider all factors it deems relevant in evaluating a proposed share exchange, tender offer, merger, consolidation, or other similar transaction, including:

     *    the best interests of the shareowners;

     * the social, legal and economic effects on employees, customers, depositors and communities served by Capital City and its subsidiaries;

     * the consideration offered in relation to the then current market value of Capital City or its subsidiaries in a freely negotiated transaction;

     * estimations of future value of the stock of Capital City or any subsidiary as an independent entity; and

     *    any other factor deemed relevant by the Board of Directors.

     This gives the Board the ability to consider factors other than shareowner value in considering acquisition overtures and places such considerations within the duty of the Board of Directors. This requires the Board to evaluate all factors in considering a potential future acquisition offer, including the long-term value of Capital City as a going concern versus the short-term benefit to shareowners, in order to maximize shareowner value.

     This provision might have the effect of discouraging some tender offers which are above market price or which might otherwise be favorable to shareowners in the short run. A decrease in the likelihood of tender or acquisition offers could lower shareowner value by minimizing or eliminating acquisition market premiums associated with Capital City's capital stock.

     This constituency provision of Capital City's Articles of Incorporation may discourage or make more difficult certain acquisition proposals or business combinations and, therefore, may adversely affect the ability of shareowners to benefit from certain transactions opposed by the Capital City Board of Directors. The constituency provision would allow the Capital City Board of Directors to take into account the effects of an acquisition proposal on a broad number of constituencies and to consider any potential adverse effects in determining whether to accept or reject such proposal.

     First Bankshares.  First Bankshares' Articles of
Incorporation and Bylaws do not contain provisions allowing the directors to consider the effect of potential transactions on any constituency other than the First Bankshares shareowners.

Actions By Shareowners Without A Meeting

     Capital City. Capital City's Bylaws provide that any action required or permitted to be taken at a meeting of shareowners may not be effected by the written consent of the shareowners entitled to vote on the action.

     First Bankshares. First Bankshares' Bylaws provide that any action required or permitted to be taken at a meeting of shareowners may be taken without a meeting if written consent setting forth the action so taken is signed by all shareowners entitled to vote on the action.

Shareowner Nominations

     Capital City.  Capital City's Articles of Incorporation and
Bylaws provide that nominations of persons for election to the Board of Directors at an annual or special meeting of shareowners may be made:

     * by or at the direction of the Board of Directors by any nominating committee of or person appointed by the Board of Directors, or

     * by any shareowner of Capital City entitled to vote for the election of directors at the meeting who complies with the applicable notice procedures set forth in the Articles of Incorporation and the Bylaws.

Despite these provisions, nominations for Board of Directors positions at special meetings may be made only if the election of directors is one of the purposes described in the special meeting notice.

     Nominations of individuals for election at annual meetings, other than nominations made by or at the direction of the Board of Directors, including by any nominating committee, shall be made according to the notice procedures set forth in the Articles of Incorporation and Bylaws.

     First Bankshares.  The Georgia Code and First Bankshares'
Articles of Incorporation and Bylaws do not provide for nominations of persons for election to the Board of Directors.

Shareowner Votes Required For Certain Actions

     Capital City. The Florida Act provides that a corporation may merge into another corporation if a plan of merger is:

     *    adopted by the Board of Directors, and

     * approved by a majority of the votes entitled to be cast on the plan, unless the Florida Act, the Articles of Incorporation, or the Board of Directors (acting pursuant to the Florida Act) requires a greater vote.

     Affiliated Transactions. Section 607.0901 of the Florida Act provides a super-majority requirement for certain proposed transactions ("Section 607.0901") which applies to all Florida corporations unless a corporation expressly chooses to "opt out" of the applicability of such law or the corporation falls under one of the exemptions from the statute's application. Under the Florida Act, any merger, share exchange, dissolution or sale of all or substantially all of the assets of a corporation other than in the usual and regular course of business must be approved by the affirmative vote of the holders of a majority of the shares of stock entitled to vote on the matter. Section 607.0901 requires that, in addition to any vote required by the Florida Act and subject to the exceptions described below, any "Affiliated Transaction" between Capital City and any beneficial owner of 10% or more of Capital City's voting shares, including shares held by any associate or affiliate of such a person (an "Interested Shareowner"), be approved by the affirmative vote of the holders of two-thirds of the voting shares of Capital City's stock, excluding for such purposes any shares held by the Interested Shareowner.

     An "Affiliated Transaction" includes, among other transactions:

     * any merger or consolidation of Capital City or any of its subsidiaries with an Interested Shareowner or an associate or affiliate of an Interested Shareowner,

     * any sale, exchange or other disposition of assets of Capital City to an Interested Shareowner or an associate or affiliate of an Interested Shareowner, having an aggregate market value of 5% or more of the outstanding shares of Capital City, or representing 5% or more of the earning power or net income of Capital City, and

     * the issuance or transfer to the Interested Shareowner or an associate or affiliate of the Interested Shareowner, by Capital City, of the shares of Capital City or any of its subsidiaries which have an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding shares of Capital City.

     However, the voting requirements of Section 607.0901 do not apply to an Affiliated Transaction if, among other things:

     * the Affiliated Transaction has been approved by a majority of Capital City's disinterested directors,

     * the Interested Shareowner has been the beneficial owner of at least 80% of Capital City's outstanding voting shares for at least five years,

     *    certain fair price requirements have been met, or

     * Capital City has not had more than 300 shareowners of record at any time during the three years preceding the date of the first general public announcement of a proposed Affiliated Transaction.

Capital City may also "opt out" entirely from the applicability of Section 607.0901 through a provision in Capital City's original Articles of Incorporation or through an amendment to its Articles of Incorporation or Bylaws. However, any such amendment to its Articles of Incorporation or Bylaws to expressly exclude Capital City from the applicability of Section 607.0901 must be approved by the affirmative vote of the holders, other than Interested Shareowners, of a majority of the outstanding voting shares of Capital City and such amendment will not be effective until 18 months following such a vote. The opt out provision shall not apply to any Affiliated Transaction with an Interested Shareowner who became an Interested Shareowner on or prior to the effective time of such amendment.

     Capital City is subject to Section 607.0901, thus any Affiliated Transaction would be subject to a two-thirds vote of the holders of the outstanding shares of Capital City entitled to vote, unless otherwise exempt. Section 607.0901 protects shareowners of Capital City because it increases the difficulty and expense for a potential acquiror seeking to gain control of Capital City by freezing out certain minority shareowners in a "two-step" merger transaction. Thus, Section 607.0901 serves to protect shareowners from the inequitable results of certain transactions between a corporation and an Interested Shareowner.

     Control Share Acquisitions. The control share acquisition provisions of the Florida Act ("Section 607.0902") impose conditions and restrictions on "control share acquisitions." These provisions provide that any "control shares" (shares which represent at least 20% of the outstanding stock of a Florida corporation) that are acquired in a "control share acquisition" have no voting rights except to the extent approved by the affirmative vote of a majority of all votes entitled to be cast on the matter, excluding all "interested shares," which are shares which may be voted directly or indirectly by the person proposing to make the "control share acquisition," by any officer of the corporation or by any employee who is also a director of the corporation. Section 607.0902 also exempts from its application shares acquired:

     *    by gift, will, or intestacy;

     *    in satisfaction of a security interest;

     * as a result of a merger or share exchange which the issuer is a party to such transaction;

     * by participating in a savings, employee stock or other benefit plans of the corporation or any of its subsidiaries; or

     * by a group of two or more persons acting together with respect to the voting of shares provided that such persons are

          -    related by blood or marriage, and

          -    have been shareowners of the company since July 1, 1987.

     These provisions are inapplicable if a Florida corporation's charter or bylaws are amended to "opt out" of Section 607.0902 in order to permit the acquisition of shares prior to the acquiring person's acquisition thereof.

     The purpose of Section 607.0902 is to protect shareowners of Florida corporations by providing them with an opportunity to decide whether a change in corporate control is desirable. This statute effectively places Capital City's shareowners on equal ground with a potential acquiror by nullifying the voting power of "control shares" acquired by those who may seek to acquire Capital City without first approaching the Board of Directors. The application of Section 607.0902 to Capital City by virtue of the Florida Act has the effect of limiting the voting power of any Capital City shareowner, even those who are not intent on soliciting a change in control of Capital City without first conferring with management, upon such shareowner's acquisition of a threshold amount of Capital City voting stock.

     First Bankshares. The Georgia Code generally requires a corporation's Board of Directors to adopt, and the holders of more than a majority of all the votes entitled to be cast by each voting group entitled to vote to authorize and approve, any plan of merger or consolidation, or plan of share exchange under the Georgia Code, unless the corporation's Articles of Incorporation or Bylaws or the Board of Directors (acting pursuant to the Georgia Code) requires a greater vote.

     Georgia's "Business Combination Statute" contained in Sections 14-2-1131 through 14-2-1133 of the Georgia Code and
"Fair Price Statute" contained in Sections 14-2-1110 through 14-2-1113 of the Georgia Code are only applicable to Georgia corporations that have adopted Bylaws specifically evidencing a desire to be governed by these statutes. The First Bankshares Bylaws are silent with respect to these provisions and they are therefore inapplicable to First Bankshares.

Dissenters' Rights Of Appraisal

     Capital City. The Florida Act generally gives shareowners of a Florida corporation the right to dissent from, and obtain payment of the fair value of their shares in the event of, a merger, share exchange, sale or exchange of property and certain other corporate transactions. The rights contained in the Florida Act do not apply, however, with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of securities registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders as of the record date for determining shareowners entitled to vote on the proposed action. First Bankshares shareowners are to receive shares of Capital City common stock in the merger, and Capital City common stock is traded on the Nasdaq National Market. Therefore, subsequent to this merger, shareowners of First Bankshares that receive Capital City common stock in the merger will not have dissenters' rights with respect to the Capital City common stock.

     First Bankshares. The Georgia Code generally gives shareowners of a Georgia corporation the right to dissent from, and obtain payment of the fair value of their shares in the event of, a merger, share exchange, sale or exchange of property and certain other corporation transactions. To do this, shareowners must follow certain procedures, including filing certain notices and refraining from voting their shares in favor of the transaction. The applicable provisions of the Georgia Code are attached in their entirety to this Proxy Statement/Prospectus as Appendix D.

     For a more detailed discussion of Dissenters' Rights, see
"DESCRIPTION OF THE MERGER - Dissenters' Rights," on page 37.

Shareowners' Rights To Examine Books And Records

     Capital City. The Florida Act gives a shareowner of a Florida corporation the right to inspect and copy books and records of the corporation during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. In order to inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the shareowner desires to inspect.

     First Bankshares. The Georgia Code gives shareowners the same type of rights to inspect and copy books and records as the Florida Act.

Dividends

     Capital City. Capital City's ability to pay dividends on its common stock is governed by Florida corporate law. Under Florida corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the usual course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareowners whose preferential rights are superior to those receiving the distribution.

     There are various statutory limitations on the ability of Capital City's banking subsidiaries, Capital City Bank and First National Bank of Grady County, to pay dividends to Capital City. See "BUSINESS -- Regulatory Considerations -- Dividends" in Capital City's 1999 Form 10-K attached hereto as Appendix F.

     First Bankshares. The Georgia Code gives Georgia corporations the ability to pay dividends on the same basis as Florida law.

     The First Bankshares Bylaws provide that, subject to limitations imposed by the Georgia Code, dividends may be declared at such time or times, and in such amounts, as the First Bankshares Board of Directors shall from time to time determine. The First Bankshares Board of Directors in declaring a dividend has the right to fix a record date as of which the holders of record of shares entitled to receive the dividend shall be determined, provided that the record date may not be prior to the date on which the dividend is declared, nor more than 30 days before the date on which the dividend is to be paid.

             COMPARATIVE MARKET PRICES AND DIVIDENDS

Price Range of Common Stock

     Capital City common stock is traded on the Nasdaq National Market under the symbol "CCBG." First Bankshares common stock is not publicly traded. The following table sets forth, for the indicated periods, the high and low closing sale prices for Capital City common stock as reported by the Nasdaq National Market. The stock prices do not include retail mark-ups, mark-downs or commissions. Effective June 2, 1998, Capital City declared a 3-for-2 stock split. Effective April 7, 1997, Capital City declared a 2-for-1 stock split. The amounts below have been adjusted to reflect these stock splits.

                                             Capital City
                                      ---------------------------
                                              Price Range
                                      ---------------------------
                                         High             Low
                                      ----------       ----------
       2000
          Fourth Quarter               $______           $______
          Third Quarter                  20.50             18.75
          Second Quarter                 20.50             18.00
          First Quarter                  23.00             15.00
       1999
          Fourth Quarter                 25.00             20.19
          Third Quarter                  30.00             21.00
          Second Quarter                 25.00             20.25
          First Quarter                  27.63             22.00
       1998
          Fourth Quarter                 31.00             24.13
          Third Quarter                  33.13             19.00
          Second Quarter                 32.67             29.75
          First Quarter                  32.67             29.25
       1997
          Fourth Quarter                 27.33             23.00
          Third Quarter                  23.50             20.83
          Second Quarter                 21.50             19.33
          First Quarter                  21.33             14.00

     On September 25, 2000, the last day prior to the public announcement of Capital City's proposed acquisition of First Bankshares, the last reported sale price per share of Capital City common stock on the Nasdaq National Market was $19.25, and the resulting equivalent pro forma price per share of First Bankshares common stock, including the cash portion of the consideration, was $87.861. On _____________, 2001, the latest practicable date prior to the mailing of this Proxy Statement/Prospectus, the last reported sale price per share of Capital City common stock on the Nasdaq National Market was $______, and the resulting equivalent pro forma price per share of First Bankshares common stock was $_____. The equivalent per share price of a share of First Bankshares common stock at each specified date represents the last reported sale price of a share of Capital City common stock on such date multiplied by the combined total of the 3.6419 exchange ratio and $17.7543 in cash (exclusive of any withholdings). The market price of Capital City common stock on the effective time of the merger may be higher or lower than the market price at the time the merger proposal was announced, at the time the Agreement and Plan of Merger was executed, at the time of mailing of this Proxy Statement/Prospectus, or at the time of the Special Meeting. Holders of First Bankshares common stock are not assured of receiving any specific market value of Capital City common stock on the effective time of the merger, and such value may be substantially more or less than the current value of Capital City common stock.

     There is no established public trading market for the First Bankshares common stock. To the knowledge of First Bankshares, the most recent trade of First Bankshares common stock prior to September 25, 2000, the last day prior to the public announcement of the proposed merger between Capital City and First Bankshares, was the sale of 220 shares on April 18, 2000, at $85.00 per share. To the knowledge of First Bankshares, there have been no trades of First Bankshares common stock since the announcement of the merger.

     First Bankshares' practice is to declare and pay dividends to its shareowners semi-annually, and First Bankshares intends to continue this policy through the consummation of the merger (subject to such approvals as may be required). In the fourth quarter of 1999, the Board of Directors for First Bankshares declared a cash dividend of $1.85 per share (which was paid in January 2000), and the total dividend paid by First Bankshares was $356,090. Other than the regular semi-annual dividends planned for First Bankshares as discussed above, First Bankshares has no current plans to pay any additional dividends prior to the consummation of the merger.

     The information regarding First Bankshares common stock is provided for informational purposes only and, due to the absence of an active market for First Bankshares' shares, you should not view it as indicative of the actual or market value of First Bankshares common stock.

Stock Purchase Program

     Capital City has been engaged in an ongoing program to purchase shares of its common stock on the open market from time to time, depending upon market conditions and other factors. The following table sets forth the number of shares purchased during each calendar quarter during the past fiscal year and the average price per share paid by Capital City in such transactions.


                                        Capital City
                                 ----------------------------
                                       Stock Purchases
                                               Avg. Price per
                                 No. Shares         Share
                                 ----------    --------------
     2000
        Fourth Quarter             ______          $______
        Third Quarter                   0              N/A
        Second Quarter             17,000           19.224
        First Quarter                   0              N/A


Comparative Dividends

     The holders of Capital City common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Although Capital City currently intends to continue to pay quarterly cash dividends on the Capital City common stock, there can be no assurance that Capital City's dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Capital City Board of Directors' consideration of other relevant factors.

     Capital City and First Bankshares are each legal entities separate and distinct from their subsidiaries and their revenues depend in significant part on the payment of dividends from their respective subsidiary institutions. Capital City's and First Bankshares' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "BUSINESS -- Supervision and Regulation" in Capital City's 1999 Form 10-K Attached hereto as Appendix F, and "BUSINESS OF FIRST BANKSHARES," on page 72.

     The following table sets forth cash dividends declared per share of Capital City common stock and First Bankshares common stock for the periods indicated.


                                     Capital City        First
                                       Quarterly      Bankshares
                                         Cash         Semi-Annual
                                       Dividends       Dividends
                                       Declared        Declared
                                       Per Share       Per Share
YEAR ENDED DECEMBER 31, 2000
          Fourth Quarter                $.1475           $1.85
          Third Quarter                  .1325
          Second Quarter                 .1325            1.30
          First Quarter                  .1325
                                        ------           -----
               Total                    $.5450           $3.15
                                        ======           =====

YEAR ENDED DECEMBER 31, 1999:
     Fourth Quarter                     $.1325           $1.85
          Third Quarter                    .12
          Second Quarter                   .12            1.30
          First Quarter                    .18
                                        ------           -----
          Total                         $.5525           $3.15
                                        ======           =====
YEAR ENDED DECEMBER 31, 1998:
          Fourth Quarter                 $.12            $1.85
          Third Quarter                   .11
          Second Quarter                  .11             1.30
          First Quarter                   .11
                                         ----            -----
          Total                          $.45            $3.15
                                         ====            =====
YEAR ENDED DECEMBER 31, 1997:
          Fourth Quarter                 $.11            $1.85
          Third Quarter                   .10
          Second Quarter                  .10             1.30
          First Quarter                   .10
                                         ----            -----
          Total                          $.41            $3.15
                                         ====            =====

     First Bankshares is restricted under the Agreement and Plan of Merger from paying dividends except that First Bankshares shall be allowed to pay to its shareowners First Bankshares' regular dividend of $1.85 per share of First Bankshares common stock for the second half of 2000. However, if the merger is consummated prior to the record date for Capital City's fourth quarter 2000 dividend, the First Bankshares dividend payable to each First Bankshares shareowner shall be reduced by the Capital City fourth quarter 2000 dividend payable to each First Bankshares shareowner.



                  BUSINESS OF FIRST BANKSHARES
General

     First Bankshares is a bank holding company headquartered in West Point, Georgia. First Bankshares' wholly-owned subsidiary, First National, operates one banking office in Georgia, and two banking offices in Alabama. First National is a community based financial institution that offers a broad range of banking and banking-related products and services. As of September 30, 2000, First Bankshares had total consolidated assets of approximately $156.5 million, total consolidated deposits of approximately $114.4 million, and total consolidated shareowners' equity of approximately $15.6 million.

Management Stock Ownership

     The following table presents information about the amount of First Bankshares common stock beneficially owned by each of the directors and executive officers of First Bankshares and all executive officers and directors as a group as of the Record Date. Unless otherwise indicated, each person has sole voting and investment power over the indicated shares. Information relating to beneficial ownership of the First Bankshares common stock is based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under those rules, a person is considered to be a beneficial owner of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities.

                     Position with First     Number of Shares      Percentage
Beneficial Owner         Bankshares
-----------------------------------------------------------------------------
Robert F. Cook, Jr.     Director                      800(1)         .42%
A. Drew Ferguson        Director and President         27(2)         .01%
Edmund C. Glover        Director                    1,085            .56%
Scott A. Huguley        Director and Chairman      23,306(3)       12.11%
Robert J. Humphrey      Director                       13            .01%
Willis A. Johnson       Director                    1,752(4)         .91%
Bruce N. Lanier, Jr.    Director                    3,277(5)        1.70%
William L. Nix          Director                    1,151            .60%
Faye B. Williams        Secretary and Treasurer       650(6)         .34%
Gerald B. Andrews       Vice President                190(7)         .10%
All directors and executive officers as a group    32,491          16.88%

(1)    Includes 100 shares owned of record by Mr. Cook's spouse.
(2)    Includes seven shares owned of record by Mr. Ferguson's spouse.
(3) Includes (a) 604 shares owned of record by Mr. Huguley's spouse; (b) eight shares owned of record by Mr. Huguley's son and daughter; (c) 3,008 shares owned of record by The Huguley Family Limited Partnership; and (d) 8,768 shares owned of record by Mr. Huguley's father, over which Mr. Huguley holds power of attorney.
(4)    Includes 342 shares held of record by the Johnson Family Trust.
(5)    Includes 144 shares held of record by Mr. Lanier's son.
(6)    Includes 65 shares held of record by Ms. Williams' spouse.
(7)    Includes 65 shares held of record by Mr. Andrews' two daughters.

     The First Bankshares directors and executive officers have committed to vote their shares of First Bankshares common stock in favor of the Agreement and Plan of Merger.

Voting Securities and Principal Shareowners of First Bankshares

     The following lists each shareowner of record that directly or indirectly owned, controlled, or held with power to vote 5% or more of the 192,481 outstanding shares of First Bankshares common stock as of the Record Date. Unless otherwise indicated, each person has sole voting and investment powers over the indicated
shares.   Information relating to beneficial ownership of the
First Bankshares common stock is based upon "beneficial ownership" concepts set forth in rules under the Exchange Act (discussed above).

                                Number of Shares
                               Beneficially Owned        Percent of Class
Name and Address                  at Record Date                (%)
-------------------------------------------------------------------------
Scott A. Huguley                      23,306*                 12.11%
109 Hillcrest Road
West Point, Georgia 31833

*See Footnote 3 above.


Management's Discussion and Analysis of Financial Condition and
Results of Operations

     First Bankshares provides retail banking services, with an emphasis on one-to four-family residential mortgage loans and consumer loans as well as certificates of deposit, checking accounts and savings accounts. In addition, First Bankshares originates commercial real estate loans and other credit facilities and offers checking accounts to individuals and to businesses within its market area which is West Point, Georgia and the surrounding area.

     Forward Looking Statements. First Bankshares may, from time-to-time, make written or oral forward-looking statements, including statements contained in its reports to shareholders and herein. Statements made in such documents, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. First Bankshares' actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, and interest rate risk management; the effects of competition in the banking business from other commercial banks, savings and loan associations, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in First Bankshares' market area and elsewhere, including institutions operating through the Internet; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of allowances for loan losses, including the value of collateral underlying delinquent loans, and other factors. First Bankshares cautions that such factors are not exclusive. First Bankshares does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, First Bankshares.

     Comparison of Financial Condition at September 30, 2000 and December 31, 1999. Total assets of $156.5 million at September 30, 2000 was an increase of $4.1 million, or 2.7% from December 31, 1999. The asset growth was primarily concentrated in investment securities available for sale which increased $1.9 million, or 4.8%, from December 31, 1999 as well as cash and due from banks which increased $3.1 million, or 14.8%. The increase in cash and due from banks and investment securities was directly related to the increase in deposits noted below. Loans declined slightly from December 31, 1999 due to the charge-off of a $1,375,000 credit relationship which is discussed below.

     The growth in First Bankshares' total assets in 2000 was funded by an increase in deposits, primarily interest-bearing deposits which increased by $3.1 million, or 3.5% from December 31, 1999. Non interest-bearing deposits increased $1.8 million, or 8.3% from December 31, 1999. The growth in deposits was due to a focus on deposit growth as well as competitive pricing on interest-bearing deposits.

     Stockholders' equity decreased $326,000, from December 31, 1999 due to a decrease in net income as well as an increase in accumulated other comprehensive loss. The increase in accumulated other comprehensive loss relates to the increasing level of interest rates during the year. Increasing rates reduce the fair values of certain available for sale investments that have longer average lives.

     Comparison of Financial Condition at December 31, 1999 and 1998. Total assets of $152.4 million at December 31, 1999 was an increase of $22.2 million, or 17.1% from December 31, 1998. The increase in assets was primarily due to an increase in cash and due from banks in anticipation of additional cash needs due to the Year 2000 date change. Increases in deposits funded both loan and investment growth. Investment securities available for sale increased $3.8 million, or 10.2% from December 31, 1998 and loans increased $3.4 million, or 4.9% from December 31, 1998.

     Total liabilities of $136.4 million at December 31, 1999 was an increase of $22.1 million, or 19.4% from December 31, 1998. The increase was directly attributable to the growth in deposits. Total deposits of $109.6 million at December 31, 1999 was an increase of $22.2 million, or 25.3% from December 31, 1998. Increases in deposits were attributable to marketing campaigns, such as free checking, to increase First Bankshares' deposit base.

     Total stockholders' equity remained relatively unchanged as the increase in retained earnings of $492,000 was offset by purchases of treasury stock by First Bankshares and an increase in accumulated other comprehensive loss related to increasing interest rates noted above.

     Loan Portfolio. First Bankshares experienced no growth in the loan portfolio during the period from December 31, 1999 through September 30, 2000. Loan growth during 2000 has been stagnated by the rising interest rate environment as well as by economic and competitive conditions in First Bankshares' market area.

     Overall loan growth was strong in 1999 compared to 1998.
Net loans increased 4.9% to $75,039,000 at December 31, 1999 from
$71,555,000 at December 31, 1998. The increase was attributable to a focus on loan growth by management.

      The  following  table  presents the  composition  of  First
Bankshares' loan portfolio at September 30, 2000 and December 31,
1999 and 1998.

                                                  At September 30,                    At December 31,
                                              --------------------   --------------------------------------------
                                                       2000                   1999                   1998
                                              --------------------   --------------------    --------------------
                                                 Amount    Percent      Amount    Percent      Amount    Percent
                                              -----------  -------   -----------  -------    ----------- --------
Types of Loans:
Commercial, financial, and agricultural       $ 6,453,442    8.62%   $ 8,135,772   10.69%    $10,207,255   14.07%
Real estate - construction and development        668,110    0.89%       441,625    0.58%      2,455,280    3.38%
Real estate mortgage                           46,568,430   62.19%    48,610,677   63.90%     41,314,330   56.94%
Installment and single payment individual      20,944,585   27.97%    18,638,593   24.50%     18,188,710   25.07%
Tax-exempt                                        246,566    0.33%       243,170    0.32%        378,143    0.52%
Other                                                   -    0.00%         7,445    0.01%          7,757    0.02%
                                              -----------  -------   -----------  -------    -----------  -------
 Total loans                                   74,881,133  100.00%    76,077,282  100.00%     72,551,475  100.00%
Less:
 Unearned discounts on installment loans           (3,197)               (10,315)                (31,786)
 Net deferred loan costs                           49,667                 42,471                  63,020
 Allowance for loan losses                     (1,225,162)            (1,070,216)             (1,027,281)
                                              -----------            -----------             -----------
 Total loans, net                             $73,702,441            $75,039,222             $71,555,428
                                              ===========            ===========             ============


     The following table presents a summary of maturities of First Bankshares' loan portfolio segregated between loans with predetermined interest rates and loans with floating or adjustable rates at September 30, 2000 and December 31, 1999.


September 30, 2000                                  Loans Maturing
                                    Within         1-5          After 5
                                    1 year        Years          Years          Total
Loans with:                      -----------    -----------    ----------    -----------
 Predetermined interest rates    $13,836,186    $36,807,003    $8,734,300    $59,377,489
 Floating and adjustable rates    14,263,628        653,828       586,188     15,503,644
                                 -----------    -----------    ----------    -----------
Total loans                      $28,099,814    $37,460,831    $9,320,488    $74,881,133
                                 ===========    ===========    ==========    ===========

December 31, 1999                                   Loans Maturing
                                    Within         1-5          After 5
                                    1 year        Years          Years          Total
Loans with:                      -----------   -----------     ----------    -----------
 Predetermined interest rates    $14,541,610   $38,080,056     $9,683,110    $62,304,776
 Floating and adjustable rates    12,352,766       817,562        602,178     13,772,506
                                 -----------   -----------    -----------    -----------
Total loans                      $26,894,376   $38,897,618    $10,285,288    $76,077,282
                                 ===========   ===========    ===========    ===========

     Allowance and Provision for Loan Losses. The allowance for loan losses represents a reserve for losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with particular emphasis on impaired, non-accruing, past due and other loans that management believes require special attention.

     First Bankshares follows a consistent methodology in determining its allowance for loan losses. All loans are rated by management based on characteristics of the loan which include, but are not limited to, the financial condition and strengths of the borrower, loan payment history, related collateral, cash flows available for debt repayment, and known and expected economic trends. Loss percentages used to calculate the general allowances are based on historical loss percentages as well as regulatory guidelines. Specific allowances for impaired problem loans are provided in the event that the specific collateral analysis or other estimates of repayments indicates that the probable loss would be in excess of the general allocation percentage. In addition to First Bankshares' internal review process, First Bankshares also utilizes an independent loan review service in assessing the overall adequacy of the allowance for loan losses.

     The provision for loan losses is the charge to income necessary to replenish the allowance for loan losses and maintain it at a level that management has determined to be adequate based on the methodology described above. First Bankshares' provision for loan losses for the nine months ended September 30, 2000 was $1,580,000. The increase in the provision for loan losses over that in the comparable period during 1999 was due to two reasons. First, during the first quarter of 2000, $1,375,000 of a large credit relationship totaling $2,975,000 was charged off. The remaining $1,600,000 of the credit relationship is guaranteed by the USDA. The credit relationship had begun to deteriorate in late 1999; however, management believed that viable workout options were available which would allow the borrower to continue operations, including but not limited to, obtaining additional guarantees by the USDA. Near the end of the first quarter of 2000, the borrower filed for bankruptcy after learning that the potential workout options were no longer viable, and First Bankshares proceeded with a plan to liquidate the collateral and charged off the total amount due from the borrower, exclusive of the amount guaranteed by the USDA. First Bankshares has not yet received the proceeds from the USDA guarantee but has been informed that the amount is forthcoming. It is currently uncertain as to the amount, if any, of the charge-off that may be recovered through collateral liquidation.

     Secondly, during the third quarter of 2000, management evaluated the credit worthiness of several large credit relationships. As a result of such review, loans totaling $5,198,000 were downgraded to the Special Mention classification and loans totaling $890,000 were downgraded to the Substandard classification. The above downgrades resulted in an additional charge of $341,000 to the provision for loan losses. In addition, First Bankshares has identified one loan as impaired resulting in a $159,000 provision and similar increase in the allowance.

     The provision for loan losses for the year ended December 31, 1999 was $100,000 compared to $10,000 for the year ended December 31, 1998. The increase in 1999 was attributable to the 4.9% loan growth as well as the deterioration in the large credit relationship mentioned above.

     Net charge-offs for the nine months ended September 30, 2000 were 2.51% of average net loans outstanding. The increase from the year ended December 31, 1999 is related to the charge-off of the credit relationship mentioned above. Net charge-offs for the year ended December 31, 1999 increased only slightly to 0.08% of average net loans outstanding from 0.01% for the year ended December 31, 1998. The charge-offs for 1999 were split between commercial and consumer loans. The charge-offs for 1998 were all consumer loans of which none were individually significant.

     The allowance for loan losses represented 1.64%, 1.41% and 1.42% of total loans at September 30, 2000 and December 31, 1999 and 1998, respectively. The determination of the allowance for loan losses is based upon management's judgment about factors affecting loan quality, assumptions about the economy, and other factors; however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or additional provisions will not be required. In addition, various regulatory agencies, as an integral part of their examination process, periodically review First Bankshares' allowance for loan losses. Such agencies may require First Bankshares to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     The following table represents an analysis of First
Bankshares' allowance for loan losses including the provision for loan losses and net loan charge-offs for the nine months ended
September 30, 2000 and for the years ended December 31, 1999 and 1998.


                                                    At or for the nine            At or for the
                                                       months ended                years ended
                                                       September 30,               December 31,
                                                    -------------------  ----------------------------
                                                            2000             1999            1998
                                                        -----------      -----------      -----------
Allowance balance (at beginning of period)              $ 1,070,216      $ 1,027,281      $ 1,114,366
                                                        -----------      -----------      -----------
Provision for loan losses                                 1,580,000          100,000           10,000
                                                        -----------      -----------      -----------
Charge-offs:
 Commercial, financial, and agricultural                   (186,202)         (39,380)               -
 Real estate - construction and development              (1,225,000)               -                -
 Real estate mortgage                                             -                -                -
 Installment and single payment individual                  (25,302)         (34,391)         (42,067)
 Tax-exempt                                                       -                -                -
 Other                                                            -                -                -
                                                         ----------      -----------      -----------
Total charge-offs                                        (1,436,504)         (73,771)         (42,067)
Recoveries:
 Commercial, financial, and agricultural                      1,862               50            1,091
 Real estate - construction and development                       -                -                -
 Real estate mortgage                                             -                -                -
 Installment and single payment individual                    9,588           16,656           30,482
 Tax-exempt                                                       -                -                -
 Other                                                            -                -                -
                                                        -----------       ----------      -----------
Total recoveries                                             11,450           16,706           31,573
Net charge-offs                                          (1,425,054)         (57,065)         (10,494)
Allowance related to loans of sold branch                         -                -          (86,591)
                                                        -----------       -----------     -----------
Allowance balance (at end of period)                    $ 1,225,162       $ 1,070,216     $ 1,027,281
                                                        ===========       ===========     ===========
Total loans outstanding                                 $74,881,133       $76,077,282     $72,551,475
                                                        ===========       ===========     ===========
Allowance for loan losses to total loans outstanding          1.64%             1.41%           1.42%
                                                        ===========       ===========     ===========


     The amounts and percentages of the components of the allowance for loan losses at September 30, 2000 and December 31, 1999 and 1998, and the percentage of loans in each category to total loans are presented in the table below.

                                              At September 30,                          At December 31,
                                           ---------------------- ---------------------------------------------
                                                   2000                   1999                   1998
                                           ---------------------- --------------------- -----------------------
                                                      Percent of             Percent of              Percent of
                                                       Loans to               Loans to                Loans to
                                             Amount   Total Loans   Amount   Total Loans    Amount  Total Loans
                                           ---------- ----------- ---------- ----------- ---------- -----------
At end of period allocated to:
Commercial, financial, and agricultural    $  611,929     8.62%   $  685,146    10.69%   $  497,134    14.07%
Real estate - construction and development      3,314     0.89%        1,803     0.58%       12,876     3.38%
Real estate mortgage                          398,186    62.19%      278,061    63.90%      309,539    56.94%
Installment and single payment individual     177,741    27.97%       78,303    24.50%       60,835    25.07%
Tax-exempt                                      1,223     0.33%          993     0.32%        1,983     0.52%
Other                                               -         -            -     0.01%            -     0.02%
Unallocated                                    32,769         -       25,910         -      144,914         -
                                           ----------   -------   ----------   -------   ----------   -------
Total allowance for loan losses            $1,225,162   100.00%   $1,070,216   100.00%   $1,027,281   100.00%
                                           ==========   =======   ==========   =======   ==========   =======

     Non-performing Assets. As a result of management's ongoing review of the loan portfolio, loans are classified as non-accrual when reasonable doubt exists as to the full or timely collection of interest or principal or when a loan becomes contractually past due by 90 days or more with respect to interest or principal. These loans are classified as non-accrual, even though the presence of collateral or the borrower's financial strength may be sufficient to provide for ultimate repayment. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest on non-accrual loans is recognized only when received. The additional amount of interest that would have been recorded during the nine months ended September 30, 2000 and the years ended December 31, 1999 and 1998, had such loans classified as non-accrual been current in accordance with their original terms was not considered material.

     Non-performing assets are defined as non-accrual and renegotiated loans, accruing loans which are contractually past due 90 days or more and real estate owned acquired by foreclosure. First Bankshares' non-performing assets as a percentage of net loans at September 30, 2000 was 2.26%. At September 30, 2000, First Bankshares had one non-accruing loan which represented the guaranteed portion of the aforementioned large loan whose non-guaranteed portion had been previously charged off. At December 31, 1999, the same loan had been in a non-accruing status. First Bankshares' non-performing assets at December 31, 1998 were minimal.

     First Bankshares' non-performing assets at September 30,
2000 and December 31, 1999 and 1998 are as follows:

                                                                   At September 30,      At December 31,
                                                                        2000             1999        1998
                                                                     ----------       ----------    ------
Loans accounted for on a non-accrual basis                           $1,664,364       $2,975,765    $    -

Accruing loans which are contractually past due 90 days or more      $     -          $      952    $4,971
                                                                     ---------        ----------    ------
Total non-performing loans                                           $1,664,364       $2,976,717    $4,971
                                                                     ==========       ==========    ======
Real estate owned                                                             -                -         -
                                                                     ==========       ==========    ======
Total non-performing assets                                          $1,664,364       $2,976,717    $4,971
                                                                     ==========       ==========    ======
Total non-performing loans to net loans                                   2.26%            3.97%     0.01%
                                                                          =====            =====     =====
Total non-performing loans to total assets                                1.06%            1.95%     0.00%
                                                                          =====            =====     =====
Total non-performing assets to total assets                               1.06%            1.95%     0.00%

                                                                          =====
          =====     =====

     Management is not aware of any loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been disclosed which 1) represent or result from trends or uncertainties, which management reasonably expects will materially impact future operating results, liquidity or capital resources, or 2) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. At September 30, 2000 and December 31, 1999 and 1998, loans classified as special mention totaled $7,356,418, $1,034,243 and $1,360,851, respectively. At
September 30, 2000 and December 31, 1999 and 1998, loans classified as substandard totaled $2,644,670, $2,634,210 and $1,360,851, respectively.

     Liquidity and Capital Resources. Liquidity management involves the matching of the cash flow requirements of customers, either depositors withdrawing funds or borrowers needing loans, and the ability of First Bankshares to meet those requirements. First Bankshares' liquidity program is designed and intended to provide guidance in funding the credit and investment activities of First Bankshares while at the same time ensuring that the deposit obligations of First Bankshares are met on a timely basis. In order to permit active and timely management of assets and liabilities, these accounts are monitored regularly in regard to volume, mix, and maturity. First Bankshares' liquidity position depends primarily upon the liquidity of its assets relative to its need to respond to short-term demand for funds caused by withdrawals from deposit accounts and loan funding commitments. Primary sources of liquidity are scheduled repayments on First Bankshares' loans and interest on and maturities of its investment securities. Sales of investment securities available for sale represent another source of liquidity to First Bankshares. First Bankshares may also utilize its cash and due from banks and federal funds sold to meet liquidity requirements as needed.

     First Bankshares also has the ability, on a short-term basis, to purchase federal funds from other financial institutions up to $11,500,000. Presently, First Bankshares has made arrangements with commercial banks for short-term advances up to $2,000,000 under a repurchase agreement line of credit, in addition to an additional line of $8,000,000 which is available to First Bankshares, subject to available collateral, from the Federal Home Loan Bank. Management monitors and assesses the adequacy of First Bankshares' liquidity position on a monthly basis to ensure sufficient sources of liquidity are maintained and available. The liquidity of First Bankshares is monitored on a periodic basis by state and federal regulatory authorities. As determined under their guidelines, First Bankshares' liquidity is considered adequate.

      At September 30, 2000, First Bankshares' loan to deposit ratio was 64.4% compared to a ratio of 68.5% at December 31, 1999.

     At September 30, 2000, First Bankshares and First National were required to have minimum Tier 1 and total capital ratios of 4% and 8%, respectively. Additionally, First Bankshares and First National are required to maintain a leverage ratio (Tier 1 capital to average assets) of at least 4%. First Bankshares' and First National's ratios at September 30, 2000 follow:

                       First National Bank          FirstBankshares of
                          of West Point               West Point,Inc.
                       -------------------          -------------------
Tier 1 capital                16.1%                        18.3%
Total capital                 17.3%                        19.6%
Leverage ratio                 9.2%                        10.5%

     Management is not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on First Bankshares' liquidity, capital or operations nor is management aware of any current recommendations by regulatory authorities, which if implemented, would have such an effect.

     Analysis of Net Interest Income. Net interest income, the primary source of revenue for First Bankshares, is a function of the yield earned on average interest-earning assets and the rate paid on average interest-bearing liabilities. Changes in net interest income from period to period reflect the increases or decreases in average interest-earning assets, average interest-bearing liabilities and the interest rate spread which is affected by the degree of mismatch in maturity and repricing characteristics of First Bankshares' interest-earning assets and interest-bearing liabilities.

     Average Balance Sheet. The following tables set forth certain information relating to First Bankshares for the periods indicated. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively for the periods presented. Average balances for the nine months ended September 30, 2000 and 1999 and the years ended December 31, 1999 and 1998 are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material differences in the information presented.


                                                               Nine months ended September 30,
                                       ------------------------------------  ------------------------------------
                                                        2000                                   1999
                                       ------------------------------------  ------------------------------------
                                         Average       Income/    Average      Average       Income/    Average
                                         Balance       Expense   Yield/Cost    Balance       Expense   Yield/Cost
                                       ------------   ---------- ----------  ------------   ---------  ----------
Interest-earning assets:
 Loans, net (1)                        $ 75,783,465   $4,881,670    8.59%    $ 74,846,428   $4,784,487    8.52%
 Investment securities-taxable           49,702,628    2,650,591    7.11%      39,727,379    1,791,727    6.01%
 Federal funds sold                           7,026          301    5.71%               -            -        -
 Interest bearing deposits in
  other banks                             5,939,446      272,814    6.12%      10,110,471      367,647    4.85%
 Other (2)                                1,708,306       76,398    5.96%       1,689,924       74,089    5.85%
                                       ------------   ----------             ------------   ----------
  Total interest-earning assets         133,140,871    7,881,774    7.89%     126,374,202    7,017,950    7.40%
                                                      ----------                            ----------
Non-interest earning assets              12,097,329                            10,930,920
                                       ------------                          ------------
  Total assets                         $145,238,200                          $137,305,122
                                       ============                          ============

Interest-bearing liabilities:
 NOW and savings accounts              $ 47,453,335    1,102,005    3.10%    $ 44,344,951      904,903    2.72%
 Certificates of deposit                 31,900,340    1,231,187    5.15%      31,796,703    1,177,592    4.94%
                                       ------------   ----------             ------------   ----------
  Total interest-bearing deposits        79,353,675    2,333,192    3.92%      76,141,654    2,082,495    3.65%
 Federal Home Loan Bank advances         25,350,286    1,221,796    6.43%      25,440,989      971,887    5.09%
 Federal funds purchased                    415,876       21,712    6.96%          36,225        1,449    5.33%
                                       ------------   ----------             ------------   ----------
  Total interest-bearing liabilities    105,119,837    3,576,700    4.54%     101,618,868    3,055,831    4.01%
                                                      ----------                            ----------
Non-interest bearing liabilities         26,156,651                            21,546,579
                                       ------------                          ------------
   Total liabilities                    131,276,488                           123,165,447
Stockholders' equity                     13,961,712                            14,139,675
                                       ------------                          ------------
  Total liabilities and
    stockholders' equity               $145,238,200                          $137,305,122
                                       ============                          ============
Net interest income                                   $4,305,074                            $3,962,119
                                                      ==========                            ==========
  Interest rate spread (3)                                          3.35%                                 3.39%
                                                                    ====                                  =====
  Net interest margin on
    earning assets (4)                                              4.31%                                 4.18%
                                                                    =====                                 =====


(1) Average balances include non-accrual loans.
(2) Average balances reflect investments in Federal Home Loan Bank stock and
    Federal Reserve Bank stock.  Income reflects dividends received on such investments.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net margin on interest-earning assets represents net interest income as a percentage of average earning assets.


                                                                Year ended December 31,
                                       ------------------------------------  ------------------------------------
                                                        1999                                  1998
                                       ------------------------------------  ------------------------------------
                                         Average       Income/    Average      Average       Income/    Average
                                         Balance       Expense   Yield/Cost    Balance       Expense   Yield/Cost
                                       ------------   ---------- ----------  ------------   ---------  ----------
Interest-earning assets:
 Loans, net (1)                        $ 75,740,161   $6,397,301   8.45%     $ 74,431,532   $6,576,855   8.84%
 Investment securities - taxable         41,741,281    2,545,506   6.10%       48,590,429    2,930,944   6.03%
 Federal funds sold                          19,726        1,056   5.35%          285,471       16,569   5.80%
 Interest bearing deposits in
  other banks                             9,272,880      456,272   4.92%        3,105,823      165,484   5.33%
 Other (2)                                2,684,390       98,715   3.68%        2,654,960       96,427   3.63%
                                       ------------   ----------            -------------   ----------
  Total interest-earning assets         129,458,438    9,498,850   7.34%      129,068,215    9,786,279   7.58%
                                                      ----------                            ----------
Non-interest earning assets              11,699,454                            10,992,092
                                       ------------                          ------------
  Total assets                         $141,157,892                          $140,060,307
                                       ============                          ============

Interest-bearing liabilities:
 NOW and savings accounts              $ 45,888,510    1,281,418   2.79%     $ 45,190,735    1,549,182   3.43%
 Certificates of deposit                 31,870,875    1,540,345   4.83%       31,631,829    1,708,734   5.40%
                                       ------------   ----------             ------------   ----------
  Total deposits                         77,759,385    2,821,763   3.63%       76,822,564    3,257,916   4.24%
 Federal Home Loan Bank advances         25,429,587    1,349,529   5.31%       25,520,572    1,456,068   5.71%
 US treasury demand notes                        -             -                  235,537       13,626   5.79%
 Securities sold under agreements
  to repurchase                                  -             -                  490,959       29,543   6.02%
 Federal funds purchased                     27,056        1,449   5.36%          213,105       13,130   6.16%
                                       ------------   ----------             ------------   ----------
  Total interest-bearing liabilities    103,216,028    4,172,741   4.04%      103,282,737    4,770,283   4.62%
                                                      ----------                            ----------
Non-interest bearing liabilities         21,759,381                            20,886,366
                                       ------------                          ------------
   Total liabilities                    124,975,409                           124,169,103
Stockholders' equity                     16,182,483                            15,891,204
                                       ------------                         ------------
  Total liabilities and
    stockholders' equity               $141,157,892                         $140,060,307
                                       ============                         ============
Net interest income                                   $5,326,109                            $5,015,996
                                                      ==========                            ==========
  Interest rate spread (3)                                         3.30%                                 2.96%
                                                                   =====                                 =====
  Net interest margin on earning assets (4)                        4.11%                                 3.89%
                                                                   =====                                 =====

(1) Average balances include non-accrual loans.
(2) Average balances reflect investments in Federal Home Loan Bank stock and
    Federal Reserve Bank Stock.  Income reflects dividends received on such investments.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net margin on interest-earning assets represents net interest income as a percentage of average earning assets.

     Rate/Volume Analysis. The relationship between the volume and rates of First Bankshares' interest-earning assets and interest bearing liabilities affects its net interest income.
The following table reflects the sensitivity of First Bankshares' interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the: (1) changes due to volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and (net change). The net change attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.

                                             Year ended December 31,             Year ended December 31,
                                                 1999 vs. 1998                       1998 vs. 1997
                                               Increase (Decrease)                 Increase (Decrease)
                                                    Due to                               Due to
                                        Average     Average                 Average      Average
                                        Volume       Rate        Net        Volume        Rate         Net
                                       ---------   ---------   ---------   ---------     --------    ---------
Interest Income:
  Loans                                 118,965    (298,519)   (179,554)     173,581       58,096      231,657
  Investment securities                (420,030)     34,592    (385,438)    (614,485)    (188,063)    (802,548)
  Federal funds sold                    (14,319)     (1,194)    (15,513)      (5,749)       3,540       (2,209)
  Interest-bearing deposits
    in other banks                      302,507     (11,719)    290,788       14,161       (6,558)       7,603
  Other                                   1,020       1,268       2,288      (96,147)      68,977      (27,170)
                                       --------    --------    --------    ---------     --------     --------
     Total interest-earning assets      (11,857)   (275,572)   (287,429)    (528,859)     (64,008)    (592,667)
                                       ========    ========    ========    =========     ========     ========
Interest Expense:
 NOW and savings accounts                24,157    (291,921)   (267,764)        (964)        (823)      (1,807)
 Certificates of deposit                 12,985    (181,374)   (168,389)      29,632       24,938       54,570
 FHLB advances                           (5,159)   (101,380)   (106,539)      17,715      (35,084)     (17,369)
 US treasury demand notes               (13,826)          0     (13,626)     (14,477)       1,912      (12,565)
 Federal funds purchased                (10,168)     (1,543)    (11,681)     (23,473)       3,678      (19,797)
 Securities sold under
  agreements to repurchase              (29,543)          0     (29,543)    (218,441)      61,812     (156,629)
                                       --------    --------    --------    ---------     --------     --------
  Total interest-bearing liabilities    (21,354)   (576,188)   (597,542)    (210,028)      56,431     (153,597)
                                       ========    ========    ========    =========     ========     ========
 Change in net interest income            9,497     300,616     310,113     (318,631)    (120,439)    (439,070)
                                       ========    ========    ========    =========     ========     ========


Comparison of Operating Results for the Three and Nine Months
Ended September 30, 2000 and September 30, 1999

     Net Income. First Bankshares' net income for the third quarter of 2000 was $51,000, which was a decrease of $305,000, or 85.6%, compared to net income of $357,000 for the third quarter of 1999. Income per share for the three months ended September 30, 2000 was $0.27 compared to $1.85 for the three months ended September 30, 1999. The decrease was due to an increase in the provision for loan losses discussed previously.

     Net income for the first nine months of 2000 was $110,000, a decrease of $870,000, or 88.8%, when compared to net income of $980,000 for the first nine months of 1999. Income per share for the nine months ended September 30, 2000 was $0.57 compared to $5.09 for the nine months ended September 30, 1999. The decrease was primarily attributable to a higher provision for loan losses discussed previously.

     The annualized return on average assets for First Bankshares was 0.10% for the nine months ended September 30, 2000, compared to 0.95% for the same period last year. The annualized return on average stockholders' equity was 1.05% for the nine months ended September 30, 2000 compared to 9.24% for the comparable period in 1999.

     Interest Income. Interest income increased $337,000, or 14.1% for the three months ended September 30, 2000 compared to the three months ended September 30, 1999. This increase was primarily due to an increase in interest income on investment securities which was attributable to First Bankshares investing in higher yielding investment securities during 2000.

      Interest income increased $864,000, or 12.3% for the nine months ended September 30, 2000 compared to the nine months ended September 30, 1999. The increase is attributable to the increase in interest income on investment securities as noted above.

     First Bankshares' yield on investment securities increased from 6.01% for the nine months ended September 30, 1999 to 7.11% for the nine months ended September 30, 2000. First Bankshares' yield on loans increased from 8.52% for the nine months ended September 30, 1999 to 8.59% for the nine months ended September 30, 2000.

     Interest Expense. Interest expense for the three months ended September 30, 2000 was $1,303,000 compared to $1,033,000 for the three months ended September 30, 1999 representing a $270,000, or 26.1% increase. The increase was due to a higher cost of funds paid on First Bankshares' deposit accounts and borrowings attributable to the rising interest rate environment during 2000.

      Interest expense for the nine months ended September 30, 2000 was $3,577,000 compared to $3,056,000 for the nine months ended September 30, 1999 representing a $521,000, or 17.0% increase. The increase was due to a higher cost of funds paid on First Bankshares' deposit accounts and borrowings as noted above.

      First Bankshares' average cost on deposits increased from 3.65% for the nine months ended September 30, 1999 to 3.92% for the nine months ended September 30, 2000.

     Provision for Loan Losses. The provision for loan losses is charged to income to bring the allowance for loan losses to an amount that represents management's best estimate of the losses inherent in the loan portfolio. This estimate is based on historical experience, volume and type of lending conducted by First Bankshares, the level and status of past due and non-performing loans, the general economic conditions in its lending area and other factors affecting the collectibility of the loans in the portfolio.

     The provision for loan losses for the three months ended September 30, 2000 was $530,000 compared to $0 for the three months ended September 30, 1999. The provision for loan losses for the nine months ended September 30, 2000 was $1,580,000 compared to $0 for the nine months ended September 30, 1999. The increase in 2000 compared to 1999 for the three-month period was due to downgrades of several loans discussed previously. The increase in the nine-month period was also due to the charge-off of one credit relationship totaling $1,375,000 also discussed previously.

     Noninterest Income Noninterest income for the three months ended September 30, 2000 increased $26,000, or 11.6%, compared to the three months ended September 30, 1999. The increase was primarily attributable to an increase in service charges and fees on deposits due to the increase in deposit accounts mentioned earlier as well as an increase in miscellaneous income. The increase in miscellaneous income is due to an increase in the earnings of First Bankshares' equity investment for the three month period.

     Noninterest income for the nine months ended September 30, 2000 increased $16,000, or 2.3%, compared to the nine months ended September 30, 1999. The increase is attributable to the increase in service charges mentioned above offset by the loss on sale of investments and decrease in miscellaneous income. The decrease in miscellaneous income was attributable to a decrease in trust operations income for the nine months ended
September 30, 2000 resulting from a lower customer base during 2000.

     Noninterest Expense. Noninterest expense for the three months ended September 30, 2000 increased $14,000, or 1.3%, compared to the three months ended September 30, 1999. The increase was due primarily to an increase in other operating expense attributable to the continued growth of First Bankshares offset by a decrease in salaries and benefits due to a decrease in personnel.

     Noninterest expense for the nine months ended September 30, 2000 increased $91,000, or 2.9%, compared to the nine months ended September 30, 1999. The increase was due primarily to the increase in other operating expense of $94,000. Other operating expense increased due to an increase in fees paid to directors resulting from increased meetings regarding the proposed merger as well as an increase in data processing fees attributable to the growth in First Bankshares.

     Income Taxes. The effective tax rates for the three months ended September 30, 2000 and 1999 were 37.0% and 33.0%, respectively. The effective tax rates for the nine months ended September 30, 2000 and 1999 were 38.5% and 34.3%, respectively. Income taxes are provided in the interim periods based on the estimated effective tax rate expected to be applicable for the full fiscal year.

Comparison of Operating Results for Years Ended December 31, 1999
and December 31, 1998

     Net Income. First Bankshares' net income for the year ended December 31, 1999 was $1,098,000, which was an increase of $351,000, or 47.0%, compared to net income of $747,000 for the year ended December 31, 1998. Income per share for the year ended December 31, 1999 was $5.70 compared to $3.87 for the year ended December 31, 1998. The increase was primarily due to increased net interest margin and lower personnel costs, offset by increased loan loss provisions.

     The annualized return on average assets for First Bankshares was 0.78% for the year ended December 31, 1999 compared to 0.53% for the year ended December 31, 1998. The annualized return on average stockholders' equity was 6.79% for the year ended December 31, 1999 compared to 4.70% for the year ended December 31, 1998.

     Interest Income. Interest income decreased $287,000, or 2.9% for the year ended December 31, 1999 compared to the year ended December 31, 1998. The decrease was due to a decrease in the yield earned on loans offset by an increase in the yield on investment securities.

     First Bankshares' yield on loans decreased from 8.84% for the year ended December 31, 1998 to 8.45% for the year ended December 31, 1999. First Bankshares' yield on investment securities increased from 6.03% for the year ended December 31, 1998 to 6.10% for the year ended December 31, 1999. See "Analysis of Net Interest Income" included elsewhere herein.

     Interest Expense. Interest expense for the year ended December 31, 1999 was $4,173,000 compared to $4,770,000 for the year ended December 31, 1998 representing a $597,000, or 12.5% decrease. The decrease was primarily due to lower rates paid on deposits as higher priced certificates matured and were repriced with lower rates.

      First Bankshares' average cost of deposits decreased from 4.24% for the year ended December 31, 1998 to 3.63% for the year ended December 31, 1999. See "Analysis of Net Interest Income" included elsewhere herein.

     Provision for Loan Losses. The provision for loan losses is charged to income to bring the allowance for loan losses to an amount that represents management's best estimate of the losses inherent in the loan portfolio. This estimate is based on historical experience, volume and type of lending conducted by First Bankshares, the level and status of past due and non-performing loans, the general economic conditions in its lending area and other factors affecting the collectibility of the loans in the portfolio.

     The provision for loan losses for the year ended December 31, 1999 was $100,000 compared to $10,000 for the year ended December 31, 1998. The increase in the provision for loan losses for the year ended December 31, 1999 was attributable to the loan growth of 4.9% experienced by First Bankshares during 1999 and to the deterioration of a large credit relationship that began in 1999.

     Noninterest Income. Noninterest income for the year ended December 31, 1999 decreased $29,000, or 3.6%, compared to the year ended December 31, 1998. The increase in service charges and fees on deposits was offset by a decrease in other miscellaneous income due to a decrease in earnings from First Bankshares' equity investment in First Peoples Bankshares, Inc., the bank holding company for First Peoples Bank, resulting from its increased loan loss provisions. The increase in the provision for loan losses was due to a deterioration of a large credit relationship during 1999.

     Noninterest Expense.  Noninterest expense for the year ended
December 31, 1999 decreased $336,000, or 7.2%, compared to the year ended December 31, 1998. The decrease in noninterest expenses were primarily due to a decrease in salaries and employee benefits attributable to a decrease in First Bankshares' personnel.

     Income Taxes. Income taxes for the year ended December 31, 1999 totaled $615,000, an increase of $176,000 over the same period in 1998. The effective tax rates for the years ended December 31, 1999 and 1998 were 35.9% and 37.1%, respectively. The decrease in the effective rate for the year ended December 31, 1999 was attributable to higher tax-exempt income.

Comparison of Operating Results for Years Ended December 31, 1998
and December 31, 1997

     Net Income. First Bankshares' net income for the year ended December 31, 1998 was $747,000, which was an increase of $724,000, compared to net income of $23,000 for the year ended December 31, 1997. Income per share for the year ended December 31, 1998 was $3.87 compared to $0.12 for the year ended December 31, 1997. The increase was primarily due to losses on the sale of investment securities of $1,509,000 which were recognized during 1997.

     The annualized return on average assets for First Bankshares was 0.53% for the year ended December 31, 1998, compared to 0.02% for the year ended December 31, 1997. The annualized return on average stockholders' equity was 4.70% for the year ended December 31, 1998 compared to 0.15% for the year ended December 31, 1997.

     Interest Income. Interest income decreased $593,000, or 5.7% for the year ended December 31, 1998 compared to the year ended December 31, 1997. The decrease was attributable to a declining interest rate environment during 1998 reducing the yields on First Bankshares' earning assets. Average earning assets of $129,068,000 for the year ended December 31, 1998 remained relatively unchanged compared to $129,372,000 for the year ended December 31, 1997.

     Interest Expense. Interest expense for the year ended December 31, 1998 was $4,770,000 compared to $4,924,000 for the year ended December 31, 1997 representing a $154,000, or 3.2% decrease. As noted above, the decrease was attributable to the falling interest rate environment during 1998.

      Average interest-bearing liabilities remained relatively unchanged during 1998 as compared to 1997. First Bankshares' cost of deposits decreased from 4.40% for the year ended December 31, 1997 to 4.24% for the year ended December 31, 1998. First Bankshares' cost of other borrowings increased from 5.31% for the year ended December 31, 1997 to 5.71% for the year ended December 31, 1998.

     Provision for Loan Losses. The provision for loan losses is charged to income to bring the allowance for loan losses to an amount that represents management's best estimate of the losses inherent in the loan portfolio. This estimate is based on historical experience, volume and type of lending conducted by First Bankshares, the level and status of past due and non-performing loans, the general economic conditions in its lending area and other factors affecting the collectibility of the loans in the portfolio.

      The provision for loan losses for the year ended December 31, 1998 was $10,000 compared to $120,000 for the year ended December 31, 1997. The decrease in the provision for loan losses for the year ended December 31, 1998 was attributable to improved credit quality and lower net charge-offs during 1998.

     Noninterest Income.      Noninterest income for the year
ended December 31, 1998 was $823,000 and comparable to noninterest income, exclusive of investment securities losses, for the year ended December 31, 1997. During 1997, First
Bankshares recognized losses of $1,509,000 on the sale of investment securities. No investment securities were sold during 1998.

     Noninterest Expense. Noninterest expense for the year ended December 31, 1998 was comparable to noninterest expense for the year ended December 31, 1997. Increases in salaries and employee benefit costs attributable to normal salary adjustments as well as increases in occupancy expense and furniture, fixtures and equipment expense resulting from the acquisition of Canebrake Bankshares, Inc. were offset by a decrease in other operating expense. Other operating expense was higher for the year ended December 31, 1997 as the bank incurred legal fees and other expenses in connection with the acquisition of Canebrake Bankshares, Inc.

     Income Taxes. Income taxes for the year ended December 31, 1998 totaled $440,000, an increase of $433,000 over the same period in 1997. The effective tax rates for the years ended December 31, 1999 and 1998 were 37.1% and 21.5%, respectively. The increase in the effective tax rate for the year ended December 31, 1998 was due to a higher income before income taxes.

     Inflation. Inflation has an important impact on the growth of total assets in the banking industry and causes a need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. First Bankshares has been able to maintain an adequate level of equity, and though inflation has not been a material factor in recent years, management will address any future effects of inflation by managing its interest rate sensitivity gap position through its asset/liability management program, and by periodically adjusting its pricing of services and banking products to take into consideration current costs.

     Selected Financial Information and Statistical Data. The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the investment portfolio of First Bankshares, including types of investments, maturities, and weighted average yields; and the types of deposits of First Bankshares.

     Investment Portfolio. The following table presents maturity distributions and yields of investment securities available for sale and held to maturity.

                                     At September 30,                               At December 31,
                           --------------------------------  --------------------------------------------------------
                                           2000                            1999                         1998
                           --------------------------------  ------------------------------  ------------------------
                                                   Year-end                        Year-end
                                                   Weighted                        Weighted
                            Amortized               Average  Amortized              Average  Amortized
                              Cost       Fair Value  Yield     Cost      Fair Value  Yield     Cost       Fair Value
                           ----------   ----------- -------  ----------  ---------- -------  ----------  -----------
Investment securities
available for sale:
Mortgage-backed securities
 One year or less           $6,842,359   $6,805,981  7.32%   $9,876,789   $9,831,456  6.49%  $21,565,324  $21,705,002
 Over one through 5 years    5,074,067    5,074,067  6.87%      499,800      500,000  6.85%            -            -
 Over 5 through 10 years    30,484,877   30,085,343  7.19%   29,691,056   29,575,678  7.16%   13,921,001   14,112,035
 Over 10 years                 703,841      679,581  7.00%      791,244      791,219  7.16%    1,110,471    1,110,097
                           -----------  -----------         -----------  -----------         -----------  -----------
Total mortgage-backed
  securities               $43,105,144  $42,644,972  7.19%  $40,858,889  $40,698,353  6.72%  $36,596,796  $36,927,134
                           ===========  ===========         ===========  ===========         ===========  ===========

Investment securities held to maturity:
US government agencies:
 One year or less                    -            -                   -            -                   -            -
 Over one through 5 years   $3,979,352   $3,539,543  4.03%   $4,007,894   $3,674,375  4.86%   $4,009,942   $3,863,750
 Over 5 through 10 years             -            -                   -            -                   -            -
 Over 10 years               2,285,483    1,794,482  7.66%    2,239,907    1,651,175  9.84%    2,214,750    2,370,275
                           -----------   ----------          ----------   ----------          ----------   ----------
Total US government
  agencies                 $ 6,264,835   $5,334,025  5.85%   $6,247,801   $5,325,550  7.35%   $6,224,692   $6,234,025
                           ===========   ==========          ==========   ==========          ==========   ==========

     Deposits. The following table presents the average amount outstanding and the average rate paid on deposits by First
Bankshares for the nine months ended September 30, 2000 and for the years ended December 31, 1999 and 1998.

                                  For the Nine Months Ended                      For the Years Ended December 31,
                               -------------------------------  --------------------------------------------------------------
                                       September 30, 2000                      1999                           1998
                               -------------------------------  ------------------------------  ------------------------------
                                  Average    Interest  Average    Average    Interest  Average    Average    Interest  Average
                                  Balance      Paid      Rate     Balance      Paid      Rate     Balance      Paid      Rate
                               -------------------------------  ------------------------------  ------------------------------
Non-interest bearing deposits  $ 25,171,143                     $20,545,233                     $19,994,769
Interest-bearing deposits:
 Now and savings accounts        47,453,335  $1,102,005  3.10%   45,888,510  $1,281,418  2.79%   45,190,735  $1,549,182  3.43%
 Certificates of deposits        31,900,340   1,231,187  5.15%   31,870,875   1,540,345  4.83%   31,631,829   1,708,734  5.40%
                               ------------  ----------         -----------  ----------         -----------  ----------
Total deposits                 $104,524,818  $2,333,192  2.98%  $98,304,617  $2,821,763  2.87%  $96,817,333  $3,257,916  3.37%
                               ============  ==========         ===========  ==========         ===========  ==========




     Time Deposits. The following table presents the maturity of First Bankshares' time deposits of $100,000 and over at September
30, 2000 and December 31, 1999.


                                          At September 30,    At December 31,
                                               2000                1999
Maturity period                           ----------------    ---------------
---------------
Within three months                         $3,686,556          $5,202,458
Over three months through twelve months      3,100,609           1,910,564
Over twelve months                             225,871             225,871
                                            ----------          ----------
                                            $7,013,036          $7,338,893
                                            ==========          ==========

                    BUSINESS OF CAPITAL CITY

General

     Capital City is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. At September 30, 2000, Capital City had consolidated total assets of approximately $1.5 billion and shareowners' equity of approximately $143.7 million. Its principal assets are the capital stock of Capital City Bank and First National Bank of Grady County (collectively the "Banks"). Capital City Bank accounted for approximately 93% of the consolidated assets at September 30, 2000 and approximately 93% of consolidated net income of Capital City for the year ended December 31, 1999. In addition to its banking subsidiaries, Capital City has five other indirect subsidiaries, Capital City Trust Company, Capital City Securities, Inc., Capital City Mortgage Company (inactive) and Capital City Services Company, all of which are wholly-owned subsidiaries of Capital City Bank, and First Insurance Agency of Grady County, which is a wholly-owned subsidiary of First National Bank of Grady County.

     On May 7, 1999, Capital City completed its acquisition of Grady Holding Company and its subsidiary First National Bank of Grady County. First National Bank of Grady County is a $114 million asset institution with offices in Cairo and Whigham, Georgia. Capital City issued 21.50 shares for each of the 60,910 shares of Grady Holding Company. The consolidated financial statements of Capital City give effect to the merger which has been accounted for as a pooling-of-interests. Accordingly, financial statements for the prior periods have been restated to reflect the results of operations of these entities on a combined basis from the earliest period presented.

     On December 4, 1998, Capital City completed its purchase and assumption transaction with First Union National Bank ("First Union") and acquired eight of First Union's branch offices which included deposits. Capital City paid a premium of $16.9 million, and assumed approximately $219 million in deposits and acquired certain real estate. The premium is being amortized over ten years.

     On January 31, 1998, Capital City completed its purchase and assumption transaction with First Federal Savings & Loan Association of Lakeland, Florida ("First Federal-Florida") and acquired five of First Federal-Florida's branch offices, which included loans and deposits. Capital City paid a deposit premium of $3.6 million, or 6.33%, and assumed $55 million in deposits and purchased loans equal to $44 million. Four of the five offices were merged into existing offices of Capital City Bank. The deposit premium is being amortized over fifteen years.

Banking Services

     Capital City Bank is a Florida chartered bank and First National Bank of Grady County is a national bank. The banks are full service banks, engaged in the commercial and retail banking business, including accepting demand, savings and time deposits, extending credit, originating residential mortgage loans, providing data processing services, asset management services, trust services, retail brokerage services and a broad range of other financial services to corporate and individual customers, governmental entities and correspondent banks. The banks are members of the "Star" system which enables customers to utilize their "QuickBucks" or "QuickCheck" cards to access cash at automatic teller machines ("ATMs") or point of sale merchants located throughout the state of Florida. Additionally, customers may access their cash outside Florida through various interconnected ATM networks and merchant locations.

Data Processing Services

     Capital City Services Company provides data processing services to financial institutions (including Capital City Bank), government agencies and commercial customers located throughout North Florida and South Georgia. As of September 30, 2000, the services company is providing computer services to correspondent banks which have relationships with Capital City Bank.

Trust Services

     Capital City Trust Company is the investment management arm of Capital City Bank. The Trust Company provides asset management for individuals through agency, personal trust and IRA accounts personal investment management. Pension, profit sharing and 401(k) Plans administration are significant product lines. Associations, endowments and other non-profit entities hire the Trust Company to manage their long-term investment portfolios. Individuals requiring the services of a trustee, personal representative, or a guardian are served by a staff of well trained professionals. The market value of trust assets under discretionary management exceeded $328 million as of September 30, 2000, with total assets under administration exceeding $375 million.

Brokerage Services

Capital City offers access to retail investment products through Capital City Securities, Inc., a wholly-owned subsidiary of Capital City Bank. These products are offered through INVEST Financial Corporation, member NASD and SIPC. Non-deposit investment and insurance products are: not FDIC insured; not deposits, obligations, or guaranteed by any bank, and; are subject to investment risk, including the possible loss of principal amount invested. Capital City Securities, Inc.'s brokers are licensed through INVEST Financial Corporation, and offer a full line of retail securities products, including U.S. Government bonds, tax-free municipal bonds, stocks, mutual funds, unit investment trusts, annuities, life insurance and long-term health care. Capital City and its subsidiaries are not affiliated with INVEST Financial Corporation.

     As a routine part of its business, Capital City evaluates opportunities to acquire bank holding companies, banks and other financial institutions. Thus, at any particular point in time, including the date of this Proxy Statement/Prospectus, discussions and, in some cases, negotiations and due diligence activities looking toward or culminating in the execution of preliminary or definitive documents respecting potential mergers may occur or be in progress. These transactions may involve Capital City acquiring such financial institutions in exchange for cash or capital stock, and depending upon the terms of these transactions, they may have a dilutive effect upon the Capital City common stock to be issued to holders of First Bankshares common stock in the merger.

Directors and Executive Officers

     The directors of Capital City after the merger will be:

     CLASS I DIRECTORS
     -----------------
     Cader B. Cox, III
     William G. Smith, Jr.
     John B. Wight, Jr.

     CLASS II DIRECTORS
     ------------------
     Thomas A. Barron
     Lina S. Knox
     John R. Lewis

     CLASS III DIRECTORS
     -------------------
     Dubose Ausley
     John K. Humphress

     The executive officers of Capital City after the merger will be:

     Dubose Ausley          Chairman of the Board
     William G. Smith, Jr.  President and Chief Executive Officer
     J. Kimbrough Davis     Executive Vice President and Chief Financial Officer
     Thomas A. Barron       President of Capital City Bank

     The following section sets forth certain information regarding each of the persons who, after the consummation of the merger, will be a director or executive officer of Capital City. Except as otherwise indicated, each of the named persons has been engaged in his or her present principal occupation for more than five years.

CLASS I DIRECTORS:
(Term Expiring in 2001)

CADER B. COX, III
Mr. Cox, 50, has been a director since October 1994.  Since June
1976, he has served as President of Riverview Plantation, Inc., a resort and agricultural company.

WILLIAM G. SMITH, JR.
Mr. Smith, 47, has been a director since 1982.   In January 1995,
he was elected President and Chief Executive Officer of Capital City and Chairman of Capital City Bank. Mr. Smith served as Executive Vice President and Chief Operating Officer of the Company from 1987 to 1995 and President and Chief Executive Officer of Capital City First National Bank of Tallahassee from 1989 to 1995. Mr. Smith is the first cousin of Lina S. Knox.

JOHN B. WIGHT, JR.
Mr. Wight, 71, has been a Class I director since May 1999. He was Chairman of Grady Holding Company and remains Chairman of its subsidiary, First National Bank of Grady County, which entities were recently acquired by Capital City. He is an owner of Wight Nurseries, Inc., an ornamental plant grower in Cairo, Georgia. From 1980 to 1981, he was President of the American Association of Nurserymen.

CLASS II DIRECTORS:
(Term Expiring in 2002)

THOMAS A. BARRON
Mr. Barron, 48, has been a director since 1982. He is Treasurer of Capital City and was elected President of Capital City Bank in January 1995. He served as President of Capital City Second National Bank from 1979 to 1995 and President of Industrial National Bank from 1982 to 1995.

LINA S. KNOX
Ms. Knox, 56, has been a director since January 1998. She is a dedicated community volunteer. Ms. Knox is the first cousin of William G. Smith, Jr.

JOHN R. LEWIS
Mr. Lewis, 58, has been a Class II director since December 1999. He is President and Chief Executive Officer of Super-Lube, Inc., Tallahassee, Florida which he founded in 1979. From 1997 to 1998, he was the chairman of Tallahassee Memorial Health Care and currently serves as a board member of this organization.

CLASS III DIRECTORS:
(Term Expiring in 2003)

DUBOSE AUSLEY
Mr. Ausley, 63, has been a director since 1982. He is the Chairman of the Board of Capital City and is also Chairman of the law firm of Ausley & McMullen. Since 1992, he has served as a director of TECO Energy, Inc. Since March of 1993, Mr. Ausley has served as a director of Sprint Corporation. From 1982 to 1993, he served as a director of Centel Corporation.

JOHN K. HUMPHRESS
Mr. Humphress, 51, has been a director since October 1994.  Since
1973, he has been a shareowner of Krause Humphress Pace &
Wadsworth, Chartered CPA's.

OTHER EXECUTIVE OFFICERS:

J. KIMBROUGH DAVIS
Mr. Davis, 46, was elected Executive Vice President and Chief Financial Officer of Capital City in January 1997. He served as Senior Vice President and Chief Financial Officer from 1991 to 1997. In January 1997, he was elected Executive Vice President and Chief Financial Officer of Capital City Bank.



                      FINANCIAL INFORMATION

Pro Forma Consolidated Statements of Income

     The following unaudited pro forma consolidated statements of income have been prepared for (i) the nine months ended September 30, 2000, and give effect to the merger, assuming the merger is accounted for as a purchase and occurred at the beginning of the period and (ii) for the year ended December 31, 1999 and give effect to the merger, assuming the merger is accounted for as a purchase and occurred at the beginning of the period. The unaudited pro forma consolidated statements of income should be read in conjunction with the notes thereto and the historical consolidated financial statements of Capital City, including the respective notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION ABOUT CAPITAL CITY," on page 1, "SUMMARY -- Historical and Pro Forma Comparative Per Share Data," on page 14, and "-- Selected Financial Data," on page 15. The pro forma combined condensed statements of income are not necessarily indicative of the results that actually would have occurred if the merger had been consummated at the dates indicated or which may be obtained in the future.


Pro Forma Consolidated Statements of Income

(Dollars in thousands, except per share data)

                                              Nine Months Ended                        For the Year Ended
                                              September 30, 2000                       December 31, 1999
                                    -------------------------------------   -------------------------------------
                                    Capital   First    Pro Forma  Consol-   Capital    First    Pro Forma Consol-
                                     City   Bankshares   ADJ's    idated     City   Bankshares   ADJ's    idated
                                    -------------------------------------   -------------------------------------
INTEREST INCOME
 Interest and Fees on Loans         $67,765    $4,882      $0    $72,647    $78,527    $6,397      $0    $84,924
 Investment Securities               11,983     3,000       0     14,983     17,600     3,101       0     20,701
 Funds Sold                             870         0       0        870      3,558         1       0      3,559
                                    -------    ------    ----    -------    -------    ------    ----   --------
  Total Interest Income             $80,618    $7,882      $0    $88,500    $99,685    $9,499      $0   $109,184
INTEREST EXPENSE
 Deposits                           $29,274    $2,333      $0    $31,607    $38,315    $2,823      $0    $41,138
 Short-Term Borrowings                3,380     1,244       0      4,624      1,816     1,350       0      3,166
 Long-Term Debt                         632         0     179(1)     811      1,116         0     239(1)   1,355
                                    -------    ------    ----    -------    -------    ------    ----   --------
  Total Interest Expense            $33,286    $3,577    $179    $37,042    $41,247    $4,173    $239    $45,659
                                    -------    ------    ----    -------    -------    ------    ----   --------
NET INTEREST INCOME                  47,332     4,305   (179)     51,458     58,438     5,326    (239)    63,525
 Provision for Loan Losses            2,295     1,580       0      3,875      2,440       100       0      2,540
                                    -------    ------    ----    -------    -------    ------    ----   --------
NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES          $45,037    $2,725   ($179)   $47,583    $55,998    $5,226   ($239)   $60,985

NONINTEREST INCOME
 Service Charges on Deposit Accounts  7,017       421       0      7,438      9,973       500       0     10,473
 Data Processing Revenue              1,960         0       0      1,960      2,861         0       0      2,861
 Income from Fiduciary Activities     1,785         0       0      1,785      2,227         0       0      2,227
 Securities Transactions                  2       (12)      0        (10)       (12)        0       0        (12)
 Other                                8,959       313       0      9,272      9,712       294       0     10,006
                                    -------    ------    ----    -------    -------      ----    ----   --------
  Total Noninterest Income          $19,723      $722      $0    $20,445    $24,761      $794      $0    $25,555

NONINTEREST EXPENSE
 Salaries and Associate Benefits    $22,605    $1,763      $0    $24,368    $28,969    $2,349      $0    $31,318
 Occupancy, Net                       3,377       210       0      3,587      4,466       275       0      4,741
 Furniture and Equipment              4,355       360       0      4,715      5,647       482       0      6,129
 Merger Expense                         749         0       0        749      1,361         0       0      1,361
 Other                               13,202       936     184(2)  14,322     17,585     1,201     245(2)  19,031
                                    -------    ------    ----    -------    -------    ------    ----   --------
  Total Noninterest Expense         $44,288    $3,269    $184    $47,741    $58,028    $4,307    $245    $62,580
INCOME BEFORE TAXES                  20,472       178    (363)    20,287     22,731     1,713    (484)    23,960
 Income Taxes                         6,971        68     (79)     6,960      7,479       615     (98)     7,996
                                    -------    ------    ----    -------    -------    ------    ----   --------
NET INCOME                          $13,501      $110   ($284)   $13,327    $15,252    $1,098   ($386)   $15,964
                                    =======    ======    ====    =======    =======    ======    =====   =======
Net Income Per Basic Shares           $1.32      $.57              $1.22      $1.50     $5.70              $1.47
Net Income Per Diluted Share          $1.32      $.57              $1.22      $1.50     $5.70              $1.47
Cash Dividends Per Share            $0.3975     $1.30            $0.4276    $0.5525     $3.15            $0.5727

(1) Interest expense calculated at 7% on Pro Forma Long-Term Debt.
(2) Amortization of Intangible Assets over 15 years.


Pro Forma Consolidated Balance Sheet

     The following unaudited pro forma consolidated balance sheet presents the historical unaudited consolidated balance sheets of Capital City and First Bankshares at September 30, 2000, giving effect to the merger, assuming the merger is accounted for as a purchase and had occurred on September 30, 2000. The unaudited pro forma consolidated balance sheet should be read in conjunction with the notes thereto and the historical consolidated financial statements of Capital City, including the respective notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION ABOUT CAPITAL CITY," on page 1, "SUMMARY -- Historical and Pro Forma Comparative Per Share Data," on page 14, and "-- Selected Financial Data," on page 15. The pro forma consolidated balance sheet is not necessarily indicative of the consolidated financial position that actually would have occurred if the merger had been consummated at the date indicated or which may be obtained in the future.



PRO FORMA BALANCE SHEET

(Dollars in thousands, except per share data)
                                                      September 30, 2000
                                    ----------------------------------------------------
                                       Capital       First     Pro Forma
                                        City       Bankshares     ADJ's     Consolidated
                                     ----------   -----------  ---------    ------------
ASSETS:
 Cash and Due From Banks             $   60,774    $ 24,047      ($800)(1)    $   84,021
 Funds Sold                               3,809           0          0             3,809
 Investment Securities
  Available-for-Sale                    282,446      45,374          0           327,820
  Held-to-Maturity                            0       6,265       (931)(2)         5,334
                                     ----------    --------     ------        ----------
 Total Investment Securities         $  282,446    $ 51,639      ($931)       $  333,154
 Loans, Net of Unearned Interest      1,060,369      74,927          0         1,135,296
  Allowance for Loan Loss               (10,653)     (1,225)         0           (11,878)
                                     ----------    --------     ------        ----------
 Loans, Net                          $1,049,716    $ 73,702          0        $1,123,418
 Premises and Equipment                  36,827       4,447          0            41,274
 Intangibles                             22,994         582      3,518(3)         27,094
 Other Assets                            35,570       2,128       (346)(4)        37,352
                                     ----------    --------     ------        ----------
  Total Assets                       $1,492,136    $156,545     $1,441        $1,650,122
                                     ==========    ========     ======        ==========
LIABILITIES:
 Deposits
  Noninterest Bearing Deposits       $  287,295    $ 23,169         $0        $  310,464
  Interest Bearing Deposits             942,665      91,241          0         1,033,906
                                     ----------    --------     ------        ----------
 Total Deposits                      $1,229,960    $114,410         $0        $1,344,370
 Short-Term Borrowings                   88,633      25,317          0           113,950
 Long-Term Debt                          11,408           0      3,417(5)         14,825
 Other Liabilities(6)                    18,443       1,172          0            19,615
                                     ----------    --------     ------        ----------
  Total Liabilities                  $1,348,444    $140,899     $3,417        $1,492,760
SHAREOWNERS' EQUITY
 Common Stock                              $102       ($380)      $387(5)(7)        $109
 Additional Paid-in Capital               9,363         250     13,413(5)(7)      23,026
 Retained Earnings                      138,503      16,239    (16,239)(7)       138,503
 Other Comprehensive Loss                (4,276)       (463)        463(7)        (4,276)
                                     ----------    --------      ------       ----------
  Total Shareowners' Equity            $143,692     $15,646     ($1,976)        $157,362

   Total Liabilities and
     Shareowners' Equity             $1,492,136    $156,545      $1,441       $1,650,122
                                     ==========    ========      ======       ==========

(1) Merger related transaction costs.
(2) Fair value adjustment of investment securities held-to-maturity.
(3) Intangible assets recorded from the transaction.
(4) To record deferred taxes and an adjustment to prepaid pension.
(5) At closing, First Bankshares Shareowners will receive 3.6419 shares of
    Capital City common stock and $17.75 of cash for each of the 192,481 outstanding shares.  It is expected that the cash payment will be financed through long-term debt.
(6) $600,000 of conversion costs have been accrued to convert First Bankshares to Capital City operating systems.
(7) To reflect the issuance of 701,000 shares of Capital City stock @ $19.50 per share and eliminate First Bankshares equity accounts.


CAPITAL CITY BANK GROUP, INC. & FIRST BANKSHARES OF WEST POINT,
INC. MARKET VALUE OF SECURITIES AS OF SEPTEMBER 30, 2000
                                           Capital City Bank Group, Inc.     First Bankshares of West Point, Inc.
                                          -----------------------------------------------------------------------
                                          Amortized   Unrealized      Market   Amortized  Unrealized      Market
(Dollars in thousands)                      Costs    Gain    Loss     Value      Costs    Gain    Loss     Value
Available-For-Sale
 U.S. Treasury                             $10,020     $0      $48     $9,972        $0    $0      $0        $0
 U.S. Government Agencies & Corporations    72,061      2    1,617     70,446         0     0       0         0
 State & Political Subdivisions             90,490     60    1,441     89,109         0     0       0         0
 Mortgage-Backed Securities                 76,419     60    2,823     73,656    43,105    99     559    42,645
 Other Securities                           40,207      0      944     39,263     2,729     0       0     2,729
                                          --------   ----   ------   --------   -------   ---  ------   -------
Total Available-For-Sale                  $289,197   $122   $6,873   $282,446   $45,834   $99    $559   $45,374

Held-To-Maturity
 U.S. Treasury                                  $0     $0       $0         $0        $0    $0      $0        $0
 U.S. Government Agencies & Corporations         0      0        0          0     6,265     0     931     5,334
 State & Political Subdivisions                  0      0        0          0         0     0       0         0
 Mortgage-Backed Securities                      0      0        0          0         0     0       0         0
 Other Securities                                0      0        0          0         0     0       0         0
                                          --------   ----   ------   --------   -------   ---  ------   -------
Total Held-To-Maturity                          $0     $0       $0         $0    $6,265    $0    $931    $5,334

Investment Securities
 U.S. Treasury                             $10,020     $0      $48     $9,972        $0    $0      $0        $0
 U.S. Government Agencies & Corporations    72,061      2    1,617     70,446     6,265     0     931     5,334
 State & Political Subdivisions             90,490     60    1,441     89,109         0     0       0         0
 Mortgage-Backed Securities                 76,419     60    2,823     73,656    43,105    99     559    42,645
 Other Securities                           40,207      0      944     39,263     2,729     0       0     2,729
                                          --------   ----   ------   --------   -------   ---  ------   -------
Total Investment Securities               $289,197   $122   $6,873   $282,446   $52,099   $99  $1,490   $50,708




Capital City Bank Group, Inc. and First Bankshares of West Point, Inc


                                           Amortized    Unrealized      Market
  (Dollars in thousands)                     Costs     Gain    Loss      Value
Available-For-Sale
 U.S. Treasury                               $10,020     $0      $48      $9,972
 U.S. Government Agencies & Corporations      72,061      2    1,617      70,446
 State & Political Subdivisions               90,490     60    1,441      89,109
 Mortgage-Backed Securities                  119,524    159    3,382     116,301
 Other Securities                             42,936      0      944      41,992
                                            --------   ----   ------   ---------
Total Available-For-Sale                    $335,031   $221   $7,432    $327,820

Held-To-Maturity
 U.S. Treasury                                    $0     $0       $0          $0
 U.S. Government Agencies & Corporations       6,265      0      931       5,334
 State & Political Subdivisions                    0      0        0           0
 Mortgage-Backed Securities                        0      0        0           0
 Other Securities                                  0      0        0           0
                                            --------   ----   ------    --------

Total Held-To-Maturity                        $6,265     $0     $931      $5,334

Investment Securities
 U.S. Treasury                               $10,020     $0      $48      $9,972
 U.S. Government Agencies & Corporations      78,326      2    2,548      75,780
 State & Political Subdivisions               90,490     60    1,441      89,109
 Mortgage-Backed Securities                  119,524    159    3,382     116,301
 Other Securities                             42,936      0      944      41,992
                                            --------   ----   ------    --------
Total Investment Securities                 $341,296   $221   $8,363    $333,154


First Bankshares of West Point, Inc. and Subsidiaries
Supplemental Financial Information

Quarterly Financial Data
                                                    2000                                               1999
                                  ---------------------------------------  ------------------------------------------------------
                                      Third        Second         First      Fourth        Third         Second         First
-------------------------------------------------------------------------- ------------------------------------------------------
Summary of Operations:
  Interest Income                 $  2,728,186  $  2,639,939  $  2,513,649 $  2,480,900  $  2,391,398  $  2,366,600  $  2,259,952
  Interest Expense                   1,302,934     1,176,411     1,097,355    1,116,910     1,033,458     1,020,702     1,001,671
  Net Interest Income                1,425,252     1,463,528     1,416,294    1,363,990     1,357,940     1,345,898     1,258,281
  Provision for Loan Loss              530,000       105,000       945,000      100,000             -             -             -
  Net Interest Income
    After Provisions for Loan Loss     895,252     1,358,528       471,294    1,263,990     1,357,940     1,345,898     1,258,281
  Noninterest Income                   250,912       258,610       212,571       87,972       224,841       263,927       217,242
  Merger Expense                             -             -             -       15,000             -             -             -
  Noninterest Expense                1,064,588     1,131,095     1,073,145    1,114,453     1,050,496     1,075,530     1,051,322
  Income Before
    Provision for Income Taxes          81,576       486,043      (389,280)     222,509       532,285       534,295       424,201
  Provision for Income Taxes           (30,202)     (165,336)      126,945     (104,605)     (175,601)     (188,972)     (146,074)
  Net Income                      $     51,374  $    320,707  $   (262,335) $   117,904  $    356,684  $    345,323  $    278,127

Per Common Share:
  Net Income Basic                $       0.27  $       1.66  $      (1.36) $      0.62  $       1.85  $       1.79  $       1.44
  Net Income Diluted                      0.27          1.66         (1.36)        0.62          1.85          1.79          1.44
  Dividends Declared                         -          1.30             -         1.85             -          1.30             -
  Book Value                             81.62         80.90         83.30        84.99         84.58         83.61         82.63

Selected Average Balances:
   Total Assets                   $149,341,206  $144,720,482  $147,426,793 $136,627,133  $139,125,134  $140,095,936  $136,627,133
   Earning Assets                  135,398,668   132,505,469   131,219,521  132,531,243   126,389,567   128,146,130   124,266,026
   Loans                            75,338,687    76,359,702    75,656,893   78,392,215    77,149,458    75,724,844    71,604,044
   Total Deposits                  107,518,560   103,998,999   102,300,400  103,767,905    96,778,230    98,978,284    94,652,184
   Total Shareowners'Equity         15,709,977    15,571,226    16,033,254   16,358,528    16,280,463    16,093,186    15,911,377
   Common Equivalent Shares:
         Basic                         192,481       192,481       192,481      192,481       192,481       192,481       192,561
         Diluted                       192,481       192,481       192,481      192,481       192,481       192,481       192,561
  Ratios:
         ROA                             0.14%         0.89%        -0.71%        0.35%         1.03%         0.99%         0.81%
         ROE                             1.31%         8.24%        -6.54%        2.88%         8.76%         8.58%         6.99%
  Net Interest Margin                    4.09%         4.43%         4.27%        4.21%         4.36%         4.24%         4.04%
  Efficiency Ratio                      55.51%        62.66%        64.55%       66.74%        65.89%        65.17%        64.95%

First Bankshares of West Point, Inc., and Subsidiaries
Supplemental Financial Information

Quarterly Financial Data
                                                             1998
                                    ------------------------------------------------------
                                        Fourth        Third         Second       First
                                    ------------  ------------  ------------  ------------
Summary of Operations:
  Interest Income                   $  2,313,974  $  2,395,064  $  2,524,252  $  2,552,989
  Interest Expense                     1,038,768     1,187,903     1,254,096     1,289,516
  Net Interest Income                  1,275,206     1,207,161     1,270,156     1,263,473
  Provision for Loan Loss                      -             -             -        10,000
  Net Interest Income
    After Provisions for Loan Loss     1,275,206     1,207,161     1,270,156     1,253,473
  Noninterest Income                     186,162       230,311       221,035       185,729
  Merger Expense                               -             -             -             -
  Noninterest Expense                  1,059,067     1,083,934     1,288,014     1,211,381
  Income Before
    Provision for Income Taxes           402,301       353,538       203,177       227,821
  Provision for Income Taxes            (114,508)     (114,896)     (118,206)     (92,118)
  Net Income                         $   287,793  $    238,642  $     84,971  $    135,703

Per Common Share:
  Net Income Basic                   $      1.49  $       1.24  $       0.44  $       0.70
  Net Income Diluted                        1.49          1.24          0.44          0.70
  Dividends Declared                        1.85             -          1.30             -
  Book Value                               82.53          81.93        82.59         81.55

Selected Average Balances:
   Total Assets                     $135,527,902  $135,952,001  $144,682,193  $145,839,246
   Earning Assets                    122,762,713   124,612,250   132,454,544   133,713,412
   Loans                              71,675,419    72,811,114    76,929,875    76,379,216
   Total Deposits                     92,932,268    94,709,973   102,730,060   100,926,171
   Total Shareowners' Equity          15,933,763    15,817,460    15,945,458    15,744,938
   Common Equivalent Shares:
         Basic                           193,061       193,061       193,061       193,061
         Diluted                         193,061       193,061       193,061       193,061
  Ratios:
         ROA                               0.85%         0.70%         0.23%         0.37%
         ROE                               7.22%         6.03%         2.13%         3.45%
  Net Interest Margin                      4.02%         3.90%         3.60%         3.85%
  Efficiency Ratio                        67.57%        73.14%        81.86%        80.93%




                      SHAREOWNER PROPOSALS

     Proposals of shareowners of Capital City intended to be presented at the 2001 annual meeting of shareowners must be received by Capital City at its principal executive offices on or before the date that is 120 calendar days in advance of the date of Capital City's release of its 2001 proxy statement to security holders, in order to be included in Capital City's proxy statement and proxy relating to the 2001 annual meeting of shareowners. As of the date of the mailing of this Proxy
Statement/Prospectus, Capital City's 2001 proxy statement has not been completed. The specific date by which proposals of shareowners of Capital City intended to be represented at the 2001 annual meeting of shareowners must be received by Capital
City in order to be included in Capital City's 2001 proxy statement is December 8, 2000. Shareowner proposals for the 2001 meeting are not intended to be included in the proxy statement for that meeting.

                             EXPERTS

     The audited consolidated financial statements of Capital
City Bank Group, Inc. and subsidiaries included in its annual report on Form 10-K for the year ended December 31, 1999 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                          LEGAL MATTERS

     The legality of the shares of Capital City common stock to be issued in the merger and certain tax consequences of the merger will be passed upon by Gunster, Yoakley & Stewart P.A., West Palm Beach, Florida.

                          OTHER MATTERS

     Management of First Bankshares does not know of any matters to be brought before the Special Meeting other than those described above. If any other matters properly come before the Special Meeting, the persons designated as Proxies will vote on such matters in accordance with their best judgment.

WPB/Word/528330.7



Appendix A -- AGREEMENT AND PLAN OF MERGER BY AND BETWEEN CAPITAL
 CITY BANK GROUP, INC. AND FIRST BANKSHARES OF WEST POINT, INC.,
                 DATED AS OF SEPTEMBER 25, 2000














                  AGREEMENT AND PLAN OF MERGER

                         BY AND BETWEEN

              FIRST BANKSHARES OF WEST POINT, INC.

                               AND

                  CAPITAL CITY BANK GROUP, INC.





                 Dated as of September 25, 2000




                        TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER                                    1

PREAMBLE                                                        1
          1.1  HOLDING COMPANY MERGER                           1
          1.2  BANK MERGER                                      1
          1.3  TIME AND PLACE OF CLOSING                        2
          1.4  EFFECTIVE TIME                                   2

ARTICLE 2
     TERMS OF MERGER                                            2
          2.1  CHARTER                                          2
          2.2  BYLAWS                                           2
          2.3  DIRECTORS AND OFFICERS                           2

ARTICLE 3
     MANNER OF CONVERTING SHARES                                2
          3.1  CONVERSION OF SHARES                             2
          3.2  ANTI-DILUTION PROVISIONS                         3
          3.3  SHARES HELD BY FBWP OR CCBG                      3
          3.4  DISSENTING SHAREHOLDERS                          3
          3.5  FRACTIONAL SHARES                                4

ARTICLE 4
     EXCHANGE OF SHARES                                         5
          4.1  EXCHANGE PROCEDURES                              5
          4.2  RIGHTS OF FORMER FBWP SHAREHOLDERS               5

ARTICLE 5
     REPRESENTATIONS AND WARRANTIES OF FBWP                     6
          5.1  ORGANIZATION, STANDING, AND POWER                6
          5.2  AUTHORITY OF FBWP; NO BREACH BY AGREEMENT        6
          5.3  CAPITAL STOCK                                    7
          5.4  FBWP SUBSIDIARIES                                8
          5.5  FINANCIAL STATEMENTS                             8
          5.6  ABSENCE OF UNDISCLOSED LIABILITIES               9
          5.7  ABSENCE OF CERTAIN CHANGES OR EVENTS             9
          5.8  TAX MATTERS                                      9
          5.9  ALLOWANCE FOR POSSIBLE LOAN LOSSES              12
          5.10 ASSETS                                          12
          5.11 INTELLECTUAL PROPERTY                           13
          5.12 ENVIRONMENTAL MATTERS                           13
          5.13 COMPLIANCE WITH LAWS                            14
          5.14 LABOR RELATIONS                                 14
          5.15 EMPLOYEE BENEFIT PLANS                          15
          5.16 MATERIAL CONTRACTS                              16
          5.17 LEGAL PROCEEDINGS                               17
          5.18 REPORTS                                         17
          5.19 STATEMENTS TRUE AND CORRECT                     18
          5.20 ACCOUNTING, TAX AND REGULATORY MATTERS          18
          5.21 STATE TAKEOVER LAWS                             18
          5.22 CHARTER PROVISIONS                              18
          5.23 OPINION OF FINANCIAL ADVISOR                    19
          5.24 BOARD RECOMMENDATION                            19

ARTICLE 6
     REPRESENTATIONS AND WARRANTIES OF CCBG                    19
          6.1  ORGANIZATION, STANDING, AND POWER               19
          6.2  AUTHORITY OF CCBG; NO BREACH BY AGREEMENT       19
          6.3  CAPITAL STOCK                                   20
          6.4  CCBG SUBSIDIARIES                               20
          6.5  SEC FILINGS; FINANCIAL STATEMENTS               21
          6.6  ABSENCE OF UNDISCLOSED LIABILITIES              21
          6.7  ABSENCE OF CERTAIN CHANGES OR EVENTS            21
          6.8  CERTAIN ENVIRONMENTAL AND EMPLOYEE BENEFIT MATTERS
          21
          6.9  ALLOWANCE FOR POSSIBLE LOAN LOSSES              22
          6.10 INTELLECTUAL PROPERTY                           22
          6.11 COMPLIANCE WITH LAWS                            22
          6.12 LEGAL PROCEEDINGS                               23
          6.13 REPORTS                                         23
          6.14 STATEMENTS TRUE AND CORRECT                     23
          6.15 ACCOUNTING, TAX AND REGULATORY MATTERS          24

ARTICLE 7
     CONDUCT OF BUSINESS PENDING CONSUMMATION                  25
          7.1  AFFIRMATIVE COVENANTS OF FBWP                   25
          7.2  NEGATIVE COVENANTS OF FBWP                      25
          7.3  COVENANTS OF CCBG                               27
          7.4  ADVERSE CHANGES IN CONDITION                    28
          7.5  REPORTS                                         28

ARTICLE 8
     ADDITIONAL AGREEMENTS                                     28
          8.1  REGISTRATION STATEMENT; PROXY STATEMENT;
          SHAREHOLDER
                APPROVAL                                       28
          8.2  NASDAQ LISTING                                  29
          8.3  APPLICATIONS                                    29
          8.4  FILINGS WITH STATE OFFICES                      29
          8.5  AGREEMENT AS TO EFFORTS TO CONSUMMATE           29
          8.6  INVESTIGATION AND CONFIDENTIALITY               29
          8.7  PRESS RELEASES                                  30
          8.8  CERTAIN ACTIONS                                 31
          8.9  ACCOUNTING AND TAX TREATMENT                    31
          8.10 STATE TAKEOVER LAWS                             31
          8.11 CHARTER PROVISIONS                              31
          8.12 FBWP MEETINGS                                   31
          8.13 AGREEMENT OF AFFILIATES                         32
          8.14 EMPLOYEE BENEFITS AND CONTRACTS                 32
          8.15 INDEMNIFICATION                                 33
          8.16 CERTAIN POLICIES OF FBWP                        34
          8.17 STOCK OPTION AGREEMENT                          34
          8.18 DIRECTOR'S AGREEMENTS                           34
          8.19 TAXES.                                          34
          8.20 FAIRNESS OPINION                                35

ARTICLE 9
     CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE         35
          9.1  CONDITIONS TO OBLIGATIONS OF EACH PARTY         35
          9.2  CONDITIONS TO OBLIGATIONS OF CCBG               36
          9.3  CONDITIONS TO OBLIGATIONS OF FBWP               38

ARTICLE 10
     TERMINATION                                               39
          10.1 TERMINATION                                     39
          10.2 EFFECT OF TERMINATION                           40
          10.3 ALTERNATE TRANSACTION                           40
          10.4 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS   40

ARTICLE 11
     MISCELLANEOUS                                             40
          11.1 DEFINITIONS                                     40
          11.2 EXPENSES                                        49
          11.3 BROKERS AND FINDERS                             49
          11.4 ENTIRE AGREEMENT                                49
          11.5 AMENDMENTS                                      49
          11.6 WAIVERS                                         50
          11.7 ASSIGNMENT                                      50
          11.8 NOTICES                                         50
          11.9 GOVERNING LAW                                   51
          11.10 COUNTERPARTS                                   51
          11.11 CAPTIONS; ARTICLES AND SECTIONS                51
          11.12 INTERPRETATIONS                                51
          11.13 ENFORCEMENT OF AGREEMENT                       51
          11.14 SEVERABILITY                                   52



                  AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 25, 2000, by and between CAPITAL
CITY BANK GROUP, INC., a Florida corporation ("CCBG"), and FIRST
BANKSHARES OF WEST POINT, INC., a Georgia corporation ("FBWP").

                            PREAMBLE

     The respective Boards of Directors of FBWP and CCBG are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of FBWP by CCBG pursuant to the merger of (i) FBWP with and into CCBG (the "Holding Company Merger") and (ii) First
National with and into a Florida chartered bank subsidiary of CCBG, Capital City Bank ("CCB") (the "Bank Merger")
(collectively, the "Mergers"). At the effective time of the Holding Company Merger, the outstanding shares of the capital stock of FBWP shall be converted into the right to receive a combination of shares of the common stock of CCBG and cash as described in this Agreement. As a result, shareholders of FBWP shall become shareholders of CCBG and CCBG shall conduct the business and operations of FBWP. The transactions described in this Agreement are subject to the approvals of the shareholders of FBWP, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Georgia
Department of Banking and Finance, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that each of the Mergers, for federal income tax purposes, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     Certain terms used in this Agreement are defined in Section
11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

                            ARTICLE 1
                TRANSACTIONS AND TERMS OF MERGER

     ARTICLE 1.1 HOLDING COMPANY MERGER . Subject to the terms and conditions of this Agreement, at the Effective Time, FBWP shall be merged with and into CCBG in accordance with the provisions of, and with the effect provided in, Sections 14-2-
1106 and 14-2-1107 of the GBCC and  Sections 607.1101, 607.1103,
607.1105, 607.1106 and 607.1107 of the FBCA. CCBG shall be the Surviving Corporation resulting from the Holding Company Merger and shall continue to be governed by the Laws of the State of Florida. The Holding Company Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FBWP and CCBG.

     ARTICLE 1.2 BANK MERGER . Subsequent to the consummation of the Holding Company Merger, First National shall be merged with and into CCB in accordance with the provisions of and with the effect provided in Section 658.41 of the Florida Statutes on terms and subject to the provisions of the Bank Plan of Merger
("Bank Plan"), attached hereto as Exhibit 1. FBWP shall vote the shares of capital stock of First National in favor of the Bank
Plan and the Bank Merger provided therein.

     ARTICLE 1.3 TIME AND PLACE OF CLOSING . The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The
Closing shall be held at such location as may be mutually agreed upon by the Parties or may be conducted by mail or telefax as may be mutually agreed upon by the Parties.

     ARTICLE 1.4 EFFECTIVE TIME . The Holding Company Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Holding Company Merger shall become effective with the Secretary of State of the State of Florida or the Secretary of State of the State of Georgia, whichever is later (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within 60 days after the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Mergers, and (ii) the date on which the shareholders of FBWP and CCBG approve this Agreement to the extent such approval is required by applicable
Law. The actual Effective Time within the 60-day period shall be mutually agreed upon by CCBG and FBWP.

                    ARTICLE 2 TERMS OF MERGER

     ARTICLE 2.1         CHARTER .  The Articles of Incorporation of
CCBG in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.

     ARTICLE 2.2         BYLAWS .  The Bylaws of CCBG in effect
immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

     ARTICLE 2.3         DIRECTORS AND OFFICERS .  The directors of
CCBG in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of CCBG in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving
Corporation.

              ARTICLE 3 MANNER OF CONVERTING SHARES

     ARTICLE 3.1         CONVERSION OF SHARES .  Subject to the
provisions of this Article 3, at the Effective Time, by virtue of the Holding Company Merger and without any action on the part of CCBG, FBWP, First National or CCB or the shareholders of the foregoing, the shares of the constituent corporations shall be converted as follows:

     (a) Each share of capital stock of CCBG issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (b)       Subject to Section 3.6, each share of FBWP Common
Stock, excluding shares held by any FBWP Entity or any CCBG
Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.4 issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 3.6419 shares of CCBG Common Stock (the "Share Exchange Ratio") and
$17.7543 in cash (the "Cash Exchange Ratio") (collectively, the
"Exchange Ratio").

     (c) Each share of capital stock of CCB issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (d) Each share of capital stock of First National issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be extinguished from and after the consummation of the Bank Merger.

     ARTICLE 3.2 ANTI-DILUTION PROVISIONS . In the event CCBG changes the number of shares of CCBG Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     ARTICLE 3.3 SHARES HELD BY FBWP OR CCBG . Each of the shares of FBWP Common Stock held by any FBWP Entity or by any CCBG Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     ARTICLE 3.4 DISSENTING SHAREHOLDERS . Any holder of shares of FBWP Common Stock who perfects his or her dissenters' rights in accordance with and as contemplated by Section 14-2-
1302 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law;
provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to FBWP the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of FBWP fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares, subject to CCBG's consent in its sole discretion, CCBG shall issue and deliver the consideration to which such holder of shares of FBWP
Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of FBWP Common Stock held by him or her.

     ARTICLE 3.5 FRACTIONAL SHARES . Notwithstanding any other provision of this Agreement, each holder of shares of FBWP
Common Stock exchanged pursuant to the Holding Company Merger who would otherwise have been entitled to receive a fraction of a share of CCBG Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CCBG Common Stock multiplied by the average market value of one share of CCBG Common Stock at the Effective Time (i.e., the average of the last sale price of CCBG
Common Stock on the Nasdaq National Market (as reported by The
Wall Street Journal or, if not reported thereby, any other authoritative source selected by CCBG) during each of the 10 trading days prior to the Effective Time). No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     ARTICLE 3.6         FOSTER LOAN.  Notwithstanding any other
provision of this Agreement, CCBG shall at the Effective Date withhold from the Cash Exchange Ratio portion of the consideration payable under Section 3.1(b), an aggregate amount
(the "Withholding Amount") equal to (i) $1,600,000 minus any amount paid prior to the Effective Time by the USDA to First
National with respect to the Foster Loan and any amount collected prior to the Effective Time by First National with respect to the sale of any of the collateral securing the Foster Loan, and
(ii) $166,000 minus 20.75% of any amount paid prior to the Effective Time by the USDA to First Peoples Bank of Pine Mountain
("First Peoples") with respect to the Foster Loan and 20.75% of any amount collected prior to the Effective Time by First Peoples with respect to the sale of any of the collateral securing the Foster Loan. The receipt of any payments and the collection of any amounts upon the sale of collateral referred to in this Section shall be confirmed in writing to CCBG's satisfaction. The
Withholding Amount shall be held in escrow by Capital City Trust
Company (the "Escrow Agent"). The Withholding Amount shall be held in escrow for a period of six months from the Effective
Time. During this six-month period, any amounts received by First National, First Peoples or their successors with respect to the USDA Guarantee or from the sale of any collateral securing the Foster Loan shall be communicated to the Escrow Agent in writing by CCBG and the Escrow Agent shall pay promptly after the expiration of such six-month period a per share amount of the Withholding Amount to the shareholders of FBWP Common Stock that owned shares immediately prior to the Effective Time. In such event, the amount per share of FBWP Common Stock paid by the Escrow Agent to such shareholders shall equal (y) with respect to payments or amounts received that are attributable to the First
National portion of the Foster Loan, the amount of the USDA payment and/or the amount received in the sale of collateral
(plus interest from the Effective Time but less any costs, fees and expenses of the Escrow Agent) divided by the number of shares of FBWP Common Stock issued and outstanding immediately prior to the Effective Time, or (z) with respect to payments or amounts received that are attributable to the First Peoples portion of the Foster Loan, 20.75% of the amount of the USDA payment or the amount received in the sale of collateral each (plus interest from the Effective Time but less any costs, fees and expenses of the Escrow Agent) divided by the number of shares of FBWP Common
Stock issued and outstanding immediately prior to the Effective
Time. On the date which is six months after the Effective Time, any remaining portion of the Withholding Amount and any remaining accrued interest thereon held by the Escrow Agent shall be promptly paid to CCBG. Notwithstanding the foregoing, the Withholding Amount shall not be placed in escrow with the Escrow
Agent if, prior to the Effective Time, (w) First National has received at least $1,250,000 of the USDA Guarantee amount,
(x) First Peoples has received funds from the USDA equal to at least 75% of the USDA Guarantee amount attributable to First
Peoples, (y) CCBG has received written confirmation from FBWP of both of these payments by the USDA, and (z) FBWP shall have delivered to CCBG written confirmation from a representative of the USDA that the USDA liquidation plan for the Foster Loan has been approved, as submitted and without modification, by the USDA at the national level.

                  ARTICLE 4 EXCHANGE OF SHARES

     ARTICLE 4.1         EXCHANGE PROCEDURES .  Promptly after the
Effective Time, CCBG and FBWP shall cause the exchange agent selected by CCBG (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of FBWP Common Stock immediately prior to the Effective Time (the
"Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of FBWP Common
Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of FBWP Common Stock represented by Certificates that are not registered in the transfer records of FBWP, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as CCBG and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of FBWP Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory dissenters' rights have been perfected as provided in Section
3.4) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to
Section 4.2. To the extent required by Section 3.5, each holder of shares of FBWP Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of CCBG Common Stock to which such holder may be otherwise entitled (without interest). CCBG shall not be obligated to deliver the consideration to which any former holder of FBWP
Common Stock is entitled as a result of the Holding Company
Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither CCBG nor the Exchange Agent shall be liable to a holder of FBWP Common
Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the shareholders of FBWP shall constitute ratification of the appointment of the Exchange Agent.

     ARTICLE 4.2         RIGHTS OF FORMER FBWP SHAREHOLDERS .  At the
Effective Time, the stock transfer books of FBWP shall be closed as to holders of FBWP Common Stock immediately prior to the Effective Time and no transfer of FBWP Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of FBWP Common
Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by FBWP in respect of such shares of FBWP Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by CCBG on the CCBG Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of CCBG
Common Stock issuable pursuant to this Agreement. No dividend or other distribution payable to the holders of record of CCBG
Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in
Section 4.1. However, upon surrender of such Certificate, both the CCBG Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered dividends and cash payments payable hereunder
(without interest) shall be delivered and paid with respect to each share represented by such Certificate.

        ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF FBWP

          FBWP hereby represents and warrants to CCBG as follows:

     ARTICLE 5.1 ORGANIZATION, STANDING, AND POWER . FBWP is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. FBWP is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a FBWP Material
Adverse Effect. The minute books and other organizational documents and corporate records for FBWP have been made available to CCBG for its review and, except as disclosed in Section 5.1 of the FBWP Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     ARTICLE 5.2         AUTHORITY OF FBWP; NO BREACH BY AGREEMENT .

     (a) FBWP has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FBWP, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of FBWP Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Mergers by FBWP. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of FBWP, enforceable against FBWP in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by FBWP, nor the consummation by FBWP of the transactions contemplated hereby, nor compliance by FBWP with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FBWP's Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any FBWP Subsidiary or any resolution adopted by the board of directors or the shareholders of any FBWP Entity, or (ii) except as disclosed in Section 5.2 of the FBWP Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FBWP Entity under, any Contract or Permit of any FBWP
Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect or where such event would cause a breach hereof or a Default hereunder, or (iii) subject to receipt of the requisite Consents referred to in
Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any FBWP Entity or any of their respective material Assets
(including any CCBG Entity or any FBWP Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any CCBG Entity or any FBWP Entity being reassessed or revalued by any Taxing authority).

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension
Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a FBWP Material
Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FBWP of the Mergers and the other transactions contemplated in this Agreement.

     ARTICLE 5.3         CAPITAL STOCK .

     (a)       The authorized capital stock of FBWP consists of
(i) 1,000,000 shares of FBWP Common Stock, of which 192,481 shares are issued and outstanding as of the date of this Agreement and not more than 192,481 shares will be issued and outstanding at the Effective Time, and (ii) no shares of preferred stock are authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of FBWP are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of FBWP has been issued in violation of any preemptive rights of the current or past shareholders of FBWP.

     (b) Except as set forth in Section 5.3(a), or as disclosed in Section 5.3(b) of the FBWP Disclosure Memorandum, there are no shares of capital stock or other equity securities of FBWP outstanding and no outstanding Equity Rights relating to the capital stock of FBWP.

     ARTICLE 5.4         FBWP SUBSIDIARIES .  FBWP has disclosed in
Section 5.4 of the FBWP Disclosure Memorandum all of the FBWP
Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the FBWP Subsidiaries that are general or limited partnerships, limited liability companies, trusts or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, the type of entity and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the FBWP
Disclosure Memorandum, FBWP or one of its wholly-owned
Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each FBWP
Subsidiary. No capital stock (or other equity interest) of any FBWP Subsidiary is or may become required to be issued (other than to another FBWP Entity) by reason of any Equity Rights, and there are no Contracts by which any FBWP Subsidiary is bound to issue (other than to another FBWP Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any FBWP Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any FBWP Subsidiary (other than to another FBWP Entity). There are no Contracts relating to the rights of any FBWP Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any FBWP Subsidiary. All of the shares of capital stock (or other equity interests) of each FBWP Subsidiary held by a FBWP Entity are fully paid and (except pursuant to 12 USC
Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the FBWP Entity free and clear of any Lien. Except as disclosed in Section 5.4 of the FBWP Disclosure
Memorandum, each FBWP Subsidiary is either a bank, a savings association, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each FBWP
Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect. Each FBWP Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank
Insurance Fund. The minute books, and other organizational and corporate documents for each FBWP Subsidiary have been made available to CCBG for its review, and, except as disclosed in
Section 5.4 of the FBWP Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors, all committees of the Board of Directors and shareholders thereof.

     ARTICLE 5.5         FINANCIAL STATEMENTS .  Each of the FBWP
Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presents in all material respects the consolidated financial position of FBWP and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     ARTICLE 5.6         ABSENCE OF UNDISCLOSED LIABILITIES .  No FBWP
Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FBWP as of December 31, 1999, included in the FBWP Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Except as set forth in Section 5.6 of the FBWP Disclosure Memorandum, no FBWP Entity has incurred or paid any Liability since December 31, 1999, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     ARTICLE 5.7         ABSENCE OF CERTAIN CHANGES OR EVENTS .  Since
December 31, 1999, except as disclosed in the FBWP Financial
Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the FBWP Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect, and (ii) the FBWP
Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FBWP provided in Article 7.

     ARTICLE 5.8         TAX MATTERS .

     (a)       All Tax Returns required to be filed by or on behalf of
any of the FBWP Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a FBWP Material Adverse Effect, and all
Tax Returns filed are complete and accurate in all material
respects.  In particular, and without in any manner limiting the foregoing, none of the foregoing Tax Returns contains any
position which is or would be subject to penalties under section
6662 of the Internal Revenue Code (or any corresponding provision of state, local or foreign Tax law).  An extension of time within which to file any Tax Return which has not been filed has not been requested or granted.  With respect to all amounts in
respect of Taxes imposed upon FBWP, or for which FBWP is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods (or portions thereof) ending on or before the Effective Time, all applicable Tax laws and agreements have been fully complied with, and all such amounts required to be paid by FBWP to taxing
authorities or others on or before the date hereof have been
paid.   As of the date of this Agreement, there is no audit
examination, deficiency, or refund Litigation with respect to any
Taxes, except as reserved against in the FBWP Financial
Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8 of the FBWP Disclosure Memorandum.  No
issues have been raised (and are currently pending) by any taxing authority in connection with any Tax Returns of FBWP.  FBWP's federal income Tax Returns have not been audited by the IRS.  All
Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.
There are no Liens with respect to Taxes upon any of the Assets of the FBWP Entities, except for any such Liens which are not reasonably likely to have a FBWP Material Adverse Effect.

     (b) None of the FBWP Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect. Section 5.8 of the FBWP Disclosure Schedule sets forth
(1) the taxable years of FBWP as to which the respective statutes of limitations with respect to Taxes have not expired, and (2) with respect to such taxable years, sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Tax Returns have not yet been filed.

     (c) As of December 31, 1999, the provision for any Taxes due or to become due for any of the FBWP Entities for the period or periods through and including the date of the respective FBWP
Financial Statements that has been made and is reflected on such FBWP Financial Statements is sufficient to cover all such Taxes in accordance with GAAP. The unpaid Taxes of FBWP do not exceed the reserve for Tax liability (including any reserve for deferred
Taxes established to reflect timing differences between book and Tax income) set forth or included in FBWP's most recent balance sheet as adjusted for the passage of time through the Effective
Time in accordance with the past custom and practice of FBWP.

     (d) Deferred Taxes of the FBWP Entities have been provided for in accordance with GAAP.

     (e) None of the FBWP Entities is a party to any Tax allocation or Tax sharing agreement and none of the FBWP Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was FBWP) or has any Liability for Taxes of any Person
(other than FBWP and its Subsidiaries) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

     (f) Each of the FBWP Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect.

     (g)       Except as disclosed in Section 5.8 of the FBWP
Disclosure Memorandum, none of the FBWP Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the FBWP Entities that occurred during or after any Taxable Period in which the FBWP
Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1999.

     (i) No FBWP Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     (j)       All material elections with respect to Taxes affecting
FBWP as of the date hereof are set forth in Section 5.8 of the FBWP Disclosure Schedule. After the date hereof, no election with respect to Taxes will be made without the written consent of CCBG.

     (k) None of the assets of FBWP is property which FBWP is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former section
168(f)(8) of the Internal Revenue Code.

     (l) None of the assets of FBWP directly or indirectly secures any debt the interest on which is tax exempt under section 103(a) of the Internal Revenue Code.

     (m) None of the assets of FBWP is "tax-exempt use property" within the meaning of section 168(h) of the Internal Revenue
Code.

     (n) FBWP is not, and has not been, a United States real property holding corporation (as defined in section 897(c)(2) of the Internal Revenue Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Internal Revenue Code.

     (o) FBWP is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

     (p) Section 5.8 of the FBWP Disclosure Schedule sets forth as of the date hereof (i) the basis of FBWP in its assets, (ii) as of June 30, 2000, the current and accumulated earnings and profits of FBWP, (iii) the amount of any net operating loss, net capital loss, unused investment credit or other credit, unused foreign tax, or excess charitable contribution allocable to FBWP, and (iv) the amount of any deferred gain or loss allocable to FBWP arising out of any intercompany transactions.

     (q) Each asset with respect to which FBWP claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by FBWP.

     (r) Except as disclosed in the FBWP Financial Statements or FBWP's Tax Returns, no item of income or gain reported by FBWP for financial accounting purposes in any pre-closing period is required to be included in taxable income for a post-closing period.

     (s)       FBWP has not made nor is bound by any election under
Section 197 of the Internal Revenue Code.

     (t) Neither FBWP nor any FBWP Subsidiary has any excess loss account (as defined in Treasury Regulation Section 1.1502-
19) with respect to the stock of any FBWP Subsidiary.

     (u) There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to FBWP that are, or if issued would be, binding on FBWP.

     ARTICLE 5.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES . In the opinion of management of FBWP, the allowances for possible loan and lease credit losses (collectively, the "Allowance") shown on the consolidated balance sheets of FBWP immediately prior to the Effective Time will be, as of the date thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolio
(including accrued interest receivables) of the FBWP Entities and other extensions of credit (including letters of credit) by the FBWP Entities as of the dates thereof.

     ARTICLE 5.10        ASSETS .

     (a)       Except as disclosed in Section 5.10 of the FBWP
Disclosure Memorandum or as disclosed or reserved against in the FBWP Financial Statements delivered prior to the date of this Agreement, the FBWP Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a FBWP Material Adverse Effect. All tangible properties used in the businesses of the FBWP Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FBWP's past practices.

     (b) All Assets which are material to FBWP's business on a consolidated basis, held under leases or subleases by any of the FBWP Entities, are held under valid Contracts enforceable by the FBWP Entity and to the Knowledge of FBWP as to the counter-party to such Contracts in accordance with their respective terms
(except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     (c) The FBWP Entities currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. None of the FBWP Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case
$5,000, or in the aggregate $100,000, pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any FBWP Entity under such policies.

     (d) The Assets of the FBWP Entities include all Assets required to operate the business of the FBWP Entities as presently conducted.

     (e)       Except as disclosed and described in detail in Section
5.10(e) of the FBWP Disclosure Memorandum, neither FBWP nor any FBWP Subsidiary holds any deposits or has made any loans to any individuals or related group of individuals which (i) in the case of deposits, individually or in the aggregate exceed 5% of the total consolidated deposits of FBWP as of June 30, 2000, or
(ii) in the case of loans, individually or in the aggregate exceed 5% of the total consolidated loans of FBWP as of June 30, 2000.

     ARTICLE 5.11 INTELLECTUAL PROPERTY . Each FBWP Entity owns or has a license to use all of the Intellectual Property used by such FBWP Entity in the course of its business. Each
FBWP Entity is the owner of or has a license to any Intellectual
Property sold or licensed to a third party by such FBWP Entity in connection with such FBWP Entity's business operations, and such FBWP Entity has the right to convey by sale or license any Intellectual Property so conveyed. No FBWP Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of FBWP threatened, which challenge the rights of any FBWP Entity with respect to Intellectual Property used, sold or licensed by such FBWP Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the FBWP Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.11 of the FBWP Disclosure Memorandum, no FBWP Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.11 of the FBWP Disclosure Memorandum, every officer, director, or employee of any FBWP Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a FBWP Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a FBWP Entity, and no such officer, director or employee is party to any Contract with any Person other than a FBWP Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a FBWP Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a FBWP Entity.
Except as disclosed in Section 5.11 of the FBWP Disclosure
Memorandum, no officer, director or, to the Knowledge of FBWP, any employee of any FBWP Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any FBWP Entity.

     ARTICLE 5.12        ENVIRONMENTAL MATTERS .

     (a)       To the Knowledge of FBWP, each FBWP Entity, its
Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect.

     (b) There is no Litigation pending or, to the Knowledge of FBWP, threatened before any court, governmental agency, or authority or other forum in which any FBWP Entity or any of its Operating Properties or Participation Facilities (or FBWP in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any FBWP Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

     (c) During the period of (i) any FBWP Entity's ownership or operation of any of their respective current properties, (ii) any FBWP Entity's participation in the management of any Participation Facility, or (iii) any FBWP Entity's holding of a security interest in a Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous
Material in, on, under, or affecting (or potentially affecting) such properties; provided that with respect to the period set forth in (iii) above, this representation shall be made to the Knowledge of FBWP. Prior to the period of (i) any FBWP Entity's ownership or operation of any of their respective current properties, (ii) any FBWP Entity's participation in the management of any Participation Facility, or (iii) any FBWP
Entity's holding of a security interest in a Operating Property, to the Knowledge of FBWP, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating
Property.

     ARTICLE 5.13        COMPLIANCE WITH LAWS .  FBWP is duly
registered as a bank holding company under the BHC Act.  Each
FBWP Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect. Except as disclosed in Section 5.13 of the FBWP Disclosure Memorandum, none of the FBWP Entities:

     (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

     (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect;
or

     (c) since January 1, 1997, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof
(i) asserting that any FBWP Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any FBWP Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory
Authority have been made available to CCBG.

     ARTICLE 5.14 LABOR RELATIONS . No FBWP Entity is the subject of any Litigation asserting that it or any other FBWP
Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other FBWP Entity to bargain with any labor organization as to wages or conditions of employment, nor is any FBWP Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any FBWP
Entity, pending or threatened, or to the Knowledge of FBWP is there any activity involving any FBWP Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     ARTICLE 5.15        EMPLOYEE BENEFIT PLANS .

     (a)       FBWP has disclosed in Section 5.15 of the FBWP
Disclosure Memorandum, and has delivered or made available to CCBG prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in
Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any FBWP
Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate
(collectively, the "FBWP Benefit Plans").  Any of the FBWP
Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FBWP ERISA Plan." Each FBWP ERISA Plan which is also subject to Section 412 of the Internal Revenue Code is referred to herein as a "FBWP Pension Plan." No FBWP Pension Plan is or has been a multiemployer plan within the meaning of Section
3(37) of ERISA.

     (b) All FBWP Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect. Each FBWP ERISA Plan which is intended to be qualified under Section 401(a) of the Internal
Revenue Code has received a favorable determination letter from the Internal Revenue Service, and FBWP is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of FBWP, no FBWP Entity has engaged in a transaction with respect to any FBWP
Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any FBWP
Entity to a Tax imposed by either Section 4975 of the Internal
Revenue Code or Section 502(i) of ERISA.

     (c)       Except as disclosed in Section 5.15 of the FBWP
Disclosure Memorandum, no FBWP Pension Plan has any "unfunded current liability," as that term is defined in Section
302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any FBWP Pension
Plan, (ii) no change in the actuarial assumptions with respect to any FBWP Pension Plan, and (iii) no increase in benefits under any FBWP Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any FBWP Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any FBWP Entity, or the single-employer plan of any entity which is considered one employer with FBWP under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal
Revenue Code or Section 302 of ERISA. No FBWP Entity has provided, or is required to provide, security to a FBWP Pension
Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

     (d)       Within the six-year period preceding the Effective
Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any FBWP Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No FBWP
Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA
(regardless of whether based on contributions of an ERISA
Affiliate. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FBWP Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e)       Except as disclosed in Section 5.15 of the FBWP
Disclosure Memorandum, no FBWP Entity has any Liability for retiree health and life benefits under any of the FBWP Benefit
Plans, other than health coverage continuation rights mandated by applicable law, and there are no restrictions on the rights of such FBWP Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

     (f)       Except as disclosed in Section 5.15 of the FBWP
Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any FBWP Entity from any FBWP Entity under any FBWP Benefit Plan or otherwise,
(ii) increase any benefits otherwise payable under any FBWP
Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any FBWP Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 401(a) and/or 412 of the Internal Revenue
Code or Section 302 of ERISA, have been fully reflected on the FBWP Financial Statements to the extent required by and in accordance with GAAP.

     ARTICLE 5.16        MATERIAL CONTRACTS .  Except as disclosed in
Section 5.16 of the FBWP Disclosure Memorandum or otherwise reflected in the FBWP Financial Statements, none of the FBWP
Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (ii) any Contract relating to the borrowing of money by any FBWP Entity or the guarantee by any FBWP Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any FBWP Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among FBWP
Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and commercial "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any FBWP
Entity, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract of less than $25,000), (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and (ix) any other Contract or amendment thereto that would be required to be filed with any relevant Regulatory Authority as of the date of this Agreement (together with all Contracts referred to in Sections 5.10 and 5.15(a), the "FBWP Contracts"). With respect to each FBWP Contract and except as disclosed in Section 5.16 of the FBWP Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no FBWP Entity is in Default thereunder or would be in Default thereunder as a result of this Agreement or the transaction contemplated herein; (iii) no FBWP Entity has repudiated or waived any material provision of any such Contract;
and (iv) no other party to any such Contract is, to the Knowledge of FBWP, in Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of any FBWP Entity for money borrowed is prepayable at any time by such FBWP Entity without penalty or premium. Except as disclosed in Section 5.16 of the FBWP Disclosure Memorandum, none of FBWP nor any of the FBWP Entities has any obligation or liability to any wholesale mortgage business ("Wholesale Mortgage Business") or to any Affiliate of such Persons to purchase, fund or extend credit with respect to any loans, extensions of credit, mortgages, or any participation or other interest therein originated, brokered or referred by or through such Persons.
Except as described in Section 5.16 of the FBWP Disclosure
Memorandum, all Contracts to which FBWP and/or its Subsidiaries are parties may be terminated by such FBWP Entity and its successors and assigns without penalty, charge, liability or further obligation.

     ARTICLE 5.17 LEGAL PROCEEDINGS . There is no Litigation instituted or pending, or, to the Knowledge of FBWP, threatened
(or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FBWP Entity or any employee benefit plan of any FBWP Entity, or against any director or employee of any FBWP Entity, in their capacity as such, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FBWP Entity. Section 5.17 of the FBWP Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any FBWP Entity is a party and which names a FBWP Entity as a defendant or cross-defendant or for which any FBWP Entity has any potential Liability.

     ARTICLE 5.18        REPORTS .  Except as set forth in Section
5.18 of the FBWP Disclosure Memorandum, since January 1, 1997, or the date of organization if later, each FBWP Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a FBWP Material
Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     ARTICLE 5.19 STATEMENTS TRUE AND CORRECT . No statement, certificate, instrument, or other writing furnished or to be furnished by any FBWP Entity or any Affiliate thereof to CCBG pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any FBWP Entity or any Affiliate thereof for inclusion in the Registration
Statement to be filed by CCBG with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.
None of the information supplied or to be supplied by any FBWP
Entity or any Affiliate thereof for inclusion in the Proxy
Statement to be mailed to FBWP's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a FBWP Entity or any Affiliate thereof with the SEC or any other
Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FBWP, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any FBWP
Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     ARTICLE 5.20        ACCOUNTING, TAX AND REGULATORY MATTERS .  No
FBWP Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section
9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     ARTICLE 5.21 STATE TAKEOVER LAWS . Each FBWP Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium,"
"fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws"), including
Sections 14-2-1111 and 14-2-1131 of the GBCC.

     ARTICLE 5.22 CHARTER PROVISIONS . Each FBWP Entity has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any FBWP
Entity or restrict or impair the ability of CCBG or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any FBWP Entity that may be directly or indirectly acquired or controlled by them. This
Agreement and the transactions contemplated herein will not trigger any supermajority voting provisions under the Articles of Incorporation, Bylaws, or other governing instruments of any FBWP
Entity.

     ARTICLE 5.23 OPINION OF FINANCIAL ADVISOR . FBWP has received the verbal opinion of Brown, Burke Capital Partners, Inc., as of the date of this Agreement, to the effect that the consideration to be received in the Holding Company Merger by the holders of FBWP Common Stock is fair, from a financial point of view, to such holders.

     ARTICLE 5.24        BOARD RECOMMENDATION .  The Board of
Directors of FBWP, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of FBWP Common Stock approve this Agreement.

        ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF CCBG

     CCBG hereby represents and warrants to FBWP as follows:

     ARTICLE 6.1 ORGANIZATION, STANDING, AND POWER . CCBG is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets.
CCBG is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United
States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a CCBG Material
Adverse Effect.

     ARTICLE 6.2         AUTHORITY OF CCBG; NO BREACH BY AGREEMENT .

     (a) CCBG has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CCBG, subject to receipt of the requisite Consents referred to in
Section 9.1(b). This Agreement represents a legal, valid, and binding obligation of CCBG, enforceable against CCBG in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by CCBG, nor the consummation by CCBG of the transactions contemplated hereby, nor compliance by CCBG with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CCBG's Articles of Incorporation or Bylaws, or (ii) subject to receipt of the requisite Consents referred to
Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CCBG Entity under, any Contract or Permit of any CCBG Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any CCBG Entity or any of their respective material Assets
(including any CCBG Entity or any FBWP Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any CCBG Entity or any FBWP Entity being reassessed or revalued by any Taxing authority).

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension
Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a CCBG Material
Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by CCBG of the Mergers and the other transactions contemplated in this Agreement.

     ARTICLE 6.3         CAPITAL STOCK .

     (a)       The authorized capital stock of CCBG consists of (i)
90,000,000 shares of CCBG Common Stock, of which 10,191,848 shares are issued and outstanding as of the date of this Agreement, and (ii) 3,000,000 shares of CCBG Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of CCBG Capital Stock are, and all of the shares of CCBG Common Stock to be issued in exchange for shares of FBWP Common Stock upon consummation of the Mergers, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the FBCA. None of the outstanding shares of CCBG Capital Stock has been, and none of the shares of CCBG
Common Stock to be issued in exchange for shares of FBWP Common
Stock upon consummation of the Holding Company Merger will be, issued in violation of any preemptive rights of the current or past shareholders of CCBG.

     (b) Except as set forth in Section 6.3(a), or as provided pursuant to the CCBG Stock Plans, or as disclosed in Section 6.3 of the CCBG Disclosure Memorandum, there are no shares of capital stock or other equity securities outstanding and no outstanding
Equity Rights relating to the capital stock of CCBG.

     ARTICLE 6.4         CCBG SUBSIDIARIES .  CCBG has disclosed in
Section 6.4 of the CCBG Disclosure Memorandum all of its Significant Subsidiaries as of the date of this Agreement that are corporations and all of the CCBG Subsidiaries that are general or limited partnerships or other non-corporate entities.
Each CCBG Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance
Act and applicable regulations thereunder.

     ARTICLE 6.5         SEC FILINGS; FINANCIAL STATEMENTS .

     (a) CCBG has timely filed and made available to FBWP all SEC Documents required to be filed by CCBG since December 31, 1997 (the "CCBG SEC Reports"). The CCBG SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and
(ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CCBG SEC Reports or necessary in order to make the statements in such CCBG SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the CCBG Financial Statements (including, in each case, any related notes) contained in the CCBG SEC Reports, including any CCBG SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of CCBG and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     ARTICLE 6.6 ABSENCE OF UNDISCLOSED LIABILITIES . Except as disclosed in the CCBG Disclosure Memorandum, no CCBG Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of CCBG as of December 31, 1999, included in the CCBG Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No
CCBG Entity has incurred or paid any Liability since December 31, 1999, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     ARTICLE 6.7         ABSENCE OF CERTAIN CHANGES OR EVENTS .  Since
December 31, 1999, except as disclosed in the CCBG Financial
Statements delivered prior to the date of this Agreement or as disclosed in Section 6.7 of the CCBG Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, and (ii) the CCBG
Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CCBG provided in Article 7.

     ARTICLE 6.8         CERTAIN ENVIRONMENTAL AND EMPLOYEE BENEFIT
MATTERS .  To the Knowledge of CCBG, each CCBG Entity, its
Participation Facilities and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect.

     ARTICLE 6.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES . In the opinion of management of CCBG, the Allowance shown on the consolidated balance sheets of CCBG included in the most recent
CCBG Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of CCBG included in the CCBG Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the CCBG Entities and other extensions of credit (including letters of credit) by the CCBG Entities as of the dates thereof.

     ARTICLE 6.10 INTELLECTUAL PROPERTY . Each CCBG Entity owns or has a license to use all of the Intellectual Property used by such CCBG Entity in the course of its business. Each
CCBG Entity is the owner of or has a license to any Intellectual
Property sold or licensed to a third party by such CCBG Entity in connection with such CCBG Entity's business operations, and such CCBG Entity has the right to convey by sale or license any Intellectual Property so conveyed. No CCBG Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of CCBG threatened, which challenge the rights of any CCBG Entity with respect to Intellectual Property used, sold or licensed by such CCBG Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the CCBG Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 6.10 of the CCBG Disclosure Memorandum, no CCBG Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 6.10 of the CCBG Disclosure Memorandum, every officer, director, or employee of any CCBG Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a CCBG Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a CCBG Entity, and, to the Knowledge of CCBG, no such officer, director or employee is party to any Contract with any Person other than a CCBG Entity which requires such officer, director or employee to assign any interest in any Intellectual
Property to any Person other than a CCBG Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a CCBG Entity. Except as disclosed in Section 6.10 of the CCBG Disclosure Memorandum, no officer, director or employee of any CCBG Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any CCBG
Entity.

     ARTICLE 6.11        COMPLIANCE WITH LAWS .  CCBG is duly
registered as a bank holding company under the BHC Act.  Each
CCBG Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect. Except as disclosed in Section
6.11 of the CCBG Disclosure Memorandum, none of the CCBG
Entities:

     (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

     (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect;
or

     (c)       since January 1, 1997, has received any notification or
communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof
(i) asserting that any CCBG Entity is not in compliance with any of the  Laws or Orders which such governmental authority or
Regulatory Authority enforces, where such noncompliance is
reasonably likely to have, individually or in the aggregate, a
CCBG Material Adverse Effect, (ii) threatening to revoke any
Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, or (iii) requiring any CCBG Entity to enter into or consent to the issuance of a cease and desist order, formal agreement,
directive, commitment or memorandum of understanding, or to adopt
any Board resolution or similar undertaking,   which restricts
materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     ARTICLE 6.12        LEGAL PROCEEDINGS .  Except as disclosed in
Section 6.12 of the CCBG Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of CCBG, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any CCBG Entity or employee benefit plan of any CCBG Entity, or against any director or employee of any CCBG Entity, in their capacity as such, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any CCBG Entity, that are reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect.

     ARTICLE 6.13 REPORTS . Since January 1, 1997, or the date of organization if later, each CCBG Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse
Effect).

     As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     ARTICLE 6.14 STATEMENTS TRUE AND CORRECT . No statement, certificate, instrument or other writing furnished or to be furnished by any CCBG Entity or any Affiliate thereof to FBWP pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CCBG Entity or any Affiliate thereof for inclusion in the Registration
Statement to be filed by CCBG with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.
None of the information supplied or to be supplied by any CCBG
Entity or any Affiliate thereof for inclusion in the Proxy
Statement to be mailed to FBWP's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any CCBG Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FBWP, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any CCBG
Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     ARTICLE 6.15        ACCOUNTING, TAX AND REGULATORY MATTERS .  No
CCBG Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section
9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.
All Tax Returns required to be filed by or on behalf of any of the CCBG Entities have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1998, and on or before the day of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a CCBG Material Adverse Effect and all such Tax Returns filed are complete and accurate in all material respects. All
Taxes shown on Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against any CCBG Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.15 of the CCBG
Disclosure Memorandum. The provision for Taxes due or to become due for any of the CCBG Entities for the period or periods through and including the day of the respective CCBG Financial
Statements has been made and is reflected on such CCBG Financial
Statements is, to the Knowledge of CCBG, sufficient to cover all such Taxes.

       ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION

     ARTICLE 7.1 AFFIRMATIVE COVENANTS OF FBWP . From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CCBG shall have been obtained, and except as otherwise expressly contemplated herein, FBWP shall and shall cause each of its Subsidiaries to operate its business only in the usual, regular, and ordinary course, and in a manner designed to preserve intact its business organization and Assets and maintain its rights and franchises, and shall take no action which would
(i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or
(ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     ARTICLE 7.2 NEGATIVE COVENANTS OF FBWP . From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CCBG shall have been obtained, and except as otherwise expressly contemplated herein, FBWP covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

     (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any FBWP Entity; or

     (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a FBWP
Entity to another FBWP Entity) in excess of an aggregate of $50,000 (for the FBWP Entities on a consolidated basis) except in the ordinary course of the business of FBWP Subsidiaries consistent with past practices (which shall include, for FBWP
Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, renewals of advances from the Federal Home Loan Bank which advances are outstanding on the date of this Agreement and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any FBWP Entity of any Lien or permit any such Lien to exist
(other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the FBWP Disclosure
Memorandum); or

     (c)       repurchase, redeem, or otherwise acquire or exchange
(other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FBWP Entity, or except as consistent with past practice, declare or pay any dividend or make any other distribution in respect of FBWP's capital stock, except that FBWP shall be allowed to pay to its shareholders FBWP's regular dividend of $1.85 per share of FBWP Common Stock for the second half of 2000;
provided, however, if the Holding Company Merger is consummated prior to the record date for CCBG's fourth quarter 2000 dividend, the FBWP dividend payable to each FBWP shareholder shall be reduced by the CCBG fourth quarter 2000 dividend payable to each FBWP shareholder; or

     (d)       except for this Agreement or as disclosed in Section
7.2(d) of the FBWP Disclosure   Memorandum, issue, sell, pledge,
encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of
FBWP Common Stock or any other capital stock of any FBWP Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

     (e) adjust, split, combine or reclassify any capital stock of any FBWP Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FBWP Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any FBWP Subsidiary (unless any such shares of stock are sold or otherwise transferred to another FBWP Entity) or (y) any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

     (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of one year or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned
FBWP Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository Subsidiary solely in its fiduciary capacity, or
(iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

     (g) (1) make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit (i) with respect to properties or businesses outside of Lee and Chambers Counties, Alabama, and Troup and Harris
Counties, Georgia, or to borrowers whose principal residence is outside such counties unless such loans or extensions of credit are to existing borrowers of First National that are borrowers on the date of this Agreement, (ii) that are unsecured in excess of $100,000, or (iii) that are secured in excess of $250,000; (2) purchase or sell (except for sales of single family residential first mortgage loans in the ordinary course of FBWP's business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein, or (3) renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to CCB; provided, however, that FBWP may, without the prior notice to or written consent of CCB, renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed one year and at rates not less than market rates for comparable credits and transactions and without any release of any collateral except as any FBWP Entity is presently obligated under existing written agreements kept as part of such FBWP Entity's official records.
If any FBWP Entity makes, extends, renews, renegotiates, compromises or settles any loans or extensions of credit or releases any collateral therefor that are subject to the prior disclosure to CCB hereunder and CCB has objected thereto, the Exchange Ratio shall be proportionally reduced by an amount equal to all outstanding principal of, and all accrued but unpaid interest and other charges on, such loan(s) as of the Effective
Time; or

     (h) grant any increase in compensation or benefits to the employees or officers of any FBWP Entity, except in accordance with past practice as disclosed in Section 7.2(h) of the FBWP
Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement as disclosed in Section 7.2(h) of the FBWP Disclosure
Memorandum; enter into or amend any severance agreements with officers of any FBWP Entity; grant any increase in fees or other increases in compensation or other benefits to directors of any FBWP Entity except in accordance with past practice disclosed in
Section 7.2(h) of the FBWP Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

     (i) enter into or amend any employment Contract between any FBWP Entity and any Person (unless such amendment is required by Law) that the FBWP Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (j) adopt any new employee benefit plan of any FBWP Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any FBWP Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

     (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

     (l) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any FBWP Entity for material money damages or restrictions upon the operations of any FBWP Entity; or

     (m) except in the ordinary course of business and as expressly permitted in Section 7.2(g), enter into, modify, amend or terminate any material Contract calling for payments exceeding
$50,000 or waive, release, compromise or assign any material rights or claims.

     ARTICLE 7.3         COVENANTS OF CCBG .  From the date of this
Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FBWP shall have been obtained, and except as otherwise expressly contemplated herein, CCBG covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the CCBG Capital Stock and the business prospects of the CCBG Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the CCBG Entities' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any CCBG Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of CCBG, desirable in the conduct of the business of CCBG and its Subsidiaries. CCBG further covenants and agrees that it will not amend or agree or commit to amend or permit any of its Subsidiaries to amend or agree or commit to amend, without the prior written consent of FBWP, which consent shall not be unreasonably withheld, the Articles of Incorporation or Bylaws of CCBG, in each case, in any manner adverse to the holders of FBWP
Common Stock as compared to the rights of holders of CCBG Common
Stock generally as of the date of this Agreement.

     ARTICLE 7.4 ADVERSE CHANGES IN CONDITION . Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse Effect or a CCBG Material
Adverse Effect, as applicable, or (ii) would cause or constitute a breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     ARTICLE 7.5 REPORTS . Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory
Authorities between the date of this Agreement and the Effective
Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present in all material respects the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another
Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                 ARTICLE 8 ADDITIONAL AGREEMENTS

     ARTICLE 8.1              REGISTRATION STATEMENT; PROXY STATEMENT;
SHAREHOLDER APPROVAL . As soon as reasonably practicable after execution of this Agreement, at a date determined by CCBG in its sole discretion, CCBG shall prepare and file the Registration
Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of CCBG Common Stock upon consummation of the Mergers. FBWP shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as CCBG may reasonably request in connection with such action. FBWP shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting,
(i) CCBG shall prepare and file with the SEC the Registration
Statement which shall contain the Proxy Statement and FBWP shall mail such Proxy Statement to the FBWP shareholders, (ii) FBWP shall furnish to CCBG all information concerning FBWP that CCBG may reasonably request in connection with such Proxy Statement,
(iii) the Board of Directors of FBWP shall recommend to FBWP's shareholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of FBWP shall use their reasonable efforts to obtain such shareholders' approval.
CCBG and FBWP shall make all necessary filings with respect to the Mergers under the Securities Laws.

     ARTICLE 8.2         NASDAQ LISTING .  CCBG shall use its
reasonable efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of CCBG Common Stock to be issued to the holders of FBWP Common Stock pursuant to the Holding Company Merger, and CCBG shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

     ARTICLE 8.3 APPLICATIONS . CCBG shall promptly prepare and file, and FBWP shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory
Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory
Authorities in connection with the transactions contemplated hereby.

     ARTICLE 8.4 FILINGS WITH STATE OFFICES . Upon the terms and subject to the conditions of this Agreement, CCBG shall execute and file the Articles of Merger with the Secretary of State of the States of Florida and Georgia in connection with the Closing.

     ARTICLE 8.5         AGREEMENT AS TO EFFORTS TO CONSUMMATE .
Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     ARTICLE 8.6         INVESTIGATION AND CONFIDENTIALITY .

     (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Holding Company Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable law or valid court process to disclose any such confidential information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this
Section 8.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed, provided that such disclosing Party use its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, upon written request of the other Party, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) FBWP shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons, if any, which were considering an Acquisition Proposal with respect to FBWP to preserve the confidentiality of the information relating to the FBWP Entities provided to such Persons and their Affiliates and Representatives.

     (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a breach of any representation, warranty, covenant or agreement of the other
Party or which has had or is reasonably likely to have a FBWP
Material Adverse Effect or a CCBG Material Adverse Effect, as applicable.

     (e) Upon request of CCBG, FBWP shall request within 10 days of the date thereof, that all third parties that received confidential information regarding FBWP or any of its Subsidiaries within the last 12 months in connection with a possible sale or merger transaction involving FBWP or any of its Subsidiaries promptly return such confidential information to FBWP.

     ARTICLE 8.7         PRESS RELEASES .  Prior to the Effective
Time, FBWP and CCBG shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     ARTICLE 8.8 CERTAIN ACTIONS . Except with respect to this Agreement and the transactions contemplated hereby, no FBWP
Entity nor any Affiliate thereof nor any Representatives thereof retained by any FBWP Entity shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of FBWP reasonably determines in good faith, based and relying upon a written opinion from its outside counsel, that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to FBWP's shareholder under applicable law, no FBWP
Entity or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any discussions or Contract with respect to, any Acquisition Proposal, but FBWP may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations. FBWP shall promptly advise CCBG following the receipt of any Acquisition
Proposal and the details thereof, and advise CCBG of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. FBWP shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, (ii) direct and use its reasonable best efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing, and (iii) use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any such activities, discussions, negotiations or Acquisition Proposal. FBWP will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence of this Section 8.8 of the obligations undertaken in this Section 8.8.

     ARTICLE 8.9         ACCOUNTING AND TAX TREATMENT .  Each of the
Parties undertakes and agrees to use its reasonable efforts to cause the Mergers, and to use its reasonable efforts to take no action which would cause the Mergers not, to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     ARTICLE 8.10 STATE TAKEOVER LAWS . Each FBWP Entity and each FBWP shareholder shall take the necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law, including Sections 14-2-1111 and 14-2-
1132 of the GBCC.

     ARTICLE 8.11 CHARTER PROVISIONS . Each FBWP Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any FBWP
Entity or restrict or impair the ability of CCBG or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any FBWP Entity that may be directly or indirectly acquired or controlled by them.

     ARTICLE 8.12 FBWP MEETINGS . Each FBWP Entity shall give prior notice of each meeting or proposed action by any of their respective Boards of Directors and/or committees, including a description of any matters to be discussed and/or acted upon, and shall permit a representative of CCBG to attend each such meeting, except during discussions relating to the transactions contemplated herein that present conflict of interest and/or confidentiality issues.

     ARTICLE 8.13 AGREEMENT OF AFFILIATES . FBWP has disclosed in Section 8.13 of the FBWP Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of FBWP for purposes of Rule 145 under the 1933 Act. FBWP shall cause each such Person to deliver to CCBG upon the execution of this Agreement a written agreement, substantially in the form of
Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of FBWP Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of CCBG Common Stock to be received by such Person upon consummation of the Mergers except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. CCBG shall be entitled to place restrictive legends upon certificates for shares of CCBG Common
Stock issued to affiliates of FBWP pursuant to this Agreement to enforce the provisions of this Section 8.13; provided that CCBG removes such legends at the appropriate time. CCBG shall not be required to maintain the effectiveness of the Registration
Statement under the 1933 Act for the purposes of resale of CCBG
Common Stock by such affiliates.

     ARTICLE 8.14        EMPLOYEE BENEFITS AND CONTRACTS .

     (a) Following the Effective Time, CCBG shall provide generally to officers and employees of the FBWP Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of CCBG Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the CCBG Entities to their similarly situated officers and employees; provided, that CCBG shall provide generally to officers and employees of FBWP Entities benefits in accordance with the policies of CCBG. CCBG shall waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents covered by FBWP plans as of Closing of the FBWP Entities shall become eligible by virtue of the preceding sentence, to the extent (i) such pre-existing condition was covered under the corresponding plan maintained by the FBWP Entity and (ii) the individual affected by the pre-existing condition was covered by the FBWP Entity's corresponding plan on the date which immediately precedes the Effective Time.
For purposes of participation, vesting and (except in the case of CCBG retirement plans) benefit accrual under CCBG's employee benefit plans, the service of the employees of the FBWP Entities prior to the Effective Time shall be treated as service with a CCBG Entity participating in such employee benefit plans. CCBG also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, consulting and other compensation Contracts disclosed in Section
8.14 of the FBWP Disclosure Memorandum to CCBG between any FBWP
Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the FBWP Benefit Plans.

     (b)       A. Drew Ferguson, III, Scott A. Huguley, Gerald B.
Andrews, Jr., and Karen Meadows shall each enter into an employment agreement with CCBG or CCB that is satisfactory to CCBG which shall be effective as of the Effective Time (the
"Employment Agreements"). The Employment Agreements shall contain standard provisions for terminating any existing employment arrangements between these individuals and any of the FBWP Entities.

     (c) Subject to compliance with applicable Laws and the absence of any Material Adverse Effects upon CCBG or any FBWP
Benefit Plans and/or CCBG Benefit Plans, CCBG intends to merge the FBWP 401(k) Plan with the CCBG 401(k) Plan.

     ARTICLE 8.15        INDEMNIFICATION .

     (a) With respect to all claims brought during the period of four (4) years after the Effective Time, CCBG shall indemnify, defend and hold harmless the present and former directors, officers and employees of the FBWP Entities (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers or employees of FBWP or, at FBWP's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Florida Law.
Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between CCBG and the Indemnified Party

     (b) CCBG shall, to the extent available, (and FBWP shall cooperate prior to the Effective Time in these efforts) maintain in effect for a period of two years after the Effective Time
FBWP's existing directors' and officers' liability insurance policy (provided that CCBG may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of FBWP given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that CCBG shall not be obligated to make aggregate premium payments for such two-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to FBWP's directors and officers, 150% of the annual premium payments on FBWP's current policy in effect as of the date of this Agreement (the "Maximum Amount").

     (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.15, upon learning of any such Liability or Litigation, shall promptly notify CCBG thereof.
In the event of any such Litigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving
Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving
Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between the Surviving
Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving
Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that (i) the Surviving
Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) the Surviving
Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable
Law.

     ARTICLE 8.16 CERTAIN POLICIES OF FBWP . CCBG and FBWP shall consult with respect to their respective major policies and practices and FBWP shall make such modification or changes to its policies and practices, if any, prior to the Effective Time as may be mutually agreed upon. CCBG and FBWP also shall consult with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, covenants or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.16.

     ARTICLE 8.17 STOCK OPTION AGREEMENT . Concurrently with the execution and delivery of this Agreement, CCBG and FBWP agree to execute and deliver the Stock Option Agreement in the form attached hereto as Exhibit 3.

     ARTICLE 8.18 DIRECTOR'S AGREEMENTS . Concurrently with the execution and delivery of this Agreement, FBWP agrees to cause each of its directors to execute and deliver a Director's
Agreement in the form attached hereto as Exhibit 5.

     ARTICLE 8.19        TAXES.

     (a)       PRE-CLOSING PREPARATION AND FILING OF TAX RETURNS;
PAYMENT OF TAXES.  Between the date hereof and the Effective
Time, FBWP shall cause FBWP to prepare and file on or before the due date therefor all Tax Returns required to be filed by FBWP
(except for any Tax Return for which an extension has been granted as permitted hereunder) on or before the Effective Time, and shall pay, or cause FBWP to pay, all Taxes (including estimated Taxes) due on such Tax Return (or due with respect to Tax Returns for which an extension has been granted as permitted hereunder) or which are otherwise required to be paid at any time prior to or during such period. Such Tax Returns shall be prepared in accordance with the most recent Tax practices as to elections and accounting methods except for new elections that may be made therein that were not previously available, subject to CCBG's consent (not to be unreasonably withheld or delayed).

     (b) NOTIFICATION OF TAX PROCEEDINGS. Between the date hereof and the Effective Time, to the extent FBWP has knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due for Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of FBWP, FBWP shall provide prompt notice to CCBG of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

     (c) TAX ELECTIONS, WAIVERS AND SETTLEMENTS. FBWP shall not take any of the following actions:

     (i)       make, revoke or amend any Tax election;

     (ii) execute any waiver of restrictions on assessment or collection of any Tax; or

     (iii) enter into or amend any agreement or settlement with any Tax authority.

     (d) TERMINATION OF EXISTING TAX-SHARING AGREEMENTS. All tax-sharing agreements or similar arrangements with respect to or involving FBWP shall be terminated with respect to FBWP prior to the Effective Time, and, after the Effective Time, neither the FBWP and its affiliates, on the one hand, or FBWP, on the other, shall be bound thereby or have any liability thereunder to the other party for amounts due in respect of periods prior to the Effective Time.

     ARTICLE 8.20        FAIRNESS OPINION .  FBWP shall obtain from
Brown, Burke Capital Partners, Inc., a letter, dated not more than five business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be received by FBWP shareholders in connection with the Holding Company Merger is fair, from a financial point of view, to such shareholders, a signed copy of which shall be immediately delivered to CCBG.

   ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     ARTICLE 9.1         CONDITIONS TO OBLIGATIONS OF EACH PARTY .
The respective obligations of each Party to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to
Section 11.6:

     (a) SHAREHOLDER APPROVAL. The shareholders of FBWP shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Mergers, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD. The shareholders of CCBG shall have approved the issuance of shares of CCBG Common
Stock pursuant to the Holding Company Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

     (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory
Authorities required for consummation of the Holding Company
Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of CCBG would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

     (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Mergers
(other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a FBWP Material Adverse
Effect or a CCBG Material Adverse Effect, as applicable.  No
Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of CCBG would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

     (d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

     (e) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of CCBG Common Stock issuable pursuant to the Holding Company Merger shall have been received.

     (f) SHARE LISTING. The shares of CCBG Common Stock issuable pursuant to the Holding Company Merger shall have been approved for listing on the Nasdaq National Market.

     (g) TAX MATTERS. Each Party shall have received a written opinion of counsel from Gunster, Yoakley & Stewart, P.A., in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Holding Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Holding Company
Merger of FBWP Common Stock for CCBG Common Stock will not give rise to gain or loss to the shareholders of FBWP with respect to such exchange (except to the extent of any cash received), and
(iii) none of FBWP or CCBG will recognize gain or loss as a consequence of the Holding Company Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue
Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of FBWP and CCBG reasonably satisfactory in form and substance to such counsel.

     ARTICLE 9.2 CONDITIONS TO OBLIGATIONS OF CCBG . The obligations of CCBG to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CCBG pursuant to Section 11.6(a):

     (a)       REPRESENTATIONS AND WARRANTIES.  For purposes of this
Section 9.2(a), the accuracy of the representations and warranties of FBWP set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time
(provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of FBWP set forth in this Agreement (including, without limitation, the representations and warranties set forth in Sections 5.3, 5.20, 5.21, and 5.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a FBWP Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse
Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

     (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of FBWP to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with.

     (c) CERTIFICATES. FBWP shall have delivered to CCBG (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section
9.1 as relates to FBWP and in Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by FBWP's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CCBG and its counsel shall request.

     (d) OPINION OF COUNSEL. CCBG shall have received an opinion of Powell, Goldstein, Frazer & Murphy LLP, counsel to
FBWP, dated as of the Closing, in form reasonably satisfactory to CCBG, as to the matters set forth in Exhibit 4.

     (e) AFFILIATES' AGREEMENTS. CCBG shall have received from each affiliate of FBWP the affiliates letter referred to in
Section 8.13.

     (f) NET WORTH AND CAPITAL REQUIREMENTS. Immediately prior to the Effective Time, FBWP shall have a consolidated minimum net worth of at least $15,500,000; provided that, "net worth" shall be deemed to not be reduced by fees, costs and expenses
(i) incurred or paid at the request of CCBG, except for adjustments requested by CCBG for purposes of complying with GAAP, or (ii) incurred and paid by FBWP in connection with the execution and performance of this Agreement which amounts shall not exceed $400,000. For purposes of this Section 9.2(g), "net worth" shall mean the sum of the amounts set forth on the balance sheet as stockholders' equity (including the par or stated value of all outstanding capital stock, additional paid-in surplus, retained earnings, treasury stock and unrealized gain or loss on securities available for sale) determined in accordance with GAAP.

     (g) DIRECTOR'S AGREEMENTS. CCBG shall have received from each director of FBWP the Director's Agreement set forth hereto at Exhibit 5.

     (h) CLAIMS LETTER. CCBG shall have received from each director and officer of FBWP the Claims Letter set forth hereto at Exhibit 6.

     (i) CLEARANCE CERTIFICATE. FBWP shall provide CCBG with a clearance certificate or similar document(s) which may be required by any state taxing authority in order to relieve CCBG of any obligation to withhold any portion of the consideration under this Agreement.

     (j) EMPLOYMENT AGREEMENTS. CCBG shall have received from each of the individuals listed in Section 8.14(b) an executed
Employment Agreement.

     ARTICLE 9.3 CONDITIONS TO OBLIGATIONS OF FBWP . The obligations of FBWP to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FBWP pursuant to Section 11.6(b):

     (a)       REPRESENTATIONS AND WARRANTIES.  For purposes of this
Section 9.3(a), the accuracy of the representations and warranties of CCBG set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time
(provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of CCBG set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a CCBG Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

     (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of CCBG to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) CERTIFICATES. CCBG shall have delivered to FBWP (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section
9.1 as relates to CCBG and in Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by CCBG's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FBWP and its counsel shall request.

     (d) OPINION OF COUNSEL. FBWP shall have received an opinion of Gunster, Yoakley & Stewart, P.A., counsel to CCBG, dated as of the Effective Time, in form reasonably acceptable to FBWP, as to the matters set forth in Exhibit 7.

                   ARTICLE 10     TERMINATION

     ARTICLE 10.1 TERMINATION . Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of FBWP, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

     (a)       By mutual consent of CCBG and FBWP; or

     (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a FBWP Material Adverse Effect or a CCBG Material Adverse Effect, as applicable, on the breaching Party; or

     (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

     (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Mergers and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of FBWP fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meetings where such matters were presented to such shareholders for approval and voted upon; or

     (e)       By either Party in the event that the Holding Company
Merger shall not have been consummated by March 31, 2001, which date may be extended by the mutual consent of the Parties, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e);
or

     (f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Holding Company Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e);
or

     (g) By CCBG, in the event that the Board of Directors of FBWP shall have failed to reaffirm its approval of the Mergers and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Mergers, or shall have affirmed, recommended or authorized entering into any other Acquisition
Proposal or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the Assets of FBWP.

     ARTICLE 10.2 EFFECT OF TERMINATION . In the event of the termination and abandonment of this Agreement pursuant to Section
10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Sections 8.6(b) and 8.7 shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     ARTICLE 10.3 ALTERNATE TRANSACTION . Nothing contained in this Agreement shall be deemed to prohibit any director or officer of FBWP from fulfilling his or her fiduciary duties to FBWP shareholders or from taking any action required by law.
However, in addition to any other payments required by this Agreement, in the event that this Agreement is terminated as a result of FBWP or the holders of at least a majority of the shares of FBWP Common Stock entering into an agreement with respect to the merger of FBWP with a party other than CCBG or the acquisition of a majority of the outstanding shares of FBWP
Common Stock by any party other than CCBG, or is terminated in anticipation of any such agreement or acquisition, then, in either event, FBWP shall immediately pay CCBG, by wire transfer, $350,000 in full satisfaction of CCBG's losses and damages resulting from such termination. FBWP agrees that $350,000 is reasonable under the circumstances, that it would be impossible to exactly determine CCBG's actual damages as a result of such a termination and that CCBG's actual damages resulting from the loss of the transaction are in excess of $350,000.

     ARTICLE 10.4        NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS .
   The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.4 and Articles 1, 2, 3, 4 and 11 and Sections 8.7, 8.13, 8.14, 8.15 and 10.3.

                  ARTICLE 11     MISCELLANEOUS

     ARTICLE 11.1        DEFINITIONS .

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     "1933 ACT" shall mean the Securities Act of 1933, as amended.

     "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

     "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any executive officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other
Person for which a Person described in clause (ii) acts in any such capacity.

     "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

     "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by CCBG and filed with the Secretary of State of the States of Florida and Georgia relating to the Holding Company
Merger as contemplated by Section 1.1.

     "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "BHC ACT" shall mean the federal Bank Holding Company Act of
1956, as amended.

     "CCB" shall mean Capital City Bank, a Florida chartered commercial bank and a CCBG Subsidiary.

     "CCBG CAPITAL STOCK" shall mean, collectively, the CCBG
Common Stock, the CCBG Preferred Stock and any other class or series of capital stock of CCBG.

     "CCBG COMMON STOCK" shall mean the common stock of CCBG, $0.01 par value per share.

     "CCBG DISCLOSURE MEMORANDUM" shall mean the written information entitled "Capital City Bank Group, Inc. Disclosure
Memorandum" delivered prior to the date of this Agreement to FBWP describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

     "CCBG ENTITIES" shall mean, collectively, CCBG and all CCBG
Subsidiaries.

     "CCBG FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of CCBG as of June 30, 2000, and as of December 31, 1999 and 1998, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 2000, and for each of the three fiscal years ended December 31, 1999, 1998 and 1997, as filed by CCBG in SEC Documents, and (ii) the consolidated statements of condition and balance sheets of CCBG
(including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1999.

     "CCBG MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of CCBG and its Subsidiaries, taken as a whole, or (ii) the ability of CCBG to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, including without limitation the tax-free reorganization status of the Mergers; provided that "Material
Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of CCBG
(or any of its Subsidiaries) taken with the prior informed written Consent of FBWP in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of CCBG, including expenses incurred by CCBG in consummating the transactions contemplated by this Agreement.

     "CCBG PREFERRED STOCK" shall mean the preferred stock of CCBG, $0.01 par value per share.

     "CCBG STOCK PLANS" shall mean the existing stock-based plans of CCBG designated as follows: (i) 1996 Associate Incentive
Plan, (ii) Associate Stock Purchase Plan, (iii) Director Stock
Purchase Plan and (iv) Dividend Reinvestment Plan.

     "CCBG SUBSIDIARIES" shall mean the Subsidiaries of CCBG, which shall include the CCBG Subsidiaries described in Section
6.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of CCBG in the future and held as a Subsidiary by CCBG at the Effective Time.

     "CLOSING DATE" shall mean the date on which the Closing occurs.

     "CONFIDENTIALITY AGREEMENT" shall mean that certain
Confidentiality Agreement, dated January 25, 2000, between FBWP and CCBG.

     "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

     "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment
(including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental
Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive
Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource
Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

     "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

     "ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended.

     "EXHIBITS" 1 through 7, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such
Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "FBCA" shall mean the Florida Business Corporation Act.

     "FBWP COMMON STOCK" shall mean the common stock of FBWP, $1.25 par value per share.

     "FBWP DISCLOSURE MEMORANDUM" shall mean the written information entitled "First Bankshares of West Point, Inc.
Disclosure Memorandum" delivered prior to the date of this Agreement to CCBG describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

     "FBWP ENTITIES" shall mean, collectively, FBWP and all FBWP
Subsidiaries.

     "FBWP FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of FBWP as of June 30, 2000, and as of December 31, 1999, 1998 and 1997, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 2000, and for each of the three fiscal years ended December 31, 1999, 1998 and 1997, and (ii) the consolidated statements of condition of FBWP (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) that are delivered to CCBG with respect to periods ended subsequent to December 31, 1999.

     "FBWP MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of FBWP and its Subsidiaries, taken as a whole, or (ii) the ability of FBWP to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of FBWP (or any of its Subsidiaries) taken with the prior informed written Consent of CCBG in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of FBWP, including expenses incurred by FBWP in consummating the transactions contemplated by this Agreement, subject to 9.2(f).

     "FBWP STOCK PLANS" shall mean all stock-based plans of FBWP.

     "FBWP SUBSIDIARIES" shall mean the Subsidiaries of FBWP, which shall include the FBWP Subsidiaries described in Section
5.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of FBWP in the future and held as a Subsidiary by FBWP at the Effective Time.

     "FHLMC" shall mean the Federal Home Loan Mortgage
Corporation

     "FIRST NATIONAL" shall mean The First National Bank of West
Point, a national banking association and a FBWP Subsidiary.

     "FNMA" shall mean the Federal National Mortgage Association.

     "FOSTER LOAN" shall mean that certain loan made by First
Peoples to the Foster Lumber Company and participated out to First National which was made as of March 2, 1999, in the original principal amount of $5,000,000.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable
Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

     "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

     "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

     "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

     "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien, and which are disclosed in Section 11.1 of the FBWP
Disclosure Memorandum or the CCBG Disclosure Memorandum, as applicable.

     "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "NASD" shall mean the National Association of Securities
Dealers, Inc.

     "NASDAQ NATIONAL MARKET" shall mean the National Market
System of the National Association of Securities Dealers
Automated Quotations System.

     "OCC" shall mean the Office of the Comptroller of the Currency.

     "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi- judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

     "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "PARTY" shall mean either FBWP or CCBG, and "PARTIES" shall mean both FBWP and CCBG.

     "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

     "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "PROXY STATEMENT" shall mean the proxy statement used by FBWP to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of CCBG relating to the issuance of the CCBG
Common Stock to holders of FBWP Common Stock.

     "REGISTRATION STATEMENT" shall mean the Registration
Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by CCBG under the 1933 Act with respect to the shares of CCBG Common Stock to be issued to the shareholders of FBWP in connection with the transactions contemplated by this Agreement.

     "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States
Department of Justice, the Board of the Governors of the Federal
Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, Georgia Department of
Banking and Finance and all other federal, state, county, local or other governmental or regulatory agencies, authorities
(including self- regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

     "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

     "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the
Investment Company Act of 1940, as amended, the Investment
Advisors Act of 1940, as amended, the Trust Indenture Act of
1939, as amended, and the rules and regulations of any Regulatory
Authority promulgated thereunder.

     "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of FBWP to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

     "SIGNIFICANT SUBSIDIARY" shall mean any present or future consolidated Subsidiary of the Party in question, the assets of which constitute ten percent (10%) or more of the consolidated assets of such Party as reflected on such Party's consolidated statement of condition prepared in accordance with GAAP.

     "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

     "SURVIVING CORPORATION" shall mean CCBG as the surviving corporation resulting from the Holding Company Merger.

     "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

     "USDA GUARANTEE" shall mean the guarantee by the USDA of payment of the Foster Loan.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

          Allowance                          Section 5.9
          Bank Merger                        Preamble
          Bank Plan                          Section 1.2
          Cash Exchange Ratio                Section 3.1(b)
          CCBG Benefit Plans                 Section 6.15
          CCBG Contracts                     Section 6.16
          CCBG ERISA Plan                    Section 6.15
          CCBG Pension Plan                  Section 6.15
          CCBG SEC Reports                   Section 6.5(a)
          Closing                            Section 1.2
          Deficient Amount                   Section 3.1(b)
          Effective Time                     Section 1.3
          Employment Agreements              Section 8.14(b)
          ERISA Affiliate                    Section 5.15(b)
          Escrow Agent                       Section 3.6
          Exchange Agent                     Section 4.1
          Exchange Ratio                     Section 3.1(b)
          FBWP Benefit Plans                 Section 5.15
          FBWP Contracts                     Section 5.16
          FBWP ERISA Plan                    Section 5.15
          FBWP Options                       Section 3.6
          FBWP Pension Plan                  Section 5.15
          First Peoples                      Section 3.1(b)
          Holding Company Merger             Preamble
          Maximum Amount                     Section 8.15
          Mergers                            Preamble
          Share Exchange Ratio               Section 3.1(b)
          Takeover Laws                      Section 5.21
          Tax Opinion                        Section 9.1(h)
          Wholesale Mortgage Business        Section 5.16
          Withholding Amount                 Section 3.6

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     ARTICLE 11.2 EXPENSES . Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy
Statement.

     ARTICLE 11.3        BROKERS AND FINDERS .  Except for Brown,
Burke Capital Partners, Inc. as to FBWP and except for McConnell,
Budd & Downes, Inc. as to CCBG, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by FBWP or by CCBG, each of FBWP and CCBG, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     ARTICLE 11.4        ENTIRE AGREEMENT .  Except as otherwise
expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b), for the Confidentiality
Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.14 and 8.15.

     ARTICLE 11.5 AMENDMENTS . To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of FBWP Common Stock, there shall be made no amendment that reduces or modifies in any material adverse respect the consideration to be received by holders of FBWP Common Stock; and further provided, that the provisions of this Agreement relating to the manner or basis in which shares of FBWP Common Stock will be exchanged for shares of CCBG Common Stock shall not be amended after the Shareholders' Meeting in a manner adverse to the holders of CCBG Common Stock without any requisite approval of the holders of the issued and outstanding shares of CCBG Common
Stock entitled to vote thereon.

     ARTICLE 11.6        WAIVERS .

     (a) Prior to or at the Effective Time, CCBG, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FBWP, to waive or extend the time for the compliance or fulfillment by FBWP of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CCBG under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CCBG.

     (b) Prior to or at the Effective Time, FBWP, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CCBG, to waive or extend the time for the compliance or fulfillment by CCBG of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FBWP under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FBWP.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     ARTICLE 11.7        ASSIGNMENT .  Except as expressly
contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     ARTICLE 11.8        NOTICES .  All notices or other
communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

          FBWP:               First Bankshares of West Point,Inc.
                              3rd Avenue and West 10th Street
                              West Point, Georgia 31833
                              Telecopy Number: (706) 645-6245
                              Attention: Scott A. Huguley

          Copy to Counsel:    Powell, Goldstein, Frazer & Murphy LLP
                              191 Peachtree Street, N.E., Sixteenth Floor
                              Atlanta, Georgia 30303
                              Telecopy Number: (404) 572-6999
                              Attention: Walter G. Moeling IV,Esq.

          CCBG:               Capital City Bank Group, Inc.
                              217 North Monroe Street
                              Tallahassee, Florida 33301
                              Telecopy Number: (850) 878-9150
                              Attention: J. Kimbrough Davis

          Copy to Counsel:    Gunster, Yoakley & Stewart, P.A.
                              777 South Flagler Drive, Suite 500 East
                              West Palm Beach, Florida 33401-6194
                              Telecopy Number: (561) 655-5677
                              Attention: Michael V. Mitrione, Esq.

     ARTICLE 11.9 GOVERNING LAW . This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws.

     ARTICLE 11.10       COUNTERPARTS .  This Agreement may be
executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     ARTICLE 11.11       CAPTIONS; ARTICLES AND SECTIONS .  The
captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

     ARTICLE 11.12 INTERPRETATIONS . Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     ARTICLE 11.13       ENFORCEMENT OF AGREEMENT .  The Parties
hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.
It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     ARTICLE 11.14 SEVERABILITY . Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                              CAPITAL CITY BANK GROUP, INC.


                              By:   /s/ William G. Smith, Jr.
                                   William G. Smith, Jr.
                                   President and CEO

                              FIRST BANKSHARES OF WEST POINT, INC.


                              By:   /s/ Scott A. Huguley
                                   Name:  Scott A. Huguley
                                   Its:   Chairman
WPB/WP/513425.11



LIST OF EXHIBITS



Exhibit
Number         Description


  1.   Bank Plan of Merger.  (Section 1.4).

  2.   Form of agreement of affiliates of FBWP.  (Sections 8.13 and 9.2(g)).

  3.   Form of Stock Option Agreement.  (Section 8.17).

  4.   Matters as to which Powell, Goldstein, Frazer & Murphy LLP will opine.  (Section 9.2(d)).

  5.   Form of Director's Agreement.  (Sections 8.18 and 9.2(g)).

  6.   Claims Letter.  (Section 9.2(h)).

  7.   Matters as to which Gunster, Yoakley & Stewart, P.A. will opine.
               (Section 9.3(d)).



WPB/WP/513425.11



                   Appendix B - BANK PLAN OF MERGER


                            PLAN OF MERGER
                         AND MERGER AGREEMENT


     Pursuant to the provisions of Section 658.42 of the Florida
Statutes, the undersigned banks do hereby adopt and enter into this Plan of Merger and Merger Agreement (this "Agreement") for the purpose of merging (the "Merger") First National Bank of West Point, a national bank ("First National"), with and into Capital City Bank, a Florida chartered commercial bank ("Capital City Bank"):

     (a) The name of each constituent bank and the specific location of its main office are as follows:

               1.   Capital City Bank
               217 North Monroe Street
               Tallahassee, Florida 32301

               The specific location of each of its branch offices is set forth on Schedule 1.1 attached hereto.

          2.   First National Bank of West Point
               3rd Avenue and West 10 Street
               West Point, Georgia 31833

               The specific location of each of its branch offices is set forth on Schedule 1.2 attached hereto.

     (b)  With respect to the resulting state bank:

          1. The name and the specific location of the proposed main office are:

               Capital City Bank
               217 North Monroe Street
               Tallahassee, Florida 32301

               The name of each of its branch offices will be Capital
               City Bank. The specific location of each of its branch offices is set forth on Schedules 1.1 and 1.2 attached hereto.

          2. The name and address of each director who is to serve until the next meeting of the shareholders at which directors are elected are set forth on Schedule 2.1 attached hereto.

          3. The name and address of each executive officer are set forth on Schedule 2.2 attached hereto.

          4. The resulting bank will have a single class of common stock, par value $_____ per share ("CCB Common Stock"), consisting of __________ authorized shares, of which ____________ will be outstanding. The amount of the surplus fund will be $____________ and the amount of retained earnings will be $___________.

          5.   The resulting bank shall have trust powers.

          6. The complete articles of incorporation under which the resulting bank will operate are attached hereto as
               Schedule 2.3.

     (c) The terms for the exchange of shares of First National for shares of Capital City Bank, are as follows:

          1. At the Effective Time (as defined below), each issued and outstanding share of the common stock of First
               National, par value $1.00 per share ("First National
               Common Stock"), shall, by virtue of the Merger and without any action by the holder thereof, be converted into _______ share of CCB Common Stock. At the
               Effective Time, each issued and outstanding share of CCB
               Common Stock shall remain issued and outstanding and unaffected by the Merger. In the event that prior to the Effective Time, CCB Common Stock shall be changed to a different number of shares, or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the number of shares of CCB Common Stock into which First National
               Common Stock shall be converted.

                    2. The "Effective Time" shall mean 3:00 pm on the date requested by Capital City Bank, as soon as practicable after the delivery of this Agreement and certified resolutions to the Florida Department of Banking and Finance (the "Department").

     (d) This Agreement is subject to approval by the Department and by the shareholders of First National and Capital City Bank.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of ____________, 2000.

                                   CAPITAL CITY BANK


                                   By:

                                   Name:

                                   Title:


                                   FIRST NATIONAL BANK OF WEST POINT


                                   By:

                                   Name:

                                   Title:


WPB/WP/#528330 v5 - 11221.00012 Capital City-West Point - Form S-4


                  Appendix C - STOCK OPTION AGREEMENT



          THE TRANSFER OF THE RIGHTS UNDER THIS AGREEMENT IS
            SUBJECT TO CERTAIN PROVISIONS CONTAINED HEREIN
                 AND TO RESALE RESTRICTIONS UNDER THE
                  SECURITIES ACT OF 1933, AS AMENDED



                        STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (the "Option Agreement"), is made as of September 25, 2000, by and between CAPITAL CITY BANK GROUP, INC., a
Florida corporation ("CCBG"), and FIRST BANKSHARES OF WEST POINT, INC., a Georgia corporation ("FBWP").

                         W I T N E S S E T H:

     WHEREAS, the Board of Directors of CCBG and the Board of Directors of FBWP have approved an Agreement and Plan of Merger dated as of even date herewith (the "Merger Agreement") providing, among other things, for the merger of FBWP with and into CCBG; and

     WHEREAS, as a condition and inducement to CCBG's entering into the Merger Agreement, CCBG has required that FBWP agree, and FBWP has agreed, to grant to CCBG the Option (as hereinafter defined);

     NOW, THEREFORE, in consideration of the premises contained herein and in the Merger Agreement, the parties agree as follows:

     1. DEFINITIONS. Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, FBWP hereby grants to CCBG an option (the "Option") to purchase up to 38,304 fully paid and nonassessable, authorized and unissued shares of FBWP's common stock ("FBWP Common Stock") at a price of $80.42 per share (the "Purchase Price") payable in cash as provided in
Section 4 hereof; PROVIDED, HOWEVER, that in no event shall the number of shares of FBWP Common Stock for which this Option is exercisable exceed 19.9% of the number of shares of FBWP Common Stock issued and outstanding immediately prior to the exercise of the Options. The number of shares of FBWP Common Stock that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment as herein set forth.

3.   EXERCISE OF OPTION.
(a) CCBG may exercise the Option, in whole or in part, at any time and from time to time, if, but only if, both an Extension Event (as hereinafter defined) and a Purchase Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination
Event (as hereinafter defined), provided that CCBG shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 3) within 90 days following such Purchase Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective
Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof, except a termination by CCBG pursuant to Section 10.1(g) of the Merger Agreement (unless the breach by FBWP giving rise to such right of termination is non-volitional); or
(iii) the passage of 12 months after termination of the Merger
Agreement if such termination follows the occurrence of an Extension
Event or is a termination by CCBG pursuant to Section 10.1(g) of the Merger Agreement (unless the breach by FBWP giving rise to such right of termination is non-volitional). Notwithstanding the foregoing, if the Option cannot be exercised because of any injunction, order or similar restraint issued by a Governmental Entity of competent jurisdiction, the Option shall expire on the 10th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Any exercise of the Option shall be subject to compliance with applicable law.

(b) As used herein, a "Purchase Event" shall mean any of the following events:
    (i) FBWP or any FBWP Subsidiary, without having received prior written consent from CCBG, shall have entered into, authorized, recommended, proposed or publicly announced its intention to enter into, authorize, recommend, or propose, an agreement, arrangement or understanding with any Person (other than CCBG or any CCBG Subsidiary) to (A) effect a merger or consolidation or similar transaction involving FBWP or any FBWP Subsidiary (other than mergers, reorganizing actions, consolidations or dissolutions involving only existing FBWP
Subsidiaries), (B) purchase, lease or otherwise acquire all or a substantial portion of the assets of FBWP or any FBWP Subsidiary or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership of securities representing 20% or more of the voting power of FBWP or any FBWP Subsidiary (any such transaction in clause (A), (B) or (C) hereof, an "Acquisition Transaction"); PROVIDED, HOWEVER, that in no event shall any of the following be deemed to be an Acquisition
Transaction: (i) any merger, consolidation, purchase or similar transaction involving only FBWP and one or more of its Subsidiaries, or involving only any two or more of such Subsidiaries, or (ii) any merger, consolidation or similar transaction as to which the holders of FBWP Common Stock immediately prior thereto own in the aggregate at least 60% of the common stock of the surviving corporation or its parent corporation immediately following consummation thereof, in either case provided that any such transaction is not entered into in violation of the terms of the Merger Agreement; or

    (ii) any Person (other than CCBG or any CCBG Subsidiary or any Person acting in concert with CCBG, or FBWP or any FBWP Subsidiary acting in a fiduciary capacity) shall have acquired Beneficial Ownership of 20% or more of the voting power of FBWP or any FBWP Subsidiary.

(c) As used herein, the term "Extension Event" shall mean any of the following events:
    (i) a Purchase Event of the type specified in clauses (b)(i) and (b)(ii) above;

    (ii) any Person (other than CCBG or any CCBG Subsidiary) shall have "commenced" (as such term is used in Rule 14d-2 under the 1934 Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase shares of FBWP
Common Stock such that, upon consummation of such offer, such Person would have Beneficial Ownership (as defined below) or the right to acquire Beneficial Ownership of 20% or more of the voting power of FBWP or any FBWP Subsidiary;

    (iii) any Person (other than CCBG or any CCBG Subsidiary; or FBWP or any FBWP Subsidiary in a fiduciary capacity) shall have publicly announced its willingness, or shall have publicly announced a bona fide proposal, or publicly disclosed an intention to make a bona fide proposal, (x) to make an offer described in clause (ii) above or (y) to engage in an Acquisition Transaction; or

    (iv) FBWP's Board of Directors shall have withdrawn, modified or changed in a manner adverse to CCBG the recommendation of FBWP's Board of Directors with respect to the Mergers, the Merger Agreement or the transactions contemplated thereby.

(d)  As used herein, the terms "Beneficial Ownership," "Beneficially
Own" and "Beneficial Owner" shall have the meanings ascribed to them in Rule 13d-3 under the 1934 Act.

(e) In the event that CCBG wishes to exercise the Option, it shall deliver to FBWP a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 calendar days following the Notice Date for the closing of such purchase (each a "Closing Date").

     4.   PAYMENT AND DELIVERY OF CERTIFICATES.

(a) At each closing referred to in Section 3 hereof, CCBG shall (i) pay to FBWP the aggregate Purchase Price for the shares of FBWP Common
Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by FBWP and (ii) present and surrender this Agreement to FBWP at its principal executive offices.

(b) At each closing, simultaneously with the delivery of cash as provided in Section 4(a), FBWP shall deliver to CCBG a certificate or certificates representing the number of shares of FBWP Common Stock purchased by CCBG, registered in the name of CCBG or a nominee designated in writing by CCBG and, if the Option should be exercised in part only, a new Option evidencing the rights of the holder thereof to purchase the balance of the shares purchasable hereunder, and CCBG shall deliver to FBWP a letter agreeing that CCBG shall not offer to sell, pledge or otherwise dispose of any shares of FBWP Common Stock acquired under this Option Agreement in violation of applicable law or the provisions of this Option Agreement.

(c) If at the time of issuance of any FBWP Common Stock pursuant to any exercise of the Option, FBWP shall have issued any share purchase or other rights or similar securities to holders of FBWP Common Stock generally, then each such share of FBWP Common Stock shall also represent such rights or securities with terms substantially the same as and at least as favorable to CCBG as those issued to other holders of FBWP Common Stock.

(d) Certificates for FBWP Common Stock delivered at any closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

          The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and _____________________, a copy of which is on file at the principal office of
          _________________________, and to resale
          restrictions arising under the Securities Act of 1933 and any applicable state securities laws. A copy of such agreement will be provided to the holder hereof without charge upon receipt by __________________ of a written request therefor.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if CCBG shall have delivered to FBWP an opinion of counsel, in form and substance reasonably satisfactory to FBWP and its counsel, to the effect that such legend is not required for purposes of the 1933 Act and any applicable state securities laws.

     5.   AUTHORIZATION, ETC.

(a)  FBWP hereby represents and warrants to CCBG that:

    (i) FBWP has full corporate authority to execute and deliver this Option Agreement and, subject to Section 11(i), to consummate the transactions contemplated hereby;

    (ii) such execution, delivery and consummation have been authorized by the Board of Directors of FBWP, and no other corporate proceedings are necessary therefor;

    (iii) this Option Agreement has been duly and validly executed and delivered; and

    (iv) FBWP has taken all necessary corporate action to authorize and reserve and, subject to Section 11(i), permit it to issue and, at all times from the date hereof through the date of the exercise in full or the expiration or termination of the Option, shall have reserved for issuance upon exercise of the Option, that number of shares of FBWP
Common Stock equal to the maximum number of shares of FBWP Common Stock at any time and from time to time issuable hereunder, all of which, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, restrictions (other than federal and state securities restrictions and other than as set forth in FBWP's Articles of Incorporation) and security interests and not subject to any preemptive rights.

(b)  CCBG hereby represents and warrants to FBWP that:

    (i) CCBG has full corporate authority to execute and deliver this Option Agreement and, subject to Section 11(i), to consummate the transactions contemplated hereby;

    (ii) such execution, delivery and consummation have been authorized by all requisite corporate action by CCBG and no other corporate proceedings are necessary therefor;

    (iii) this Option Agreement has been duly and validly executed and delivered; and

    (iv) any FBWP Common Stock or other securities acquired by CCBG upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in compliance with the 1933 Act.

 6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in FBWP Common Stock by reason of stock dividends, split-ups, recapitalizations or the like, the type and number of shares subject to the Option, and the Purchase Price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of FBWP Common Stock are issued or delivered from Treasury after the date of this Option Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Option Agreement), the number of shares of FBWP Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals at least 19.9% of the number of shares of FBWP Common Stock then issued and outstanding
(without considering any shares subject to or issued pursuant to the Option).

7.   REPURCHASE.

(a) Subject to Section 11(i), at the request of CCBG given prior to an Exercise Termination Event, at any time commencing upon the occurrence of a Repurchase Event (as defined below), FBWP (or any successor entity thereof) shall repurchase the Option from CCBG together with all (but not less than all, subject to Section 10) shares of FBWP Common Stock purchased by CCBG pursuant thereto with respect to which CCBG then has Beneficial Ownership, at a price (on a per share basis, the "Per Share
Repurchase Price") equal to the sum of:

    (i)  The aggregate Purchase Price paid by CCBG for any shares of FBWP
Common Stock acquired pursuant to the Option;

    (ii) The difference between (A) the "Market/Tender Offer Price" for shares of FBWP Common Stock (defined as the highest price per share at which a tender or exchange offer has been made for shares of FBWP
Common Stock) and (B) the Purchase Price as determined pursuant to
Section 2 hereof (subject to adjustment as provided in Section 6), multiplied by the number of shares of FBWP Common Stock with respect to which the Option has not been exercised, but only if the Market/Tender
Offer Price is greater than such Purchase Price; and

    (iii) The difference between the Market/Tender Offer Price and the Purchase Price paid by CCBG for any shares of FBWP Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if the Market/Tender Offer
Price is greater than such Purchase Price.

(b) In the event CCBG exercises its rights under this Section 7, FBWP shall, within 10 business days thereafter, pay the required amount to CCBG by wire transfer of immediately available funds to an account designated by CCBG and CCBG shall surrender to FBWP the Option and the certificates evidencing the shares of FBWP Common Stock purchased thereunder with respect to which CCBG then has Beneficial Ownership, and CCBG shall warrant that it has sole record ownership and Beneficial
Ownership of such shares and that the same are free and clear of all liens, claims, charges, restrictions and encumbrances of any kind whatsoever.

(c) In determining the Market/Tender Offer Price, the value of any consideration other than cash shall be determined by an independent nationally recognized investment banking firm selected by CCBG and reasonably acceptable to FBWP.

(d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving FBWP or any purchase, lease or other acquisition of all or a substantial portion of the assets of FBWP, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 3(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of FBWP Common
Stock, provided that no such event shall constitute a Repurchase Event unless an Extension Event shall have occurred prior to an Exercise
Termination Event. The parties hereto agree that FBWP's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Extension Event shall have occurred prior to the occurrence of an Exercise Termination Event.

     8.   REPURCHASE AT OPTION OF FBWP AND RIGHT OF FIRST REFUSAL.

(a) Except to the extent that CCBG shall have previously exercised its rights under Section 7, at the request of FBWP during the six-month period commencing upon the first occurrence of an Exercise Termination
Event, FBWP may repurchase from CCBG and CCBG shall sell to FBWP all (but not less than all, subject to Section 10) of FBWP Common Stock acquired by CCBG pursuant hereto and with respect to which CCBG has Beneficial Ownership at the time of such repurchase at a price per share equal to the greater of (i) 110% of the Market/Tender Offer
Price, (ii) the Per Share Repurchase Price or (iii) the quotient obtained by dividing (x) the sum of (A) the aggregate Purchase Price paid for the shares so repurchased plus (B) interest on the aggregate
Purchase Price paid for the shares so repurchased from the date of purchase to the date of repurchase at the highest rate of interest announced by CCBG as its prime or base lending or reference rate during such period, less any dividends received on the shares so repurchased, plus (C) CCBG's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees by (y) the number of shares so repurchased. Any repurchase under this Section 8(a) shall be consummated in accordance with Section 7(b).

(b) If at any time after the occurrence of a Purchase Event and prior to the expiration of the Option CCBG shall desire to sell, assign, transfer or otherwise dispose of the Option or all or any of the shares of FBWP Common Stock acquired by it pursuant to the Option, it shall give FBWP written notice of the proposed transaction (an "Offeror's
Notice"), identifying the proposed transferee, and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by CCBG to FBWP, which may be accepted within 10 business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which CCBG is proposing to transfer the Option or such shares to a third party. The purchase of the Option or any such shares by FBWP shall be closed within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to CCBG by wire transfer of immediately available funds to an account designated by CCBG. In the event of the failure or refusal of FBWP to purchase the Option or all the shares covered by the Offeror's
Notice or if any Governmental Entity disapproves FBWP's proposed purchase of the Option or such shares, CCBG may, within 60 days from the date of the Offeror's Notice, sell all, but not less than all, of the Option or such shares to such third party at no less than the price specified and on terms no more favorable to the purchaser than those set forth in the Offeror's Notice. The requirements of this Section
8(b) shall not apply to (A) any disposition as a result of which the proposed transferee would Beneficially Own not more than 2% of the voting power of FBWP, (B) any disposition of FBWP Common Stock by a Person to whom CCBG has sold shares of FBWP Common Stock issued upon exercise of the Option or (C) any sale by means of a public offering registered under the 1933 Act.


     9. REGISTRATION RIGHTS. If FBWP shall at any time determine to proceed with the actual preparation and filing of a registration statement under the 1933 Act in connection with the proposed offer and sale for cash of any of its securities by it or any of its security holders, FBWP will give written notice of its determination to CCBG and any permitted assignee of CCBG. Subsequent to the date such notice is required to be delivered and upon the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, FBWP shall, if requested by any holder or Beneficial Owner of shares of FBWP Common
Stock issued upon exercise of the Option (except any Beneficial Owner or holder who acquired all of such Beneficial Owner's or holder's shares in a transaction exempt from the requirements of Section 8(b) by reason of clause (A) thereof) (each a "Holder"), delivered within six months of such Purchase Event, as expeditiously as possible file a registration statement on a form for general use under the 1933 Act if necessary in order to permit the sale or other disposition of the shares of FBWP Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by any such Holder (it being understood and agreed that any such sale or other disposition shall be effected on a widely distributed basis so that, upon consummation thereof, no purchaser or transferee shall Beneficially Own more than 2% of the shares of FBWP Common Stock then outstanding). Each such Holder shall provide all information reasonably requested by FBWP for inclusion in any registration statement to be filed hereunder. FBWP shall use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this Section 9 shall be at FBWP's expense except for underwriting commissions and the fees and disbursements of such Holders' counsel attributable to the registration of such FBWP Common Stock. In no event shall FBWP be required to effect more than two registrations hereunder. The filing of the registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by FBWP of FBWP Common Stock or if a special audit of FBWP would otherwise be required in connection therewith. The foregoing notwithstanding, if at the time of any request by any Holder for registration of Option
Shares as provided above FBWP is in registration with respect to an underwritten public offering by FBWP of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by FBWP, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and FBWP in the aggregate; and PROVIDED FURTHER, HOWEVER, that if such reduction occurs, then FBWP shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 9 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the six-month period referred to in the first sentence of this
Section 9 shall be increased to 12 months. If requested by any such Holder in connection with such registration, FBWP shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for parties similarly situated. Upon receiving any request for registration under this Section 9 from any Holder, FBWP agrees to send a copy thereof to any other Person known to FBWP to be entitled to registration rights under this Section 9, in each case by promptly mailing the same, postage prepaid, to the address of record of the Persons entitled to receive such copies, and each such other Person, whether or not known by FBWP to be entitled thereto, shall be permitted to include shares of FBWP Common Stock with respect to which such Person is entitled to such registration rights in such registration requested by such Holder, to the extent reasonably practicable.

10. SEVERABILITY. Any term, provision, covenant or restriction contained in this Option Agreement held by a Governmental Entity of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Option Agreement that is found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable. If for any reason such Governmental Entity determines that applicable law will not permit CCBG or any other Person to acquire, or FBWP to repurchase or purchase, the full number of shares of FBWP Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of the parties hereto to allow CCBG or such other Person to acquire, or FBWP to repurchase or purchase, such lesser number of shares as may be permissible, without any amendment or modification hereof.

11.  MISCELLANEOUS.
(a) EXPENSES. Each of the parties hereto shall pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, except as otherwise provided herein.

(b) ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Option Agreement and the Merger Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral.

(c) SUCCESSORS; NO THIRD-PARTY BENEFICIARIES. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Option
Agreement, except as expressly provided herein.

(d) ASSIGNMENT. Other than as provided in Sections 8 and 9 hereof, neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Option Agreement or the Option created hereunder to any other Person (whether by operation of law or otherwise), without the express written consent of the other party.

(e) NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 11.8 of the Merger Agreement (which is incorporated herein by reference).

(f) COUNTERPARTS. This Option Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

(g) SPECIFIC PERFORMANCE. The parties hereto agree that if for any reason CCBG or FBWP shall have failed to perform its obligations under this Option Agreement, then either party hereto seeking to enforce this Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.

(h) GOVERNING LAW. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without regard to principles of conflicts of laws.

(i) REGULATORY APPROVALS; SECTION 16(B). If, in connection with (A) the exercise of the Option under Section 3 or a sale by CCBG to a third party under Section 8, (B) a repurchase by FBWP under Section 7 or a repurchase or purchase by FBWP under Section 8, prior notification to or approval of any Governmental Entity is required, then the required notice or application for approval shall be promptly filed and expeditiously processed and periods of time that otherwise would run pursuant to such Sections shall run instead from the date on which any such required notification period has expired or been terminated or such approval has been obtained, and in either event, any requisite waiting period shall have passed. In the case of clause (A) of this subsection (i), such filing shall be made by CCBG and in the case of clause (B) of this subsection (i), such filing shall be made by FBWP provided that each of CCBG and FBWP shall use its best efforts to make all filings with, and to obtain consents of, all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated hereby. Periods of time that otherwise would run pursuant to Sections 3, 7 or 8 shall also be extended to the extent necessary to avoid liability, if any, under Section 16(b) of the 1934
Act.

(j)  NO BREACH OF MERGER AGREEMENT.  Nothing contained in this Option
Agreement shall, and performance by any party hereto of any of its obligations under this Option Agreement in accordance with their terms shall not, constitute a breach of any of the provisions of the Merger
Agreement.

(k) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision, but only by delivery of a written instrument executed by such party. This Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the date first written above.

                              CAPITAL CITY BANK GROUP, INC.


                              By:   /s/ William G. Smith, Jr.
                                   William G. Smith, Jr.
                                   Chief Executive Officer


                              FIRST BANKSHARES OF WEST POINT, INC.


                              By:   /s/ Scott A. Huguley
                                   Scott A. Huguley
                                   Chairman

WPB/WP/#528330 v5 - 11221.00012 Capital City-West Point - Form S-4


                    Appendix D - DISSENTERS' RIGHTS

          EXCERPTS FROM THE GEORGIA BUSINESS CORPORATION CODE
                  RELATING TO DISSENTING SHAREHOLDERS


                    TITLE 14, CHAPTER 2, ARTICLE 13

                          DISSENTERS' RIGHTS

                                PART 1

            RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301. DEFINITIONS.

     As used in this article, the term:

                    (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

                    (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

                    (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

                    (4)  "Dissenter" means a shareholder who is
               entitled to dissent from corporate action under Code
               Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

                    (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

                    (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

                    (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

                    (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302. RIGHT TO DISSENT.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event off any of the following corporate actions:

                    (1) Consummation of a plan of merger to which the corporation is a party:

                              (A)  If approval of the shareholders of
                    the corporation is required for the merger by Code
                    Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                              (B)  If the corporation is a subsidiary
                    that is merged with its parent under Code Section
                    14-2-1104;

                    (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                    (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                    (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                              (A)  Alters or abolishes a preferential
                    right of the shares;

                              (B)  Creates, alters, or abolishes a
                    right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                              (C)  Alters or abolishes a preemptive
                    right of the holder of the shares to acquire shares or other securities;

                              (D)  Excludes or limits the right of the
                    shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

                              (E)  Reduces the number of shares owned
                    by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

                              (F)  Cancels,  redeems, or repurchases
                    all or part of the shares of the class; or

                    (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

                    (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

                    (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

714-2-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights.
The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

                                PART 2

             PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

14-2-1320.  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters, rights under this article and be accompanied by a copy of this article.

     (b)  If corporate action creating dissenters' rights under Code
Section 14-2-1302 is taken without a vote of shareholders, the corporation will notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

                    (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

                    (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.  DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

                    (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                    (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                    (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

                    (4)  Be accompanied by a copy of this article.

14-2-1323.  DUTY TO DEMAND PAYMENT.

     (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324.  SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.  OFFER OF PAYMENT.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b)  The offer of payment must be accompanied by:

                    (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                    (2) A statement of the corporation's estimate of the fair value of the shares;

                    (3)  An explanation of how the interest was
               calculated;

                    (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

                    (5)  A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.  FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

                    (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

                    (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

                    (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

                    (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

                                PART 3



                     JUDICIAL APPRAISAL OF SHARES



14-2-1330.  COURT ACTION.



     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value.
The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice
Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.  COURT COSTS AND COUNSEL FEES.

     (a)  The court in an appraisal proceeding commenced under Code
Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

                    (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code
               Sections 14-2-1320 through 14-2-1327; or

                    (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.  LIMITATION OF ACTIONS.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.


                   Appendix E - FAIRNESS OPINION OF
                  BROWN, BURKE CAPITAL PARTNERS, INC.

          (LETTERHEAD OF BROWN, BURKE CAPITAL PARTNERS, INC.)



                                                        January 4, 2001



Board of Directors
First Bankshares of West Point, Inc.
410 West 10th Street
West Point, GA  31833-0350

Dear Members of the Board:

You  have  asked us to advise you with respect to the fairness  to  the shareowners  of  First Bankshares of West Point, Inc. (the  "Company"),
from  a  financial point of view, of the per share purchase  price  and terms  (the "Per Share Purchase Price and Terms") provided for  in  the
Agreement  and Plan of Merger (the "Merger Agreement") dated  September
25,  2000  between  the  Company  and Capital  City  Bank  Group,  Inc.
("Capital  City").   The Merger Agreement provides for  a  merger  (the
"Merger") of the Company and Capital City pursuant to which the  common shareowners  of the Company will receive 3.6419 shares of Capital  City common  stock  and  $17.7543 in cash for each share  of  the  Company's common stock.

In arriving at our opinion, we have reviewed certain publicly available business  and  financial information relating to Capital City  and  the
Company.   We  have also reviewed certain other information,  including financial forecasts and budgets, provided to us by Capital City and the
Company,  and have discussed with the Company's management the business and prospects of the Company.

We  have  also  considered certain financial and stock market  data  of
Capital  City  and  the  Company and we have compared  that  data  with similar data for other publicly held bank holding companies and we have considered the financial terms of certain other comparable transactions which  have  recently  been effected.  We also  considered  such  other
information,   financial  studies,  analyses  and  investigations   and
financial,  economic and market criteria which we deemed relevant.   In
connection with our review, we have not independently verified  any  of the  foregoing  information and have relied on its being  complete  and accurate  in  all  material respects.  With respect  to  the  financial forecasts  and budgets, we have assumed that they have been  reasonably prepared on bases reflecting the best currently available estimates and judgments  of Capital City's and the Company's managements  as  to  the
future  financial  performance of Capital City  and  the  Company.   In
addition,  we  have not made an independent evaluation or appraisal  of the  assets of Capital City or the Company and we have assumed that the aggregate  allowances for loan losses for Capital City and the  Company are adequate to cover such losses.

It should be noted that this opinion is based on market conditions and other circumstances existing on the date hereof and this opinion does not represent our view as to what the value of the Capital City common stock necessarily will be when the Capital City common stock is issued to the shareowners of the Company upon consummation of the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

We agree to the inclusion of this opinion letter in the Proxy
Statement/Prospectus relating to the Merger. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Per Share Purchase Price and Terms of the Merger are fair to the common shareowners of the Company from a financial point of view.


Very truly yours,


/s/ Brown, Burke Capital Partners, Inc.

BROWN, BURKE CAPITAL PARTNERS, INC.




               Appendix F - CAPITAL CITY 1999 FORM 10-K

                            Form 10-K

               Securities and Exchange Commission
                     Washington, D.C. 20549

Annual Report Pursuant to Section 13 or 15 (d) of the Securities
                          Exchange Act
                             Of 1934

           For the Fiscal Year Ended December 31, 1999

                 Commission File Number 0-13358

                  CAPITAL CITY BANK GROUP, INC.
              Incorporated in the State of Florida

        I.R.S. Employer Identification Number 59-2273542

  Address: 217 North Monroe Street, Tallahassee, Florida  32301

                    Telephone: (850) 671-0610

   Securities Registered Pursuant to Section 12(g) of the Act:

                  Common Stock - $.01 par value


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the
Securities Exchange Act of 1934 during the preceding 12 months
(or for shorter period that the registrant was required to file such reports) and (2) has been subject to such filing
requirements for the past 90 days.     Yes  [X]   No  [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

As of March 1, 2000, there were issued and outstanding 10,197,712 shares of the registrant's common stock. The registrant's voting stock is listed on the National Association of Securities Dealers
Automated Quotation ("Nasdaq") National Market under the symbol
"CCBG." The aggregate market value of the voting stock held by nonaffiliates of the registrant, based on the average of the bid and asked prices of the registrant's common stock as quoted on Nasdaq on March 1, 2000, was $91.3 million.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Registrant's definitive proxy statement (pursuant to Regulation 14A), to be filed not more than 120 days after the end of the fiscal year covered by this report, are incorporated by reference into Part III.



CAPITAL CITY BANK GROUP, INC.
ANNUAL REPORT FOR 1999 ON FORM 10-K

TABLE OF CONTENTS

PART I                                                               PAGE

Item 1.   Business                                                     3
Item 2.   Properties                                                  16
Item 3.   Legal Proceedings                                           16
Item 4.   Submission of Matters to a Vote of Security Holders         16

PART II

Item 5.   Market for the Registrant's Common Equity and Related
          Shareowner Matters                                           16
Item 6.   Selected Financial Data                                      18
Item 7.   Management's Discussion and Analysis of Financial
          Condition and Results of Operations                          19
Item 7A.  Quantitative and Qualitative Disclosure About Market Risk    44
Item 8.   Financial Statements and Supplementary Data                  46
Item 9.   Changes in and Disagreement with Accountants on
          Accounting and Financial Disclosure                          72

PART III

Item 10.  Directors and Executive Officers of the Registrant           72
Item 11.  Executive Compensation                                       72
Item 12.  Security Ownership of Certain Beneficial Owners and
          Management                                                   72
Item 13.  Certain Relationships and Related Transactions               72

PART IV

Item 14.  Exhibits, Financial Statement Schedules, and Reports on
          Form 8-K                                                     72



PART I

Item 1.  Business

General

Capital City Bank Group, Inc. ("CCBG" or "Company"), is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. At December 31, 1999, the Company had consolidated total assets of $1.4 billion and shareowners' equity of $132.2 million. Its principal asset is the capital stock of Capital City Bank ("CCB") and First National Bank of Grady County
("FNBGC") (collectively the "Banks").  CCB accounted for approximately
92% of the consolidated assets at December 31, 1999 and approximately
93% of consolidated net income of the Company for the year ended
December 31, 1999. In addition to its banking subsidiaries, the Company has five other indirect subsidiaries, Capital City Trust
Company, Capital City Securities, Inc., Capital City Mortgage
Company (inactive) and Capital City Services Company, all of which are wholly-owned subsidiaries of Capital City Bank, and First Insurance Agency of Grady County, which is a wholly-owned subsidiary of First National Bank of Grady County.

On May 7, 1999, the Company completed its acquisition of Grady
Holding Company and its subsidiary First National Bank of Grady County.
FNBGC is a $114 million asset institution with offices in Cairo and Whigham, Georgia. The Company issued 21.50 shares for each if the 60,910 shares of FNBGC. The consolidated financial statements of the Company give effect to the merger which has been accounted for as a pooling-of-interests. Accordingly, financial statements for the prior periods have been restated to reflect the results of operations of these entities on a combined basis from the earliest period presented.

On December 4, 1998, the Company completed its purchase and assumption transaction with First Union National Bank ("First
Union") and acquired eight of First Union's branch offices which included deposits. The Company paid a premium of $16.9 million, and assumed approximately $219 million in deposits and acquired certain real estate. The premium is being amortized over ten years.

On January 31, 1998, the Company completed its purchase and assumption transaction with First Federal Savings & Loan
Association of Lakeland, Florida ("First Federal-Florida") and acquired five of First Federal-Florida's branch offices which included loans and deposits. The Company paid a deposit premium of $3.6 million, or 6.33%, and assumed $55 million in deposits and purchased loans equal to $44 million. Four of the five offices were merged into existing offices of Capital City Bank.
The deposit premium is being amortized over fifteen years.

On October 18, 1997, the Company consolidated its three remaining bank affiliates, Levy County State Bank, Farmers & Merchants Bank of Trenton and Branford State Bank into Capital City Bank. The consolidation enabled the Company to present a consistent image to a broader market and to better serve its clients through the use of a common name with multiple, convenient locations.

Dividends and management fees received from the Banks are the Company's only source of income. Dividend payments by the subsidiaries to CCBG depend on the capitalization, earnings and projected growth of the subsidiaries, and are limited by various regulatory restrictions. See the section entitled "Regulation and Supervision" and Note 4 in the Notes to Consolidated
Financial Statements for additional information.
The Company had a total of 678 (full-time equivalent) associates at March 1, 2000. Page 18 contains other financial and statistical information about the Company.

Banking Services

CCB is a Florida chartered bank and FNBGC is a national bank.
The Banks are full service banks, engaged in the commercial and retail banking business, including accepting demand, savings and time deposits, extending credit, originating residential mortgage loans, providing data processing services, asset management services, trust services, retail brokerage services and a broad range of other financial services to corporate and individual customers, governmental entities and correspondent banks.

The Banks are members of the "Star" system which enables customers to utilize their "QuickBucks" or "QuickCheck" cards to access cash at automatic teller machines ("ATMs") or point of sale merchants located throughout the state of Florida. Additionally, customers may access their cash outside Florida through various interconnected ATM networks and merchant locations.

Data Processing Services

Capital City Services Company provides data processing services to financial institutions (including CCB), government agencies and commercial customers located throughout North Florida and South Georgia. As of March 1, 2000, the services company is providing computer services to correspondent banks which have relationships with Capital City Bank.

Trust Services

Capital City Trust Company is the investment management arm of Capital City Bank. The Trust Company provides asset management for individuals through agency, personal trust and IRA accounts personal investment management. Pension, profit sharing and 401(k) Plans administration are significant product lines.
Associations, endowments and other non-profit entities hire the Trust Company to manage their long-term investment portfolios.
Individuals requiring the services of a trustee, personal representative, or a guardian are served by a staff of well trained professionals. The market value of trust assets under discretionary management exceeded $307 million as of December 31, 1999, with total assets under administration exceeding $360 million.

Brokerage Services

The Company offers access to retail investment products through Capital City Securities, Inc., a wholly-owned subsidiary of Capital City Bank. These products are offered through INVEST
Financial Corporation, member NASD and SIPC. Non-deposit investment and insurance products are: not FDIC insured; not deposits, obligations, or guaranteed by any bank, and; are subject to investment risk, including the possible loss of prinicpal amount invested. Capital City Securities, Inc.'s brokers are licensed through INVEST Financial Corporation, and offer a full line of retail securities products, including U.S.
Government bonds, tax-free municipal bonds, stocks, mutual funds, unit investment trusts, annuities, life insurance and long-term health care. Capital City Bank Group and its subsidiaries are not affiliated with INVEST Financial Corporation.

Competition

The banking business is rapidly changing and CCBG and its subsidiaries operate in a highly competitive environment, especially with respect to services and pricing. Recent consolidation of the industry significantly alters the competitive environment within the State of Florida and, management believes, further enhances the Company's competitive position and opportunities in many of its markets. CCBG's primary market area is eightteen counties in Florida and one county in Georgia. In these markets, the Banks compete against a wide range of banking and nonbanking institutions including savings and loan associations, credit unions, money market funds, mutual fund advisory companies, mortgage banking companies, investment banking companies, finance companies and other types of financial institutions.

All of Florida's major banking concerns have a presence in Leon
County. Capital City Bank's Leon County deposits totaled $456 million, or 37.9%, of the Company's consolidated deposits at December 31, 1999.

The following table depicts CCBG's market share percentage within each respective county, based on total commercial bank deposits within the county.

                                             Market Share
                                         as of September 30(1)(2)
                                     1999       1998       1997
                                    ----------------------------
Capital City Bank:
  Bradford County(4)                 46.1%      53.3%        --
  Citrus County                       4.2%       4.3%       4.4%
  Clay County(4)                      4.6%       5.8%        --
  Dixie County(3)                    15.2%      15.7%        --
  Gadsden County                     29.0%      28.0%      29.8%
  Gilchrist County                   50.0%      50.5%      45.1%
  Gulf County(4)                     39.8%      48.6%        --
  Hernando County                     2.2%       2.0%       2.0%
  Jefferson County                   24.7%      27.1%      28.2%
  Leon County                        21.6%      23.4%      22.8%
  Levy County                        37.4%      37.7%      25.6%
  Madison County                     21.5%      20.6%      22.6%
  Pasco County                        1.6%       1.2%       1.3%
  Putnam County(4)                   24.2%      30.3%        --
  Suwannee County                    20.5%      18.7%      16.6%
  Taylor County                      33.6%      32.7%      36.0%
  Washington County(4)               23.9%      30.0%        --

First National Bank of Grady County
  Grady County(5)                    44.5%      49.0%      42.5%

(1) Obtained from the September 30 Office Level Report published by the Florida Bankers Association for each year.

(2) Does not include Alachua county where Capital City Bank maintains a residential mortgage lending office.

(3)  Entered the market in January 1998.

(4)  Entered the market in December 1998.

(5)  Obtained from the June 30 FDIC/OTS Summary of Deposits Report.


The following table sets forth the number of commercial banks and offices, including the Company and its competitors, within each of the respective counties as of September 30, 1999.

                        Number of         Number of Commercial
County              Commercial Banks          Bank Offices
---------------------------------------------------------------
Florida:
  Bradford                   3                      3
  Citrus                    10                     37
  Clay                       8                     24
  Dixie                      3                      4
  Gadsden                    4                      9
  Gilchrist                  2                      4
  Gulf                       2                      4
  Hernando                  10                     30
  Jefferson                  2                      2
  Leon                      13                     61
  Levy                       4                     13
  Madison                    5                      5
  Pasco                     17                     84
  Putnam                     5                     11
  Suwannee                   4                      5
  Taylor                     3                      4
  Washington                 3                      3

Georgia:
  Grady(1)                   5                      9

(1)  Obtained from the June 30 FDIC/OTS Summary of Deposits Report.


REGULATORY CONSIDERATIONS

The Company and the Banks must comply with state and federal banking laws and regulations that control virtually all aspects of operations. These laws and regulations generally aim to protect depositors, not shareowners. Particular references to statutes or regulations in this document qualify and supersede any summaries or descriptions of the particular statues or regulations. Any changes in applicable laws or regulations may materially affect the business and prospects of the Company.
Such legislative changes or changes in regulator policies may also affect the operations of the Company and the Banks. The
Company cannot predict the nature or extent of effects on business or earnings caused by future fiscal or monetary policies, economic control or new federal or state legislation.

Recent Legislation

On November 12, 1999, President Clinton signed into law the Gramm-
Leach-Bliley Act of 1999 (the "Financial Services Modernization
Act"). The Financial Services Modernization Act repeals the two affiliation provisions of the Glass-Steagall Act: Section 20, which restricted the affiliation of Federal Reserve Member Banks with firms "engaged principally" in specified securities activities; and Section 32, which restricted officer, director, or associate interlocks between a member bank and any company or person "primarily engaged" in specified securities activities.
In addition, the Financial Services Modernization Act contains provisions that expressly preempt most state laws restricting state banks from owning or acquiring interests in financial affiliates, such as insurance companies. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers. A bank holding company may now engage in a full range of financial activities by electing to become a "Financial Holding Company."
"Financial activities" are broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Board of Governors of the Federal Reserve System ("FRB"), in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

The Financial Services Modernization Act also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engaged in any activity authorized for national banks directly or any financial activity, except for insurance underwriting, insurance investments, real estate investment or development, or merchant banking, which may only be conducted through a subsidiary of a Financial Holding Company. Financial activities include all activities permitted under new sections of the Bank
Holding Company Act of 1956, as amended ("BHCA"), or permitted by regulation.

The Company and the Banks do not believe that the Financial
Services Modernization Act will have a material adverse effect on the operations of the Company and the Banks in the near-term.
However, to the extent that the act permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The
Financial Services Modernization Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, this act may have the result of increasing the amount of competition that the Company and the Banks face from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than the Company and the Banks.

The Company

General

As a result of its ownership of the Banks, the Company is registered as a bank holding company under BHCA, and is regulated by the
FRB. Under the BHCA, the Company is subject to periodic examination by the FRB and is required to file periodic reports of its operations and such additional information as the FRB may require. The Company has not elected to become a financial holding company under the Financial Services Modernization Act.
If the Company elects to become a financial holding company in the future, many of the restrictions and notice requirements mentioned below would not apply.

Bank Holding Companies

Permitted Activities. The BHCA limits the Company's activities to managing or controlling banks, furnishing services to or performing services for its subsidiaries, and engaging in other activities that the FRB determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the FRB must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits include greater convenience, increased competition and gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices. The FRB has determined the following activities, among others, to be permissible for bank holding companies:

               Factoring accounts receivable;
               Acquiring or servicing loans;
               Leasing personal property;
               Conducting discount securities brokerage activities;
               Performing certain data processing services;
               Acting as agent or broker and selling credit
                 life insurance and certain other types of insurance in connection with credit transactions; and
               Performing certain insurance underwriting activities.

There are no territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the FRB may order a holding company or its subsidiaries to terminate any activity or to terminate ownership or control of any subsidiary when the FRB has reasonable cause to believe that a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company may result from such an activity.

Changes in Control. In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require FRB approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company, such as the Company. A conclusive presumption of control exists if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. A rebuttable presumption of control exists if a person acquires 10% or more but less than 25% of any class of voting securities and either the Company has registered securities under Section 12 of the Securities Exchange Act of 1934, as amended, or no other person will own a greater percentage of that class of voting securities immediately after the transaction.

The BHCA requires, among other things, the prior approval of the FRB in any case where a bank holding company proposes to (i) acquire all or substantially all of the assets of a bank, (ii) acquire direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank (unless it owns a majority of such bank's voting shares), or (iii) merge or consolidate with any other bank holding company. Additionally, the BHCA prohibits a bank holding company, with certain limited exceptions, from (i) acquiring or retaining direct or indirect ownership or control of more than 5% of the outstanding voting stock of any company which is not a bank or bank holding company, or (ii) engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or performing services for its subsidiaries unless such non-banking business is determined by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

Under Florida law, a person proposing to directly or indirectly acquire control of a Florida bank must first obtain permission from the State of Florida. Florida statutes define "control" as either (a) indirectly or directly owning, controlling or having power to vote 25 percent or more of the voting securities of a bank; (b) controlling the election of a majority of directors of a bank; (c) owning, controlling or having power to vote 10 percent or more of the voting securities as well as directly or indirectly exercising a controlling influence over management or policies of a bank; or (d) as determined by the Florida
Department of Banking and Finance (the "FDBF"). These requirements will effect the Company because CCB is chartered under Florida law and changes in control of the Company are indirect changes in control of CCB. Similar change in control provisions apply to FNBGC under Federal law.

Tying. The BHCA also prohibits bank holding companies and their affiliates from tying the provision of certain services, such as extending credit, to other services offered by the bank holding company or its affiliates.

Capital; Dividends; Source of Strength. The FRB imposes certain capital requirements on the Company under the BHCA, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "Capital Regulations." Subject to its capital requirements and certain other restrictions, the Company is able to borrow money to make a capital contribution to either
Bank, and such loans may be repaid from dividends paid from the bank to the Company. The ability of the bank to pay dividends will be subject to regulatory restrictions as described below under "Dividends". The Company is also able to raise capital for contributions to the Banks by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

In accordance with FRB policy, the Company is expected to act as a source of financial strength to the Banks and to commit resources to support the Banks in circumstances in which the Company might not otherwise do so. Under the BHCA, the FRB may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the FRB's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

Financial Institutions Reform, Recovery and Enforcement Act of 1989

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") was enacted in August 1989. FIRREA contains major regulatory reforms which include stronger civil and criminal enforcement provisions applicable to all financial institutions. FIRREA allows the acquisition of healthy and failed savings and loans by bank holding companies, and removes all interstate barriers on these bank holding company acquisitions. With certain qualifications, FIRREA also allows bank holding companies to merge acquired savings and loans into their existing commercial bank subsidiaries.

The FRB, the FDBF and the Federal Deposit Insurance Corporation
("FDIC") collectively have extensive enforcement authority over depository institutions and their holding companies, and this authority has been enhanced substantially by FIRREA. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders, to initiate injunctive actions, and, in extreme cases, to terminate deposit insurance. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the federal banking agencies. FIRREA significantly increased the amount of and grounds for civil money penalties and generally requires public disclosure of final enforcement actions.

FIRREA further requires a depository institution or holding company thereof to give 30 days' prior written notice to its primary federal regulator of the appointment of any proposed director or senior executive officer if the institution (i) has been chartered less than two years; (ii) has undergone a change in control within the preceding two years; or (iii) is not in compliance with the minimum capital requirements or otherwise is in a "troubled condition." The regulator would have the opportunity to disapprove any such appointment.

Economic Growth and Regulatory Paperwork Reduction Act of 1996

The enactment of the Economic Growth and Regulatory Paperwork
Reduction Act of 1996 ("EGRPRA") streamlined the non-banking activities application process for well-capitalized and well-managed bank holding companies. Under EGRPRA, qualified bank holding companies may commence a regulatory approved non-banking activity without prior notice to the FRB; written notice is merely required within 10 days after commencing the activity.
Also, under EGRPRA, the prior notice period is reduced to 12 business days in the event of any non-banking acquisition or share purchase, assuming the size of the acquisition does not exceed 10% of risk-weighted assets of the acquiring bank holding company and the consideration does not exceed 15% in Tier I capital. This prior notice requirement also applies to commencing a non-banking activity de novo which has been previously approved by order of the FRB, but not yet implemented by regulations.

CAPITAL CITY BANK

CCB is a banking institution which is chartered by and operated in the State of Florida, and it is subject to supervision and regulation by the FDBF. CCB is a member bank of the Federal Reserve System and its operations are also subject to broad federal regulation and oversight by the FRB.
The deposit accounts of CCB are insured by the FDIC which gives the FDIC certain enforcement powers over CCB. Various consumer laws and regulations also affect the operations of CCB, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit laws, and fair credit reporting.

The FDBF supervises and regulates all areas of CCB's operations including, without limitation, making of loans, the issuance of securities, the conduct of CCB's corporate affairs, capital adequacy requirements, the payment of dividends and the establishment or closing of branches.

In addition, the Federal Deposit Insurance Corporation
Improvement Act of 1991 prohibits insured state chartered institutions from conducting activities as principal that are not permitted for national banks. A bank may, however, engage in an otherwise prohibited activity if it meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the deposit insurance funds.

As a state chartered banking institution in the State of Florida, CCB is empowered by statute, subject to the limitations contained in those statutes, to take savings and time deposits and pay interest on them, to accept checking accounts, to make loans on residential and other real estate, to make consumer and commercial loans, to invest, with certain limitations, in equity securities and in debt obligations of banks and corporations and to provide various other banking services on behalf of CCB's customers.

FIRST NATIONAL BANK OF GRADY COUNTY

FNBGC is a national bank which is chartered by the Office of the Comptroller of the Currency ("OCC") and operates in Sounthern
Georgia. FNBGC is subject to supervision, regulation and examination by the OCC, which monitors all areas of the operations of FNBGC, including reserves, loans, mortgages, issuances of securities, payment of dividends, establishment of branches, capital adequacy, and compliance with laws. FNBGC is a member of the FDIC and, as such, its deposits are insured by the FDIC to the maximum extent permitted by law.

RESERVES

The FRB requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW
checking accounts) and non-personal time deposits.   The balances
maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements.

Institutions are authorized to borrow from the Federal Reserve
Bank "discount window," but FRB regulations require institutions to exhaust other reasonable alternative sources of funds before borrowing from the Federal Reserve Bank.

DIVIDENDS

CCB and FNBGC are subject to legal limitations on the frequency and amount of dividends that can be paid to the Company. The FRB may restrict the ability of CCB and the OCC may restrict the ability of FNBGC to pay dividends if such payments would constitute an unsafe or unsound banking practice. These regulations and restrictions may limit the Company's ability to obtain funds from CCB and FNBGC for its cash needs, including funds for acquisitions and the payment of dividends, interest and operating expenses.

In addition, Florida law also places certain restrictions on the declaration of dividends from state chartered banks to their holding companies. Pursuant to Section 658.37 of the Florida
Banking Code, the board of directors of state chartered banks, after charging off bad debts, depreciation and other worthless assets, if any, and making provisions for reasonably anticipated future losses on loans and other assets, may quarterly, semi-annually or annually declare a dividend of up to the aggregate net profits of that period combined with the bank's retained net profits for the preceding two years and, with the approval of the FDBF, declare a dividend from retained net profits which accrued prior to the preceding two years. Before declaring such dividends, 20% of the net profits for the preceding period as is covered by the dividend must be transferred to the surplus fund of the bank until this fund becomes equal to the amount of the bank's common stock then issued and outstanding. A state chartered bank may not declare any dividend if (i) its net income from the current year combined with the retained net income for the preceding two years is a loss or (ii) the payment of such dividend would cause the capital account of the bank to fall below the minimum amount required by law, regulation, order or any written agreement with the FDBF or a federal regulatory agency.

INSURANCE OF ACCOUNTS AND OTHER ASSESSMENTS

The Banks' deposit accounts are insured by the Bank Insurance
Fund ("BIF") of the FDIC to a maximum of $100,000 for each insured depositor. The federal banking agencies require an annual audit by independent accountants of the Banks and make their own periodic examinations of the Banks. They may revalue assets of an insured institution based upon appraisals, and require establishment of specific reserves in amounts equal to the difference between such revaluation and the book value of the assets, as well as require specific charge-offs relating to such assets. The federal banking agencies may prohibit any FDIC-insured institution from engaging in any activity they determine by regulation or order poses a serious threat to the insurance fund.

Under federal law, BIF and the Savings Association Insurance Fund
("SAIF") are each statutorily required to be recapitalized to a 1.25% of insured reserve deposits ratio. In view of the BIF's achieving the 1.25% ratio during 1995, the FDIC reduced the assessments for most banks by adopting a new assessment rate schedule of 4 to 31 basis points for BIF deposits. The FDIC further reduced the BIF assessment schedule by an additional four basis points for the 1996 calendar year so that most BIF members paid only the statutory minimum semiannual assessment of $1,000.
During this same period, the FDIC retained the existing assessment rate schedule applicable to SAIF deposits of 23 cents to 31 cents per $100 of domestic deposits, depending on the institution's risk classification.

On September 30, 1996, the Deposit Insurance Funds Act of 1996
("DIFA") was enacted and signed into law. DIFA was intended to reduce the amount of semi-annual FDIC insurance premiums for savings association deposits acquired by banks to the same levels assessed for deposits insured by BIF. To accomplish this reduction, DIFA provided for a special one-time assessment imposed on deposits insured by SAIF to recapitalize SAIF and bring it up to statutory required levels. This one-time assessment accrued in the third quarter of 1996. As a result, since early 1997, both BIF and SAIF deposits have been assessed at the same rate of 0 to 27 basis points depending on risk classification.

Effective January 1, 1997, DIFA also separated from the SAIF assessments the Financing Corporation ("FICO") assessments which service the interest on its bond obligations. According to the FDIC's risk-related assessment rate schedules, the amount assessed on individual institutions by the FICO will be in addition to the amount paid for deposit insurance.

TRANSACTIONS WITH AFFILIATES

The authority of the Banks to engage in transactions with related parties or "affiliates" or to make loans to insiders is limited by certain provisions of law and regulations. Commercial banks, such as the Banks, are prohibited from making extensions of credit to any affiliate that engages in an activity not permissible under the regulations of the FRB for a bank holding company.
Pursuant to Sections 23A and 23B of the Federal Reserve Act
("FRA"), member banks and national banks are subject to restrictions regarding transactions with affiliates ("Covered Transactions").

With respect to any Covered Transaction, the term "affiliate" includes any company that controls or is controlled by a company that controls the Banks, a bank or savings association subsidiary of the Banks, any persons who own, control or vote more than 25% of any class of stock of the Banks or the Company and any persons who the Board of Directors determines exercises a controlling influence over the management of the Banks or the Company. The term "affiliate" also includes any company controlled by controlling shareowners of the Banks or the Company and any company sponsored and advised on a contractual basis by the Banks or any subsidiary or affiliate of the Banks. Such transactions between the Banks and their respective affiliates are subject to certain requirements and limitations, including limitations on the amounts of such Covered Transactions that may be undertaken with any one affiliate and with all affiliates in the aggregate.
The federal banking agencies may further restrict such transactions with affiliates in the interest of safety and soundness.

Section 23A of the FRA limits Covered Transactions with any one affiliate to 10% of an institution's capital stock and surplus and limits aggregate affiliate transactions to 20% of the Banks' capital stock and surplus. Sections 23A and 23B of the FRA provide that a loan transaction with an affiliate generally must be collateralized (but may not be collateralized by a low quality asset or securities issued by an affiliate) and that all Covered
Transactions, as well as the sale of assets, the payment of money or the provision of services by the Banks to affiliates, must be on terms and conditions that are substantially the same, or at least as favorable to the bank, as those prevailing for comparable nonaffiliated transactions. A Covered Transaction generally is defined as a loan to an affiliate, the purchase of securities issued by an affiliate, the purchase of assets from an affiliate, the acceptance of securities issued by an affiliate as collateral for a loan, or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. In addition, the Banks generally may not purchase securities issued or underwritten by affiliates.

Loans to executive officers, directors or to any person who directly or indirectly, or acting through or in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of a bank ("Principal
Shareowners") and their related interests (i.e., any company controlled by such executive officer, director, or Principal
Shareowners), or to any political or campaign committee the funds or services of which will benefit such executive officers, directors, or Principal Shareowners or which is controlled by such executive officers, directors or Principal Shareowners, are subject to Sections 22(g) and 22(h) of the FRA and the regulations promulgated thereunder (Regulation O).

Among other things, these loans must be made on terms substantially the same as those prevailing on transactions made to unaffiliated individuals and certain extensions of credit to such persons must first be approved in advance by a disinterested majority of the entire board of directors. Section 22(h) of the FRA prohibits loans to any such individuals where the aggregate amount exceeds an amount equal to 15% of an institution's unimpaired capital and surplus plus an additional 10% of unimpaired capital and surplus in the case of loans that are fully secured by readily marketable collateral, or when the aggregate amount on all such extensions of credit outstanding to all such persons would exceed the banks unimpaired capital and unimpaired surplus. Section 22(g) identifies limited circumstances in which the Banks are permitted to extend credit to executive officers.

COMMUNITY REINVESTMENT ACT

The Community Reinvestment Act of 1977 ("CRA") requires a financial institution to help meet the credit needs of its entire community, including low-income and moderate-income areas. On
May 3, 1995, the federal banking agencies issued final regulations which change the manner in which the regulators measure a bank's compliance with the CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institution's actual lending, service and investment performance, rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. Federal banking agencies may take CRA compliance into account when regulating and supervising bank and holding company activities;
for example, CRA performance may be considered in approving proposed bank acquisitions.

CAPITAL REGULATIONS

The FRB has adopted risk-based, capital adequacy guidelines for bank holding companies and their subsidiary state-chartered banks that are members of the Federal Reserve System. The OCC has also adopted substantially similar risk-based, capital adequacy guidelines for national banks. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, to minimize disincentives for holding liquid assets and to achieve greater consistency in evaluating the capital adequacy of major banks throughout the world. Under these guidelines assets and off-balance sheet items are assigned to broad risk categories each with designated weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier I
Capital. Tier I Capital, which includes common shareowners' equity, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less certain goodwill items and other intangible assets, is required to equal at least 4% of risk-weighted assets. The remainder ("Tier II
Capital") may consist of (i) an allowance for loan losses of up to 1.25% of risk-weighted assets, (ii) excess of qualifying perpetual preferred stock, (iii) hybrid capital instruments, (iv) perpetual debt, (v) mandatory convertible securities, and (vi) subordinated debt and intermediate-term preferred stock up to 50% of Tier I Capital. Total capital is the sum of Tier I and Tier
II Capital less reciprocal holdings of other banking organizations' capital instruments, investments in unconsolidated subsidiaries and any other deductions as determined by the appropriate regulator (determined on a case by case basis or as a matter of policy after formal rule making).

In computing total risk-weighted assets, bank and bank holding company assets are given risk-weights of 0%, 20%, 50% and 100%.
In addition, certain off-balance sheet items are given similar credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. Most loans will be assigned to the 100% risk category, except for performing first mortgage loans fully secured by residential property, which carry a 50% risk rating. Most investment securities (including, primarily, general obligation claims on states or other political subdivisions of the United States) will be assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of the U.S. Treasury or obligations backed by the full faith and credit of the U.S. Government, which have a 0% risk-weight. In covering off-balance sheet items, direct credit substitutes, including general guarantees and standby letters of credit backing financial obligations, are given a 100% conversion factor. Transaction-related contingencies such as bid bonds, standby letters of credit backing non-financial obligations, and undrawn commitments (including commercial credit lines with an initial maturity of more than one year) have a 50% conversion factor. Short-term commercial letters of credit are converted at 20% and certain short-term unconditionally cancelable commitments have a 0% factor.

The federal bank regulatory authorities have also adopted regulations which supplement the risk-based guideline. These regulations generally require banks and bank holding companies to maintain a minimum level of Tier I Capital to total assets less goodwill of 4% (the "leverage ratio"). The FRB permits a bank to maintain a minimum 3% leverage ratio if the bank achieves a 1 rating under the CAMELS rating system in its most recent examination, as long as the bank is not experiencing or anticipating significant growth. The CAMELS rating is a non-public system used by bank regulators to rate the strength and weaknesses of financial institutions. The CAMELS rating is comprised of six categories: capital, asset quality, management, earnings, liquidity, and interest rate sensitivity.

Banking organizations experiencing or anticipating significant growth, as well as those organizations which do not satisfy the criteria described above, will be required to maintain a minimum leverage ratio ranging generally from 4% to 5%. The bank regulators also continue to consider a "tangible Tier I leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier I leverage ratio is the ratio of a banking organization's Tier I Capital, less deductions for intangibles otherwise includable in Tier I Capital, to total tangible assets.

Federal law and regulations establish a capital-based regulatory scheme designed to promote early intervention for troubled banks and require the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier I risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level.

Under the regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or a part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

It should be noted that the minimum ratios referred to above are merely guidelines and the Banks' regulators possess the discretionary authority to require higher ratios with respect to bank holding companies and state-member banks.

The Company and the Banks currently exceed the requirements contained in the applicable regulations, policies and directives pertaining to capital adequacy, and management of the Company and the Banks is unaware of any violation or alleged violation of these regulations, policies or directives.

INTERSTATE BANKING AND BRANCHING

The BHCA was amended in September 1994 by the Riegle-Neal
Interstate Banking and Branching Efficiency Act of 1994 (the
"Interstate Banking Act"). The Interstate Banking Act provides that adequately capitalized and managed bank holding companies are permitted to acquire banks in any state. State laws prohibiting interstate banking or discriminating against out-of-state banks are preempted. States were not permitted to enact laws opting out of this provision; however, states were allowed to adopt a minimum age restriction requiring that target banks located within the state be in existence for a period of years, up to a maximum of five years, before such bank may be subject to the Interstate Banking Act. The Interstate Banking Act establishes deposit caps which prohibit acquisitions that result in the acquiring company controlling 30 percent or more of the deposits of insured banks and thrift institutions held in the state in which the target maintains a branch or 10 percent or more of the deposits nationwide. States have the authority to waive the 30 percent deposit cap. State-level deposit caps are not preempted as long as they do not discriminate against out-of-state companies, and the federal deposit caps apply only to initial entry acquisitions.

The Interstate Banking Act also provides that adequately capitalized and managed banks are able to engage in interstate branching by merging with banks in different states. States were permitted to enact legislation authorizing interstate mergers earlier than June 1, 1997, or, unlike the interstate banking provision discussed above, states were permitted to opt out of the application of the interstate merger provision by enacting specific legislation before June 1, 1997.

Florida responded to the enactment of the Interstate Banking Act by enacting the Florida Interstate Branching Act (the "Florida
Branching Act"). The purpose of the Florida Branching Act was to permit interstate branching through merger transactions under the Interstate Banking Act. Under the Florida Branching Act, with the prior approval of the FDBF, a Florida bank may establish, maintain and operate one or more branches in a state other than the State of Florida pursuant to a merger transaction in which the Florida bank is the resulting bank. In addition, the Florida
Branching Act provides that one or more Florida banks may enter into a merger transaction with one or more out-of-state banks, and an out-of-state bank resulting from such transaction may maintain and operate the branches of the Florida bank that participated in such merger. An out-of-state bank, however, is not permitted to acquire a Florida bank in a merger transaction unless the Florida bank has been in existence and continuously operated for more than three years.

FUTURE LEGISLATIVE DEVELOPMENTS

Certain portions of the Financial Services Modernization Act dealing with customer privacy will go into effect in 2000.  These measures will change the ways in which financial institutions may transmit nonpublic personal information about their customers to affiliates of the institution as well as to third parties.  Also, the Financial Services Modernization Act will preempt many state laws regarding the activities of state-chartered banks.  It is likely that the Florida legislature will enact new statutes and rules conforming Florida law to the Financial Services
Modernization Act.   It cannot be predicted whether or in what
form these proposals or any others will be adopted or the extent to which the business of the Company may be affected.

EFFECT OF GOVERNMENTAL MONETARY POLICIES

The commercial banking business in which the Banks engage is affected not only by general economic conditions, but also by the monetary policies of the FRB. Changes in the discount rate on member bank borrowing, availability of borrowing at the "discount window," open market operations, the imposition of changes in reserve requirements against member banks' deposits and assets of foreign branches and the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates are some of the instruments of monetary policy available to the FRB. These monetary policies are used in varying combinations to influence overall growth and distributions of bank loans, investments and deposits, and this use may affect interest rates charged on loans or paid on deposits. The monetary policies of the FRB have had a significant effect on the operating results of commercial banks and are expected to do so in the future. The monetary policies of the FRB are influenced by various factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and in the fiscal policies of the U.S. Government. Future monetary policies and the effect of such policies on the future business and earnings of the Banks cannot be predicted.

Item 2.  Properties

Capital City Bank Group, Inc., is headquartered in Tallahassee,
Florida.  The Company's executive office is in the Capital City
Bank building located on the corner of Tennessee and Monroe
Streets in downtown Tallahassee. The building is owned by Capital City Bank but is located, in part, on land leased under a long-term agreement.

Capital City Bank's Parkway Office is located on land leased from the Smith Interests General Partnership L.L.P. in which several directors and officers have an interest. Lease payments during 1999 totaled approximately $81,000.

As of March 1, 2000 the Company had forty-eight banking locations. Of the forty-eight locations, the Company leases either the land or buildings (or both) at six locations and owns the land and buildings at the remaining forty-two.

Item 3.  Legal Proceedings

Not Applicable

Item 4.  Submission of Matters to a Vote of Security Holders

Not Applicable


PART II

Item 5.  Market for the Registrant's Common Equity and Related
Shareowner Matters

The Company's common stock trades on the Nasdaq National Market under the symbol "CCBG". "The Nasdaq National Market" or
"Nasdaq" is a highly-regulated electronic securities market comprised of competing market makers whose trading is supported by a communications network linking them to quotation dissemination, trade reporting, and order execution. This market also provides specialized automation services for screen-based negotiations of transactions, on-line comparison of transactions, and a range of informational services tailored to the needs of the security industry, investors and issuers. The Nasdaq
National Market is operated by The Nasdaq Stock Market, Inc., a wholly-owned subsidiary of the National Association of Securities
Dealers, Inc.

The following table presents the range of high and low closing sales prices reported on the Nasdaq National Market and cash dividends declared for each quarter during the past two years.
The Company had a total of 1,362 shareowners of record at March 1,
2000.
                                     1999 (1)                   1998 (1)
                       ------------------------------  -------------------------------
                        Fourth  Third   Second  First   Fourth  Third  Second  First
                         Qtr.    Qtr.    Qtr.   Qtr.     Qtr.    Qtr.    Qtr.    Qtr.
                       ------------------------------  -------------------------------
Common stock price:
  High                 $25.00  $31.00  $25.00  $27.63   $31.00  $33.13  $32.67  $32.67
  Low                   20.19   21.00   20.25   22.00    24.13   19.00   29.75   29.25
  Close                 21.50   22.75   25.00   23.31    27.63   29.13   31.38   31.67
Cash dividends
  declared per share(2) .1325     .12     .12     .18      .12     .11     .11     .11

Future payment of dividends will be subject to determination and declaration by the Board of Directors.

(1) All share and per share information have been adjusted to reflect a three-for-two stock split effective June 1, 1998.

(2) 1999 first quarter dividend amount includes a special one-time distribution paid to Grady Holding Company Shareowners of approximately $563,000.

Selected Financial & Other Data (Dollars in Thousands, Except Per Share
Data)(1)
                                                 For the Years Ended December 31,
                                       1999        1998        1997        1996       1995
                                   ---------------------------------------------------------
Interest Income                    $   99,685  $   89,010  $   84,981  $   74,406   $ 62,117
Net Interest Income                    58,438      53,762      52,293      45,846     38,763
Provision for Loan Losses               2,440       2,439       2,328       1,863        556
Net Income                             15,252      15,294      14,401      13,219     11,181

Per Common Share:
  Basic Net Income                       1.50        1.51        1.44        1.33       1.13
  Diluted Net Income                     1.50        1.50        1.43        1.33       1.13
  Cash Dividends Declared(2)            .5525         .45         .37         .34        .29
  Book Value                            12.97       12.69       11.54       10.39       9.42

Based on Net Income:
  Return on Average Assets               1.06        1.30        1.30        1.31       1.31
  Return on Average Equity              11.64       12.37       13.10       13.52      12.72
  Dividend Pay-out Ratio(2)             32.86       28.20       26.10       25.45      25.38

Averages for the Year:
  Loans, Net of Unearned
    Interest                       $  884,323  $  824,197  $  770,416  $  631,437   $493,654
  Earning Assets                    1,291,262   1,065,677   1,000,466     908,137    764,259
  Assets                            1,444,069   1,180,785   1,108,088   1,012,480    855,894
  Deposits                          1,237,405     985,119     924,891     856,540    735,966
  Long-Term Debt                       17,274      18,041      19,412      10,895         71
  Shareowners' Equity                 131,058     123,647     109,948      97,738     87,878

Year-End Balances:
  Loans, Net of Unearned
    Interest                       $  928,486  $  844,217  $  775,451  $  745,126   $510,168
  Earning Assets                    1,263,296   1,288,439     998,401     996,827    799,243
  Assets                            1,430,520   1,443,675   1,116,651   1,123,221    905,856
  Deposits                          1,202,658   1,253,553     922,841     952,744    778,161
  Long-Term Debt                       14,258      18,746      18,106      18,847      1,982
  Shareowners' Equity                 132,216     128,862     115,807     103,009     93,058
  Equity to Assets Ratio                9.24%       8.93%      10.37%       9.17%     10.27%

Other Data:
  Basic Average Shares
    Outstanding                    10,174,945  10,146,393  10,031,116   9,908,762  9,869,267
  Shareowners of Record(3)              1,362       1,334       1,234       1,045        973
  Banking Locations(3)                     48          46          39          38         32
  Full-Time Equivalent Associates(3)      678         677         637         617        544

(1) All share and per share data have been restated to reflect the pooling-of-interests of Grady Holding Company and its subsidiaries and adjusted to reflect the 2-for-1 stock split effective April, 1, 1997, and the 3-for-2 stock split effective June 1, 1998.

(2) 1999 dividend amount includes a special one-time distribution paid to Grady Holding Company shareowners of approximately $563,000.

(3)  As of March 1st of the following year.

Management's Discussion and Analysis of Financial Condition and Results of Operations

FINANCIAL REVIEW

The following analysis reviews important factors affecting the financial condition and results of operations of Capital City Bank Group, Inc., for the periods shown below. The Company has made, and may continue to make, various forward-looking statements with respect to financial and business matters that involve numerous assumptions, risks and uncertainties. The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements: general and local economic conditions, competition for the Company's customers from other banking and financial institutions, government legislation and regulation, changes in interest rates, the impact of rapid growth, significant changes in the loan portfolio composition, and other risks described in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

This section provides supplemental information which should be read in conjunction with the consolidated financial statements and related notes. The Financial Review is divided into three subsections entitled Earnings Analysis, Financial Condition, and Liquidity and Capital Resources. Information therein should facilitate a better understanding of the major factors and trends which affect the Company's earnings performance and financial condition, and how the Company's performance during 1999 compares with prior years. Throughout this section, Capital City Bank Group, Inc., and its subsidiaries, collectively, are referred to as "CCBG" or the "Company." The subsidiary banks are referred to as the "Banks", "CCB", or "FNBGC".

The year-to-date averages used in this report are based on daily balances for each respective year. In certain circumstances, comparing average balances for the fourth quarter of consecutive years may be more meaningful than simply analyzing year-to-date averages. Therefore, where appropriate, quarterly averages have been presented for analysis and have been noted as such. See Table 2 for annual averages and Table 14 for financial information presented on a quarterly basis.

All prior period share and per share data have been restated to reflect a three-for-two stock split effective June 1, 1998, a two-for-one stock split effective April 1, 1997, and the acquisition of Grady Holding Company, which was accounted for under the pooling-of-interests method of accounting.

On May 7, 1999, the Company completed its acquisition of Grady Holding Company and its subsidiary, First National Bank of Grady County in Cairo, Georgia. First National Bank of Grady County is a $114 million asset institution with offices in Cairo and Whigham, Georgia. The Company issued 21.50 shares for each of the 60,910 shares of First National Bank of Grady County.

On December 4, 1998, the Company completed its purchase and assumption transaction with First Union National Bank ("First Union") and acquired eight of First Union's branch offices which included deposits. The Company paid a deposit premium of $16.9 million, and assumed $219 million in deposits and acquired certain real estate. The deposit premium is being amortized over ten years. Average balances and earnings of the Company for 1998 were not significantly impacted by the acquisition.

On January 31, 1998, the Company completed its purchase and assumption transaction with First Federal Savings & Loan Association of Lakeland, Florida ("First Federal-Florida") and acquired five of First Federal-Florida's branch offices which included loans and deposits. The Company paid a premium of $3.6 million, or 6.33%, and assumed $55 million in deposits and purchased loans equal to $44 million. Four of the five offices were merged into existing offices of Capital City Bank. The premium is being amortized over fifteen years.

On October 18, 1997, the Company consolidated its three remaining bank affiliates into Capital City Bank. See Note 20 in the Notes to Consolidated Financial Statements for further information.

The bank is headquartered in Tallahassee and, as of December 31, 1999, had forty-seven offices covering seventeen counties in Florida and one county in Georgia.

EARNINGS ANALYSIS

Earnings, including the effects of merger-related expenses and intangible amortization, were $15.3 million in 1999 and 1998, or $1.50 per diluted share. This compares to $14.4 million, or $1.43 per diluted share in 1997. During 1999, merger-related expenses, net of taxes, totaled $1.2 million, or $.12 per diluted share, compared to $75,000, or $.01 per diluted share in 1998 and $403,000, or $.04 per diluted share in 1997. Amortization of intangible assets, net of taxes, in 1999 totaled $1.9 million, or $.19 per diluted share, compared to $928,000, or $.09 per diluted share in 1998 or $731,000, or $.07 per diluted share in 1997.

In 1999, excluding merger-related expenses, earnings increased $1.1 million, or 7.0%, due primarily to revenue growth. Operating revenues (defined as taxable equivalent net interest income) grew $7.2 million, or 9.3%, over 1998. This and other factors are discussed throughout the Financial Review. A condensed earnings summary is presented in Table 1.

Table 1
CONDENSED SUMMARY OF EARNINGS
(Dollars in Thousands, Except Per Share Data)(1)

                                            For the Years Ended December 31,
                                              1999        1998       1997
                                           ---------------------------------
Interest Income                            $ 99,685     $89,010    $84,981
Taxable Equivalent Adjustments                1,761       1,402      1,610
                                           --------     -------    -------
Total Interest Income (FTE)                 101,446      90,412     86,591
Interest Expense                             41,247      35,248     32,688
                                           --------     -------    -------
Net Interest Income (FTE)                    60,199      55,164     53,903
Provision for Loan Losses                     2,440       2,439      2,328
Taxable Equivalent Adjustments                1,761       1,402      1,610
                                           --------     -------    -------
Net Interest Income After Provision
   for Loan Losses                           55,998      51,323     49,965
Noninterest Income                           24,761      22,584     19,484
Noninterest Expense                          58,028      50,444     47,836
                                           --------     -------    -------
Income Before Income Taxes                   22,731      23,463     21,613
Income Taxes                                  7,479       8,169      7,212
                                           --------     -------    -------
Net Income                                 $ 15,252     $15,294    $14,401
                                           ========     =======    =======
Basic Net Income Per Share                 $   1.50     $  1.51    $  1.44
                                           ========     =======    =======
Diluted Net Income Per Share               $   1.50     $  1.50    $  1.43
                                           ========     =======    =======

(1) All share and per share data have been restated to reflect the pooling-of-interests of Grady Holding Company and its subsidiaries and adjusted to reflect the 2-for-1 stock split effective April 1, 1997, and the 3-for-2 stock split effective June 1, 1998.


Net Interest Income

Net interest income represents the Company's single largest source of earnings and is equal to interest income and fees generated by earning assets,less interest expense paid on interest bearing liabilities. An analysis of the Company's net interest income, including average yields and rates, is presented in Tables 2 and 3. This information is presented on a "taxable equivalent" basis to reflect the tax-exempt status of income earned on certain loans and investments, the majority of which are state and local government debt obligations.

In 1999, taxable equivalent net interest income increased $5.0 million, or 9.1%. This follows an increase of $1.3 million, or 2.4% in 1998, and $6.3 million, or 13.2%, in 1997. The increase in taxable equivalent net interest income during 1999 is due to growth in earning assets attributable to the assumption of deposits from First Union. The favorable impact of asset growth was partially offset by declining yields reflecting the overall change in the earning asset mix.

Table 2
AVERAGE BALANCES AND INTEREST RATES(Taxable Equivalent Basis - Dollars
in Thousands)
                                               1999                                1998                             1997
                               ----------------------------------------------------------------------------------------------------
                                  Average                Average     Average               Average      Average             Average
                                  Balance    Interest     Rate       Balance     Interest   Rate        Balance    Interest   Rate
                               ----------------------------------------------------------------------------------------------------
Assets:
 Loans, Net of Unearned
   Interest(1)(2)              $  884,323   $ 78,646     8.89%    $  824,197    $76,104    9.23%    $  770,416    $72,365    9.39%
 Taxable Investment
   Securities                     232,085     13,229     5.70        107,484      6,417    5.97        124,576      7,919    6.36
 Tax-Exempt Investment
   Securities(2)                  101,994      6,013     5.89         67,297      4,315    6.41         69,956      4,693    6.71
 Funds Sold                        72,860      3,558     4.88         66,699      3,576    5.36         35,518      1,614    4.54
                               ----------   --------     ----      ---------    -------    ----     ----------    -------    ----
    Total Earning Assets        1,291,262    101,446     7.86      1,065,677     90,412    8.48      1,000,466     86,591    8.66

 Cash & Due From Banks             67,410                             53,293                            53,255
 Allowance For Loan Losses        (10,132)                           (10,056)                           (9,736)
 Other Assets                      95,529                             71,871                            64,103
                               ----------                         ----------                        ----------
    TOTAL ASSETS               $1,444,069                         $1,180,785                        $1,108,088
                               ==========                         ==========                        ==========

Liabilities:
 NOW Accounts                  $  155,584   $  3,134     2.01%    $  119,134    $ 2,223    1.87%    $  115,663    $ 1,978    1.71%
 Money Market Accounts            155,594      5,766     3.71         86,244      2,562    2.97         83,684      2,510    3.00
 Savings Accounts                 115,789      2,453     2.12        101,007      2,243    2.22         95,323      2,008    2.11
 Other Time Deposits              546,433     26,962     4.93        469,087     25,091    5.35        433,300     22,934    5.29
                               ----------   --------     ----     ----------    -------    ----     ----------    -------    ----
    Total Interest
      Bearing Deposits            973,400     38,315     3.94        775,472     32,119    4.14        727,970     29,430    4.04
 Funds Purchased                   40,920      1,756     4.29         37,797      1,842    4.87         31,518      1,659    5.26
 Other Short-Term Borrowings        1,397         60     4.30          1,190         62    5.21          5,976        315    5.27
 Long-Term Debt                    17,274      1,116     6.46         18,041      1,225    6.79         19,412      1,284    6.61
                               ----------   --------     ----     ----------    -------    ----     ----------    -------    ----
    Total Interest Bearing
      Liabilities               1,032,991     41,247     3.99        832,500     35,248    4.23        784,876     32,688    4.16
 Noninterest Bearing Deposits     264,005   --------     ----        209,647    -------    ----        196,921    -------    ----
 Other Liabilities                 16,015                             14,991                            16,343
                               ----------                         ----------                        ----------
    TOTAL LIABILITIES           1,313,011                          1,057,138                           998,140

Shareowners' Equity:
 Common Stock                         102                                102                               100
 Additional Paid-In Capital         8,882                              8,040                             5,831
 Retained Earnings                122,074                            115,505                           104,017
                               ----------                         ----------                        ----------
    TOTAL SHAREOWNERS' EQUITY     131,058                            123,647                           109,948
                               ----------                         ----------                        ----------
    TOTAL LIABILITIES AND
      SHAREOWNERS' EQUITY      $1,444,069                         $1,180,785                        $1,108,088
                               ==========                         ==========                        ==========
Interest Rate Spread                                     3.87%                             4.25%                             4.50%
                                                         ====                              ====                              ====
Net Interest Income                         $ 60,199                            $55,164                           $53,903
                                            ========                            =======                           =======
Net Interest Margin(3)                                   4.67%                             5.18%                             5.39%
                                                         ====                              ====                              ====

(1) Average balances include nonaccrual loans. Interest income includes fees on loans of approximately $3.5 million, $3.2 million and $3.0 million in 1999, 1998, and 1997, respectively.

(2)  Interest income includes the effects of taxable equivalent adjustments using a 35% tax rate to adjust interest on tax-exempt loans and securities to a taxable equivalent basis.

(3)  Taxable equivalent net interest income divided by earning assets.

Table 3
RATE/VOLUME ANALYSIS(1)
(Taxable Equivalent Basis - Dollars in Thousands)

                                             1999 Changes from 1998                1998 Changes from 1997
                                        -------------------------------       -------------------------------
                                                           Due To                                 Due To
                                                           Average                              Average
                                                   --------------------                   -------------------
                                          Total     Volume         Rate          Total    Volume        Rate
                                        -------------------------------       ---------------------------------
EARNING ASSETS:
  Loans, Net of Unearned Interest(2)    $ 2,542     $ 5,550      $(3,008)       $3,739     $5,050     $(1,311)
  Investment Securities
    Taxable                               6,812       7,439         (627)       (1,502)    (1,087)       (415)
    Tax-Exempt                            1,698       2,224         (526)         (378)      (178)       (200)
  Funds Sold and Interest
    Bearing Deposits                        (18)        330         (348)        1,962      1,416         546
                                        -------     -------      -------        ------     ------     -------
Total                                    11,034      15,543       (4,509)        3,821      5,201      (1,380)
                                        -------     -------      -------        ------     ------     -------
Interest Bearing Liabilities:
  NOW Accounts                              911         682          229           245        (59)        186
  Money Market Accounts                   3,204       2,060        1,144            52        (77)        (25)
  Savings Accounts                          210         328         (118)          235       (120)        115
  Other Time Deposits                     1,871       4,138       (2,267)        2,157     (1,893)        264
  Short-Term Borrowings                     (88)        163         (251)          (70)        78        (148)
  Long-Term Debt                           (109)        (52)         (57)          (59)       (91)         32
                                        -------     -------      -------        ------     ------     -------
Total                                     5,999       7,319       (1,320)        2,560     (2,136)        424
                                        -------     -------      -------        ------     ------     -------
Changes in Net Interest Income          $ 5,035     $ 8,224      $(3,189)       $1,261     $3,065     $(1,804)
                                        =======     =======      =======        ======     ======     =======

(1)  This table shows the change in net interest income for comparative periods based on either changes in average volume or changes in average rates for earning assets and interest bearing liabilities.  Changes which are not solely due to volume changes or solely due to rate changes have been attributed to rate changes.

(2)  Interest income includes the effects of taxable equivalent adjustments using a 35% tax rate to adjust interest on tax-exempt loans and securities to a taxable equivalent basis.

For the year 1999, taxable equivalent interest income increased $11.0 million, or 12.2%, over 1998, compared to an increase of $3.8 million, or 4.4%, in 1998 over 1997. The Company's taxable equivalent yield on average earning assets of 7.86% represents a 62 basis point decrease from 1998, compared to a 18 basis point decline in 1998 over 1997. During 1999, interest income was positively impacted by purchase of approximately $200 million in investment securities in the fourth quarter of 1998 and continued loan growth. This was partially offset by lower yields on earning assets resulting from the change in the earning asset mix and increased competition. The loan portfolio, which is the largest and highest yielding component of average earning assets, decreased from 81.3% in the fourth quarter of 1998, to 68.5% in the comparable quarter of 1999, reflecting the acquisition of $219 million in deposits from First Union.

Interest expense increased $6.0 million, or 17.0%, over 1998, compared to an increase of $2.6 million, or 7.8%, in 1998 over 1997. The higher level of interest expense in 1999 is attributable to the assumption of deposits from First Union. The average rate paid on interest-bearing liabilities was 3.99% in 1999, compared to 4.23% and 4.16%, in 1998 and 1997, respectively. The decrease in the average rate during 1999 is a direct result of a shift in the mix of deposits. As a percent of average deposits, Certificates of Deposit (a higher cost deposit product) declined to 44.1% in 1999, from 47.6% in 1998, and 46.9% in 1997. The reduction in interest expense attributable to the shift in mix was partially offset by an increase in the average rate paid on money market accounts.

The Company's interest rate spread (defined as the taxable equivalent yield on average earning assets less the average rate paid on interest bearing liabilities) decreased 38 and 25 basis points in 1999 and 1998, respectively. The decrease in 1999 is attributable to the change in earning asset mix resulting from the assumption as discussed above. The decrease in 1998 is attributable to the lower yield on earning assets resulting from the lower rate environment.

The Company's net interest margin (defined as taxable equivalent interest income less interest expense divided by average earning assets) was 4.67% in 1999, compared to 5.18% in 1998 and 5.39% in 1997. In 1999, the shift in the earning asset mix resulted in a 51 basis point decline in the margin.

A further discussion of the Company's earning assets and funding sources can be found in the section entitled "Financial
Condition."

Provision for Loan Losses

The provision for loan losses was $2.4 million in 1999 and 1998, compared to $2.3 million in 1997. The provision approximates total net charge-offs for 1999 and 1998. The Company's credit quality measures improved with a nonperforming assets ratio of
 .42% compared to .79% at year-end 1998, and a net charge-off ratio of .26% versus .28% in 1998.

At December 31, 1999, the allowance for loan losses totaled $9.9 million compared to $9.8 million in 1998. At year-end 1999, the allowance represented 1.07% of total loans and 332% of nonperforming loans. Management considers the allowance to be adequate based on the current level of nonperforming loans and the estimate of losses inherent in the portfolio at year-end. See the section entitled "Financial Condition" for further information regarding the allowance for loan losses. Selected loss coverage ratios are presented below:

                                         1999      1998     1997
                                       ---------------------------
Provision for Loan Losses as a
  Multiple of Net Charge-offs            1.0x      1.1x     1.1x
Pre-tax Income Plus Provision
  for Loan Losses as a Multiple
  of Net Charge-offs                    10.8x     11.4x    11.3x

Noninterest Income

In 1999, noninterest income increased $2.2 million, or 9.6%, and represented 29.1% of taxable equivalent operating revenue, compared to $3.1 million, or 15.9%, and 29.0% in 1998. The increase in the level of noninterest income is attributable to all major categories with the exception of data processing revenues and gains on the sale of 1-4 family loans. Factors affecting noninterest income are discussed below.

Service charges on deposit accounts increased $1.4 million, or 16.8%, in 1999, compared to a decrease of $453,000, or 5.0%, in 1998. Service charge revenues in any one year are dependent on the number of accounts, primarily transaction accounts, the level of activity subject to service charges and the collection rate. The increase in 1999 reflects a fee increase implemented in November 1998 and an increase in the number of accounts. The decrease in 1998 is primarily attributable to higher compensating balances and an increase in charged-off deposit accounts.

Data processing revenues decreased $662,000, or 18.8%, in 1999 versus an increase of $363,000, or 11.5%, in 1998. The data processing center provides computer services to both financial and non-financial clients in North Florida and South Georgia. In 1999, the decrease reflects lower processing revenues with government agencies. In 1999, processing revenues for non-financial entities represented approximately 33% of the total processing revenues, down from 45% in 1998, reflecting growth in processing revenues for financial entities and a decline in revenues for non-financial entities. In 1998, the Company changed its method of income recognition on data processing revenues from the cash to the accrual method. This resulted in a one-time adjustment which increased revenues by $225,000.

In 1999, trust fees increased $466,000, or 26.5%, compared to $559,000, or 46.5% in 1998. Increases in both years were attributable to growth in assets under management. At year-end 1999, assets under management totaled $307.5 million, reflecting growth of $46.3 million, or 17.7%. For the comparable period in 1998, assets under management totaled $261.2 million, reflecting growth of $75.5 million, or 40.6%.

Other noninterest income increased $1.0 million, or 12.0%, in 1999 versus an increase of $2.5 million, or 41.2% in 1998. The increase in 1999 was attributable to ATM fees, brokerage revenues, business manager fees, interchange commission fees and gains on the sale of bank assets. The increase in other noninterest income in 1998 was attributable to ATM fees, brokerage revenues, and gains recognized on the sale of real estate loans.

Noninterest income as a percent of average assets was 1.71% in 1999, compared to 1.91% in 1998 and 1.76% in 1997.

Noninterest Expense

Noninterest expense for 1999 was $58.0 million, an increase of $7.6 million, or 15.0%, over 1998, compared with an increase of $2.6 million, or 5.5%, in 1998 over 1997. Factors impacting the Company's noninterest expense during 1999 and 1998 are discussed below.

The Company's aggregate compensation expense in 1999 totaled $29.0 million, an increase of $2.4 million, or 8.9%, over 1998. The increase was primarily in salaries to the addition of nine offices and normal raises. In 1998, total compensation increased $678,000, or 2.6%, over 1997. Salaries increased $1.5 million due to normal raises and staff additions. In addition to acquisitions, the Company added staff to capitalize on competitive opportunities arising as a result of mergers of other commercial banks within its market. Offsetting the increase in salaries were reductions in pension expense and stock incentives.

Occupancy expense (including furniture, fixtures & equipment) increased by $1.3 million, or 14.8%, in 1999, compared to $566,000, or 6.9%, in 1998. The addition of eight offices acquired from First Union resulted in higher costs in all occupancy categories. The most significant increases occurred in premises rental, utilities, and maintenance costs. The increase in 1998 was attributable to higher cost for maintenance and repair which increased $502,000, or 18.7%.

Merger-related expenses totaled $1.4 million, $115,000 and $655,000, in 1999, 1998 and 1997 respectively. The costs for 1999 and 1998 were attributable to the acquisition of Grady Holding Company and its subsidiaries. In 1997, merger-related expenses represent restructuring changes associated with the consolidation of three subsidiary banks into Capital City Bank.

Other noninterest expense increased $2.6 million and $1.43 million in 1999 and 1998, or 17.0% and 10.0%, respectively. The increase in 1999 was attributable to: (1) an increase in amortization expense of approximately $1.6 million due to the acquisition of First Union offices; (2) an increase in telephone expense of $281,000, as a result of implementing a wide-area network; (3) an increase in postage costs of $383,000 due to postal rate increase and higher volume with the addition of the new offices; and (4) YEAR 2000 expenses. The increase in 1998 was attributable to: (1) an increase in amortization expense of approximately $335,000 due to the acquisitions of First Federal-Florida and First Union offices; (2) an increase in advertising costs of $463,000 due to greater product and market development; and (3) an increase in printing and supplies costs of $143,000.

Net noninterest expense ratio (defined as noninterest income minus noninterest expense, net of intangible amortization, as a percent of average assets) was 2.01% in 1999 compared to 2.25% in 1998 and 2.42% in 1997. The Company's efficiency ratio (expressed as noninterest expense, net of intangible amortization and special charges, as a percent of taxable equivalent operating revenues) was 63.4%, 63.3%, and 63.1% in 1999, 1998, and 1997,
respectively.

Income Taxes

The consolidated provision for federal and state income taxes was $7.5 million in 1999 compared to $8.2 million in 1998 and $7.2 million in 1997. The decrease in the 1999 tax provision from 1998 is primarily attributable to the higher level of tax-exempt income.

The effective tax rate was 32.9% in 1999, 34.8% in 1998, and 33.4% in 1997. These rates differ from the statutory tax rates due primarily to tax-exempt income. The decrease in the effective tax rate for 1999 is primarily attributable to the increasing level of tax-exempt income relative to pre-tax income. Tax-exempt income (net of the adjustment for disallowed interest) as a percent of pre-tax income was 26.5% in 1999, 18.0% in 1998, and 21.7% in 1997.

FINANCIAL CONDITION

Average assets increased $263.3 million, or 22.3%, from $1.2 billion in 1998 to $1.4 billion in 1999. Average earning assets increased to $1.3 billion in 1999, a $225.6 million, or 21.2%, increase over 1998. Average investment securities and average loans increased $159.3 million and $60.0 million, or 91.1% and 7.3%, respectively, and accounted for 70.6% and 27.7% of the total growth in average earning assets. Loan growth in 1999 was funded primarily through deposits acquired through acquisitions and maturities in the investment portfolio.

Table 2 provides information on average balances while Table 4 highlights the changing mix of the Company's earning assets over the last three years.

Loans

Local markets were generally improved during 1999. Loan growth was strong throughout the year with the residential portfolio representing a significant portion of the growth. The First Union acquisition completed in the fourth quarter of 1998 increased the number of markets served and enhanced the Company's line of products and services. Price and product competition remained strong during 1999. There has been demand for both fixed and variable rate, longer-term financing.

Although management is continually evaluating alternative sources of revenue, lending is a major component of the Company's business and is key to profitability. While management strives to grow the Company's loan portfolio, it can do so only by adhering to sound lending principles applied in a prudent and consistent manner. Management consistently strives to identify opportunities to increase loans outstanding and enhance the portfolio's overall contribution to earnings.

Table 4
SOURCES OF EARNING ASSET GROWTH
(Average Balances - Dollars in Thousands)

                                1998 to     Percentage               Components
                                 1999        of Total            of Average Earning Assets
                                Change        Change              1999     1998     1997
                               -----------------------------------------------------------
Loans:
  Commercial, Financial
    and Agricultural           $  8,167         3.6%               7.2%     8.0%     8.3%
  Real Estate - Construction      7,392         3.3                4.3      4.5      4.5
  Real Estate - Mortgage         37,445        16.6               44.2     49.9     49.1
  Consumer                        7,122         3.2               12.8     14.9     15.1
                               --------       -----              -----    -----    -----
    Total Loans                  60,126        26.7               68.5     77.3     77.0
                               --------       -----              -----    -----    -----
Securities:
  Taxable                       124,601        55.2               18.0     10.1     12.4
  Tax-Exempt                     34,697        15.4                7.9      6.3      7.0
                               --------       -----              -----    -----    -----
    Total Securities            159,298        70.6               25.9     16.4     19.4
                               --------       -----              -----    -----    -----
Funds Sold                        6,161         2.7                5.6      6.3      3.6
                               --------       -----              -----    -----    -----
    Total Earning Assets       $225,585       100.0%             100.0%   100.0%   100.0%
                               ========       =====              =====    =====    =====

The Company's average loan-to-deposit ratio decreased from 83.7% in 1998 to 71.5% in 1999. This compares to an average loan-to-deposit ratio in 1997 of 83.3%. The lower average loan-to-deposit ratio reflects the assumption of deposits from First Union. The generation of loans during 1999 increased the fourth quarter loan-to-deposit ratio to 74.1%.

Real estate loans, combined, represented 71.1% of total loans in 1999 versus 70.3% in 1998. See the section entitled "Risk
Element Assets" for a discussion concerning loan concentrations.

The composition of the Company's loan portfolio at December 31, for each of the past five years is shown in Table 5. Table 6 arrays the Company's total loan portfolio as of December 31, 1999, based upon maturities. Demand loans and overdrafts are reported in the category of one year or less. As a percent of the total portfolio, loans with fixed interest rates have decreased from 41.6% in 1998, to 33.0% in 1999.

Allowance for Loan Losses

Management attempts to maintain the allowance for loan losses at a level sufficient to provide for estimated losses inherent in the loan portfolio. The allowance for loan losses is established through a provision charged to expense. Loans are charged against the allowance when management believes collection of the principal is unlikely.

Management evaluates the adequacy of the allowance for loan losses on a quarterly basis. The evaluations are based on the collectibility of loans and take into consideration such factors as growth and composition of the loan portfolio, evaluation of potential losses, past loss experience and general economic conditions. As part of these evaluations, management reviews all loans which have been classified internally or through regulatory examination and, if appropriate, allocates a specific reserve to each of these individual loans. Further, management establishes a general reserve to provide for losses inherent in the loan portfolio which are not specifically identified. The general reserve is based upon management's evaluation of the current and forecasted operating and economic environment coupled with historical experience. The allowance for loan losses is compared against the sum of the specific reserves plus the general reserve and adjustments are made, as appropriate. Table 7 analyzes the activity in the allowance over the past five years.

Table 5
LOANS BY CATEGORY
(Dollars in Thousands)
                                                As of December 31,
                              ----------------------------------------------------
                                 1999       1998       1997       1996       1995
                              ----------------------------------------------------
Commercial, Financial and
  Agricultural                $ 98,894   $ 91,246   $ 82,641   $ 82,724   $ 67,975
Real Estate - Construction      62,166     51,790     51,098     46,415     32,848
Real Estate - Mortgage         214,036    542,044    492,778    472,052    288,716
Real Estate - Residential(1)   383,536          -          -          -          -
Consumer                       169,854    159,137    148,934    143,935    120,629
                              --------   --------   --------   --------   --------
    Total Loans, Net of
      Unearned Interest       $928,486   $844,217   $775,451   $745,126   $510,168
                              ========   ========   ========   ========   ========

(1)  Real Estate - Residential loan information included in Real
     Estate - Mortgage category for 1998, 1997, 1996 and 1995.


Table 6
LOAN MATURITIES
(Dollars in Thousands)
                                               Maturity Periods
                               ----------------------------------------------
                                             Over One       Over
                                One Year      Through       Five
                                Or Less     Five Years      Years      Total
                               ----------------------------------------------
Commercial, Financial and
  Agricultural                 $ 32,367      $ 55,892     $ 10,635   $ 98,894
Real Estate                     104,335        68,149      487,254    659,738
Consumer                         42,862       122,876        4,116    169,854
                               --------      --------     --------   --------
    Total                      $179,564      $246,917     $502,005   $928,486
                               ========      ========     ========   ========

Loans with Fixed Rates         $ 73,132      $153,327     $ 79,966   $306,425
Loans with Floating or
  Adjustable Rates              106,432        93,590      422,039    622,061
                               --------      --------     --------   --------
    Total                      $179,564      $246,917     $502,005   $928,486
                               ========      ========     ========   ========

The allowance for loan losses at December 31, 1999 of $9.9 million compares to $9.8 million at year-end 1998. The allowance as a percent of total loans was 1.07% in 1999 versus 1.16% in 1998. There can be no assurance that in particular periods the Company will not sustain loan losses which are substantial in relation to the size of the allowance. When establishing the allowance, management makes various estimates regarding the value of collateral and future economic events. Actual experience may differ from these estimates. It is management's opinion that the allowance at December 31, 1999, is adequate to absorb losses from loans in the portfolio as of year-end.

Table 8 provides an allocation of the allowance for loan losses to specific loan categories for each of the past five years. The allocation of the allowance is developed using management's best estimates based upon available information such as regulatory examinations, internal loan reviews and historical data and trends. The allocation by loan category reflects a base level allocation derived primarily by analyzing the level of problem loans, specific reserves and historical charge-off data. Current and forecasted economic conditions, and other judgmental factors which cannot be easily quantified (e.g. concentrations), are not presumed to be included in the base level allocations, but instead are covered by the unallocated portion of the reserve. The Company faces a geographic concentration as well as a concentration in real estate lending. Both risks are cyclical in nature and must be considered in establishing the overall allowance for loan losses. Reserves in excess of the base level reserves are maintained in order to properly reserve for the losses inherent in the Company's portfolio due to these concentrations and anticipated periods of economic difficulties. As part of its YEAR 2000 contingency plan (discussed on page 41), the Company has reviewed its significant borrowers and allocated reserves to address the impact of the YEAR 2000 issue.

Table 7
ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
(Dollars in Thousands)

                                              For the Years Ended December 31,
                                   ---------------------------------------------
                                    1999      1998      1997      1996     1995
                                   ---------------------------------------------
Balance at Beginning of Year       $9,827    $9,662    $9,450    $7,522   $8,412
Acquired Reserves                       -         -         -     1,769        -

Charge-Offs:
Commercial, Financial
  and Agricultural                    480       127       568       594      601
Real Estate - Construction              -        15        31         -        -
Real Estate - Mortgage                354     1,011       485       119      139
Real Estate - Residential(1)          251         -         -         -        -
Consumer                            2,113     2,004     1,978     1,691    1,310
                                   ------    ------    ------    ------   ------
    Total Charge-Offs               3,198     3,157     3,062     2,404    2,050
                                   ------    ------    ------    ------   ------
Recoveries:
Commercial, Financial
  and Agricultural                    142        72       378       235      204
Real Estate - Construction              -       142         -         3        -
Real Estate - Mortgage                 84       176        83         -       10
Real Estate - Residential(1)           11         -         -         -        -
Consumer                              623       493       485       462      413
                                   ------    ------    ------    ------   ------
    Total Recoveries                  860       883       946       700      627
                                   ------    ------    ------    ------   ------
Net Charge-Offs                     2,338     2,274     2,116     1,704    1,423
                                   ------    ------    ------    ------   ------
Provision for Loan Losses           2,440     2,439     2,328     1,863      533
                                   ------    ------    ------    ------   ------
Balance at End of Year             $9,929    $9,827    $9,662    $9,450   $7,522
                                   ======    ======    ======    ======   ======
Ratio of Net Charge-Offs
  to Average Loans Outstanding       .26%      .28%      .28%      .27%     .29%
                                   ======    ======    ======    ======   ======
Allowance for Loan Losses as a
  Percent of Loans at End of Year   1.07%     1.16%     1.25%     1.27%    1.47%
                                   ======    ======    ======    ======   ======
Allowance for Loan Losses as a
  Multiple of Net Charge-Offs       4.25x     4.32x     4.57x     5.55x    5.29x
                                   ======    ======    ======    ======   ======

(1) Real Estate - Residential Charge-off and recovery information included in Real Estate - Mortgage category for 1998, 1997, 1996 and 1995.

Risk Element Assets

Risk element assets consist of nonaccrual loans, renegotiated loans, other real estate, loans past due 90 days or more, potential problem loans and loan concentrations. Table 9 depicts certain categories of the Company's risk element assets as of December 31, for each of the last five years. Potential problem loans and loan concentrations are discussed within the narrative portion of this section.

The Company's nonperforming loans decreased $2.2 million, or 42.3%, from a level of $5.2 million at December 31, 1998 to $3.0 million at December 31, 1999. During 1999, loans totaling approximately $4.0 million were added, while loans totaling $6.2 million were removed from nonaccruing status. Of the $6.2 million removed from the nonaccrual category, $3.5 million consisted of principal reductions, $780,000 represented loans transferred to ORE, $1.2 million consisted of loans brought current and returned to an accrual status and loans refinanced, and $727,000 was charged off. Where appropriate, management has allocated specific reserves to absorb anticipated losses. A majority of the Company's charge-offs in 1999 were in the consumer portfolio where loans are charged off based on past due status and are not recorded as nonaccruing loans.


Table 8
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
(Dollars in Thousands)

                         1999               1998             1997              1996              1995
                    ----------------------------------------------------------------------------------------
                            Percent           Percent           Percent           Percent           Percent
                            of Loans          of Loans          of Loans          of Loans          of Loans
                            in Each           in Each           in Each           in Each           in Each
                    Allow-  Category  Allow-  Category  Allow-  Category  Allow-  Category  Allow-  Category
                     ance   To Total   ance   To Total   ance   To Total   ance   To Total   ance   To Total
                    Amount   Loans    Amount   Loans    Amount   Loans    Amount   Loans    Amount   Loans
                    ----------------------------------------------------------------------------------------
Commercial, Financial
and Agricultural    $1,648   10.7%    $1,330   10.8%    $  665    10.7%   $  605    11.1%   $  708    13.3%
Real Estate:
  Construction         379    6.7        468    6.1        382     6.6       274     6.2       177     6.4
  Mortgage           2,340   23.0      2,664   64.2      2,078    63.5     3,282    63.4     2,886    56.6
  Residential(1)       160   41.3          -      -          -       -         -       -         -       -
Consumer             2,301   18.3      2,175   18.9      2,137    19.2     1,875    19.3     1,213    23.7
Not Allocated        3,101      -      3,190      -      4,400       -     3,414       -     2,538       -
                    ------  -----     ------  -----     ------   -----    ------   -----    ------   -----
    Total           $9,929  100.0%    $9,827  100.0%    $9,662   100.0%   $9,450   100.0%   $7,522   100.0%
                    ======  =====     ======  =====     ======   =====    ======   =====    ======   =====

(1) Real Estate - Residential allowance for loan losses information included in
     Real Estate - Mortgage category for 1998, 1997, 1996 and 1995.

Table 9
RISK ELEMENT ASSETS
(Dollars in Thousands)

                                                  As of December 31,
                                   -------------------------------------------
                                     1999     1998     1997     1996    1995
                                   -------------------------------------------
Nonaccruing Loans                  $2,965   $4,996   $1,403   $2,811   $3,151
Restructured                           26      195      224      262    1,686
                                   ------   ------   ------   ------   ------
    Total Nonperforming Loans       2,991    5,191    1,627    3,073    4,837
Other Real Estate                     934    1,468    1,244    1,489    1,001
                                   ------   ------   ------   ------   ------
    Total Nonperforming Assets     $3,925   $6,659   $2,871   $4,562   $5,838
                                   ======   ======   ======   ======   ======
Past Due 90 Days or More           $  781   $1,124   $  994   $  638   $  317
                                   ======   ======   ======   ======   ======
Nonperforming Loans to Loans         .32%     .61%     .21%     .41%     .95%
                                   ======   ======   ======   ======   ======
Nonperforming Assets to Loans,
  Plus Other Real Estate             .42%     .79%     .37%     .61%    1.14%
                                   ======   ======   ======   ======   ======
Nonperforming Assets to Capital(1)  2.76%    4.80%    2.28%    4.06%    5.81%
                                   ======   ======   ======   ======   ======
Reserve to Nonperforming Loans    331.96%  189.31%  593.85%  307.52%  155.51%
                                  =======  =======  =======  =======  =======

(1) For computation of this percentage, "capital" refers to shareowners' equity plus the allowance for loan losses.

The majority of nonaccrual loans are collateralized with real estate. Management continually reviews these loans and believes specific reserve allocations are sufficient to cover the loss exposure associated with these loans.

Interest on nonaccrual loans is generally recognized only when received. Cash collected on nonaccrual loans is applied against the principal balance or recognized as interest income based upon management's expectations as to the ultimate collectibility of principal and interest in full. If interest on nonaccruing loans had been recognized on a fully accruing basis, interest income recorded would have been $317,000 higher for the year ended December 31, 1999.

Restructured loans are those with reduced interest rates or deferred payment terms due to deterioration in the financial position of the borrower.

Other real estate totaled $934,000 at December 31, 1999 versus $1.5 million at December 31, 1998. This category includes property owned by Capital City Bank which was acquired either through foreclosure procedures or by receiving a deed in lieu of foreclosure. During 1999, the Company added properties totaling $1.4 million (including parcels of bank premises) and partially or completely liquidated properties totaling $2.0 million, resulting in a net decrease in other real estate of approximately $600,000. Management does not anticipate any significant losses associated with other real estate.

Potential problem loans are defined as those loans which are now current but where management has doubt as to the borrower's ability to comply with present loan repayment terms. Potential problem loans totaled $5.8 million at December 31, 1999.

Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which cause them to be similarly impacted by economic or other conditions and such amounts exceed 10% of total loans. Due to the lack of diversified industry within the markets served by the Bank and the relatively close proximity of the markets, the Company has both geographic concentrations as well as concentrations in the types of loans funded. Further, due to the nature of the Company's markets, a significant portion of the portfolio is associated either directly or indirectly with real estate. At December 31, 1999, approximately 71% of the portfolio consisted of real estate loans. Residential properties comprise approximately 58.1% of the real estate portfolio.

Management is continually analyzing its loan portfolio in an effort to identify and resolve its problem assets as quickly and efficiently as possible. As of December 31, 1999, management believes it has identified and adequately reserved for such problem assets. However, management recognizes that many factors can adversely impact various segments of its markets, creating financial difficulties for certain borrowers. As such, management continues to focus its attention on promptly identifying and providing for potential losses as they arise.

Investment Securities

In 1999, the Company's average investment portfolio increased $159.3 million, or 91.1%, compared to a decrease of $19.8 million, or 10.2% in 1998. As a percentage of average earning assets, the investment portfolio represented 25.5% in 1999, compared to 16.4% in 1998. The increase in the portfolio was attributable to the purchase of approximately $200.0 million in investment securities in December 1998, as a result of the assumption of deposits from First Union.

In 1999, average taxable investments increased $124.6 million, or 115.9%, while tax-exempt investments increased $34.7 million, or 51.6%. Since the enactment of the Tax Reform Act of 1986, which significantly reduced the tax benefits associated with tax-exempt investments, management has monitored the level of tax-exempt investments. The tax-exempt portfolio, as a percent of average earning assets, has declined from 18.9% in 1986 to 7.9% in 1999. Management continues to purchase "bank qualified" municipal issues when it considers the yield to be attractive and the Company can do so without adversely impacting its tax position.

The investment portfolio is a significant component of the Company's operations and, as such, it functions as a key element of liquidity and asset/liability management. Securities may be classified as held-to-maturity, available-for-sale or trading.
As of December 31, 1999, all securities are classified as available-for-sale. Classifying securities as available-for-sale offers management full flexibility in managing its liquidity and interest rate sensitivity without adversely impacting its regulatory capital levels. Securities in the available-for-sale portfolio are recorded at fair value and unrealized gains and losses associated with these securities are recorded, net of tax, in the accumulated other comprehensive income component of shareowners' equity. At December 31, 1999, shareowners' equity included a net unrealized loss of $6.2 million, compared to a gain of $678,000 at December 31, 1998. It is neither management's intent nor practice to participate in the trading of investment securities for the purpose of recognizing gains and therefore the Company does not maintain a trading portfolio.

The average maturity of the total portfolio at December 31, 1999 and 1998, was 3.38 and 2.98 years, respectively. See Table 10 for a breakdown of maturities by portfolio.

The weighted average taxable-equivalent yield of the investment portfolio at December 31, 1999, was 5.74% versus 5.75% in 1998. The quality of the municipal portfolio at such date is depicted in the chart below. There were no investments in obligations, other than U.S. Governments, of any one state, municipality, political subdivision or any other issuer that exceeded 10% of the Company's shareowners' equity at December 31, 1999.

Table 10 and Note 3 in Notes to Consolidated Financial Statements present a detailed analysis of the Company's investment securities as to type, maturity and yield.

MUNICIPAL PORTFOLIO QUALITY
(Dollars in Thousands)


Moody's Rating    Amortized Cost    Percentage
----------------------------------------------
AAA                 $ 65,439          63.9%
AA-1                   3,904           3.8
AA-2                   3,936           3.8
AA-3                   2,286           2.2
AA                       301            .3
A-1                    2,746           2.7
A-2                    2,135           2.1
A-3                      196            .2
A                      1,009           1.0
BAA                      418            .4
Not Rated(1)          20,003          19.6
                    --------         -----
    Total           $102,373         100.0%
                    ========         =====

(1) Of the securities not rated by Moody's, $13.7 million are rated "A" or higher by S&P.


Table 10
MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

                                            As of December 31, 1999
                                ------------------------------------------------
                                                                   Weighted
(Dollars in Thousands)          Amortized Cost   Market Value   Average Yield(1)
--------------------------------------------------------------------------------
U. S. GOVERNMENTS
  Due in 1 year or less            $ 23,388         $ 23,197         5.33%
  Due over 1 year thru 5 years       75 840           73,408         5.46
  Due over 5 years thru 10 years          -                -            -
  Due over 10 years                       -                -            -
                                   --------         --------         ----
    TOTAL                            99,228           96,605         5.43

STATE & POLITICAL SUBDIVISIONS
  Due in 1 year or less              19,217           19,227         6.57
  Due over 1 year thru 5 years       47,147           46,546         6.18
  Due over 5 years thru 10 years     37,373           36,190         6.09
  Due over 10 years                     575              528            -
                                   --------         --------         ----
    TOTAL                           104,312          102,491         6.19

MORTGAGE-BACKED SECURITIES(2)
  Due in 1 year or less                 146              143         6.17
  Due over 1 year thru 5 years       78,436           75,106         5.71
  Due over 5 years thru 10 years      6,458            6,151         6.32
  Due over 10 years                       -                -            -
                                   --------         --------         ----
    TOTAL                            85,040           81,400         5.75

OTHER SECURITIES
  Due in 1 Year or less               2,000            1,998         5.25
  Due over 1 year thru 5 years       34,584           32,597         5.72
  Due over 5 years thru 10 years        500              496         6.12
  Due over 10 years(3)                5,288            5,605         6.90
                                   --------         --------         ----
    TOTAL                            42,372           40,696         5.58
                                   --------         --------         ----
Total Investment Securities        $330,952         $321,192         5.81%
                                   ========         ========         ====

(1) Weighted average yields are calculated on the basis of the amortized cost of the security. The weighted average yields on tax-exempt obligations are computed on a taxable equivalent basis using a 35% tax rate.

(2)  Based on weighted average life.

(3) Federal Home Loan Bank Stock and Federal Reserve Bank Stock do not have stated maturities.


AVERAGE MATURITY (In Years)
AS OF DECEMBER 31, 1999

U.S. Governments                       2.75
State and Political Subdivisions       3.62
Mortgage-Backed Securities             4.14
Other Securities                       2.72
                                       ----
    TOTAL                              3.38
                                       ====

Deposits and Funds Purchased

Average total deposits increased from $1.0 billion in 1998 to $1.2 billion in 1999, representing an increase of $252.3 million, or 25.6%, compared with an increase of $60.2 million, or 6.5%, in 1998. In 1999, the annual average increase is attributable to a full year impact of the assumption of deposits from First Union and the continued success of the CashPower Money Market Account. The increase was partially offset by declines in Certificates of Deposit, attributable to the maturities of high yielding, promotional certificates and a more competitive deposit market. In 1998, the increase is attributable to the acquisition of First Federal-Florida and internal growth.

The Company continues to experience a notable increase in competition for deposits, in terms of both rate and product. The Company introduced CashPower, a higher yielding money market product in the fourth quarter of 1998. The new CashPower product has doubled from 1998 levels and represents 42.4% of the money market balance at year-end 1999.

Table 2 provides an analysis of the Company's average deposits, by category, and average rates paid thereon for each of the last three years. Table 11 reflects the shift in the Company's deposit mix over the last three years and Table 12 provides a maturity distribution of time deposits in denominations of $100,000 and over.

Average short-term borrowings, which include federal funds purchased, securities sold under agreements to repurchase and other borrowings, increased $3.3 million, or 8.5%. See Note 8 in the Notes to Consolidated Financial Statements for further information.


Table 11
SOURCES OF DEPOSIT GROWTH
(Average Balances - Dollars in Thousands)

                         1998 to     Percentage
                          1999        of Total      Components of Total Deposits
                         Change        Change        1999       1998      1997
                        --------------------------------------------------------
Noninterest Bearing
  Deposits              $ 54,358        21.5%        21.3%      21.3%     21.1%
NOW Accounts              36,450        14.4         12.6       12.1      12.5
Money Market Accounts     69,350        27.5         12.6        8.8       9.2
Savings                   14,782         5.9          9.4       10.2      10.3
Other Time Deposits       77,346        30.7         44.1       47.6      46.9
                        --------       -----        -----      -----     -----
    Total Deposits      $252,286       100.0%       100.0%     100.0%    100.0%
                        ========       =====        =====      =====     =====

Table 12
MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSIT $100,000 OR OVER (Dollars in Thousands)
                                          December 31, 1999
                              -----------------------------------------
                              Time Certificates of Deposit      Percent
                              -----------------------------------------
Three months or less                  $ 48,199                     47.4%
Over three through six months           46,838                     46.0
Over six through twelve months           4,392                      4.3
Over twelve months                       2,313                      2.3
                                      --------                    -----
    Total                             $101,742                    100.0%
                                      ========                    =====

LIQUIDITY AND CAPITAL RESOURCES

Liquidity for a banking institution is the availability of funds to meet increased loan demand and/or excessive deposit withdrawals. Management monitors the Company's financial position to ensure it has ready access to sufficient liquid funds to meet normal transaction requirements, take advantage of investment opportunities and cover unforeseen liquidity demands. In addition to core deposit growth, sources of funds available to meet liquidity demands include cash received through ordinary business activities (i.e. collection of interest and fees), federal funds sold, loan and investment maturities, bank lines of credit for the Company and approved lines for the purchase of federal funds by CCB.

As of December 31, 1999, the Company had a $25.0 million credit facility under which $22 million was currently available. The facility offers the Company an unsecured, revolving line of credit for a period of three years which matures in November 2001. Upon expiration of the revolving line of credit, the outstanding balance may be converted to a term loan and repaid over a period of seven years. The term loan is to be secured by stock of a subsidiary bank equal to at least 125% of the principal balance of the term loan. The Company, at its option, may select from various loan rates including Prime, LIBOR or the lenders' Cost of Funds rate ("COF"), plus or minus increments thereof. The LIBOR or COF rates may be fixed for a period of up to six months. The Company also has the option to select fixed rates for periods of one through five years. On July 1, 1996, the Company borrowed $15.0 million in connection with the acquisition of First Financial. In 1999, the Company reduced the amount of debt to $3.0 million. The average interest rate during 1999 was 7.06%.

The Company's credit facility imposes certain limitations on the level of the Company's equity capital, and federal and state regulatory agencies have established regulations which govern the payment of dividends to a bank holding company by its bank subsidiaries. As of year-end 1999, the Company was in compliance with all contractual and/or regulatory requirements.

At December 31, 1999, the Company had $11.3 million in long-term debt outstanding to the Federal Home Loan Bank of Atlanta. The debt consists of twelve loans. The interest rates are fixed and the weighted average rate at December 31, 1999 was 6.01%. Required annual principal reductions approximate $600,000, with the remaining balances due at maturity ranging from 2001 to 2018. The debt was used to match-fund selected lending activities and is secured by investment securities and first mortgage residential real estate loans which are included in the Company's loan portfolio. See Note 9 in the Notes to Consolidated Financial Statements for additional information as to the Company's long-term debt.

The Company is a party to financial instruments with off-balance-sheet risks in the normal course of business to meet the financing needs of its customers. At December 31, 1999, the Company had $307.1 million in commitments to extend credit and $2.6 million in standby letters of credit. Commitments to extend credit are agreements to lend to a customer so long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company uses the same credit policies in establishing commitments and issuing letters of credit as it does for on-balance-sheet instruments.
If commitments arising from these financial instruments continue to require funding at historical levels, management does not anticipate that such funding will adversely impact its ability to meet on-going obligations.

It is anticipated capital expenditures will approximate $4.0 to $5.0 million over the next twelve months. Management believes these capital expenditures can be funded internally without impairing the Company's ability to meet its on-going obligations.

Shareowners' equity as of December 31, for each of the last three years is presented below.

Shareowners' Equity
(Dollars in Thousands)

                                      1999       1998      1997
                                    ------------------------------
Common Stock                        $    102   $    102   $    101
Additional Paid-in Capital             9,249      8,561      6,544
Retained Earnings                    129,055    119,521    108,555
                                    --------   --------   --------
  Subtotal                           138,406    128,184    115,200
                                    --------   --------   --------
Accumulated Other Comprehensive
  Income, Net of Tax                  (6,190)       678        607
                                    --------   --------   --------
Total Shareowners' Equity           $132,216   $128,862   $115,807
                                    ========   ========   ========

The Company continues to maintain a strong capital position. The ratio of shareowners' equity to total assets at year-end was 9.24%, 8.93% and 10.37%, in 1999, 1998 and 1997, respectively.

The Company is subject to risk-based capital guidelines that measure capital relative to risk weighted assets and off-balance-sheet financial instruments. Capital guidelines issued by the Federal Reserve Board require bank holding companies to have a minimum total risk-based capital ratio of 8.00%, with at least half of the total capital in the form of Tier 1 capital. Capital City Bank Group, Inc., exceeded these capital guidelines, with a total risk-based capital ratio of 12.27% and a Tier 1 ratio of 11.23%, compared to 11.11% and 10.14%, respectively, in 1998.

In addition, a tangible leverage ratio is now being used in connection with the risk-based capital standards and is defined as Tier 1 capital divided by average assets. The minimum leverage ratio under this standard is 3% for the highest-rated bank holding companies which are not undertaking significant expansion programs. An additional 1% to 2% may be required for other companies, depending upon their regulatory ratings and expansion plans. On December 31, 1999, the Company had a leverage ratio of 7.92% compared to 7.84% in 1998. See Note 13 in the Notes to Consolidated Financial Statements for additional information as to the Company's capital adequacy.

Dividends declared and paid totaled $.5525 per share in 1999. Included in this amount, was approximately $563,000 of a one-time special distribution paid to Grady Holding Company shareowners. During the fourth quarter of 1999 the quarterly dividend was raised 10.4% from $.12 per share to $.1325 per share. The Company declared dividends of $.43 per share in 1998 and $.37 per share in 1997. The dividend payout ratio was 32.9%, 28.2%, and 26.1% for 1999, 1998 and 1997, respectively. Dividends declared per share in 1999 represented a 28.5% increase over 1998.

At December 31, 1999, the Company's common stock had a book value of $12.97 per share compared to $12.69 in 1998. Beginning in 1994, book value has been impacted by the net unrealized gains and losses on investment securities available-for-sale. At December 31, 1999, the net unrealized loss was $6.2 million. At December 31, 1998, the Company had a net unrealized gain of $678,000 and thus the net impact on equity for the year was a decrease in book value of approximately $6.9 million.

The Company began a stock repurchase plan in 1989, which remains in effect and provides for the repurchase of up to 900,000 shares. As of December 31, 1998, the Company had repurchased
790,740 shares under the plan.  No shares were repurchased during 1999.

The Company offers an Associate Incentive Plan under which certain associates are eligible to earn shares of CCBG stock based upon achieving established performance goals. The Company issued 5,706 shares in 1999 under this plan.

The Company also offers stock purchase plans to its associates and directors. In 1999, 20,409 shares were issued under these plans.

The Board of Directors approved a Dividend Reinvestment and
Optional Stock Purchase Plan for the Company in December 1996.
In 1999 and 1998, shares for this plan were purchased in the open market, and thus there were no newly issued shares under this plan.

The Company offers a 401(k) Plan which enables associates to defer a portion of their salary on a pre-tax basis. The plan covers substantially all of the Company associates who meet the minimum age requirement. The Plan is designed to enable participants to elect to have an amount withheld from their compensation in any plan year and placed in the 401(k) Plan trust account. Matching contributions from the Company can be made up to 6% of the participant's compensation. During 1999 and 1998, no contributions were made by the Company. The participants may choose to invest their contributions into seven investment funds, including CCBG common stock.

Inflation

The impact of inflation on the banking industry differs significantly from that of other industries in which a large portion of total resources are invested in fixed assets such as property, plant and equipment.

Assets and liabilities of financial institutions are virtually all monetary in nature, and therefore are primarily impacted by interest rates rather than changing prices. While the general level of inflation underlies most interest rates, interest rates react more to change in the expected rate of inflation and to changes in monetary and fiscal policy. Net interest income and the interest rate spread are good measures of the Company's ability to react to changing interest rates and are discussed in further detail in the section entitled "Earnings Analysis."

YEAR 2000 COMPLIANCE

Introduction

The YEAR 2000 issue created challenges with respect to the automated systems used by financial institutions and other companies. Many programs and systems were not able to recognize the year 2000, or that the new millennium is a leap year. The problem was not limited to computer systems. YEAR 2000 issues could have potentially affected every system that has an embedded microchip containing this flaw.

The YEAR 2000 challenge impacts the Company, as many of its transactions are date sensitive. The Company also is effected by the ability of its vendors, suppliers, customers and other third parties to be YEAR 2000 compliant.

State of Readiness

The Company addressed the YEAR 2000 challenges in a prompt and responsible manner and dedicated significant resources to do so. An assessment of the Company's automated systems and third party operations was completed and a plan was implemented. The Company's YEAR 2000 compliance plan ("Y2K Plan") had nine phases. These phases are (1) project management, (2) awareness, (3) assessment, (4) renovation, (5) testing and implementation, (6) risk assessment, (7) customer awareness, (8) contingency
planning, and (9) verification.   The Company has completed
phases one through eight and the last section of Phase 9 pertaining to leap year will be completed in February 2000.

(1) Project Management: The Company assigned primary responsibility for the YEAR 2000 project to the President of Capital City Services Company, a wholly owned subsidiary of Capital City Bank Group, Inc. Also, the Company hired an outside consultant to assist in project administration. Monthly updates were provided to senior management and quarterly updates were provided to the Board of Directors in order to assist them in overseeing the Company's readiness.

(2) Awareness: The Company defined the YEAR 2000 problem and gained executive level support for allocation of the resources necessary to renovate and/or upgrade all systems. A YEAR 2000
team was established and met regularly.   The strategy developed
for YEAR 2000 compliance covered in-house systems, service bureaus for systems that are outsourced, vendors, auditors, customers, and suppliers.

(3) Assessment: Information Technology "IT" and non-IT systems were assessed and mission critical applications that could potentially be affected were identified. Mission critical was defined as anything that may have a material adverse effect on the Company if not YEAR 2000 compliant.

(4) Renovation: The Company upgraded and replaced IT and non-IT systems where appropriate, and all such replacements were complete by June 30, 1999.

(5) Testing and Implementation: The Company's testing and implementation of Mission Critical systems is complete.

(6) Risk Assessment: Lending officers were trained on YEAR 2000 issues and have documented YEAR 2000 readiness of borrowers. Significant borrowers were mailed a questionnaire and were assigned a YEAR 2000 risk rating by the Company. Appropriate responses to credit requests took YEAR 2000 into consideration.
A similar assessment was conducted of deposit customers relative to liquidity risk. Investment and funding strategies were planned to ameliorate any potential risk in this area.

(7) Customer Awareness: During the fourth quarter of 1999, the Company continued its comprehensive plan to increase customer awareness of the YEAR 2000 issue and to inform customers of the bank's efforts to become compliant. This plan included posting information on the Company's web site, distribution of quarterly press releases, statement stuffers and lobby brochures. Associate training was conducted to assure that customers were provided with accurate information about the Company's Y2K readiness. Company officials participated in a community question and answer program.

(8) Contingency Planning: The Company completed a Business Resumption/Contingency Plan for the YEAR 2000. This plan incorporated back-up systems and procedures for core business processes, should any unforeseen disruptions occur. This plan was substantially completed by September 30, 1999.

(9) Verification: The Verification process was completed during the actual Century Date Change, with the exception of leap year due February, 2000. This involved verifying successful transition to the YEAR 2000 of all systems and applications, at all critical dates and functions to the YEAR 2000. Monitoring and reporting protocol were established for this phase.

Estimated Costs to Address the Company's YEAR 2000 Issues

Costs directly related to YEAR 2000 issues are estimated to be $780,000 from 1998 to 2000, of which approximately 95% has been spent as of December 31, 1999. Approximately 75% of the total spending represent costs to modify existing systems. Costs incurred by the Company prior to 1998 were immaterial. This estimate assumes that the Company will not incur significant YEAR 2000 related costs on behalf of its vendors, suppliers, customers and other third parties.

Risks of the Company's YEAR 2000 Issues

The YEAR 2000 presents certain risks to the Company and its operations. Some risks are present because the Company purchased technology applications from other parties who face YEAR 2000 challenges and additional risks that are inherent in the business of banking. Management identified the following potential risks that could have had a material adverse effect on the Company's business.

1. The Company's subsidiary banks may have experienced a liquidity problem if there were any significant amount of deposits withdrawn by customers who have uncertainties associated with the YEAR 2000. This did not occur. The Company implemented a contingency plan to ensure there were appropriate levels of funding available.

2. The Company's operations could be materially affected by the failure of third parties who provide mission critical IT and non-IT systems. The Company identified its mission critical third parties and monitored their Y2K Plan progress. In response to this concern, the Company identified and contacted the third parties who provide mission critical applications. The Company received YEAR 2000 compliance assurances from third parties who provide mission critical applications and monitored and tested their efforts for YEAR 2000 compliance. The Company currently knows of no material liability due to this risk.

3. The Company's ability to operate effectively in the YEAR 2000 could be adversely affected by the ability to communicate and to access utilities. The Company established a contingency plan to address this situation. Currently, no problems have materialized due to this risk.

4. The Company's subsidiary banks lend significant amounts to businesses and contractors in our market area. If the businesses are adversely affected by the YEAR 2000 issues, their ability to repay loans could be impaired and increased credit risk could affect the Company's financial performance. As part of the Company's Y2K Plan, the Company identified its significant borrowers and documented their YEAR 2000 readiness and risk to the Company. Currently, no businesses or contractors have been identified that are affected by this risk.

5. Sanctions could be imposed against the Company if it does not meet deadlines or follow timetables established by the federal and state governmental agencies, which regulate the Company and its subsidiaries. The Company has incorporated the regulatory guidelines for YEAR 2000 into its Y2K Plan. No sanctions were imposed.

Contingency Plan

Contingency plans for YEAR 2000 related interruptions have been developed and include, but are not limited to, the development of emergency backup and recovery procedures, remediation of existing systems parallel with installation of new systems, replacing electronic applications with manual processes, and identification of alternate suppliers. All plans were substantially completed by September 30, 1999.

Year 2000

The company experienced no known Year 2000 problems that were material.

Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board "FASB" issued Statement of Financial Accounting Standards "SFAS" No. 133 "Accounting for Derivative Instruments of Hedging Activities" as amended. The statement establishes accounting and reporting standards for derivative instruments (including certain derivative instruments imbedded in other contracts). The statement is effective for fiscal years beginning after June 15, 2000. The adoption of this standard is not expected to have a material impact on reported results of operations of the Company.

Item 7A. Quantitative and Qualitative Disclosure About Market Risk

Overview

Market risk management arises from changes in interest rates, exchange rates, commodity prices and equity prices. The Company has risk management policies to monitor and limit exposure to market risk. Capital City Bank Group does not actively participate in exchange rates, commodities or equities. In asset and liability management activities, policies are in place that are designed to minimize structural interest rate risk.

Interest Rate Risk Management

The normal course of business activity exposes Capital City Bank Group to interest rate risk. Fluctuations in interest rate risk may result in changes in the fair market value of the Company's financial instruments, cash flows and net interest income. Capital City Bank Group's asset/liability management process manages the Company's interest rate risk.

The financial assets and liabilities of the Company are classified as other-than-trading. An analysis of the other-than-trading financial components, including the fair values, are presented in Table 13. This table presents the Company's consolidated interest rate sensitivity position as of year-end 1999 based upon certain assumptions as set forth in the Notes to the Table. The objective of interest rate sensitivity analysis is to measure the impact on the Company's net interest income due to fluctuations in interest rates. The asset and liability values presented in Table 13 may not necessarily be indicative of the Company's interest rate sensitivity over an extended period of time.

The Company is currently liability sensitive which generally indicates that in a period of rising interest rates the net interest margin will be adversely impacted as the velocity and/or volume of liabilities being repriced exceeds assets. However, as general interest rates rise or fall, other factors such as current market conditions and competition may impact how the Company responds to changing rates and thus impact the magnitude of change in net interest income.

Table 13
FINANCIAL ASSETS AND LIABILITITES MARKET RISK ANALYSIS(1)
December 31, 1999
Other Than Trading Portfolio

                                                         December 31,
                                  --------------------------------------------------------
(Dollars in Thousands)              2000         2001        2002       2003        2004       Beyond     Total    Fair Value
                                  --------------------------------------------------------------------------------------------
Loans
  Fixed Rate                      $ 63,254    $ 26,201    $ 40,831    $ 45,912    $ 40,385    $ 89,842  $  306,425  $  303,194
    Average Interest Rate            9.27%       9.91%       8.99%       8.49%       8.06%       7.01%       8.97%
  Floating Rate(2)                 398,744      28,515      54,419      23,785      42,189      74,409     622,061     615,501
    Average Interest Rate            8.82%       8.32%       8.34%       8.38%       8.24%       7.54%       8.53%
Investment Securities(3)
  Fixed Rate                        84,178      49,348      31,821      21,836      21,230     103,428     311,841     311,841
    Average Interest Rate            5.75%       5.78%       5.57%       5.57%       5.79%       6.36%       5.94%
  Floating Rate                          -           -       8,846           -           -         505       9,351       9,351
    Average Interest Rate                -           -       5.93%           -           -       6.29%       5.95%
Other Earning Assets
  Fixed Rates                            -           -           -           -           -           -           -           -
    Average Interest Rates               -           -           -           -           -           -           -
  Floating Rates                    13,618           -           -           -           -           -      13,618      13,618
    Average Interest Rates           5.43%           -           -           -           -           -       5.43%
Total Financial Assets            $559,794    $104,064    $135,917    $ 91,533    $103,804    $268,184  $1,263,296  $1,253,505
    Average Interest Rates           8.33%       7.52%       7.73%       7.77%       7.67%       6.90%       7.95%

Deposits(4)
  Fixed Rate Deposits             $442,360    $ 43,326    $ 11,049    $  4,158    $  2,459   $      50  $  503,402    $501,618
    Average Interest Rates           4.76%       5.03%       5.08%       5.10%       4.78%       4.90%       4.79%
  Floating Rate Deposits           446,116           -           -           -           -           -     446,116     446,116
    Average Interest Rates           2.77%           -           -           -           -           -       2.77%
Other Interest Bearing
    Liabilities
  Fixed Rate Debt                      822         647         662         678         698       7,751      11,258      11,226
    Average Interest Rate            5.94%       6.10%       6.10%       6.10%       6.09%       5.98%       6.00%
  Floating Rate Debt                69,275           -           -           -           -           -      69,275      69,080
    Average Interest Rate            4.68%           -           -           -           -           -       4.66%
Total Financial Liabilities       $958,573    $ 43,973    $ 11,711    $  4,836    $  3,157    $  7,801  $1,030,051  $1,028,040
    Average interest Rate            3.88%       5.05%       5.14%       5.24%       5.07%       5.97%       3.92%

(1)  Based upon expected cash flows, unless otherwise indicated.

(2)  Based upon a combination of expected maturities and repricing opportunities.

(3)  Based upon contractual maturity, except for callable and floating rate securities, which are based on expected maturity and weighted average life, respectively.

(4) Savings, NOW and money market accounts can be repriced at any time, therefore, all such balances are included as floating rates deposits in 1999.
     Other time deposits balances are classified according to maturity.

Item 8. Financial Statements and Supplementary Data


Table 14
QUARTERLY FINANCIAL DATA (UNAUDITED)
(Dollars in Thousands, Except Per Share Data)(1)
                                             1999                                          1998
                        -------------------------------------------  ----------------------------------------------
                           Fourth     Third      Second     First       Fourth      Third      Second      First
                        ---------- ---------- ---------- ----------  ----------- ----------  ----------  ----------
Summary of Operations:
  Interest Income       $   25,366 $   25,236 $   24,816 $   24,267  $   22,904  $   21,974  $   22,402  $   21,730
  Interest Expense          10,171     10,287     10,476     10,313       9,224       8,673       8,822       8,529
                        ---------- ---------- ---------- ----------  ----------  ----------  ----------  ----------
  Net Interest Income       15,195     14,949     14,340     13,954      13,680      13,301      13,580      13,201
    Provision for
    Loan Loss                  510        610        580        740         657         618         618         546
                        ---------- ---------- ---------- ----------  ----------  ----------  ----------  ----------
  Net interest Income
    After Provision
    for Loan Loss           14,685     14,339     13,760     13,214      13,023      12,683      12,962      12,655
  Noninterest Income         6,204      6,269      6,185      6,103       6,260       5,271       5,847       5,206
  Merger Expense                10         74      1,277          -         115           -           -           -
  Noninterest Expense       14,012     14,072     14,591     13,992      13,150      12,090      12,747      12,342
                        ---------- ---------- ---------- ----------  ----------  ----------  ----------  ----------
  Income Before
    Provision for
    Income Taxes             6,867      6,462      4,077      5,325       6,018       5,864       6,062       5,519
  Provision for
    Income Taxes             2,548      2,089      1,182      1,660       2,146       2,057       2,065       1,901
                        ---------- ---------- ---------- ----------  ----------  ----------  ----------  ----------
  Net Income            $    4,319 $    4,373 $    2,895 $    3,665  $    3,872  $    3,807  $    3,997  $    3,618
                        ========== ========== ========== ==========  ==========  ==========  ==========  ==========
  Net Interest
    Income (FTE)        $   15,521 $   15,435 $   14,822 $   14,420  $   14,046  $   13,640  $   13,922  $   13,557

Per Common Share:
  Net Income Basic      $      .42 $      .43 $      .28 $      .36  $      .39  $      .37  $      .39  $      .36
  Net Income Diluted           .42        .43        .28        .36         .39         .37         .39         .36
  Dividends Declared(2)      .1325        .12        .12        .18         .12         .11         .11         .11
  Book Value                 12.97      12.85      12.59      12.82       12.69       12.43       12.10       11.80
  Market Price:
    High                     25.00      30.00      25.00      27.63       31.00       33.13       32.67       32.67
    Low                      20.19      21.00      20.25      22.00       24.13       19.00       29.75       29.25
    Close                    21.50      22.75      25.00      23.31       27.63       29.13       31.38       31.67

Selected Average
Balances:
  Total Assets          $1,446,815 $1,446,505 $1,452,215 $1,430,533  $1,257,934  $1,148,404  $1,156,186  $1,147,054
  Earning Assets         1,280,746  1,297,481  1,304,093  1,282,679   1,131,933   1,038,981   1,043,578   1,035,971
  Loans, Net of Unearned   915,194    892,161    878,976    850,161     834,315     819,755     823,432     809,949
  Total Deposits         1,235,002  1,234,360  1,247,452  1,232,816   1,059,192     954,652     962,719     952,511
  Total Shareowners'
    Equity                 131,932    130,134    131,234    130,929     128,250     123,728     121,686     119,455
  Common Equivalent
    Shares:
      Basic                 10,179     10,179     10,172     10,170      10,158      10,158      10,140      10,123
      Diluted               10,201     10,195     10,187     10,185      10,179      10,158      10,140      10,123
Ratios:
  ROA                        1.18%      1.20%       .80%      1.04%       1.22%       1.32%       1.39%       1.28%
  ROE                       12.99%     13.33%      8.85%     11.35%      11.98%      12.20%      13.18%      12.28%
  Net Interest
    Margin (FTE)             4.82%      4.73%      4.56%      4.56%       4.92%       5.21%       5.35%       5.31%

(1) All share and per share data have been restated to reflect the pooling-of-interests of Grady Holding Company and its subsidiaries and adjusted to reflect the 3-for-2 stock split effective June 1, 1998.

(2) First quarter 1999 dividend amount includes a special one-time distribution paid to Grady Holding Company shareowners of approximately
     $563,000.


CONSOLIDATED FINANCIAL STATEMENTS

48  Report of Independent Certified Public Accountants

49  Consolidated Statements of Income

50  Consolidated Statements of Financial Condition

51  Consolidated Statements of Changes in Shareowners' Equity

52  Consolidated Statements of Cash Flows

53  Notes to Consolidated Financial Statements


CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)(1)
                                              For the Years Ended December 31,
                                              1999         1998        1997
INTEREST INCOME                             ----------------------------------
Interest and Fees on Loans                  $78,527      $75,989      $72,213
Investment Securities:
  U.S. Treasury                               1,430        1,889        1,943
  U.S. Government Agencies/Corp.              9,313        3,879        5,590
  States and Political Subdivisions           4,371        3,028        3,235
  Other Securities                            2,486          649          386
Funds Sold & Interest Bearing Deposits        3,558        3,576        1,614
                                            -------      -------      -------
     Total Interest Income                   99,685       89,010       84,981

INTEREST EXPENSE
Deposits                                     38,315       32,119       29,430
Short-Term Borrowings                         1,816        1,904        1,974
Long-Term Debt                                1,116        1,225        1,284
                                            -------      -------      -------
     Total Interest Expense                  41,247       35,248       32,688
                                            -------      -------      -------

Net Interest Income                          58,438       53,762       52,293
Provision for Loan Losses                     2,440        2,439        2,328
                                            -------      -------      -------
Net Interest Income After Provision for
    Loan Losses                              55,998       51,323       49,965
                                            -------      -------      -------
NONINTEREST INCOME
Service Charges on Deposit Accounts           9,973        8,541        8,994
Data Processing                               2,861        3,523        3,160
Income from Fiduciary Activities              2,227        1,761        1,202
Securities Transactions                         (12)          87          (15)
Other                                         9,712        8,672        6,143
                                            -------      -------      -------
     Total Noninterest Income                24,761       22,584       19,484
                                            -------      -------      -------
NONINTEREST EXPENSE
Salaries and Associate Benefits              28,969       26,597       25,602
Occupancy, Net                                4,466        3,530        3,214
Furniture and Equipment                       5,647        5,280        5,030
Merger Expense                                1,361          115          655
Other                                        17,585       14,922       13,335
                                            -------      -------      -------
     Total Noninterest Expense               58,028       50,444       47,836
                                            -------      -------      -------

Income Before Income Taxes                   22,731       23,463       21,613
Income Taxes                                  7,479        8,169        7,212
                                            -------      -------      -------

NET INCOME                                  $15,252      $15,294      $14,401
                                            =======      =======      =======

BASIC NET INCOME PER SHARE                  $  1.50      $  1.51      $  1.44
                                            =======      =======      =======

DILUTED NET INCOME PER SHARE                $  1.50      $  1.50      $  1.43
                                            =======      =======      =======

Basic Average Common Shares Outstanding      10,175       10,146       10,031
                                            =======      =======      =======

Diluted Average Common Shares Outstanding    10,196       10,168       10,061
                                            =======      =======      =======

(1) All share and per share data have been restated to reflect the pooling-of-interests of Grady Holding Company and its subsidiaries and adjusted to reflect the 3-for-2 stock split effective June 1, 1998.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.



CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Except Per Share Data)(1)
                                                       As of December 31,
                                                    1999               1998
ASSETS                                           -----------------------------
Cash and Due From Banks                          $   79,454         $   68,398
Funds Sold                                           13,618             72,625
Investment Securities, Available-for-Sale           321,192            371,597

Loans, Net of Unearned Interest                     928,486            844,217
  Allowance for Loan Losses                          (9,929)            (9,827)
                                                 ----------         ----------
     Loans, Net                                     918,557            834,390

Premises and Equipment                               37,834             37,171
Intangibles                                          25,149             28,772
Other Assets                                         34,716             30,722
                                                 ----------         ----------
       Total Assets                              $1,430,520         $1,443,675
                                                 ==========         ==========
LIABILITIES
Deposits:
  Noninterest Bearing Deposits                   $  253,140         $  287,904
  Interest Bearing Deposits                         949,518            965,649
                                                 ----------         ----------
     Total Deposits                               1,202,658          1,253,553

Short-Term Borrowings                                66,275             25,199
Long-Term Debt                                       14,258             18,746
Other Liabilities                                    15,113             17,315
                                                 ----------         ----------
     Total Liabilities                            1,298,304          1,314,813

SHAREOWNERS' EQUITY
Preferred Stock; $.01 par value, 3,000,000 shares
  authorized; no shares issued and outstanding            -                  -
Common Stock, $.01 par value; 90,000,000 shares
  authorized; 10,190,069 and 10,163,919 shares
  issued and outstanding                                102                102
Additional Paid-In Capital                            9,249              8,561
Retained Earnings                                   129,055            119,521
Accumulated Other Comprehensive
  Income, Net of Tax                                 (6,190)               678
                                                 ----------         ----------
     Total Shareowners' Equity                      132,216            128,862
                                                 ----------         ----------
       Total Liabilities and
          Shareowners' Equity                    $1,430,520         $1,443,675
                                                 ==========         ==========

(1) All share and per share data have been restated to reflect the pooling-of-interests of Grady Holding Company and its subsidiaries and adjusted to reflect the 3-for-2 stock split effective June 1,1998.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREOWNERS' EQUITY
(Dollars in Thousands, Except per Share Data)(1)


                                                                         Accumulated Other
                                               Additional                 Comprehensive
                                     Common     Paid-In      Retained     (Loss) Income,
                                     Stock      Capital      Earnings     Net of Taxes         Total
                                     --------------------------------------------------------------------
Balance, December 31, 1996            $100       $4,942     $ 97,881      $    86           $103,009
Net Income                                                    14,401                          14,401
Cash Dividends ($.37 per share)                               (3,727)                         (3,727)
Issuance of Common Stock                 1        1,602                                        1,603
Net Change in Unrealized Gain (Loss)
  On Marketable Securities                                                    521                521
                                      ----       ------     --------      -------           --------
Balance, December 31, 1997             101        6,544      108,555          607            115,807
Net Income                                                    15,294                          15,294
Cash Dividends($.45 per share)                                (4,328)                         (4,328)
Issuance of Common Stock                 1        2,017                                        2,018
Net Change in Unrealized Gain (Loss)
  On Marketable Securities                                                     71                 71
                                      ----       ------     --------      -------           --------
Balance, December 31, 1998             102        8,561      119,521          678            128,862
Net Income                                                    15,252                          15,252
Cash Dividends($.5525 per share)(2)                           (5,718)                         (5,718)
Issuance of Common Stock                            688                                          688
Net Change in Unrealized Gain (Loss)
  On Marketable Securities                                                 (6,868)            (6,868)
                                      ----       ------     --------      -------           --------
Balance, December 31, 1999            $102       $9,249     $129,055      $(6,190)          $132,216
                                      ====       ======     ========      =======           ========

(1)  All share and per share data have been restated to reflect the pooling-of-interests of Grady Holding Company and its subsidiaries and adjusted to reflect the 3-for-2 stock split effective June 1, 1998

(2)  Dividend amount includes a special one-time distribution paid to Grady
     Holding Company shareowners of approximately $563,000.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)
                                               For the Years Ended December 31,
                                                 1999        1998       1997
CASH FLOWS FROM OPERATING ACTIVITIES:          --------    --------    --------
Net Income                                     $ 15,252    $ 15,294    $ 14,401
Adjustments to Reconcile Net Income to
Net Cash Provided by Operating Activities:
Provision for Loan Losses                         2,440       2,439       2,328
Depreciation                                      3,708       3,565       3,404
Net Securities Amortization                       1,417         758         695
Amortization of Intangible Assets                 2,833       1,191         856
(Gain) on Sale of Investment Securities              12         (87)         15
Non-Cash Compensation                               260         869         563
Deferred Income Taxes                              (225)        133         213
Net (Increase) in Other Assets                     (230)    (11,019)     (1,710)
Net (Decrease) Increase in Other Liabilities     (1,000)      3,125       1,572
                                               --------    --------    --------
Net Cash Provided by Operating Activities        24,467      16,268      22,337
                                               --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITES:
Proceeds from Payments/Maturities of
  Investment Securities Available-for-Sale      104,189      84,524      69,569
Purchase of Investment Securities
  Available-for-Sale                            (66,031)   (123,537)    (10,488)
Net Increase in Loans                           (86,608)    (26,388)    (34,812)
Net Cash Received From (Used In) Acquisitions         -      36,726           -
Purchase of Premises & Equipment                 (4,471)     (4,323)     (2,192)
Sales of Premises & Equipment                       100         407       1,379
                                               --------    --------    --------
Net Cash (Used in) Provided By
  Investing Activities                          (52,821)    (32,591)     23,456
                                               --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITES:
Net (Decrease) Increase in Deposits             (50,895)     55,082     (30,011)
Net Increase (Decrease) in Short-Term Borrowings 41,076     (20,914)     10,156
Borrowing from Long-Term Debt                     2,262       8,241       2,210
Repayment of Long-Term Debt                      (6,750)     (7,600)     (2,951)
Dividends Paid(1)                                (5,718)     (4,281)     (3,726)
Issuance of Common Stock                            428       1,148       1,126
                                               --------    --------    --------
Net Cash (Used in) Provided By
  Financing Activities                          (19,597)     31,676     (23,197)
                                               --------    --------    --------
Net (Decrease) Increase in Cash
  and Cash Equivalents                          (47,951)     15,353      22,596
Cash and Cash Equivalents at Beginning
  of Year                                       141,023     125,670     103,074
                                               --------    --------    --------
Cash and Cash Equivalents at End
  of Year                                      $ 93,072    $141,023    $125,670
                                               ========    ========    ========
Supplemental Disclosures:

Interest Paid on Deposits                      $ 38,822    $ 31,179    $ 31,147
                                               ========    ========    ========

Interest Paid on Debt                          $  2,849    $  3,128    $  3,258
                                               ========    ========    ========

Taxes Paid                                     $  6,137    $  8,470    $  7,308
                                               ========    ========    ========

Loans Transferred To Other Real Estate         $  1,344    $  2,011    $  2,701
                                               ========    ========    ========

(1) Dividend amount includes a special one-time distribution paid to Grady Holding Company shareowners of approximately $563,000.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Notes to Consolidated Financial Statements

Note 1
SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of Capital City Bank Group, Inc., and its subsidiaries (the "Company"), all of which are wholly-owned. The historical financial statements have been restated for the acquisition of Grady Holding Company and its subsidiaries which were accounted for as a pooling-of-interests (see Note 2). All material intercompany transactions and accounts have been eliminated.

The Company follows generally accepted accounting principles and reporting practices applicable to the banking industry. Prior year financial statements and other information have been reclassified to conform to the current year presentation and to reflect a two-for-one stock split effective April 1, 1997, and a three-for-two stock split effective June 1, 1998. The principles which materially affect the financial position, results of operations and cash flows are summarized below.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates; however, in the opinion of management, such variances would not be material.

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks, and federal funds sold.
Generally, federal funds are purchased and sold for one-day periods and all items have an initial maturity of ninety days or less.

Investment Securities

Investment securities available-for-sale are carried at fair value and represent securities that are available to meet liquidity and/or other needs of the Company. Gains and losses are recognized and reported separately in the Consolidated Statements of Income upon realization or when impairment of values is deemed to be other than temporary. Gains or losses are recognized using the specific identification method. Unrealized holding gains and losses for securities available-for-sale are excluded from the Consolidated Statements of Income and reported net of taxes in the accumulated other comprehensive income component of shareowners' equity until realized.

Loans

Loans are stated at the principal amount outstanding, net of unearned income. Interest income is generally accrued based on outstanding balances. Fees charged to originate loans and loan origination costs are deferred and amortized over the life of the loan as a yield adjustment.

Allowance for Loan Losses

The reserve is that amount considered adequate to absorb losses inherent in the portfolio based on management's evaluations of the size and current risk characteristics of the loan portfolio. Such evaluations consider the balance of impaired loans (which are defined as all nonperforming loans except residential mortgages and groups of small homogeneous loans), prior loan loss experience as well as the impact of current economic conditions. Specific provision for loan losses is made for impaired loans based on a comparison of the recorded carrying value in the loan to either the present value of the loan's expected cash flow, the loan's estimated market price or the estimated fair value of the underlying collateral. Specific and general provisions for loan losses are also made based on other considerations.

Loans are placed on a nonaccrual status when management believes the borrower's financial condition, after giving consideration to economic conditions and collection efforts, is such that collection of interest is doubtful. Generally, loans are placed on nonaccrual status when interest becomes past due 90 days or more, or management deems the ultimate collection of principal and interest is in doubt.

Long-Lived Assets

Premises and equipment are stated at cost less accumulated depreciation, computed on the straight-line method over the estimated useful lives for each type of asset. Additions and major facilities are capitalized and depreciated in the same manner. Repairs and maintenance are charged to operating expense as incurred.

Intangible assets consist primarily of goodwill and core deposit assets that were recognized in connection with the various acquisitions. All intangible assets are being amortized on the straight-line method over various periods ranging from five to 25 years with the majority being written off over an average life of approximately 15 years. The amortization of all intangible assets was approximately $2.8 million in 1999, $1.2 million in 1998, and $856,000 in 1997.

Long-lived assets are evaluated regularly for other-than-temporary impairment. If circumstances suggest that their value may be impaired and the write-down would be material, an assessment of recoverability is performed prior to any write-down of the asset.

Income Taxes

The Company files consolidated federal and state income tax returns. In general, the parent company and its subsidiaries compute their tax provisions as separate entities prior to recognition of any tax expense benefits which may accrue from filing a consolidated return.

Deferred income tax assets and liabilities result from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

Note 2
ACQUISITIONS

On May 7, 1999, the Company completed its acquisition of Grady Holding Company and its subsidiary, First National Bank of Grady County in Cairo, Georgia. First National Bank of Grady County is a $114 million asset institution with offices in Cairo and Whigham, Georgia. The Company issued 21.50 shares for each of the 60,910 shares of First National Bank of Grady County.
The consolidated financial statements of the Company give effect to the merger which has been accounted for as a pooling-of-interests. Accordingly, financial statements for the prior periods have been restated to reflect the results of operations of these entities on a combined basis from the earliest period presented. Separate results of operations of the combined entities for the three years ended December 31, 1998 are as follows:

(Dollars in thousands)
                         1999(1)       1998         1997
                        -------      -------      -------
Net Interest Income:
CCBG                    $16,784      $47,911      $46,524
GHC                       1,906        5,851        5,769
                        -------      -------      -------
  Combined              $18,690      $53,762      $52,293

Net Income:
CCBG                    $ 4,034      $13,188      $12,438
GHC                         609        2,106        1,963
                        -------      -------      -------
  Combined              $ 4,643      $15,294      $14,401

(1)  For the period January 1, 1999 through May 7, 1999.

On December 4 1998, the Company completed its purchase and assumption transaction with First Union National Bank ("First Union") and acquired eight of First Union's branch offices which included deposits. The Company paid a premium of approximately $16.9 million, and assumed approximately $219 million in deposits and acquired certain real estate. The premium is being amortized over ten years.

On January 31, 1998, the Company completed its purchase and assumption transaction with First Federal Savings & Loan Association of Lakeland, Florida ("First Federal-Florida") and acquired five of First Federal-Florida's offices which included loans and deposits. The Company paid a deposit premium of $3.6 million, or 6.33%, and assumed $55 million in deposits and purchased loans equal to $44 million. Four of the five offices were merged into existing offices of Capital City Bank. The deposit premium is being amortized over fifteen years.

Note 3
INVESTMENT SECURITIES

The amortized cost and related market value of investment securities available-for-sale at December 31, were as follows:
                                                   1999
                            Amortized    Unrealized     Unrealized   Market
(Dollars in Thousands)        Cost         Gains          Losses      Value
-----------------------------------------------------------------------------
U.S. Treasury              $ 20,047        $  4           $   70     $ 19,981
U.S. Government Agencies
  and Corporations           79,181           -            2,557       76,624
States and Political
  Subdivisions              104,312          74            1,895      102,491
Mortgage-Backed Securities   85,040          88            3,728       81,400
Other Securities             42,372           -            1,676       40,696
                           --------        ----           ------     --------
  Total Investment
    Securities             $330,952        $166           $9,926     $321,192

                                                   1998
                            Amortized    Unrealized     Unrealized    Market
(Dollars in Thousands)        Cost         Gains          Losses       Value
-----------------------------------------------------------------------------
U.S. Treasury              $ 30,618       $  203           $  -      $ 30,821
U.S. Government Agencies
  and Corporations           74,035          247            319        73,963
States and Political
  Subdivisions               94,917        1,159             24        96,052
Mortgage-Backed Securities   93,183          205            443        92,945
Other Securities             77,770          159            113        77,816
                           --------       ------           ----      --------
  Total Investment
    Securities             $370,523       $1,973           $899      $371,597
                           ========       ======           ====      ========

The total proceeds from the sale of investment securities and the gross realized gains and losses from the sale of such securities for each of the last three years is as follows:

(Dollars in Thousands)

               Total              Gross              Gross
Year          Proceeds        Realized Gains    Realized Losses
---------------------------------------------------------------
1999          $86,213              $  1               $13
1998          $46,861              $117               $30
1997          $37,964              $ 18               $33

Total proceeds include principal reductions in mortgage-backed securities and proceeds from securities which were called of $17,992,000, $27,236,000, and $29,091,000 in 1999, 1998, and 1997,
respectively.

As of December 31, 1998, the Company's investment securities had the following maturity distribution based on contractual maturities:

(Dollars in Thousands)              Amortized Cost   Market Value
-----------------------------------------------------------------
Due in one year or less              $ 44,605         $ 44,422
Due after one through five years      157,571          152,551
Due after five through ten years       37,873           36,686
Over ten years                          5,863            6,133
Mortgage-Backed Securities             85,040           81,400
                                     --------         --------
   Total Investment Securities       $330,952         $321,192
                                     ========         ========

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Securities with an amortized cost of $139,672,000 and $66,934,000 at December 31, 1999, and 1998, respectively, were pledged to secure public deposits and for other purposes.

Note 4
LOANS

At December 31, the composition of the Company's loan portfolio was as follows:

(Dollars in Thousands)               1999              1998
-------------------------------------------------------------
Commercial, Financial and
  Agricultural                     $ 98,894          $ 91,246
Real Estate - Construction           62,166            51,790
Real Estate - Mortgage              214,036           542,044
Real Estate - Residential(1)        383,536                 -
Consumer                            169,854           159,137
                                   --------          --------
    Total Loans,
      Net of Unearned Interest     $928,486          $844,217
                                   ========          ========

(1)  Real Estate - Residential loan information included in Real
     Estate - Mortgage category for 1998.

Nonaccruing loans amounted to $2,965,000 and $4,996,000 at December 31, 1999 and 1998, respectively. Restructured loans amounted to $26,000 and $195,000 at December 31, 1999 and 1998, respectively. If such nonaccruing and restructured loans had been on a fully accruing basis, interest income would have been $317,000 higher in 1999 and $384,000 higher in 1998.

Note 5
ALLOWANCE FOR LOAN LOSSES

An analysis of the changes in the allowance for loan losses for the years ended December 31, is as follows:

(Dollars in Thousands)                 1999      1998      1997
----------------------------------------------------------------
Balance, Beginning of Year            $9,827    $9,662    $9,450
Provision for Loan Losses              2,440     2,439     2,328
Recoveries on Loans
  Previously Charged-Off                 860       883       946
Loans Charged-Off                     (3,198)   (3,157)   (3,062)
                                      ------    ------    ------
Balance, End of Year                  $9,929    $9,827    $9,662
                                      ======    ======    ======

Selected information pertaining to impaired loans, at December 31, is as follows:

                                       1999                   1998
                                     Valuation              Valuation
(Dollars in Thousands)           Balance   Allowance    Balance Allowance
--------------------------------------------------------------------------
With Related Credit Allowance    $   25       $3        $2,433     $427
Without Related Credit Allowance  1,238        -         1,347        -
Average Recorded Investment for
  the Period                      1,871        -         4,985        -

The Company recognizes income on impaired loans primarily on the cash basis. Any change in the present value of expected cash flows is recognized through the allowance for loan losses. For the years ended December 31, 1999, 1998 and 1997, the Company recognized $74,000, $84,000, and $140,000, in interest income on impaired loans, of which $57,000, $31,000, and $138,000 and was collected in cash, respectively.

Note 6
PREMISES AND EQUIPMENT

The composition of the Company's premises and equipment at December 31, was as follows:

(Dollars in Thousands)         1999                1998
--------------------------------------------------------
Land                         $ 9,289             $ 9,259
Buildings                     33,948              32,399
Fixtures and Equipment        30,229              27,522
                             -------             -------
  Total                       73,466              69,180
Accumulated Depreciation     (35,632)            (32,009)
                             -------             -------
Premises and Equipment, Net  $37,834             $37,171
                             =======             =======

Note 7
DEPOSITS

Interest bearing deposits, by category, as of December 31, were as follows:

(Dollars in Thousands)      1999              1998
----------------------------------------------------
NOW Accounts              $182,794          $154,069
Money Market Accounts      157,825           124,691
Savings Accounts           105,498           118,570
Other Time Deposits        503,401           568,319
                          --------          --------
   Total                  $949,518          $965,649
                          ========          ========

Time deposits in denominations of $100,000 or more totaled
$101,742,000 and $103,791,000 at December 31, 1999 and 1998,
respectively.

At December 31, 1998, the scheduled maturities of other time deposits were as follows:

2000                       $442,360
2001                         43,326
2002                         11,049
2003                          4,158
2004 and thereafter           2,508
                           --------
                           $503,401
                           ========

The average balances maintained on deposit with the Federal Reserve Bank for the years ended December 31, 1999 and 1998, were $34,402,000 and $27,187,000 respectively.

Interest expense on deposits for the three years ended December 31, was as follows:

(Dollars in Thousands)       1999           1998           1997
----------------------------------------------------------------
NOW Accounts               $ 3,134        $ 2,223        $ 1,978
Money Market Accounts        5,766          2,562          2,510
Savings Accounts             2,453          2,243          2,008
Other Time Deposits         26,962         25,091         22,934
                           -------        -------        -------
  Total                    $38,315        $32,119        $29,430
                           =======        =======        =======

Note 8
SHORT-TERM BORROWINGS
Short-term borrowings included the following at December 31:

                                                       Securities
                                           Federal     Sold Under      Other
                                            Funds      Repurchase   Short-Term
(Dollars in Thousands)                    Purchased    Agreements   Borrowings
--------------------------------------------------------------------------------
1999
Balance                                     $28,050      $36,439      $1,786
Maximum indebtedness at any month end        28,050       41,114       1,786
Daily average indebtedness outstanding       12,997       27,923       1,397
Average rate paid for the year                4.87%        4.02%       4.31%
Average rate paid on period-end borrowings    4.20%        3.53%       4.22%

1998
Balance                                     $ 6,120      $17,042      $2,037
Maximum indebtedness at any month end        29,255       18,770       2,037
Daily average indebtedness outstanding       22,159       15,635       1,190
Average rate paid for the year                5.19%        4.43%       5.23%
Average rate paid on period-end borrowings    3.79%        6.15%       3.88%

Note 9
LONG-TERM DEBT

Long-term debt included the following at December 31:

(Dollars in Thousands)                                     1999       1998
-----------------------------------------------------------------------------
Federal Home Loan Bank Note
  Due on December 19, 2005, fixed rate of 6.04%          $ 1,542    $ 1,652
  Due on December 13, 2006, fixed rate of 6.20%            1,002      1,068
  Due on March 14, 2013, fixed rate of 6.13%                 938        975
  Due on September 20, 2013, fixed rate of 5.64%           1,334      1,387
  Due on December 17, 2018, fixed rate of 6.33%            1,949      2,000
  Due on December 24, 2018, fixed rate of 5.34%              857        875
  Due on January 26, 2014, fixed rate of 5.75%             1,499          -
  Due on May 27, 2014, fixed rate of 5.92%                   720          -
  Due on December 16, 2004, fixed rate of 6.52%              313      1,000
  Due on December 16, 2004, fixed rate of 6.52%              172        361
  Due on April 24, 2007, fixed rate of 7.30%                 419        581
  Due on October 10, 2001, fixed rate of 5.00%               324        475
IBM Note Payable
  Due on December 31, 2000, fixed rate of 3.77%              189        372
Revolving credit note,
  Due on November 16, 2001, current rate of 6.50%          3,000      8,000
                                                         -------    -------
Total outstanding                                        $14,258    $18,746
                                                         =======    =======

The contractual maturites of long-term debt for the five years succeeding December 31, 1999, are as follows:

2000                       $ 3,189
2001                           324
2002                             -
2003                             -
2004 and thereafter         10,745
                           -------
                           $14,258
                           =======

The Federal Home Loan Bank advances are collateralized with U.S.
Treasury Securities and 1-4 family mortgages. Interest on the Federal Home Loan Bank advances is paid on a monthly basis.

The IBM note payable is being paid over 36 monthly installments which includes principal and interest.

Upon expiration of the revolving credit, the outstanding balance may be converted to a term loan and repaid over a period of seven years. The Company, at its option, may select from various loan rates including the following: Prime, LIBOR, or the lender's cost of funds rate, plus or minus increments thereof. The LIBOR or cost of funds rates may be fixed for a period up to six months. The revolving credit is unsecured, but upon conversion is to be collateralized by common stock of the subsidiary bank equal to 125% of the principal balance of the loan. The existing loan agreement places certain restrictions on the amount of capital which must be maintained by the Company. At December 31, 1999, the Company was in compliance with all of the terms of the agreement and had $22 million available under a $25 million line of credit facility.

Note 10
INCOME TAXES

The provision for income taxes reflected in the statement of income is comprised of the following components:

(Dollars in Thousands)             1999       1998      1997
-------------------------------------------------------------
Current:
  Federal                         $6,880     $7,185    $6,076
  State                              824        851       923
Deferred:
  Federal                           (189)       117       182
  State                              (36)        16        31
                                  ------     ------    ------
     Total                        $7,479     $8,169    $7,212
                                  ======     ======    ======

The net deferred tax asset and the temporary differences comprising that balance at December 31, 1999 and 1998, are as follows:

(Dollars in Thousands)                           1999          1998
--------------------------------------------------------------------
Deferred Tax Asset attributable to:
  Allowance for Loan Losses                     $2,909        $2,806
  Unrealized Losses on Investment Securities     2,892             -
  Stock Incentive Plan                             682           491
  Interest on Nonperforming Loans                  169           144
  Acquired Deposits                                 76             -
  Other                                            306            95
                                                ------        ------
    Total Deferred Tax Asset                    $7,034        $3,536

Deferred Tax Liability attributable to:
  Associate Benefits                            $1,291        $1,298
  Premises and Equipment                         1,189           888
  Deferred Loan Fees                               370           336
  Unrealized Gains on Investment Securities          -           395
  Acquired Deposits                                  -           127
  Securities Accretion                             249            89
  Other                                            104            84
                                                ------        ------
    Total Deferred Tax Liability                 3,203         3,217
                                                ------        ------
Net Deferred Tax Asset                          $3,831        $  319
                                                ======        ======

Income taxes provided were less than the tax expense computed by applying the statutory federal income tax rates to income. The primary differences are as follows:

(Dollars in Thousands)                1999        1998          1997
---------------------------------------------------------------------
Computed Tax Expense                 $7,956      $8,212        $7,565
Increases (Decreases)
  Resulting From:
    Tax-Exempt Interest Income       (1,409)       (972)       (1,065)
    State Income Taxes,
      Net of Federal Income
      Tax Benefit                       468         544           393
    Other                               464         385           319
                                     ------      ------        ------
Actual Tax Expense                   $7,479      $8,169        $7,212
                                     ======      ======        ======

Note 11
ASSOCIATE BENEFITS

The Company sponsors a noncontributory pension plan covering substantially all of its associates. Benefits under this plan generally are based on the associate's years of service and compensation during the years immediately preceding retirement. The Company's general funding policy is to contribute amounts deductible for federal income tax purposes.

The following table details the components of pension expense, the funded status of the plan, amounts recognized in the
Company's consolidated statements of financial condition, and major assumptions used to determine these amounts.
(Dollars in Thousands)                               1999        1998       1997
----------------------------------------------------------------------------------
Change in Benefit Obligation:
  Benefit Obligation at Beginning of Year          $22,211     $21,159    $17,551
  Service Cost                                       2,015       1,678      1,517
  Interest Cost                                      1,477       1,478      1,331
  Actuarial (Gain)/Loss                             (5,052)      1,181      1,342
  Remeasurement Loss                                   641         169        324
  Benefits Paid                                     (2,021)     (3,186)      (671)
  Expenses Paid                                       (291)       (268)      (235)
                                                   -------     -------    -------
    Benefit Obligation at End of Year              $18,980     $22,211    $21,159
                                                   -------     -------    -------
Change in Plan Assets:
  Fair Value of Plan Assets at Beginning of Year   $29,248     $25,826    $20,041
  Actual Return on Plan Assets                       4,824       5,382      4,918
  Employer Contribution                                761       1,494      1,773
  Benefits Paid                                     (2,021)     (3,186)      (671)
  Expenses Paid                                       (291)       (268)      (235)
                                                   -------     -------    -------
    Fair Value of Plan Assets at End of Year       $32,521     $29,248    $25,826
                                                   -------     -------    -------

Funded Status                                      $13,541     $ 7,037    $ 4,667
Unrecognized Net Actuarial (Gain) Loss              (9,675)     (2,919)      (957)
Unrecognized Prior Service Cost                       (468)       (704)      (940)
                                                   -------     -------    -------
  Prepaid Benefit Cost                             $ 3,398     $ 3,413    $ 2,770
                                                   =======     =======    =======

Weighted-Average Assumptions:
  Discount Rate                                      7.75%       6.50%      7.00%
  Expected Return on Plan Assets                     8.25%       8.25%      8.25%
  Rate of Compensation Increase                      5.50%       5.50%      5.50%

Components of Net Periodic Benefit Costs:
  Service Cost                                     $ 2,015     $ 1,678    $ 1,517
  Interest Cost                                      1,477       1,478      1,331
  Expected Return on Plan Assets                    (2,401)     (2,103)    (1,630)
  Amortization of Prior Service Cost                   164         164        164
  Transition Asset Recognition                        (236)       (236)      (236)
  Recognized Net Actuarial (Gain) Loss                (242)       (131)        24
                                                   -------     -------    -------
    Net Periodic Benefit Cost                      $   777     $   850    $ 1,170
                                                   =======     =======    =======

The Company has a Supplemental Employee Retirement Plan covering selected executives. Benefits under this plan generally are based on the associate's years of service and compensation during the years immediately preceding retirement. The Company recognized expense during 1999, 1998 and 1997 of $266,000, $193,000 and $201,000 respectively, and a minimum liability adjusted to $0, $0 and $19,148 at December 31, 1999, 1998 and 1997 respectively.

The Company has an Associate Incentive Plan under which shares of the Company's stock are issued as incentive awards to selected participants. Seven hundred fifty thousand shares of common stock are reserved for issuance under this plan. The expense recorded related to this plan was approximately $432,000, $735,000 and $1,210,000 in 1999, 1998 and 1997, respectively.
The Company issued 5,706 shares under the plan in 1999.

The Company has an Associate Stock Purchase Plan under which associates may elect to make a monthly contribution towards the purchase of Company stock on a semi-annual basis. Four hundred fifty thousand shares of common stock are reserved for issuance under the Stock Purchase Plan. The Company issued 18,444 shares under the plan in 1999.

The Company has a Director Stock Purchase Plan. One hundred fifty thousand shares have been reserved for issuance. In 1999, the Company issued 1,965 shares under this plan.

The Company has a 401(k) Plan which enables associates to defer a portion of their salary on a pre-tax basis. The plan covers substantially all associates of the Company who meet minimum age requirements. The plan is designed to enable participants to elect to have an amount from 1% to 15% of their compensation withheld in any plan year placed in the 401(k) Plan trust account. Matching contributions from the Company can be made up to 6% of the participant's compensation at the discretion of the Company. During 1999, no contributions were made by the Company. The participant may choose to invest their contributions into seven investment funds available to CCBG participants, including the Company's common stock.

The Company has a Dividend Reinvestment and Optional Stock
Purchase Plan. Seven hundred fifty thousand shares have been reserved for issuance. The Company did not issue any shares under this plan in 1999.

Note 12
EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:
(Dollars in Thousands, Except Per share Data)(1)
                                                  1999        1998        1997
                                              ------------------------------------
Numerator:
  Net Income                                  $   15,252   $   15,294   $   14,401
  Preferred Stock Dividends                            -            -            -
                                              ----------   ----------   ----------
  Numerator for Basic Earnings Per Share
    Income to Common Shareowners'                 15,252       15,294       14,401

  Effect of Dilutive securities:
    Preferred stock dividends                          -            -            -
                                              ----------   ----------   ----------
  Numerator for Diluted Earnings Per Share
    Income Available to Common Shareowners'
    After Assumed Conversions                 $   15,252   $   15,294   $   14,401
                                              ==========   ==========   ==========
Denominator:
  Denominator for Basic Earnings Per Share
    Weighted-Average Shares                   10,174,945   10,146,393   10,031,116
  Effects of Dilutive Securities:
    Associate Stock Incentive Plan                21,288       21,237       32,736
                                              ----------   ----------   ----------
  Dilutive Potential Common Shares                21,288       21,237       32,736
                                              ----------   ----------   -----------
  Denominator for Diluted Earnings Per Share
    Adjusted Weighted-Average Shares and
    Assumed Conversions                       10,196,233   10,167,630   10,060,852
                                              ==========   ==========   ==========

Basic Earnings Per Share                      $     1.50   $     1.51   $     1.44
                                              ==========   ==========   ==========

Diluted Earnings per Share                    $     1.50   $     1.50   $     1.43
                                              ==========   ==========   ==========

(1) All share and per share data have been restated to reflect the pooling-of-interests of Grady Holding Company and its subsidiaries and adjusted to reflect the 3-for-2 stock split effective June 1, 1998.

Note 13
CAPITAL

The Company is subject to various regulatory capital requirements which involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items. The Company's capital amounts and classification are subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require that the Company maintain amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighed assets, and of Tier I capital to average assets. As of December 31, 1999, the Company meets all capital adequacy requirements to which it is subject.

A summary of actual, required, and capital levels necessary to be considered well-capitalized for Capital City Bank Group, Inc. ("CCBG, Inc.") consolidated and its banking subsidiaries, Capital City Bank ("CCB") and First National Bank of Grady County ("FNB"),as of December 31, 1999 and December 31, 1998 are shown below:

(Dollars in Thousands)
                                                                 To Be Well-
                                            Required          Capitalized Under
                                           For Capital        Prompt Corrective
                        Actual          Adequacy Purposes     Action Provisions
                   ------------------------------------------------------------
                   Amount    Ratio       Amount    Ratio       Amount    Ratio
                   ------------------------------------------------------------
As of December 31, 1999:
Tier I Capital:
  CCBG, Inc.     $107,076    11.23%      $38,138    4.00%     $ 57,207     6.00%
  CCB              91,832    10.65%       34,490    4.00%       51,736     6.00%

Total Capital:
  CCBG, Inc.      117,005    12.27%       76,276    8.00%       95,345    10.00%
  CCB             100,351    11.64%       68,981    8.00%       86,226    10.00%

Tier I Leverage:
  CCBG, Inc.            -     7.92%            -    3.00%            -     5.00%
  CCB                   -     7.39%            -    3.00%            -     5.00%

As of December 31, 1998:
Tier I Capital:
  CCBG, Inc.     $ 99,473    10.14%      $41,262    4.00%     $ 61,893     6.00%
  CCB              87,355     9.73%       35,929    4.00%       53,894     6.00%

Total Capital:
  CCBG, Inc.      108,977    11.11%       82,525    8.00%      103,156    10.00%
  CCB              95,814    10.67%       71,859    8.00%       89,823    10.00%

Tier I Leverage:
  CCBG, Inc.            -     7.84%            -    3.00%            -     5.00%
  CCB                   -     7.62%            -    3.00%            -     5.00%

Note 14
DIVIDEND RESTRICTIONS

Substantially all the Company's retained earnings are undistributed earnings of its banking subsidiary, which are restricted by various regulations administered by Federal and state bank regulatory authorities.

The approval of the appropriate regulatory authority is required if the total of all dividends declared by a subsidiary bank in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. In 2000, the bank subsidiaries may declare dividends without regulatory approval of $17.2 million plus an additional amount equal to the net profits of the Company's subsidiary banks for 2000 up to the date of any such dividend declaration.

Note 15
RELATED PARTY INFORMATION

The Chairman of the Board of Capital City Bank Group, Inc., is chairman of the law firm which serves as general counsel to the Company and its subsidiaries. Fees paid by the Company and its subsidiaries for these services, in aggregate, approximated $320,000, $340,000, and $295,000 during 1999, 1998, and 1997, respectively.

Under a lease agreement expiring in 2024, a bank subsidiary leases land from a partnership in which several directors and officers have an interest. The lease agreement provides for annual lease payments of approximately $81,000, to be adjusted for inflation in future years.

At December 31, 1999 and 1998, certain officers and directors were indebted to the Company's bank subsidiaries in the aggregate amount of $8,615,000 and $8,831,000, respectively. During 1999, $12,300,000 in new loans were made and repayments totaled $12,545,000. These loans were made on similar terms as loans to other individuals of comparable creditworthiness.

Note 16
SUPPLEMENTARY INFORMATION

Components of noninterest income in excess of 1% of total interest income and noninterest expense in excess of 1% of total interest income and noninterest income, which are not disclosed separately elsewhere, are presented below for each of the respective years.

(Dollars in Thousands)                  1999       1998      1997
------------------------------------------------------------------
Noninterest Income:
  Merchant Fee Income                  $1,193     $1,184    $1,126
  Interchange Commission Fees           1,269      1,004       621*
  Gains on the Sale of
    Real Estate Loans                   1,607      1,625       853
Noninterest Expense:
  Associate Insurance                   1,653      1,448     1,357
  Payroll Taxes                         1,647      1,485     1,352
  Maintenance and Repairs               3,106      2,773     2,306
  Professional Fees                     1,173      1,337     1,341
  Printing & Supplies                   1,720      1,811     1,646
  Commission/Service Fees               1,307      1,336     1,078
  Telephone                             1,440      1,158       942*

*Less than 1% of the appropriate threshold.

Note 17
FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISKS

The Company is a party to financial instruments with off-balance-sheet risks in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit.

The Company's maximum exposure to credit loss under standby letters of credit and commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in establishing commitments and issuing letters of credit as it does for on-balance-sheet instruments.
As of December 31, 1999, the amounts associated with the Company's off-balance-sheet obligations were as follows:

(Dollars in Thousands)                     Amount
--------------------------------------------------
Commitments to Extend Credit(1)           $307,073
Standby Letters of Credit                 $  2,573

(1) Commitments include unfunded loans, revolving lines of credit (including credit card lines) and other unused commitments.

Commitments to extend credit are agreements to lend to a customer so long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities. In general, management does not anticipate any material losses as a result of participating in these types of transactions. However, any potential losses arising from such transactions are reserved for in the same manner as management reserves for its other credit facilities.

For both on- and off-balance-sheet financial instruments, the Company requires collateral to support such instruments when it is deemed necessary. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the counterpart. Collateral held varies, but may include deposits held in financial institutions; U.S. Treasury securities; other marketable securities; real estate; accounts receivable; property, plant and equipment; and inventory.

Note 18
FAIR VALUE OF FINANCIAL INSTRUMENTS

Many of the Company's assets and liabilities are short-term financial instruments whose carrying values approximate fair value. These items include Cash and Due From Banks, Interest Bearing Deposits with Other Banks, Federal Funds Sold, Federal Funds Purchased and Securities Sold Under Repurchase Agreements, and Short-Term Borrowings. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. The resulting fair values may be significantly affected by the assumptions used, including the discount rates and estimates of future cash flows.

The methods and assumptions used to estimate the fair value of the Company's other financial instruments are as follows:

Investment Securities - Fair values for investment securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using market prices for similar securities.

Loans - The loan portfolio is segregated into categories and the fair value of each loan category is calculated using present value techniques based upon projected cash flows and estimated discount rates. The calculated present values are then reduced by an allocation of the allowance for loan losses against each respective loan category.

Deposits - The fair value of Noninterest Bearing Deposits, NOW Accounts, Money Market Accounts and Savings Accounts are the amounts payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Long-Term Debt - The carrying value of the Company's long-term debt approximates fair value as the current rate approximates the market rate.

Commitments to Extend Credit and Standby Letters of Credit - The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the present creditworthiness of the counterparts. Fair value of these fees is not material.

The Company's financial instruments which have estimated fair values differing from their respective carrying values are presented below:

                                           At December 31,
(Dollars in Thousands)            1999                       1998
--------------------------------------------------------------------------
                                      Estimated                 Estimated
                          Carrying      Fair         Carrying      Fair
                            Value       Value          Value      Value
--------------------------------------------------------------------------
Financial Assets:
Loans, Net of Allowance
  for Loan Losses        $  918,557   $  908,766     $  834,390  $  855,574

Financial Liabilities
  Deposits               $1,202,658   $1,200,875     $1,253,553  $1,233,623

Certain financial instruments and all nonfinancial instruments are excluded from the disclosure requirements. The disclosures also do not include certain intangible assets such as customer relationships, deposit base intangibles and goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Note 19
PARENT COMPANY FINANCIAL INFORMATION

The operating results of the parent company for the three years ended December 31, are shown below:

Parent Company Statements of Income
(Dollars in Thousands)                              1999       1998      1997
------------------------------------------------------------------------------
OPERATING INCOME
Income Received from Subsidiary Banks:
  Dividends                                       $ 7,285    $ 7,190    $ 6,870
  Overhead Fees                                     2,595      4,007      3,868
                                                  -------    -------    -------
     Total Operating Income                         9,880     11,197     10,738
                                                  -------    -------    -------
OPERATING EXPENSE
Salaries and Associate Benefits                     1,926      2,171      2,445
Interest on Debt                                      430        832        988
Professional Fees                                     232        527        617
Advertising                                           109        711        597
Restructuring Charge                                    -          -        338
Legal Fees                                             77        115        126
Other                                                 257        696        526
                                                  -------    -------     -------
Total Operating Expense                             3,031      5,052      5,637
                                                  -------    -------     -------
Income Before Income Taxes and Equity
  in Undistributed Earnings of Subsidiary Banks     6,849      6,145      5,101
Income Tax Benefit                                   (198)      (394)      (670)
                                                  -------    -------     -------
Income Before Equity in Undistributed
  Earnings of Subsidiary Banks                      7,047      6,539      5,771
Equity in Undistributed Earnings
  of Subsidiary Banks                               8,205      8,755      8,630
                                                  -------    -------     -------
Net Income                                        $15,252    $15,294     $14,401
                                                  =======    =======     =======

The following are condensed statements of financial condition of the parent company at December 31:

Parent Company Statements of Financial Condition
(Dollars in Thousands)                              1999      1998
--------------------------------------------------------------------
ASSETS
Cash and Due From Group Banks                     $  2,020  $  4,749
Investment in Subsidiary Banks                     134,105   132,727
Other Assets                                           520       512
                                                  --------  --------
  Total Assets                                    $136,645  $137,988
                                                  ========  ========
LIABILITIES
Long-Term Debt                                    $  3,000  $  8,000
Other Liabilities                                    1,429     1,126
                                                  --------  --------
  Total Liabilities                                  4,429     9,126
                                                  --------  --------
SHAREOWNERS' EQUITY
Preferred Stock; $.01 par value, 3,000,000 shares
  authorized; no shares issued and outstanding           -         -
Common Stock, $.01 par value; 90,000,000
  shares authorized; 10,190,069 and 10,163,919
  shares issued and outstanding                        102       102
Additional Paid-in Capital                           9,249     8,561
Retained Earnings                                  129,055   119,521
Accumulated Other Comprehensive
  Income, Net of Tax                                (6,190)      678
                                                  --------  --------
  Total Shareowners' Equity                        132,216   128,862
                                                  --------  --------
  Total Liabilities and Shareowners' Equity       $136,645  $137,988
                                                  ========  ========

The cash flows for the parent company for the three years ended
December 31, were as follows:

Parent Company Statements of Cash Flows
                                               1999       1998      1997
--------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net Income                                   $15,252    $15,294    $14,401
Adjustments to Reconcile Net Income to
  Net Cash Provided by Operating Activities:
Equity in undistributed
  earnings of Subsidiary Banks                (8,205)    (8,755)    (8,630)
Non-Cash Compensation                            260        868        563
Amortization of Goodwill                           -         25         25
(Increase) Decrease in Other Assets              (40)     1,155       (295)
Net Increase (Decrease) in Other Liabilities     292       (357)       299
                                             -------    -------    -------
Net Cash Provided by Operating Activities      7,559      8,230      6,363
                                             -------    -------    -------
Cash From Financing Activities:
Acquisition of Interest-Bearing Deposits           -          -       (141)
Repayment of Long-Term Debt                   (5,000)    (5,000)    (2,000)
Payment of Dividends                          (5,718)    (4,328)    (3,727)
Issuance of Common Stock, Net                    428      1,148      1,040
                                             -------    -------    -------
Net Cash Used in Financing Activities        (10,290)    (8,180)    (4,828)
                                             -------    -------    -------

Net (Decrease) Increase in Cash               (2,729)        50      1,535
Cash at Beginning of Period                    4,749      4,699      3,164
                                             -------    -------    -------
Cash at End of Period                        $ 2,020    $ 4,749    $ 4,699
                                             =======    =======    =======

Note 20
CORPORATE REORGANIZATION

On October 18, 1997, the Company consolidated its three remaining bank affiliates, Levy County State Bank, Farmers & Merchants Bank of Trenton and Branford State Bank into Capital City Bank. The consolidation enabled the Company to present a consistent image to a broader market and to better serve its clients through the use of a common name with multiple, convenient locations. The Company's operating results for 1997 included pre-tax charges of $655,000, which were attributable to the corporate reorganization.

Note 21
COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standard Board issued SFAS No. 130, "Reporting Comprehensive Income", which requires that certain transactions and other economic events that bypass the income statement must be displayed as other comprehensive income. The Company's comprehensive income consists of net income and changes in unrealized gains (losses) on securities available-for-sale, net of income taxes.

Comprehensive income for 1998, 1997 and 1996 was calculated as follows:

(Dollars in Thousands)                          1999       1998      1997
--------------------------------------------------------------------------
Net Unrealized Gains (Losses)
  Recognized in Other Comprehensive Income:
    Before Tax                               $(10,566)   $   109   $   802
    Less Income Tax                            (3,698)        38       281
                                             --------    -------   -------
    Net of Tax                                 (6,868)        71       521

Amounts Reported in Net Income:
    (Loss) Gain On Sale of Securities             (12)        87       (15)
    Net Amortization                            1,417        758       695
                                             --------    -------   -------
    Reclassification Adjustment                 1,405        845       680
    Less Income Tax Expense                       492        296       238
                                             --------    -------   -------
    Reclassification Adjustment, Net of Tax       913        549       442

Amounts Reported in Other Comprehensive Income:
    Unrealized (Loss) Gain Arising During the
      Period, Net of Tax                       (5,955)       620       963
Net Unrealized (Losses) Recognized in
    Reclassification Adjustments, Net of Tax     (913)      (549)     (442)
                                             --------    -------   -------
Other Comprehensive Income                     (6,868)        71       521

Net Income                                     15,252     15,294    14,401
                                             --------    -------   -------

Total Comprehensive Income                   $  8,384    $15,365   $14,922
                                             ========    =======   =======

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures.

Not applicable.


Part III

Item 10.  Directors and Executive Officers of the Registrant

Incorporated herein by reference to the sections entitled "Election of Directors" and "Executive Officers, Compensation and Other
Information" in the Registrant's Proxy Statement dated April 4, 2000, to be filed on or about April 4, 2000.

Item 11.  Executive Compensation

Incorporated herein by reference to the section entitled "Executive Officers, Compensation and Other Information" and the subsection entitled "Director Compensation" under the section entitled "Meetings and Committees of the Board of Directors" in the Registrant's Proxy Statement dated April 4, 2000, to be filed on or about April 4, 2000.

Item 12.  Security Ownership of Certain Beneficial Owners and
Management

Incorporated herein by reference to the section entitled
"Shareownership of Management and Principal Shareowners" in the Registrant's Proxy Statement dated April 4, 2000, to be filed on or about April 4, 2000.

Item 13.  Certain Relationships and Related Transactions

Incorporated herein by reference to the subsection entitled "Compensation Committee Interlocks and Insider Participation" under the section entitled "Meetings and Committees of the Board of Directors" and the subsection entitled "Transactions With Management and Related Parties" under the section entitled "Executive Officers, Compensation and Other Information" in the Registrant's Proxy Statement dated April 4, 2000, to be filed on or about April 4, 2000.

PART IV

Item 14.  Exhibits, Financial Statement Schedules and Reports on Form
8-K

14(a)(1)  List of Financial Statements

Report of Independent Certified Public Accountants

Consolidated Statements of Income for each of the three years in the period ended December 31, 1999

Consolidated Statements of Financial Condition for the years ended December 31, 1999 and 1998

Consolidated Statements of Changes in Shareowners' Equity for each of the three years in the period ended December 31, 1999

Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1999

Notes to Consolidated Financial Statements

Other schedules and exhibits are omitted because the required information either is not applicable or is shown in the financial statements or the notes thereto.

14(a)(3)  Exhibits

2(a) Agreement and Plan of Merger, dated as of December 10, 1995, by and among Capital City Bank Group, Inc.; a Florida corporation to be formed as a direct wholly-owned subsidiary of the Company; and First Financial Bancorp, Inc., is incorporated herein by reference to the Registrant's Form 10-K dated March 29, 1996 (File No. 0-13358).

2(b) Merger Agreement and Plan of Merger, dated October 18, 1997, by and among Capital City Bank, Levy County State Bank, Farmers &
Merchant Bank of Trenton and Branford State Bank, is incorporated herein by reference to the Registrant's Form 10-K dated March 27, 1998 (File No. 0-13358).

2(c) Agreement and Plan of Merger, dated as of February 11, 1999, by and among Capital City Bank Group, Inc., Grady Holding Company and First National Bank of Grady County is incorporated herein by reference to the Registrant's Form 8-K as filed with the Commission on March 26, 1999 (File No. 0-13358).

3(a)  Articles of Incorporation, as amended, of Capital City Bank
Group, Inc., are incorporated herein by reference to Exhibit B of the Registrant's 1996 Proxy Statement dated April 12, 1996 (File No. 0-13358).

3(b) By-Laws, as amended, of Capital City Bank Group, Inc., are incorporated herein by reference to Exhibit 3(b) of the Company's Form 10-Q for the period ended September 30, 1997 (File No. 0-13358).

10(b) Promissory Note and Pledge and Security Agreement evidencing a line of credit by and between Registrant and SunTrust, dated November 18, 1995, is incorporated herein by reference to the Registrant's Form 10-K/A dated April 9, 1996 (File No. 0-13358).

10(c) Capital City Bank Group, Inc. 1996 Associate Incentive Plan, as amended, is incorporated herein by reference to Exhibit 10 of the Registrant's Form S-8 Registration Statement, as filed with the
Commission on December 23, 1996 (File No. 333-18543).

10(d) Capital City Bank Group, Inc. Amended and Restated 1996 Director Stock Purchase Plan, filed herewith.

10(e) Capital City Bank Group, Inc. 1996 Dividend Reinvestment and Optional Stock Purchase Plan is incorporated herein by reference to the Registrant's Form S-3 filed on January 30, 1997 (File No. 333-20683).

21 A listing of Capital City Bank Group's subsidiaries is filed herewith.

23(a)  Consent of Independent Certified Public Accountants

27  Financial Data Schedule

14(b)  REPORTS ON FORM 8-K

Capital City Bank Group, Inc., filed no Form 8-K during the fourth quarter 1999.


Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on March 23, 2000, on its behalf by the undersigned, thereunto duly authorized.

CAPITAL CITY BANK GROUP, INC.

/s/ William G. Smith, Jr.
William G. Smith, Jr.
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed on March 23, 2000 by the following persons in the capacities indicated.

/s/ William G. Smith, Jr.
William G. Smith, Jr.
President and Chief Executive Officer
(Principal Executive Officer)

/s/ J. Kimbrough Davis
J. Kimbrough Davis
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Directors:


DuBose Ausley

/s/ Thomas A. Barron
Thomas A. Barron

/s/ Cader B. Cox, III
Cader B. Cox, III

/s/ John K. Humphress
John K. Humphress


Lina S. Knox

/s/ John R. Lewis
John R. Lewis

/s/ William G. Smith, Jr.
William G. Smith, Jr.

/s/ John B. Wight, Jr.
John B. Wight, Jr.

Exhibit 21. List of Subsidiaries of Registrant

Direct Subsidiaries:
Capital City Bank
First Financial Bancorp, Inc.
First National Bank of Grady County

Indirect Subsidiaries:
Capital City Trust Company
Capital City Services Company
Capital City Securities, Inc.
Capital City Mortgage Company
Community Financial Services, Inc.
First Insurance Agency of Grady County

Exhibit 23 Consent of Independent Certified Public
Accountants


As independent certified public accountants, we hereby consent to the incorporation of our report included in this Form 10-K, into the Company's previously filed Registration Statement File Nos. 333-20683, 333-18557, 33-60113, 333-36693, and 333-18543.

ARTHUR ANDERSEN LLP

Jacksonville, Florida
March 27, 2000


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareowners and Board of Directors of Capital City Bank Group,
Inc.

We have audited the accompanying consolidated statements of financial condition of Capital City Bank Group, Inc. (a Florida Corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareowners' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with accounting principles generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capital City Bank Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Jacksonville, Florida
January 27, 2000



Exhibit 27.  Financial Data Schedule


[ARTICLE] 9
[CIK] 0000726601
[NAME] CAPITAL CITY BANK GROUP, INC.
[MULTIPLIER] 1,000

[PERIOD-TYPE]                   12-MOS
[FISCAL-YEAR-END]                          DEC-31-1999
[PERIOD-START]                             JAN-01-1999
[PERIOD-END]                               DEC-31-1999
[CASH]                                          79,454
[INT-BEARING-DEPOSITS]                          13,618
[FED-FUNDS-SOLD]                                     0
[TRADING-ASSETS]                                     0
[INVESTMENTS-HELD-FOR-SALE]                          0
[INVESTMENTS-CARRYING]                         330,952
[INVESTMENTS-MARKET]                           321,192
[LOANS]                                        928,486
[ALLOWANCE]                                    (9,929)
[TOTAL-ASSETS]                               1,430,520
[DEPOSITS]                                   1,202,658
[SHORT-TERM]                                    66,275
[LIABILITIES-OTHER]                             15,113
[LONG-TERM]                                     14,258
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                           102
[OTHER-SE]                                     132,114
[TOTAL-LIABILITIES-AND-EQUITY]               1,430,520
[INTEREST-LOAN]                                 78,527
[INTEREST-INVEST]                               17,600
[INTEREST-OTHER]                                 3,558
[INTEREST-TOTAL]                                99,685
[INTEREST-DEPOSIT]                              38,315
[INTEREST-EXPENSE]                              41,247
[INTEREST-INCOME-NET]                           58,438
[LOAN-LOSSES]                                    2,448
[SECURITIES-GAINS]                                 (12)
[EXPENSE-OTHER]                                 58,012
[INCOME-PRETAX]                                 22,731
[INCOME-PRE-EXTRAORDINARY]                      15,252
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                    15,252
[EPS-BASIC]                                       1.50
[EPS-DILUTED]                                     1.50
[YIELD-ACTUAL]                                    4.67
[LOANS-NON]                                      2,965
[LOANS-PAST]                                       781
[LOANS-TROUBLED]                                    26
[LOANS-PROBLEM]                                  5,800
[ALLOWANCE-OPEN]                                 9,827
[CHARGE-OFFS]                                    3,198
[RECOVERIES]                                       860
[ALLOWANCE-CLOSE]                                9,929
[ALLOWANCE-DOMESTIC]                             9,929
[ALLOWANCE-FOREIGN]                                  0
[ALLOWANCE-UNALLOCATED]                              0




Exhibit 10(d)

                  CAPITAL CITY BANK GROUP, INC.
                      AMENDED AND RESTATED
                  DIRECTOR STOCK PURCHASE PLAN

1. Purpose. The purpose of the Amended and Restated 1996 Director Stock Purchase Plan (the "Plan") is to provide certain members of the Board of Directors (the "Eligible Directors") of Capital City Bank Group, Inc. (the "Company") and its Subsidiaries with the ability to apply all or a portion of their annual retainer and monthly fees received from serving as directors to the purchase of shares of Common Stock at a ten percent (10%) discount from fair market value. A further purpose of the Plan is to advance the interests of the Company and its stockholders by encouraging increased Common Stock ownership by the Eligible Directors, thereby promoting long-term shareholder value by strengthening their commitment to the welfare of the Company and promoting an identity of interest between stockholders and Eligible Directors.

2.       Definitions.    The  following  definitions   shall   be
applicable throughout the Plan.

     (a) "Board" shall mean the Board of Directors of the Company.

     (b) "Common Stock" shall mean the Common Stock of the Company, one penny ($0.01) par value per share.

     (c)         "Company"  shall  mean  Capital  City  Bank
     Group, Inc., a Florida corporation.

     (d) "Director Fees" shall mean annual retainers, monthly fees or committee meeting fees for serving as directors of the Company or its Subsidiaries.

     (e) "Eligible Directors" shall mean members of the Board of Directors of the Company (including community and advisory directors) and its Subsidiaries who receive
     Director Fees.

     (f)         "Option  A  Eligibility  Date"  shall  mean
     January 1 of each year, commencing January 1, 2000.

     (g) "Option A Fair Market Value" shall mean the average of (i) the high and low prices of the shares of Common Stock on the principal national securities exchange on which the Common Stock is traded for the ten (10) trading days immediately preceding each Eligibility Date, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale prices of the shares of Common Stock on the Nasdaq National Market for the ten (10) trading days immediately preceding the Eligibility Date, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid prices last quoted by an established quotation service for over-the-counter securities for the ten (10) trading days immediately preceding the Eligibility Date, if the Common Stock is not reported on the Nasdaq National Market. In the event there is no trading in the shares of Common Stock, "Option A Fair Market Value" shall be deemed to be the fair value of the Common Stock as determined by the Board after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

     (h) "Option A Purchase Period" shall mean the fifteen day period beginning with the Option A Eligibility Date each year in which an Eligible Director may make an election indicating the dollar amount of his or her annual retainer and fees received from serving as a director in the preceding year which he or she would like to be applied to the purchase of shares of Common Stock; provided, however, that if the Option A Purchase Period shall end on a Saturday, Sunday or legal holiday, the Option A Purchase Period shall extend to 5:00 p.m. of the next business day.

     (i)         "Option  B  Eligibility  Date"  shall  mean
     December  1 of each year, commencing December 1,  2000;
     provided,   however,  for  year  2000  the   Option   B
     Eligibility Date shall be January 1, 2000.

     (j)         "Option  B  Fair Market Value"  shall  mean

     (i)  the  closing  price of the  Common  Stock  on  the
     principal national securities exchange on which the Common Stock is traded, if the common stock is then traded on a national securities exchange; or (ii) the closing price of the shares of Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price last quoted by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market. In the event that there is no trading in the shares of Common Stock, "Option B Fair Market Value" shall be deemed to be the fair value of the Common
     Stock as determined by the Board after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

     (k) "Option B Purchase Period" shall mean the thirty-one day period beginning with the Option B Eligibility Date each year in which an Eligible Director may make an election indicating the percentage of his or her annual retainer and fees to be received from serving as a director in the upcoming year which he or she would like to be applied to the purchase of shares of Common Stock; provided, however, that for year 2000 the Option B Purchase Period shall mean at any time on or before September 30, 2000; and provided further that, if the Option B Purchase Period shall end on a Saturday, Sunday or legal holiday, the Option B Purchase Period shall extend to 5:00 p.m. of the next business day.

     (l)        "Plan"  shall mean the Amended and  Restated
     1996  Director Stock Purchase Plan of Capital City Bank
     Group, Inc.

     (m) "Stock" shall mean the Common Stock or such other authorized shares of stock of the Company as the Board may from time to time authorize for use under the Plan.

     (n) "Subsidiary" shall mean any corporation which is a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended.

3. Effective Date and Duration. The Plan and any amendments hereto shall become effective on the date of approval by the Board (except that the amendments adopted by the Board on February 24, 2000 shall be effective as of January 1, 2000) (the "Effective Date"), and shall terminate upon adoption of a resolution of the Board terminating the Plan.

4. Administration. The Board shall administer the Plan. The Board shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Board's interpretation of the Plan and all decisions and determinations by the Board with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Board.

5.     Common Stock Subject to the Plan.

     (a) The aggregate number of shares of Common Stock which shall be made available for sale under the Plan shall not exceed one hundred fifty thousand (150,000) (consisting of the 50,000 shares included upon commencement of the Plan in 1996, as adjusted for subsequent stock splits). However, the aggregate number of shares of Common Stock available under the Plan shall be subject to appropriate adjustment in the case of any extraordinary dividend or other distribution, recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affecting the Common Stock.

     (b) Common Stock to be issued to an Eligible Director under the Plan will be registered in the record or beneficial name of the Eligible Director or in the record or beneficial name of the Eligible Director and his or her spouse.

6. Eligibility. Each person who is an Eligible Director on any Option A Eligibility Date or any Option B Eligibility Date shall be eligible to participate in the Plan.

7.  Option A Purchase of Common Stock Pursuant to the Plan.

     (a) Manner of Election. At any time during the Option A Purchase Period an Eligible Director may elect to have all or a portion of his or her Director Fees earned in the preceding calendar year applied to the purchase of shares of Common Stock. Election must be made by written notice to the Chief Financial Officer of the Company or such other person as designated from time to time by the Board and must be accompanied by a check payable to the order of the Company in the amount of such election.

     (b)      Purchase Price.  The purchase price per  share
     of  Common  Stock purchased under Option A pursuant  to
     this  Item 7 of the Plan shall be ninety percent  (90%)
     of Option A Fair Market Value.

     (c) When Stock Shall Be Issued to Eligible Directors. As soon as practicable after each Option A Purchase Period, shares of Common Stock purchased under the Plan shall be issued to the purchasing Eligible Director.

7.     Option B Purchase of Common Stock Pursuant to the Plan.

     (a) Manner of Election. At any time during the Option B Purchase Period an Eligible Director may elect to have all, one-half or none of his or her Director Fees to be earned in the upcoming calendar year applied to the purchase of shares of Common Stock. Election must be made by written notice to the Chief Financial Officer of the Company or such other person as designated from time to time by the Board.

     (b) Purchase Price. The purchase price per share of Common Stock purchased under Option B pursuant to this
     Item 8 of the Plan shall be ninety percent (90%) of the Option B Fair Market Value as determined on the last stock trading day of the month in which each Board or committee meeting occurred.

     (c) When Stock Shall Be Issued to Eligible Directors. Shares purchased under Option B pursuant to this Item 8 of the Plan shall be issued to the purchasing Eligible Director at such intervals as determined by the Board from time to time.

8.     General.

     (a) Additional Provisions. The purchase of any shares of Common Stock under the Plan may also be subject to such other provisions (whether or not applicable to purchases made by any other Director) as the Board determines appropriate including, without limitation, provisions to comply with Federal and state securities laws and Federal and state income tax withholding requirements.

     (b) Government and Other Regulations. The obligations of the Company shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be required.

     (c) Tax Withholding. Notwithstanding any other provision of the Plan, a Director receiving Common Stock purchased under the Plan may be required to pay to the Company or a Subsidiary, as appropriate, prior to delivery of such Common Stock, the amount of any such taxes which the Company or Subsidiary is required to withhold, if any, with respect to such Common Stock. Subject in particular cases to the disapproval of the Board, the Company may accept shares of Common Stock of equivalent Option A Fair Market Value or Option B Fair Market Value in payment of such withholding tax obligations if the Director elects to make payment in such manner at the time of election.

     (b) Employment Director Rights. Neither this Plan nor any action taken hereunder shall be construed as giving any Eligible Director any right to be retained in the employ or as a director of the Company or a Subsidiary.

     (c) No Liability of Board Members. No member of the Board shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Board nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Board and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

     (d) Governing Law. The Plan will be administered in accordance with Federal laws, or in the absence thereof, the laws of the State of Florida.

     (e)        Nontransferability. A  person's  rights  and
     interest  under  the  Plan may not be  sold,  assigned,
     donated  or  transferred  or  otherwise  disposed   of,
     mortgaged, pledged or encumbered.

     (f) Reliance on Reports. Each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report of the type contemplated by Florida Statute 607.0830(2) as currently in effect and upon any other information furnished in connection with the Plan by any person or persons other than himself.

     (g)       Expenses.  The expenses of administering  the
     Plan   shall   be   borne  by  the  Company   and   its
     Subsidiaries.

     (h) Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.

     (i) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

9. Nonexclusivity of the Plan. The adoption of this Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, and such arrangements may be either applicable generally or only in specific cases.

10. Amendments and Termination. The Board may at any time terminate the Plan. The Board may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part.

               *                     *                   *
As  adopted by the Board of Directors of Capital City Bank Group,
Inc. as of
February 23, 1996 and as amended
as of December 20, 1996 and as of
February 24, 2000 (which latter amendment is effective retroactive to January 1, 2000).



                                Part II

                INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Florida Business Corporation Act (the "FBCA") grants each corporation organized thereunder the power to indemnify its officers, directors, employees and agents on certain conditions against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. The FBCA permits a Florida corporation, with the approval of its shareowners, to include within its articles of incorporation a provision eliminating or limiting the personal liability of its directors to such corporation or its shareowners for monetary damages resulting from certain breaches of the directors' fiduciary duty of care, both in suits by or on behalf of the corporation and in actions by shareowners of the corporation.

     Capital City Bank Group, Inc.'s ("Capital City") Articles of Incorporation and Bylaws include provisions which allow Capital City to take advantage of such provisions of the FBCA. The Capital City Articles of Incorporation and Bylaws also provide for the indemnification, to the fullest extent permitted by the FBCA, of officers and directors of Capital City. Capital City currently maintains policies of insurance under which the directors and officers of Capital City are insured, within the limits and subject to the limitations of the policies, against specified expenses in connection with the defense of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 21.  EXHIBITS.

     The following exhibits are filed herein or have been, as noted, previously filed:

Exhibit
  No.          Description

2.1 Agreement and Plan of Merger, dated as of September 25, 2000, by and between First Bankshares of West Point, Inc. and Capital City Bank Group, Inc. (Included as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement).

5.1 Opinion of Gunster, Yoakley & Stewart, P.A. regarding the legality of the securities being offered hereby.

8.1 Opinion of Gunster, Yoakley & Stewart, P.A. as to federal income tax consequences.

23.1      Consent of Arthur Andersen LLP.

23.2 Consent of Gunster, Yoakley & Stewart, P.A. (Included as part of the opinions contained in Exhibits 5.1 and 8.1 herein).

23.3      Consent of Brown, Burke Capital Partners, Inc.

24.1 A power of attorney where various individuals authorize the signing of their names to any and all amendments to this registration statement and other documents submitted in connection herewith is contained on the first page of the signature pages following Part II of this registration statement.

99.1      Form of Proxy of First Bankshares of West Point, Inc.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (5) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (6) That every prospectus: (i) that is filed pursuant to Paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tallahassee, State of Florida, on January 5, 2001.

                                   Capital City Bank Group, Inc.

                                   By:  /s/ William G. Smith, Jr.
                                        William G. Smith, Jr.,
                                        President
                                        and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Kimbrough Davis and William G. Smith, Jr., or either one of them (with full power to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he or she might or could do in person, and does hereby ratify and confirm all that said attorneys-in-fact and agents, or their respective substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                     Title                         Date

                           President, Chief Executive
/s/ William G. Smith, Jr.  Officer and Director             January 5, 2001
William G. Smith, Jr.      (Principal Executive Officer)

                           Executive Vice President and
/s/ J. Kimbrough Davis     Chief Financial Officer          January 5, 2001
J. Kimbrough Davis         (Principal Financial and
                            Accounting Officer)

/s/ DuBose Ausley          Chairman of the Board            January 5, 2001
DuBose Ausley              and Director


/s/ Thomas A. Barron       Director                         January 5, 2001
Thomas A. Barron


/s/ Cader B. Cox, III      Director                         January 5, 2001
Cader B. Cox, III


/s/ John K. Humphress      Director                         January 5, 2001
John K. Humphress


/s/ Lina S. Knox           Director                         January 5, 2001
Lina S. Knox


/s/ John R. Lewis          Director                         January 5, 2001
John R. Lewis


/s/ John B. Wight, Jr.     Director                          January 5, 2001
John B. Wight, Jr.


                             EXHIBIT INDEX



Exhibit
  No.          Description

2.1 Agreement and Plan of Merger, dated as of September 25, 2000, by and between First Bankshares of West Point, Inc. and Capital City Bank Group, Inc. (Included as Appendix A to the Proxy Statement-Prospectus included in this Registration Statement).

5.1 Opinion of Gunster, Yoakley & Stewart, P.A. regarding the legality of the securities being offered hereby.

8.1 Opinion of Gunster, Yoakley & Stewart, P.A. as to federal income tax consequences.

23.1      Consent of Arthur Andersen LLP.

23.2 Consent of Gunster, Yoakley & Stewart, P.A. (Included as part of the opinions contained in Exhibits 5.1 and 8.1 herein).

23.3      Consent of Brown, Burke Capital Partners, Inc.

24.1 A power of attorney where various individuals authorize the signing of their names to any and all amendments to this registration statement and other documents submitted in connection herewith is contained on the first page of the signature pages following Part II of this registration statement.

99.1      Form of Proxy of First Bankshares of West Point, Inc.